Form 10-K, Exhibit 13
SHORELINE FINANCIAL CORP
filed 1995-03-29
CIK 822697

EXHIBIT 13






















































[LOGO]
Shoreline Financial Corporation
ANNUAL REPORT 1994

"Record Growth & Profitability. Again."
TABLE OF CONTENTS
 1  Financial Highlights
 2  To Our Shareholders
 4  Business of Shoreline
 6  Vision of Shoreline
14  Quarterly Financial Data
14  Common Stock Information
16  Management's Discussion
    and Analysis of
    Financial Condition
    and Results of Operations
28  Consolidated Balance Sheets
29  Consolidated Statements of Income
30  Consolidated Statements of Changes
    in Shareholders' Equity
31  Consolidated Statements of Cash Flows
32  Notes to Consolidated Financial Statements
40  Report of Independent Auditors
41  Directors
42  Officers
43  Employees
44  Banking Locations


FINANCIAL HIGHLIGHTS
(In thousands except financial ratios and per share data)
                                 1994          1993          1992          1991          1990
At Year End:(1)
  Total assets                 $633,854      $620,620      $533,004      $507,129      $475,691
  Net loans                     430,577       408,107       350,174       340,043       312,617
  Total deposits                566,096       557,409       480,458       458,913       431,295
  Long-term debt                  5,000         5,000             0             0             0
  Shareholders' equity           56,208        52,607        48,194        44,360        40,861
  Tier 1 risk-based capital      13.62%        12.90%        14.46%        13.95%        14.11%

For The Year:(1)
  Net interest income            25,356        23,066        22,130        19,980        18,458
  Provision for loan losses        (750)       (1,380)       (1,380)       (1,270)       (1,185)
  Other income                    4,593         4,754         3,968         3,188         2,895
  Other expense                 (19,721)      (17,987)      (17,496)      (15,411)      (14,437)
  Income before income taxes      9,478         8,453         7,222         6,487         5,731
  Income tax expense             (2,280)       (1,915)       (1,290)       (1,152)       (1,024)
  Net income                   $  7,198      $  6,538      $  5,932      $  5,335      $  4,707



                         -1-

Financial Ratios:
  Return on average
    shareholders' equity         13.02%        12.85%        12.77%        12.55%        11.95%
  Return on average assets        1.16%         1.15%         1.13%         1.09%         1.05%
  Net interest margin             4.65%         4.69%         4.93%         4.78%         4.88%
  Average equity capital
    to average assets             8.91%         8.94%         8.87%         8.72%         8.75%
  Dividend payout ratio          44.19%        41.72%        40.83%        39.78%        40.77%

Per Share Data:
  Earnings per share(2)        $  1.45      $   1.33      $   1.21      $   1.10      $    .97
  Cash dividends declared
    per share(2)                   .64           .55           .49           .43           .39
  Book value per share(3)        11.26         10.63          9.83          9.09          8.43

(1)  See Note 1 to the Consolidated Financial Statements for basis of reporting consolidated financial information
(2)  Based on average annual shares outstanding adjusted to reflect stock splits and stock dividends.  See Note 1 to the
     Consolidated Financial Statements
(3)  Based on shares outstanding at period end adjusted to reflect stock splits and stock dividends.  See Note 1 to the
     Consolidated Financial Statements

On the Cover:

     Bridges are more than structures spanning waterways. Bridges help people and businesses reach their financial goals. Bridges unite us with our customers and the communities we share. Bridges expand our present growth and link it to an even better tomorrow.

To Our Shareholders

"Leading by Doing Continues to be our Watchword."

     We are pleased to report that Shoreline Financial Corporation had another excellent year in 1994. Net income was a record $7,198,000, 10.1 percent more than 1993 earnings of $6,538,000. This marks the fourth consecutive year in which we set a new earnings record. Both our return on equity of 13.02 percent and our return on assets of 1.16 percent represent the best levels attained by Shoreline during the past five years.

     While there is no single factor that is responsible for this success, financial results have benefited immensely from growth and improved loan quality. Shoreline's net interest income increased $2.3 million in 1994, entirely as a result of growth in earning assets. Compared to 1993, average earning assets increased 9.1 percent, average loans increased 11.3 percent and average deposits increased 8.3 percent. A portion of this growth was due to the July, 1993 acquisition of four offices from Standard Federal Bank. The remainder resulted from attracting new customers and from selling additional services to existing customers.

     Dramatic improvement in loan quality is reflected in a non-performing asset-to-loan ratio of .51 percent on December 31, 1994, compared to 1.31 percent on December 31, 1993. For the second consecutive year, net charged-off

                         -2-
loans were only .09 percent of average total loans. As a result of this favorable experience, Shoreline was able to reduce its provision for loan losses from $1,380,000 in 1993 to only $750,000 in 1994.

     With earnings per share having increased from $1.33 in 1993 to $1.45 in 1994, the Board of Directors raised cash dividends per share from $.55 to $.64, an increase of approximately 16 percent. As shareholders you are, of course, concerned about both the return on, and the value of, your investment. Bank stocks, as a group, began to fall sharply late in the summer of 1994. Not unlike many of our peers, Shoreline's stock price also declined. The primary reason for the decline in bank stocks appears to be the fear of rising interest rates and the effect they will have on banks' earnings. As we have stated, 1994 earnings set a new record and we expect 1995 to be another good year for your company.

     Shoreline has proven to be a good investment since our beginning in December of 1987. We will continue to pursue the same sound strategies that have created value for you in the past and that, in turn, should translate into a growing share price when bank stocks come into favor again.

     On May 28, 1994, Shoreline's affiliate banks, Inter-City Bank and Citizens Trust and Savings Bank, merged to become Shoreline Bank. The result is an organization that has the ability to enhance customer service, to increase the effectiveness of marketing efforts and to achieve the level of efficiency required to compete effectively in the ever-changing and highly competitive banking industry. In July, the expansion of the downtown Saint Joseph office was completed and, in October, a very successful grand re-opening celebration was held. In addition to a state-of-the-art branch, Shoreline's Consumer Loan, Mortgage Loan and Trust departments are housed at this location.

     Shoreline Bank enhanced its leadership position during 1994 by introducing important new products and services. Bank-by-Phone and Shoreline Access extend the bank's services into the homes and offices of our customers by allowing them to access their accounts by telephone or personal computer. The Equity Edge 100 percent home equity loan and the Capital Club savings account are just two examples of the loan and deposit products which set Shoreline Bank apart from many of its competitors.

     Another way that we set ourselves apart from competitors is through our commitment to the communities in which we do business. The people of Shoreline have a very deep sense of commitment to their respective communities. That commitment is demonstrated by the fact that over 150 Shoreline employees participated in community efforts such as United Way campaigns, the Benton Harbor Soup Kitchen and the National Blueberry Festival in South Haven, to name just a few. Community involvement has clearly become a tradition in our organization, and we believe, it is one of the ways we can work to insure our future success.

     During 1994, Shoreline invested in its people by promoting a number of individuals. We congratulate them and wish them well in their positions of additional responsibility and thank them for the contributions they made to Shoreline's current success. Two senior officers and one director retired during the past year. These individuals made significant contributions to the


                         -3-
Corporation's growth. You will find them listed on page 42, and to each we extend our gratitude for many years of dedicated service. A special mention here is appropriate for our Vice Chairman, Ronald L. Zile, who retired on December 31, 1994. Ron was instrumental in the formation of Shoreline Financial Corporation. His support and counsel were invaluable over the past seven years. We look forward to his continued involvement on the Board of Directors.

     We are gratified by what Shoreline Financial Corporation has accomplished in 1994 and since its beginning in December of 1987. As we look to the future, we feel that we are better equipped than ever to build upon the tradition of performance our shareholders have come to expect.

     The directors and officers of your corporation and its affiliate bank look forward to seeing you at the Annual Shareholders' Meeting at 3 p.m. on Thursday, May 4, 1995, at Lake Michigan College. We always welcome this opportunity to visit with you and answer your questions.

                                           Dan L. Smith
                                           Chairman of the Board
                                           President and CEO


BUSINESS OF SHORELINE

Where to Bank (Service Mark)

     It's the "where" that makes Shoreline Bank different from any other financial institution in the area. With deep roots in southwest Michigan, Shoreline Bank is in a unique position to know where to find new opportunities. To determine where our area is heading. To take strength from our past successes and meet the future head-on.

     All possible because we not only do business here, we live here, too. So Shoreline Bank can better respond with the branch locations, services and products that are right for all of us.

     Which means, for southwest Michigan's financial community, Shoreline Bank is "Where to Bank."

"Building on a Strong Foundation."

General


     Shoreline Financial Corporation ("Shoreline" or the "Corporation") is a bank holding company. Shoreline was formed on April 23, 1987, for the purpose of affecting the affiliation of Inter-City Bank of Benton Harbor, Michigan, and Citizens Trust and Savings Bank of South Haven, Michigan. On May 28, 1994, Inter-City Bank and Citizens Trust and Savings Bank merged, resulting in a single bank named Shoreline Bank (the "Bank"). On December 31, 1994, Shoreline Bank represented Shoreline's only operating subsidiary. Shoreline had assets at December 31, 1994 totaling $633.9 million, deposits of $566.1 million and shareholders' equity of $56.2 million.

                         -4-
     Shoreline's business is concentrated exclusively in the commercial banking industry segment. Shoreline's subsidiary bank offers individuals, businesses, institutions and government agencies a full range of commercial banking services including time, savings and demand deposits; commercial, consumer and real estate financing; bank credit cards; trust services; investment services; safe deposit services; automated transaction machine services; electronic and telephone banking services; and other banking services. The business of Shoreline Bank is mildly seasonal due to the recreational and agricultural components of the local economy. No material part of the business of Shoreline and its subsidiary is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on Shoreline.

     The principal markets for Shoreline's financial services are the Michigan communities in which Shoreline Bank is located, and the areas immediately surrounding these communities. Shoreline and its subsidiary serve these markets through 23 offices located in and around these communities. Shoreline and its subsidiary have no material foreign assets or income.

     On December 7, 1993, Shoreline announced an agreement with Great Lakes Bancorp, Ann Arbor, Michigan, under which Shoreline will purchase and assume from Great Lakes Bancorp certain assets and liabilities associated with its branch located in South Haven, Michigan. This branch has deposits totaling approximately $10 million. On March 25, 1994, the Corporation announced an agreement with Old Kent Bank, Grand Rapids, Michigan under which Shoreline will purchase and assume from Old Kent Bank certain assets and liabilities associated with its branch in Adamsville, Michigan. This branch has deposits totaling approximately $12 million. Both of these transactions are subject to regulatory approvals and other customary conditions. Delays encountered in the regulatory approval process have extended the consummation date of these transactions beyond management's initial expectations. Barring further delays in obtaining regulatory approval, these transactions are anticipated to close during the second or third quarter of 1995.

     The principal source of revenue for Shoreline and its subsidiary is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 73.2 percent of Shoreline's total revenues in 1994, 70.7 percent in 1993 and 69.2 percent in 1992. Interest on investment securities accounted for 16.2 percent of Shoreline's total revenues in 1994, 17.8 percent in 1993 and
21.4 percent in 1992.

Competition

     The business of banking is highly competitive. Banks face significant competition from other commercial banks and, in some product lines, savings and loan associations, credit unions, finance companies, insurance companies and investment and brokerage firms. The principal forms of competition for financial services are price and the convenience and quality of services rendered to customers.

Supervision and Regulation

     A state or national bank may generally open a branch office anywhere in the State of Michigan without regard to its proximity to that bank's home office.

                         -5-
Regulatory approval is required, but approval is based primarily upon the adequacy of the bank's capital and the prospects for success of the branch. Michigan banks or bank holding companies may acquire or be acquired by banks or bank holding companies located in any state that passes a banking statute granting reciprocal privileges.

     On September 29, 1994, The Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 became law. This law permits bank holding companies to acquire banks nationwide after September 29, 1995 and allows interstate branching for national banks after June 1, 1997 without any state legislative action. States retain their current authority over the branching structure for state-chartered banks, but may allow interstate branching for both state and national banks before June 1, 1997.

     Banks and bank holding companies are extensively regulated. Shoreline Bank is chartered under state law and is supervised, examined and regulated by both the Financial Institutions Bureau of the Michigan Department of Commerce and the Federal Deposit Insurance Corporation. Shoreline Financial Corporation is regulated by the Federal Reserve System. The business activities of Shoreline Bank are significantly limited in a number of respects by federal and state laws governing banks. Deposits of the Bank are insured by the Federal Deposit Insurance Corporation to the extent provided by law.

     Prior approval of the Federal Reserve Board, and in some cases various other government agencies, will be required for Shoreline to acquire control of any additional banks or other operating subsidiaries. The business activities of Shoreline and its subsidiary will be limited to banking and other activities which are determined by the Federal Reserve Board to be closely related to banking.

     Banks are subject to a number of federal and state laws and regulations which have a material impact upon their business. These include among others; state usury laws, state laws relating to fiduciaries, the Truth in Lending Act, the Truth in Savings Act, the Equal Credit Opportunity Act, the Fair Credit Reporting Act, the Community Reinvestment Act, the Financial Institutions Reform, Recovery and Enforcement Act of 1989, the FDIC Improvement Act of 1991, electronic funds transfer laws, redlining laws, antitrust laws and privacy laws.

     The instruments of monetary policy of authorities, such as the Federal Reserve System, may be used to influence the growth and distribution of bank loans, investments and deposits, and may also affect interest rates on loans and deposits. These policies may have a significant effect on the operating results of banks.

     Shoreline and its subsidiary employ approximately 314 persons.

Properties

     Shoreline maintains its offices and conducts its operations from the principal banking office of Shoreline Bank in Benton Harbor, Michigan. The holding company neither owns nor has any present plan to acquire any real property.

     Shoreline Bank's principal office is located at 823 Riverview Drive, Benton Harbor, Michigan. This location encompasses approximately 21,000 square feet on three floors, all of which are occupied by Shoreline Bank and Shoreline Financial Corporation. Shoreline Bank owns the premises occupied by each of its 23 branch offices. During 1994, Shoreline Bank constructed an 8,000 square foot addition to its Pleasant Street location in St. Joseph, to house its mortgage, consumer loan, collections and trust departments.

Legal Proceedings

     Shoreline's subsidiary is party, as plaintiff or as defendant, to a number of legal proceedings, none of which is considered material and all of which arise in the normal course of operations.

Submission of Matters to a Vote of Security Holders

     There were no matters submitted to a vote of security holders during the three months ended December 31, 1994.


           [SHAREHOLDERS' EQUITY GROWTH CHART]




                   [ASSET GROWTH CHART]


VISION OF SHORELINE

     strategy (strat' i je) n., pl. strategies. The art or skill of using a series of goals in endeavors such as politics and business. syn: idea, plan, project, design, layout, schema, blueprint. The way we define it is "to utilize every resource to its utmost advantage to insure that Shoreline Bank remains the leading financial institution of southwest Michigan."

"Gaining Strength with an aggressive Strategy."

     Shoreline Financial Corporation started 1994 with a vision. To create southwest Michigan's strongest financial resource by forging two established and recognized area banks into one dedicated leader: Shoreline Bank. A leader that prospers by the axiom: "the sum is greater than its parts."

     Goals were set. Among them, to establish high recognition for the "Shoreline" name, to maintain deposit levels, to create a positive first experience for people coming into our branches, to create and sell new services to fulfill our customer needs and, most importantly, to gain new relationships.

     Goals were met. And we are pleased with the results. Our new name has been established and recognition is high. In addition, promotions such as the $10,000 Where to Win Sweepstakes and the Instant Win Game were met with enthusiastic consumer response. As a result, these and other accomplishments led to sustained deposit levels throughout the merger.

Our primary strategy is to improve earnings.

     Our main goal is to insure that Shoreline Financial Corporation remains a profitable investment for our shareholders.

     In seeking this goal, we constantly strive to produce strong earnings, maintain asset quality and maximize shareholder value. We pursue any change that will increase efficiency and help us compete more aggressively. Our motive? Conventional wisdom tells us that banks with low operating costs and excellent service quality will beat the high cost, low service provider every time. And we firmly believe this to be true.

     The end result is obvious: new and improved services, strengthening of our leadership position and another record year.

            [EARNINGS PER SHARE GROWTH CHART]



            [DIVIDENDS PER SHARE GROWTH CHART]



     Yes, the customer is always right.

     Which is why we give them a variety of service options. Whether they prefer face-to-face meetings with customer service representatives who know them by name or the most up-to-date technological interfaces, the personality of Shoreline Bank changes to fit each individual customer.

"Meeting the needs of a Dynamic Market."

     With every passing year financial options and services are becoming increasingly complex. At the same time, bank customers are demanding both easier access and a more user-friendly approach to these services. These two realities have shaped Shoreline Bank's approach to customer service: to leverage every resource available to provide accessible, easy-to-use service. Service that's second to none.

We're there - when and where you need us.

     Our service begins by offering southwest Michigan more branches, in more cities, open more hours. Shoreline Bank's Orchards Mall branch, for example, is open extended hours on Saturdays. In addition, this branch is open during peak shopping hours on Sundays to provide customers with complete banking service.

     Of course, customers no longer need to visit a branch to obtain many Shoreline Bank services. We've expanded ATM service to places like McDonald's (Registered Trademark), Meijer (Registered Trademark) and Wal-Mart (Registered Trademark). And we've recently introduced Shoreline Bank's free Bank-by-Phone service so customers can inquire about their savings, checking, CDs, IRAs and loans. As well as transfer funds, make loan payments and more. And do it 24 hours a day, 365 days a year.

     For business customers, Shoreline Bank has taken the concept of off-site banking one step further. It's called Shoreline Access and it allows businesses to link their company's personal computer to access all their accounts. By electronically connecting these customers to Shoreline Bank we have helped increase their operating efficiency. Not to mention strengthened our partnership.

Relationship banking is built on customer service.

     We continually search for new innovative packaged accounts that make banking easier and save more money for our customers. When these customers choose Shoreline Bank for more of their banking needs, they receive numerous value-added benefits. The end result is increased and improved service for our customers.

     We're committed to building long-term relationships with all of our customers by providing them with the products and services they want and need. That's what today's market demands. And what Shoreline Bank delivers.

     It's making a house call when a customer with disabilities is unable to come to the branch on their own. It's driving a customer home to retrieve a spare set of keys after he locked his originals in the car while it was still running. As Saugatuck Branch Manager Jon Weston put it after he changed a tire for a customer in need, "It's all part of being a full service bank."

     "It's not just being a good neighbor, it's good business."

"Our Biggest Asset is our People."

     It's the one Shoreline Financial Corporation asset that can't be assigned a dollar amount. One that's invisible on the balance sheet. And, at the same time, priceless.

     It's the uncompromising commitment our people have to our customers, our neighbors and our community.

     It all stems from the fact that we live here, too. With many other financial institutions, important decisions affecting customers are made by people from the other side of the state or even the other side of the country. Not with us. When a customer needs a loan locally, the decision is made locally.

     Yet it's not just during banking hours that our employees serve customers. We support and encourage employees to contribute to the community. In virtually every southwest Michigan fundraising drive, business development association, youth activity and cultural event, you'll find employees of Shoreline Financial Corporation helping to lead the way.

By strengthening the community, we strengthen ourselves.

     The way we see it, it's not just being a good neighbor, it's good business.

     It's also good business to give employees the resources necessary to benefit themselves as well as their communities. Which is why Shoreline Financial Corporation takes pride in offering employees opportunities through incentive programs, tuition reimbursement and scholarship programs for their children.

     All of this helps us attract and retain southwestern Michigan's best and brightest people, who are truly the most important element of our success.

     Help wanted...and help given. Each Shoreline Bank Note, our employee newsletter, publishes a list of organizations where help is needed throughout southwest Michigan. We call it, "Lend a Helping Hand," and it offers employees the opportunity to donate everything from baby clothes to administrative expertise.

     Today, forty thousand feet above the Rocky Mountains, a Shoreline Bank customer can transfer funds by simply pushing buttons on a phone. Sitting at an office computer, a small business owner can receive up-to-date cash management information using Shoreline Access. And across the world, in a remote Mediterranean village, a customer can withdraw 20,000 lira from an ATM machine with a piece of plastic that reads "Shoreline Bank." And all can get just a hint of what Shoreline Financial Corporation will bring them in the future.

"Meeting the future head-on."

     In our first year under the "Shoreline Bank" banner, we can look back with pride at our many accomplishments. How we've gained name recognition. Strengthened our leadership position. Maintained and expanded accounts.

     But the one thing we can't do is let those achievements allow us to become complacent. Indeed, we need to plan for the challenges and opportunities that await us in the years to come.

     The past decade has taught us, and the entire banking industry, that change is the only constant. And that those who anticipate the changes thrive and prosper. Those who don't, get left behind.

     We will continue to lead the charge and encourage our staff to closely scrutinize and question the way we do things. In fact, many of the changes and innovations that have come about are exclusive to Shoreline Financial Corporation - created by employees, management and board members alike.

     Our constant goal is to become the most efficient, effective provider of financial services in southwest Michigan. It's the only way we know how to put ourselves in a better position to increase growth and market share, and to provide rewarding jobs for our employees.

     In the years to come, our staff, our customers, and the communities in which we live will continue to reap the benefits of how we do business.

     And so, too, will our shareholders.

     It is more important to look ahead than to look back.

QUARTERLY FINANCIAL DATA

     The following is a summary of selected quarterly results of operations for the years ended December 31, 1994 and 1993. The per share data for the first quarter of 1993 has been restated to reflect the five percent stock dividend paid in April of 1993. Additionally, the per share data for 1993 and the first quarter of 1994 have been restated to reflect the three-for-two stock split paid in May of 1994.

(In thousands, except per share data)
1994                          March 31     June 30     Sept. 30     Dec. 31
Interest income               $10,028      $10,799      $11,365     $11,879
Net interest income             5,714        6,344        6,610       6,688
Provision for loan losses         175          175          200         200
Income before income taxes      2,064        2,264        2,544       2,606
Net income                      1,609        1,742        1,915       1,932
Net income per common share   $   .32      $   .35      $   .39     $   .39

(In thousands, except per share data)

1993                          March 31     June 30     Sept. 30     Dec. 31
Interest income                $9,840       $9,732      $10,437     $10,415
Net interest income             5,625        5,613        5,952       5,876
Provision for loan losses         375          375          345         285
Income before income taxes      1,991        2,032        2,419       2,011
Net income                      1,595        1,587        1,814       1,542
Net income per common share    $  .33       $  .32      $   .37     $   .31

COMMON STOCK INFORMATION

     Shoreline common stock is traded on the NASDAQ Stock Market under the symbol SLFC. Prices are based on reports published for representative quotations supplied by the National Association of Securities Dealers, Inc. In all periods, the prices shown reflect interdealer prices and do not include retail markups, markdowns or commissions, and may not necessarily represent actual transactions. There may have been transactions or quotations at higher or lower prices of which management is not aware. Market prices have been adjusted to give retroactive effect to the five percent stock dividend paid in April of 1993 and the three-for-two stock split paid in May of 1994. As of February 28, 1995, there were approximately 1,340 shareholders of record owning common stock of Shoreline.



                         -11-

Market Price of Common Stock (bid price)
                             1994              1993
Quarter Ended            High     Low      High     Low
March 31                $20.67   $18.67   $18.83   $14.29
June 30                  20.50    19.00    18.67    17.50
September 30             20.25    17.50    20.00    18.00
December 31              18.50    16.50    19.67    18.67

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion provides information about the Corporation's financial condition and results of operations which may not otherwise be apparent from the consolidated financial statements included elsewhere in this annual report. This discussion should be read in conjunction with the consolidated financial statements beginning on page 28 and the related footnotes.

1994 Highlights

     Net income in 1994 totaled $7,198,322, an increase of 10.1 percent over the $6,537,522 earned in 1993. Growth in average earning assets of $48.2 million played a significant role in this improved performance, helping to produce a 9.9 percent or $2.3 million increase in net interest income. Another significant factor in the increase in net income in 1994 was the reduction in the provision for loan losses from $1,380,000 in 1993 to $750,000 in 1994. Reduced problem assets and the modest level of net charge-offs experienced in 1994 supported this decrease. Non-performing assets as a percentage of total loans was .51 percent at December 31, 1994, the lowest level attained in Shoreline's history. Net charge-offs as a percent of average loans equaled 1993's ratio of only .09 percent.

     Earnings per share increased from $1.33 in 1993 to $1.45 in 1994. Also showing improvement, the return on average shareholders' equity for 1994 was
13.02 percent versus 12.85 percent in 1993. The Corporation's return on average assets increased slightly in 1994 to 1.16 percent from 1.15 percent in 1993.

     Total assets were $633.9 million at December 31, 1994, a 2.1 percent increase over the $620.6 million reported at December 31, 1993. Total loans increased 5.5 percent in 1994 to $436.5 million. This increase was primarily the result of an 11.8 percent increase in residential real estate loans outstanding at year-end. Total shareholders' equity amounted to $56.2 million on December 31, 1994, an increase of 6.8 percent from year-end 1993. This increase was obtained despite recording a $1 million negative mark-to-market adjustment, net of tax, to equity. This mark-to-market adjustment resulted from adopting Financial Accounting Statement No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Book value per share was $11.26 at December 31, 1994, compared to $10.63 at December 31, 1993. Cash dividends per share increased 16.4 percent to $.64 per share in 1994.

                         -12-

Summary of Operating Results

     The major components of the Corporation's operating results for 1994, 1993 and 1992 have been provided in the following table to establish a framework for further discussion on subsequent pages.

Years ended December 31 (In thousands)        1994          1993         1992
Net interest income                         $25,356       $23,066      $22,130
Add: Taxable equivalent adjustment(1)         1,426         1,719        1,835
Taxable equivalent net interest income       26,782        24,785       23,965
Provision for loan losses                      (750)       (1,380)      (1,380)
Other income                                  4,594         4,754        3,968
Other expenses                              (19,721)      (17,987)     (17,496)
Income taxes, including taxable
    equivalent adjustment (1)                (3,707)       (3,634)      (3,125)
Net income                                  $ 7,198       $ 6,538      $ 5,932

(1) Tax equivalent adjustment based upon federal tax rate of 34 percent.

Net Interest Income

     Net interest income, the difference between interest and fees earned on earning assets and the interest paid on deposits and other borrowed funds, is the principal source of income for Shoreline Financial Corporation. There are a number of factors (which management may or may not be able to affect) which influence net interest income, including changes in the volume and mix of interest-earning assets and interest-bearing liabilities, market interest rates, monetary and fiscal policies and customer preference.

     The following table presents interest income from average earning assets, expressed in dollars and yields on a fully taxable equivalent basis, and interest expense on average interest-bearing liabilities expressed in dollars and rates.

AVERAGE CONSOLIDATED BALANCE SHEETS/INTEREST RATES

Years ended December 31(In thousands)               1994                           1993                           1992
                                        Average             Average    Average             Average     Average             Average
                                        Balance   Interest    Rate     Balance   Interest    Rate      Balance   Interest    Rate
Interest-earning Assets
  Federal funds sold                  $ 13,766    $   571     4.15%   $ 15,799   $   468     2.96%    $  9,164   $   305     3.33%
  Securities:
    Taxable                             91,497      5,038     5.51%     86,375     5,119     5.93%      82,832     6,707     8.10%
    Tax-exempt(2)                       42,808      4,079     9.53%     41,004     4,408    10.75%      42,899     4,634    10.80%



                         -13-
  Loans - net of unearned
   income(1)(2)                        428,478     35,809     8.36%    385,138    32,148     8.35%     351,168    31,870     9.08%
    Total interest-earning assets      576,549     45,497     7.89%    528,316    42,143     7.98%     486,063    43,516     8.95%
Non-earning Assets
  Cash and due from banks               28,864                          28,075                          25,746
  Other assets                          20,786                          18,062                          16,120
  Allowance for loan losses             (5,769)                         (5,182)                         (4,210)
    Total assets                      $620,430                        $569,271                        $523,719
Interest-bearing Liabilities
  Demand deposits                     $ 59,816        877     1.47%   $ 59,255     1,169     1.97%    $ 54,822     1,691     3.08%
  Savings deposits                     183,885      5,549     3.02%    153,033     4,262     2.79%     122,174     4,152     3.40%
  Time deposits                        248,522     11,950     4.81%    239,789    11,809     4.92%     241,560    13,680     5.66%
  Short-term borrowed funds              2,702         87     3.22%      1,943        42     2.16%         877        28     3.19%
  Long-term debt                         5,000        252     5.04%      1,548        76     4.91%          --        --       --
    Total interest-bearing
     liabilities                       499,925     18,715     3.74%    455,568    17,358     3.81%     419,433    19,551     4.66%
Non-interest-bearing Liabilities
  Demand deposits                       62,591                          59,987                          54,501
  Other liabilities                      2,628                           2,848                           3,322
  Shareholders' equity                  55,286                          50,868                          46,463
    Total liabilities and
     Shareholders' equity             $620,430                        $569,271                        $523,719
Net Interest Income                               $26,782                        $24,785                         $23,965
Net Interest Income as a Percentage
  of Interest-earning Assets                                  4.65%                          4.69%                           4.93%

(1) Nonaccrual loans are included in the daily average loans outstanding for purposes of this calculation. See Note 1 to the
    Consolidated Financial Statements, page 32 regarding recognition of loan fee income.

(2) Yields are computed on a fully tax-equivalent basis using a federal income tax rate of 34 percent in all years presented.

     Net interest income on a fully taxable equivalent basis totaled $26.8 million in 1994, an increase of $2 million or 8.1 percent over the previous year. Growth in interest-earning assets helped to produce this increase in net interest income. Shoreline's interest-earning assets averaged $576.5 million in 1994, an increase of $48.2 million or 9.1 percent over the previous year. Growth in average total loans accounted for $43.3 million of this increase. In 1993, net interest income increased $820,000 over the prior year, primarily the result of an 8.7 percent or $42.3 million increase in average earning assets. The purchase of approximately $42 million of residential mortgage loans in mid-1993 from Standard Federal Bank favorably impacted 1993's average earning assets.

     Net interest margin is calculated by dividing fully taxable equivalent net interest income by average interest-earning assets. Shoreline's net interest margin was 4.65 percent in 1994 compared to 4.69 percent in 1993 and 4.93 percent in 1992. 1993's net interest margin was negatively impacted by the purchase of $42 million of mortgage loans from Standard Federal Bank at current market rates during the third quarter of 1993 and the leveling off of interest rates at historically low levels. Shoreline's earning assets generally respond more rapidly to changes in interest rates than do its interest-bearing liabilities. As a result, the rise in interest rates in 1994 helped to


                         -14-
strengthen the Corporation's net interest margin during the year. Shoreline's net interest margin during the fourth quarter of 1994 was 4.80 percent compared to the first quarter's margin of 4.33 percent. Management continually monitors Shoreline's balance sheet and employs other methods of analysis to protect net interest income from significant fluctuations caused by interest rate volatility.

     The following table sets forth the changes in fully taxable equivalent interest income and in interest expense as they relate to changes in volume and changes in rate. The change due to both volume and rate has been allocated to volume and rate changes in proportion to the relationship of the absolute dollar amounts of the change in each.

                                             1994 Compared                        1993 Compared
                                                to 1993                              to 1992
                                           Increase (Decrease)                  Increase (Decrease)
(Fully taxable equivalent              Due           Due                    Due           Due
basis, in thousands)                to Volume      to Rate       Net     to Volume      to Rate        Net
Interest-earning assets:
  Federal funds sold                 $  (66)        $ 169     $  103      $  200        $   (37)    $  163
  Securities:
    Taxable                             294          (375)       (81)        276         (1,864)    (1,588)
    Tax-exempt                          188          (517)      (329)       (204)           (22)      (226)
Loans - net of
  unearned income                     3,621            40      3,661       2,948         (2,670)       278
  Change in interest income           4,037          (683)     3,354       3,220         (4,593)    (1,373)
Interest-bearing liabilities:
  Demand deposits                        11          (303)      (292)        128           (650)      (522)
  Savings deposits                      910           377      1,287         938           (828)       110
  Time deposits                         424          (283)       141        (100)        (1,771)    (1,871)
  Short-term borrowings                  20            25         45          25            (11)        14
  Long-term debt                        174             2        176          76            N/A         76
    Change in interest expense        1,539          (182)     1,357       1,067         (3,260)    (2,193)
Change in net interest income        $2,498         $(501)    $1,997      $2,153        $(1,333)    $  820

Provision for Loan Losses

     The provision for loan losses is the amount added to the allowance for loan losses to absorb possible losses that are currently anticipated. The amount of the loan loss provision is based on loan loss experience and such other factors which, in management's judgment, deserve current recognition in maintaining an adequate allowance for loan losses. These factors include, but are not limited to, a review of current economic conditions as they relate to loan collectibility and reviews of specific loans to evaluate their collectibility.

     The following table summarizes loan balances at the end of each period and daily averages, changes in the allowance for loan losses arising from loans charged off and recoveries on loans previously charged off by loan category and additions to the allowance which have been charged to expense.

                         -15-

                                                             December 31,
(In thousands)                         1994         1993         1992         1991         1990
Amount of loans
  outstanding at end of period       $436,529     $413,693     $354,740     $343,877     $316,106
Daily average amount
  of loans outstanding
    for the period                   $428,478     $385,138     $351,168     $324,911     $302,483
Balance of allowance for
  loan losses at
    beginning of period              $  5,586     $  4,566     $  3,834     $  3,489     $  3,121
Loans charged off:
  Commercial, financial
    and agricultural                      391          186          437          279          194
  Residential real estate                 105           84            2            8            0
  Real estate construction                  0            0            0            0            0
  Consumer                                517          332          392          808          773
    Total loans charged off             1,013          602          831        1,095          967
Recoveries of loans
  previously charged off:
  Commercial, financial
    and agricultural                      367          107           55           63           59
  Residential real estate                   0            1            0            0            0
  Real estate construction                  0            0            0            0            0
  Consumer                                262          134          128          107           91
    Total loan recoveries                 629          242          183          170          150
  Net loans charged off                   384          360          648          925          817
Additions to allowance charged
  to operating expense                    750        1,380        1,380        1,270        1,185
Allowance at end of period           $  5,952     $  5,586     $  4,566     $  3,834     $  3,489
Ratio of net charge-offs
  during the period to
    average loans outstanding            0.09%        0.09%        0.18%        0.28%        0.27%

     Management decreased 1994's provision for loan losses to $750,000, its lowest level in seven years. This was in response to continued modest net charge-offs, lower non-performing assets (discussed further in the section titled "Non-performing Assets and Problem Loans") and generally improved economic conditions. Net charge-offs totaled $384,000 in 1994. This represents only .09 percent of total average loans for the second consecutive year. This favorable loss experience helped to produce an allowance for loan losses as a percent of total loans outstanding at December 31, 1994 of 1.36 percent. This ratio was 1.35 percent at December 31, 1993 and 1.29 percent at December 31, 1992.

     The Corporation performs a periodic detailed written analysis of the adequacy of the allowance for loan losses. While management's analysis may allocate portions of the allowance to specific problem loan situations, the entire allowance is available for any loan charge-offs that occur. Management


                         -16-
has allocated the allowance for loan losses within the following categories at the dates indicated:

                                         December 31, 1994 December 31, 1993 December 31, 1992 December 31, 1991 December 31, 1990
                                                   Percent           Percent           Percent           Percent          Percent
                                                   of Loans          of Loans          of Loans          of Loans         of Loans
                                                   in each           in each           in each           in each          in each
                                                   Category          Category          Category          Category         Category
                                                     to                to                to                to                to
                                                    Total             Total             Total             Total             Total
(In thousands)                           Allowance  Loans  Allowance  Loans  Allowance  Loans  Allowance  Loans  Allowance  Loans
Commercial, financial and agricultural    $2,044    41.20%   $2,112   40.31%   $2,003   45.61%   $1,775   47.11%   $1,688   43.07%
Residential real estate                      559    41.18       423   38.87       317   33.19       357   33.31       300   34.97
Real estate construction                     100     6.11       106    6.61        75    7.22        51    5.94        46    6.06
Consumer                                     995    11.51     1,103   14.21       845   13.98       762   13.64       593   15.90
Unallocated                                2,254       --     1,842      --     1,326      --       889      --       862      --
  Total                                   $5,952   100.00%   $5,586  100.00%   $4,566  100.00%   $3,834  100.00%   $3,489  100.00%

     In May 1993, the Financial Accounting Standards Board issued SFAS No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that allowances for loan losses on impaired loans be determined using the present value of estimated future cash flows on the loan, discounted at the loan's effective interest rate. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the contract. SFAS No. 114 is required to be adopted by the Corporation for its fiscal year beginning January 1, 1995. Management believes adoption of this new standard in 1995 will not have a material impact on the Corporation's consolidated financial statements.

OTHER INCOME

     Total other income amounted to $4.6 million in 1994, a decrease of $160,000 from 1993. Excluding the impact of gains on the sale of assets, total other income increased $387,000 or 9.7 percent in 1994. The increase in total other income in 1993, excluding gains on the sale of assets, was $607,000 or 17.8 percent over 1992. An analysis of the components of other income is provided in the following table:

Year ended December 31 (In thousands)              1994      1993      1992
Service charges on deposit accounts               $1,860    $1,731    $1,490
Trust income                                       1,346     1,181     1,123
Securities gains/(losses)                           (165)      370       399
Credit card fees and discounts                       575       518       319
Gain on sale of mortgage loans                         0       295       140
Gain on sale of other loans                          302         0         0


                         -17-
Safe deposit box income                              151       147       128
Other customer service fees                          123       127       105
Credit life insurance premiums                        82        98       114
Gain on sale of other real estate owned               62        81        28
Other                                                258       206       122
   Total other income                             $4,594    $4,754    $3,968

     Higher interest rates in 1994 caused a reduction in the fair value of Shoreline's securities portfolio, thus resulting in a loss of $165,000 on securities transactions compared to gains recorded in 1993 and 1992 of $370,000 and $399,000, respectively. In addition, rising interest rates negatively impacted Shoreline's ability to generate gains from the sale of mortgage loans to the secondary market. Shoreline realized no gain or loss from the sale of mortgage loans in 1994 compared to gains realized in 1993 and 1992 of $295,000 and $140,000, respectively. However, gains of $302,000 from the sale of Shoreline's credit card portfolio and a portion of its student loan portfolio helped to offset the declines in these two areas.

     Service charge income on deposit accounts increased $129,000 or 7.4 percent in 1994. The introduction of a revised fee schedule in mid-1994 along with growth in deposits helped to produce this increase. The increase in 1993's service charge income of 16.2 percent was generated largely from increased income from overdraft fees. Trust income increased $165,000 or 14 percent in 1994 which compares to increases of $58,000 and $138,000 in 1993 and 1992. Trust income is impacted by revisions in fee schedules, changes in market values of trust assets and increased customer relationships. Other income totaled $258,000 in 1994, a $52,000 or 25.2 percent increase over the prior year. Increased ATM network income resulting from Shoreline's expanded ATM network helped to produce this increase.

OTHER EXPENSES

     Total other expenses amounted to $19.7 million in 1994, an increase of $1.7 million or 9.6 percent. Shoreline's ratio of total other expenses to total average assets increased slightly from 3.16 percent in 1993 to 3.18 percent in 1994. This ratio was 3.34 percent in 1992. An analysis of the major components of other expense is provided in the following table:

Year ended December 31 (In thousands)     1994           1993          1992
Salaries                                $ 7,375        $ 6,915       $ 6,532
Employee benefits                         2,794          2,203         2,229
Occupancy                                 1,221          1,245         1,149
Equipment                                 1,227          1,023         1,085
Data processing                             407            316           445
Professional fees                           758            586           505
FDIC deposit insurance                    1,225          1,139         1,042
Other insurance                             196            186           204



                         -18-
Supplies                                    554            453           464
Advertising                                 526            345           242
Marketing and public relations              190            250           249
Postage                                     372            359           316
Telephone                                   261            265           252
Michigan Single Business Tax                403            368           349
Other taxes                                  99            101            85
Credit card expense                         427            412           296
Amortization of goodwill and core
  deposit intangibles                       264            316           251
Other                                     1,422          1,505         1,801
   Total other expense                  $19,721        $17,987       $17,496

     Salaries increased $460,000 or 6.7 percent in 1994. Approximately
$250,000 of this increase relates to the additional staff associated with the 1993 branch acquisitions. As a percent of average assets, salary expense has declined over the three year period shown. This ratio was 1.19 percent in 1994,
1.21 percent in 1993 and 1.25 percent in 1992.

     Employee benefits increased $591,000 or 26.8 percent in 1994. Rising medical insurance costs combined with unusually high claims submitted by Shoreline employees caused group insurance expense to increase $254,000 in 1994. This compares to increases in this area of $82,000 and $85,000 in 1993 and 1992, respectively. Increased pension expense, resulting from significant lump sum distributions, worker's compensation and profit sharing expense also contributed to the overall increase in employee benefits in 1994. As of January 1, 1994, Shoreline adopted Statement of Financial Accounting Standards (SFAS) No. 112, "Employers Accounting For Postemployment Benefits" with no material impact on its financial statements. SFAS No. 112 requires the recognition on the accrual basis of expected costs of providing benefits to employees during the years that the employee renders the necessary services. The effect of adopting this pronouncement did not have a material impact on the Corporation's benefit expense.

     Equipment and data processing expense totaled $1,634,000 in 1994, an increase of $295,000 or 22.0 percent over the prior year. Higher levels of equipment depreciation and software maintenance expense combined with increased repairs and maintenance charges contributed to this increase. Equipment and data processing expense decreased $190,000 in 1993 following 1992's high level which resulted from the conversion of Corporation's mainframe computer hardware and software system.

     Professional fees expense totaled $758,000 in 1994, an increase of $172,000 or 29.4 percent. This high level of increase resulted primarily from professional services related to the proposed branch acquisitions, increased legal and collection expense related to the lending function as well as consulting fees related to a non-interest income study completed in 1994. Professional fees expense totaled $586,000 in 1993, an increase of $81,000 over 1992's total.




                         -19-
     Costs associated with the merger of Shoreline's two affiliate banks in 1994 resulted in an increase in supplies expense of 22.3 percent and advertising expense of 52.5 percent. FDIC insurance expense totaled $1.2 million in 1994, an increase of 7.6 percent over 1993's expense of $1.1 million. This increase was caused strictly by the growth in deposits as Shoreline continued to be assessed at the FDIC's most favored level of $.23 per $100 of deposits requiring insurance coverage. Other expense totaled $1.6 million in 1994. This category includes various expense items including employee business expenses, directors fees, other real estate owned and other collection expenses, dues, training, and other items. An increase of $92,000 or 6.1 percent in 1994 was partially the result of increased other real estate owned expenses incurred in 1994. Other expense in 1993 declined $296,000 as 1992's total of $1.8 million included $200,000 of expense related to the deductible portions of two claims submitted under the bankers blanket bond insurance coverage.

     The Federal Deposit Insurance Corporation ("FDIC") has proposed a substantial reduction in deposit insurance assessment rates on deposits covered by its Bank Insurance Fund. The amount and timing of any such reduction is uncertain, but a reduction is not expected to occur before the second half of 1995. A reduction in deposit insurance rates would be expected to have a beneficial effect on expenses and results of operations.

FEDERAL INCOME TAXES

     Shoreline's federal income tax expense was $2.3 million in 1994, compared to $1.9 million in 1993 and $1.3 million in 1992. The Corporation's effective tax rate was 24.1 percent in 1994, 22.7 percent in 1993 and 17.9 percent in 1992. The statutory federal tax rate during these same years was 34 percent. The lower effective tax rates are largely the result of tax-exempt income earned on state and municipal bonds. The relative level of tax-exempt income to income before income taxes decreased during 1994 and 1993, increasing the Corporation's effective rate.

     As of January 1, 1993, the Corporation adopted SFAS No. 109, "Accounting for Income Taxes" with no material impact on its consolidated financial statements. SFAS No. 109 requires an asset and liability approach for accounting for income taxes. At December 31, 1994, Shoreline had a consolidated net deferred tax asset in the amount of $1.8 million. Management has no concerns regarding the realization of the net deferred tax asset, after considering the historical and anticipated future levels of pretax earnings.

LOANS

     Shoreline Financial Corporation maintains a diversified loan portfolio of commercial, real estate and consumer loans provided to customers primarily in the Michigan communities in which Shoreline Bank branches are located. Exposure to any single borrower, as well as industry concentration, is continually monitored by management. Shoreline Bank has no foreign loans.

     The following table summarizes year-end totals for the major categories of the Corporation's total loan portfolio over the last five years. The



                         -20-
principal change in the mix of the loan portfolio since 1990 is the increasing importance of residential mortgage loans and the decline in the consumer loan portfolio.

                                                                                December 31,
                                               1994              1993              1992              1991              1990
                                                   % of              % of              % of              % of              % of
(In thousands)                             Amt.    Total     Amt.    Total     Amt.    Total     Amt.    Total     Amt.    Total
Commercial, financial and agricultural $179,850   41.20%  $166,745   40.31%  $161,787  45.61%  $161,996   47.11% $136,141   43.07%
Residential real estate                 179,772   41.18    160,790   38.87    117,722  33.19    114,546   33.31   110,541   34.97
Real estate construction                 26,679    6.11     27,337    6.61     25,618   7.22     20,424    5.94    19,164    6.06
Consumer                                 50,228   11.51     58,821   14.21     49,613  13.98     46,911   13.64    50,260   15.90
  Total loans                          $436,529  100.00%  $413,693  100.00%  $354,740 100.00%  $343,877  100.00% $316,106  100.00%

     The following table summarizes the maturity distribution and interest rate sensitivity of the loan portfolio, excluding real estate mortgage and consumer loans.

                                                      December 31, 1994                          December 31, 1993
                                           Due in One    Due in One     Due After     Due in One    Due in One     Due After
(in thousands)                            Year or Less  to Five Years   Five Years   Year or Less  to Five Years   Five Years
Commercial, financial and agricultural      $34,168        $109,351       $36,331       $34,931       $ 93,703       $38,111
Real estate construction                     10,178          12,810         3,691        11,329         14,097         1,911
  Total                                     $44,346        $122,161       $40,022       $46,260       $107,800       $40,022
Loans due after one year:
  with fixed rates                                         $ 54,163       $ 7,942                     $ 38,354       $ 4,309
  with floating rates                                      $ 67,998       $32,080                     $ 69,446       $35,713

     Under an agreement with Shoreline's regulators, certain revisions are being made in Shoreline's lending and documentation procedures. Management does not expect these revisions to materially impact Shoreline's operations.

NON-PERFORMING ASSETS
AND PROBLEM LOANS

     Non-performing assets include non-accrual loans, renegotiated loans, other real estate owned and loans 90 days or more past due but still accruing interest. The trend of such loans over the past five years is shown in the table below:







(In thousands)                        1994        1993        1992        1991        1990
Non-accrual loans                    $  802      $1,962      $2,934      $2,591      $3,275
Accruing loans past due
  90 days or more                       856       2,233       1,497       1,749       2,347
Restructured loans                        2         211         222         442           0
Other real estate owned                 552       1,026         640       1,162         976
    Total non-performing assets      $2,212      $5,432      $5,293      $5,944      $6,598
As a percentage of total loans:
  Non-accrual loans                     .18%        .47%        .83%        .75%       1.04%
  Accruing loans past due
    90 days or more                     .20         .54         .42         .51         .74
  Restructured loans                    .00         .05         .06         .13         .00
  Other real estate owned               .13         .25         .18         .34         .31
     Total non-performing assets        .51%       1.31%       1.49%       1.73%      2.09%

     The year-end 1994 non-performing asset ratio of .51 percent is the lowest level attained in Shoreline's history and marked the fifth consecutive year of improvement in this ratio. This steady improvement is primarily attributable to improved economic conditions, consistent underwriting standards and timely attention to potential problem credits.

     When reasonable doubt exists concerning the collectibility of interest or principal, a loan is placed on a non-accrual basis. Any interest accrued but not collected is reversed and charged against current earnings. Interest income which would have been recorded in 1994 under original terms on non-accrual loans outstanding at December 31, 1994 was approximately $64,000. Interest income of $37,000 was recorded in 1994 on non-accrual loans outstanding at December 31, 1994.

     At December 31, 1994, the Corporation had approximately $945,000 in loans for which payments were current, but the borrowers are experiencing severe financial difficulties. These loans, along with any other loans classified for regulatory purposes that are not included in the table above, are subject to constant management attention and their classification is reviewed on a monthly basis. At December 31, 1994, Shoreline had no foreign loans, no significant concentration of loans within one industry and no other interest-earning assets which would be required to be disclosed if such assets were loans.

SECURITIES

     Effective January 1, 1994, Shoreline adopted SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." This statement requires that equity and debt securities be classified in the following three categories with the corresponding accounting treatment:

1. Held to maturity recorded at amortized cost.
2. Available for sale recorded at fair value, with unrealized gains and losses reported as a separate component of shareholders' equity, net of income taxes.

                         -22-
3. Trading securities recorded at fair value, with unrealized gains and losses included in earnings.

     During 1994, Shoreline did not hold any securities that would be categorized as trading securities.

     The aggregate book value of the securities of no single issuer except the U.S. Government and its agencies exceeds 10 percent of Shoreline Financial Corporation's shareholders' equity.

     The book value of securities available for sale, held to maturity, and held for sale is presented below:

Securities Portfolio
                                                                     December 31,
                                                 1994                   1993                   1992
(In thousands)                           Available   Held to    Held for    Held to    Held for    Held to
                                         for Sale    Maturity     Sale      Maturity     Sale      Maturity
U.S. Treasury and agencies               $11,642     $ 8,998    $     0     $ 12,537    $1,000     $ 12,557
States and political subdivisions         31,107      13,458      6,354       32,184     1,321       45,296
Mortgage-backed securities:
  U.S. Government agencies                29,128      22,676      6,146       57,996     6,290       44,386
  Collateralized mortgage obligations      4,565       2,324          0        8,108         0        6,962
Other securities                           4,734       1,018          0        7,626         0        4,453
     Total                               $81,176     $48,474    $12,500     $118,451    $8,611     $113,654

MATURITY ANALYSIS

     The following tables set forth the maturities and weighted average interest rates of Shoreline's securities as of December 31, 1994:

Available for Sale
                                                                    MATURING
                                                                 After One But        After Five But
                                           Within One Year     Within Five Years     Within Ten Years      After Ten Years
(In thousands)                            Amount     Yield     Amount      Yield     Amount      Yield    Amount      Yield
U.S. Treasury and agencies                $    0       N/A     $11,642     6.16%    $     0       N/A     $     0      N/A
States and political subdivisions            682     10.78%     11,649    10.59%      6,071      9.89%     12,705     8.98%
Mortgage-backed securities:(2)
  U.S. Government agencies                 4,930      6.47%     19,002     6.01%      4,216      7.55%        979     7.56%
  Collateralized mortgage obligations        542      5.97%      4,023     6.47%          0       N/A           0      N/A
Other securities                           1,245      6.68%      1,156     6.65%          0       N/A       2,333     7.00%
     Total                                $7,399      6.87%    $47,472     7.22%    $10,287      8.93%    $16,017     8.60%



Held to Maturity
                                                                    MATURING
                                                                 After One But        After Five But
                                           Within One Year     Within Five Years     Within Ten Years      After Ten Years
(In thousands)                            Amount     Yield     Amount      Yield     Amount      Yield    Amount      Yield
U.S. Treasury and agencies                $3,000      5.17%    $ 5,998     6.82%    $     0       N/A      $    0      N/A
States and political subdivisions          2,001     12.74%      4,500    12.55%      1,607     10.65%      5,351     9.22%
Mortgage-backed securities:(2)
  U.S. Government agencies                 3,590      7.83%     17,570     7.25%      1,516      9.24%          0      N/A
  Collateralized mortgage obligations        321      9.13%      2,003     7.44%          0       N/A           0      N/A
Other securities                               0       N/A       1,017     7.65%          0       N/A           0      N/A
     Total                                $8,912      8.08%    $31,088     7.96%     $3,123      9.96%     $5,351     9.22%

(1)  The effective yields are weighted for the scheduled maturity of each security and weighted average yields are calculated on the basis of cost.  Weighted interest rates have been computed on a fully taxable equivalent basis.  The rates shown on securities issued by states and political subdivisions have been restated, assuming a 34 percent tax rate.

(2)  Maturity based upon estimated weighted average life.

CAPITAL RESOURCES

     On December 31, 1994, total equity capital of Shoreline was $56.2 million. This total includes an unrealized loss of $1.0 million for the mark-to-market adjustment of the Corporation's available for sale securities portfolio at December 31, 1994. A mark-to-market adjustment to this portfolio is required under SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The rise in interest rates during 1994 resulted in a decline in the overall market value of Shoreline's available for sale portfolio.

     Management monitors its capital levels to comply with regulatory requirements and to provide for current and future business opportunities. As shown below, Shoreline's capital ratios were well in excess of regulatory standards for classification as "well-capitalized." Being considered "well-capitalized" is one condition for assessing the federal deposit insurance premium at the lowest available rate.

                                                                    Shoreline
                       Regulatory       Well-                      December 31,
                        Minimum      Capitalized       1994           1993          1992
Risk based:
   Tier I capital        4.00%          6.00%          13.62%         12.90%       14.46%
   Total capital         8.00%         10.00%          14.87%         14.15%       15.84%
Tier I leverage          3.00%          5.00%           8.65%          8.05%        8.94%


CASH DIVIDENDS

     The following table summarizes the quarterly cash dividends paid to common shareholders during the last three years, adjusted for stock dividends and stock splits.


   Quarter                       1994                1993           1992
     1st                        $ .16               $ .13          $ .11
     2nd                          .16                 .14            .12
     3rd                          .16                 .14            .13
     4th                          .16                 .14            .13
                                $ .64               $ .55          $ .49

     Shoreline's principal source of funds to pay cash dividends is the earnings of its subsidiary bank. State and federal laws and regulations limit the amount of dividends that banks can pay. Cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting the bank. Based on projected earnings, management expects Shoreline to declare and pay regular quarterly dividends on its common shares in 1995.

RATE SENSITIVITY, LIQUIDITY AND IMPACT OF INFLATION

     Monitoring the maturities and repricing opportunities of interest-earning assets and interest-bearing liabilities is the focus of managing interest rate sensitivity. The following table summarizes the interest rate repricing gaps for selected maturity periods as of December 31, 1994:

                                                       Repriceable or Maturing Within:
(In thousands)                         0-90 Days    91-365 Days   1 to 5 Years  Over 5 Years    Total
Interest-earning assets:
  Loans                                $176,936      $  68,132      $158,050      $33,411     $436,529
  Securities                             14,803         15,439        71,065       28,343      129,650
  Federal funds sold                     20,350              0             0            0       20,350
     Total interest-earning assets      212,089         83,571       229,115       61,754      586,529
Interest-bearing liabilities:
  Time deposits                          54,998        108,510        85,064        1,411      249,983
  Money market accounts                  56,505              0             0            0       56,505
  Demand and savings accounts           188,634              0             0            0      188,634
  Securities sold under agreements
    to repurchase                         2,875              0             0            0        2,875
  Long-term debt                              0              0         5,000            0        5,000
     Total interest-bearing
       liabilities                      303,012        108,510        90,064        1,411      502,997
Asset (liability) gap                  $(90,923)     $ (24,939)     $139,051      $60,343     $ 83,532


Cumulative asset (liability) gap       $(90,923)     $(115,862)     $ 23,189      $83,532

     The table above shows that total liabilities maturing or repricing within one year exceed assets maturing or repricing within one year by $115.9 million. Competitive pressures and other influences may cause certain assets and liabilities to mature or reprice in other periods or at different volumes than indicated above. Specifically, all demand and savings accounts are presented as repricing in the 0-90 day period. It is management's belief that these types of accounts are not as sensitive to changes in interest rate in the short term as this presentation would indicate.

     The positive gap position in the 1-5 year period was more reflective of the Corporation's experience during 1994. Shoreline's quarterly net interest margin increased from 4.33 percent in the first quarter of 1994 to 4.80 percent in the fourth quarter of 1994. This general improvement in the net interest margin followed the overall increase in interest rates during this same time period, (i.e. Shoreline's prime lending rate increased from 6.00 percent in the first quarter of 1994 to 8.50 percent in the fourth quarter of 1994), demonstrating a sensitivity on the asset side of Shoreline's balance sheet.

     Liquidity is generally defined as the ability to meet cash flow requirements. The Corporation manages liquidity at two levels, the parent company and its subsidiary. The parent company's primary source of funds is dividends received from its subsidiary bank as well as payments received for services provided by the parent to the bank. The parent's liquidity position is managed to provide the cash necessary to pay dividends to Shoreline's shareholders and to meet other operating requirements.

     The liquidity position of the subsidiary bank reflects its ability to provide funds to satisfy customer credit needs, meet depositor withdrawal requests and other operating requirements. Sources of liquidity include federal funds sold, repayments and maturities of loans and securities and sales of loans and securities as well as its ability to raise funds through the federal funds market, deposit growth and borrowing from the Federal Home Loan Bank of Indianapolis. During 1994, average federal funds sold represented 2.2 percent of Shoreline's total average assets and as of December 31, 1994, was $20.4 million. The Corporation's 1994 loan to deposit ratio averaged 77.2 percent. In addition, approximately 50 percent of Shoreline's securities are invested in mortgage-backed securities which provide a continual stream of principal payment reductions. During 1994, principal reductions, maturities and calls of securities totaled $34.2 million. Another source of liquidity is net cash generated from operating activities. This source has remained relatively stable over the past three years, totaling $11.4 million, $8.4 million and $10.3 million in 1994, 1993 and 1992, respectively.

     Large deposits that experience volatile rate changes are closely monitored. These deposits consist of time certificates in denominations of $100,000 or more. The time remaining until maturity of time certificates of deposit $100,000 or more is as follows:




Time until maturity                 (In thousands)
Three months or less                    $14,128
Over three through six months            11,234
Over six through twelve months            8,625
Over 12 months                            9,616
     Total                              $43,603

     Effective January 1, 1994, Shoreline classified approximately $88.2 million of securities as available for sale under the provisions of SFAS No. 115, "Accounting for Certain Investments in Debt and Equity Securities." During 1994, approximately $18.4 million of these securities were sold or called generating a net loss of approximately $183,000. During 1993, $11.8 million of securities were sold, generating a net gain of $370,000.

     Upon consummation of the pending agreements to purchase the South Haven branch from Great Lakes Bancorp and the Adamsville branch from Old Kent Bank, (See Business of Shoreline), Shoreline will receive cash for the excess of the deposit liabilities assumed over the assets purchased. This amount is anticipated to be approximately $22 million. During 1993, Shoreline received $11.4 million of cash relative to the acquisition of four branches from Standard Federal Bank.

     During 1994, the Corporation constructed an addition to its St. Joseph, Michigan, Pleasant Street location. The cost of this 8,000 square foot addition was approximately $1.2 million.

     Reported earnings are affected by inflation, indirectly through changing interest rates, and directly by increased operating expenses. However, in the opinion of management, the effects of general price level inflation have not had a material effect on the information presented herein.

SOURCES AND USES OF FUNDS TRENDS

     The following table of average balances summarizes the trends in sources and uses of funds:

                                               1994                                 1993
                                               Increase (Decrease)                  Increase (Decrease)
(In thousands)                 Avg. Bal.       Amt.       Percent    Avg. Bal.      Amt.      Percent
Funding uses:
  Loans - net of
    unearned income             $428,478     $43,340       11.3%     $385,138     $33,970       9.7%
  Taxable securities              91,497       5,122        5.9%       86,375       3,543       4.3%
  Tax-exempt securities           42,808       1,804        4.4%       41,004      (1,895)     (4.4%)
  Federal funds sold              13,766      (2,033)     (12.9%)      15,799       6,635      72.4%
     Total uses                 $576,549     $48,233        9.1%     $528,316     $42,253       8.7%

Funding sources:
  Non-interest-bearing
    demand deposits             $ 62,591     $ 2,604        4.3%     $ 59,987     $ 5,486      10.1%
  Interest-bearing demand
    and savings deposits         243,701      31,413       14.8%      212,288      35,292      19.9%
  Time deposits                  248,522       8,733        3.6%      239,789      (1,771)      (.7%)
  Securities sold under
    agreements to repurchase       2,667         724       37.3%        1,943       1,066     121.6%
  Long-term debt                   5,000       3,452      223.0%        1,548       1,548       N/A
  Other                           14,068       1,307       10.2%       12,761         632       5.2%
     Total sources              $576,549     $48,233        9.1%     $528,316     $42,253       8.7%

     During 1994, total deposits averaged $554.8 million. This is an increase of 8.3 percent or $42.7 million over 1993's average of $512.1 million. 1993's increase in average deposits was $39 million or 8.2 percent. Both years' average balances were positively impacted by the 1993 branch acquisitions from Standard Federal Bank. These acquisitions accounted for approximately $30 million and $22 million of the total growth in average deposits in 1994 and 1993, respectively. The majority of additional growth in deposits attained during 1994 and 1993 occurred in the interest-bearing demand and savings deposit categories. Shoreline's Capital Club Account, a premium rate savings account product produced the majority of the increase in this area. Introduced in the first quarter of 1993, Shoreline had $84.5 million in this product at December 31, 1994 compared to $47.4 million at year-end 1993. The popularity of this product has not only attracted new customers to Shoreline, but prompted many existing customers to transfer balances from time and money market deposit categories.

     During 1994, the Corporation increased the average balance of securities sold under agreement to repurchase to $2.7 million from $1.9 million in 1993. In addition, the increase in long-term debt reflects the $5 million Federal Home Loan Bank advance received in September of 1993. This advance is a 5 year, fixed rate commitment with a prepayment option at each anniversary date.

     Average total loans increased 11.3 percent or $43.3 million in 1994.
The purchase of approximately $42 million of mortgage loan products associated with the 1993 Standard Federal Bank branch acquisition accounted for approximately $20 million of this increase. This purchase helped to increase Shoreline's average mortgage loan portfolio 21 percent or $29.4 million in 1994. In addition, reduced sales of mortgage loans to the secondary market in 1994 and increased originations of loans held for portfolio impacted 1994's growth. During 1994, the Corporation originated $8.2 million of loans for sale compared to 1993 loans originated for sale of $18.9 million. At December 31, 1994, Shoreline had no mortgage loans for sale to the secondary market. Average commercial loans increased 4.8 percent or $9.1 million in 1994. This compares to an increase of 1.3 percent in 1993. 1993's increase in average total loans was $33.9 million or 9.7 percent and was produced primarily by the loan purchase in 1993.

     Federal funds sold averaged $13.8 million in 1994. This represents 2.2 percent of total average assets and compares to 1993's ratio of 2.8 percent. Shoreline strives to maintain federal funds sold between one and three percent

                         -28-
of total assets. The average balance in taxable securities increased $5.1 million or 5.9 percent in 1994 which compares to 1993's increase of $3.5 million or 4.3 percent. Investments in U.S. Treasury and agency securities produced 1994's increase in taxable securities. Average tax-exempt securities increased $1.8 million during 1994, as the rise in interest rates made this investment more attractive in 1994. In 1993, Shoreline experienced a decline in this area of $1.9 million.

CONSOLIDATED BALANCE SHEETS
December 31                                                                1994               1993
Assets
  Cash and due from banks (Note 2)                                     $ 31,287,807      $ 27,428,786
  Federal funds sold                                                     20,350,000        33,600,000
      Total cash and cash equivalents                                    51,637,807        61,028,786
  Securities available for sale (carried at fair value in 1994;
    fair value of $13,195,000 in 1993) (Note 3)                          81,175,780        12,499,969
  Securities held to maturity (fair values of $47,948,707 and
    $122,771,000 in 1994 and 1993, respectively) (Note 3)                48,474,113       118,450,871
  Total loans (Note 4)                                                  436,529,139       413,693,278
    Less allowance for loan losses (Note 5)                               5,951,969         5,586,090
      Net loans                                                         430,577,170       408,107,188
  Premises and equipment-net (Note 6)                                     9,875,374         8,924,619
  Other assets                                                           12,113,418        11,608,340
      Total Assets                                                     $633,853,662      $620,619,773

Liabilities and Shareholders' Equity
Liabilities
  Deposits:
    Non-interest-bearing                                               $ 70,973,801      $ 66,991,766
    Interest-bearing (Note 7)                                           495,121,822       490,416,878
      Total deposits                                                    566,095,623       557,408,644
    Securities sold under agreement to repurchase                         2,875,112         2,410,920
    Other liabilities                                                     3,674,459         3,193,090
    Long-term debt (Note 8)                                               5,000,000         5,000,000
      Total Liabilities                                                 577,645,194       568,012,654
Commitments, off-balance sheet risk and contingencies (Note 11)
Shareholders' Equity
  Preferred stock, no par value; 1,000,000 shares authorized;
    no shares outstanding
  Common stock, par value $1; 5,000,000 shares authorized and
    3,300,645 shares outstanding (Note 1)                                                   3,300,645
  Common stock; 10,000,000 shares authorized and
    4,989,483 outstanding (Note 1)                                                0
  Additional paid-in capital                                             45,591,999        41,684,562
  Net unrealized loss on securities available for sale, net of
    tax effect (Note 1)                                                  (1,016,801)                0
  Retained earnings                                                      11,633,270         7,621,912
      Total Shareholders' Equity                                         56,208,468        52,607,119
      Total Liabilities and Shareholders' Equity                       $633,853,662      $620,619,773

See accompanying notes to consolidated financial statements

CONSOLIDATED STATEMENTS OF INCOME
Years ended December 31                                    1994            1993            1992
Interest Income
  Interest and fees on loans                            $35,624,574     $31,928,435     $31,609,978
  Interest on securities:
    Taxable                                               5,037,912       5,118,720       6,707,278
    Tax-exempt                                            2,837,000       2,908,548       3,058,150
  Interest on federal funds sold                            571,474         468,320         305,227
    Total interest income                                44,070,960      40,424,023      41,680,633

Interest Expense
  Interest on deposits (Note 7)                          18,375,377      17,239,464      19,523,356
  Interest on short-term borrowings                          87,267          41,767          27,646
  Interest on long-term debt                                252,500          76,788               0
    Total interest expense                               18,715,144      17,358,019      19,551,002

Net Interest Income                                      25,355,816      23,066,004      22,129,631
  Provision for loan losses (Note 5)                        750,000       1,380,000       1,380,000

Net Interest Income After Provision for Loan Losses      24,605,816      21,686,004      20,749,631

Other Income
  Service charges on deposit accounts                     1,859,778       1,731,423       1,490,379
  Trust income                                            1,346,244       1,180,927       1,123,084
  Securities gains/(losses) (Notes 3 and 9)                (164,944)        370,402         398,878
  Credit card fees and discounts                            575,397         518,348         318,750
  Other                                                     977,299         952,446         636,645
    Total other income                                    4,593,774       4,753,546       3,967,736

Other Expenses
  Salaries and employee benefits (Note 10)               10,169,411       9,117,703       8,761,247
  Occupancy expense                                       1,220,742       1,245,279       1,148,928
  Equipment expense                                       1,634,372       1,339,826       1,529,834
  Insurance expense                                       1,421,033       1,325,694       1,246,200
  Professional fees                                         757,689         586,486         504,995
  Supplies expense                                          553,740         453,265         464,070
  Advertising expense                                       525,565         344,521         242,439
  Other                                                   3,438,716       3,573,754       3,598,065
    Total other expenses                                 19,721,268      17,986,528      17,495,778

Income Before Income Taxes                                9,478,322       8,453,022       7,221,589
  Federal income tax expense (Note 9)                     2,280,000       1,915,500       1,290,000

Net Income                                              $ 7,198,322     $ 6,537,522     $ 5,931,589

Earnings Per Share(Note 1)                              $      1.45     $      1.33     $      1.21

See accompanying notes to consolidated financial statements.



CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY
                                                                                  Net Unrealized
                                                                                     Loss on
                                                              Additional            Securities                        Total
                                              Common           Paid-in              Available      Retained        Shareholders'
Three years ended December 31, 1994            Stock           Capital              For Sale       Earnings           Equity
Balance at January 1, 1992                  $2,065,887       $36,550,412               N/A       $ 5,743,641       $44,359,940
  Net income for year                                                                              5,931,589         5,931,589
  Cash dividends declared:
    $0.49 per common share (Note 1)                                                               (2,422,068)       (2,422,068)
  3-for-2 stock split                        1,034,223                 0                          (1,039,571)           (5,348)
  Shares issued under
    dividend reinvestment plan                  14,252           315,484                                               329,736
Balance at December 31, 1992                 3,114,362        36,865,896               N/A         8,213,591        48,193,849
  Net income for year                                                                              6,537,522         6,537,522
  Cash dividends declared:
    $0.55 per common share (Note 1)                                                               (2,727,181)       (2,727,181)
  5% stock dividend                            155,260         4,230,835                          (4,402,020)          (15,925)
  Shares issued under
    dividend reinvestment plan                  14,683           396,653                                               411,336
  Shares issued under
    stock option plan                           16,340           191,178                                               207,518
Balance at December 31, 1993                 3,300,645        41,684,562               N/A         7,621,912        52,607,119
  Transfer to Additional Paid-in Capital    (3,300,645)        3,300,645
  Net income for year                                                                              7,198,322         7,198,322
  Cash dividends declared:
    $0.64 per common share (Note 1)                                                               (3,181,208)       (3,181,208)
  3-for-2 stock split-fractional shares                                                               (5,756)           (5,756)
  Shares issued under
    dividend reinvestment plan                                   504,961                                               504,961
  Shares issued under stock option plan                          101,831                                               101,831
  Net unrealized losses on securities
    available-for-sale, net of tax effect                                       (1,016,801)                         (1,016,801)
Balance at December 31, 1994                $        0       $45,591,999       $(1,016,801)      $11,633,270       $56,208,468

See accompanying notes to consolidated financial statements.

CONSOLIDATED STATEMENTS OF CASH FLOWS
Years ended December 31                                                   1994               1993              1992
Cash flows from operating activities:
Net Income                                                             $ 7,198,322       $ 6,537,522       $ 5,931,589
Adjustments to reconcile net income to net cash from operating activities:
  Depreciation and amortization                                          1,329,203         1,154,280         1,127,939
  Provision for loan losses                                                750,000         1,380,000         1,380,000



                         -31-
  Net amortization and accretion on securities held to maturity            629,983         1,374,006           426,205
  Net amortization and accretion on securities available for sale          985,178           139,551            16,441
  Amortization of goodwill and related core deposit intangibles            264,339           186,113           121,385
  Gains on calls of securities held to maturity                            (17,760)          (10,223)         (113,300)
  (Gain)Loss on sales and calls of securities available for sale           182,704          (360,179)         (285,578)
  Mortgage loans originated for sale                                    (8,178,797)      (18,888,024)       (7,236,600)
  Proceeds from sale of mortgage loans                                   8,178,928        18,112,864         8,074,293
  Gains on sale of mortgage loans                                             (131)         (294,840)         (139,693)
  Gains on sale of credit card and student loans                          (302,220)                0                 0
  Increase in income taxes receivable                                     (458,315)         (339,500)         (543,000)
  (Increase)Decrease in other assets                                       314,835          (554,332)        1,411,034
  Increase in other liabilities                                            481,369             5,954           130,197
    Total adjustments                                                    4,159,316         1,905,670         4,369,323
Net cash from operating activities                                      11,357,638         8,443,192        10,300,912
Cash flows from investing activities:
  Net increase in loans                                                (29,070,877)      (16,442,366)      (12,457,716)
  Proceeds from sale of credit card and student loan portfolios          5,441,036                 0                 0
  Recoveries on loans charged-off                                          629,412           241,830           182,820
  Purchase of securities held to maturity                              (23,052,958)      (71,306,826)      (51,414,927)
  Purchase of securities available for sale                            (31,568,095)       (1,582,627)                0
  Proceeds from sales of securities held to maturity                             0         2,027,125         7,197,380
  Proceeds from sale of securities available for sale                   18,383,241         9,733,983        10,606,988
  Proceeds from maturities, calls and principal reductions
    of securities held to maturity                                      16,695,605        43,129,539        34,100,023
  Proceeds from maturities, calls and principal reductions of
    securities available for sale                                       17,522,447         8,169,762           899,843
  Premises and equipment expenditures                                   (2,299,427)       (1,427,847)       (2,021,875)
  Cash received for net liabilities assumed in acquisition
    of branches                                                                  0        11,369,958                 0
Net cash from investing activities                                     (27,319,616)      (16,087,469)      (12,907,464)
Cash flows from financing activities:
  Net increase in deposits                                               8,686,979        20,381,191        21,545,884
  Net increase in short-term borrowing                                     464,192         1,246,729           364,191
  Proceeds from long-term debt                                                   0         5,000,000                 0
  Dividends paid                                                        (3,181,208)       (2,727,181)       (2,422,068)
  Stock dividends and splits - cash paid for fractional shares              (5,756)          (15,925)           (5,348)
  Proceeds from shares issued under dividend reinvestment plan             504,961           411,336           329,736
  Proceeds from shares issued under stock option plan                      101,831           207,518                 0
Net cash from financing activities                                       6,570,999        24,503,668        19,812,395
Net change in cash and cash equivalents                                 (9,390,979)       16,859,391        17,205,843
  Cash and cash equivalents at beginning of year                        61,028,786        44,169,395        26,963,552
  Cash and cash equivalents at end of year                             $51,637,807       $61,028,786       $44,169,395
Cash paid during the year for:
  Interest                                                             $18,509,997       $17,516,332       $19,931,518
  Income taxes                                                         $ 2,738,313       $ 2,255,000       $ 1,833,000

Supplementary information:
Supplemental Schedule of Non-Cash Investing Activities:  During 1994, $88,221,857 was reclassified from securities held to maturity and securities held for sale to securities available for sale.  During 1993 and 1992, $19,989,527 and $13,168,469 respectively, was reclassified from investment securities to securities held for sale.
The branch acquisitions in 1993 resulted in an increase in loans of $40,824,114 and deposits of $56,568,954.
See accompanying notes to consolidated financial statements.

                         -32-
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1. Summary of Accounting Policies

     The accounting and reporting policies and practices of Shoreline Financial Corporation and its subsidiary conform with generally accepted accounting principles and prevailing practices within the banking industry. The following summaries describe the significant accounting and reporting policies which are employed in the preparation of the financial statements.

Principles of Consolidation

     The accompanying consolidated financial statements include the accounts of Shoreline Financial Corporation and its wholly owned subsidiary, Shoreline Bank (together referred to as "the Corporation"). All material inter-company accounts and transactions have been eliminated in consolidation. On May 28, 1994 Shoreline's subsidiary banks Inter-City Bank and Citizens Trust and Savings Bank were merged to form Shoreline Bank.

Securities

     On January 1, 1994, the Corporation adopted the provisions of the Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." The Corporation now classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which the Corporation has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those the Corporation may decide to sell if needed for liquidity, asset-liability management or for other reasons.
Available for sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax effect. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. The effect of adopting this new accounting guidance increased shareholders' equity by $2.4 million, net of tax, at January 1, 1994. Prior to January 1, 1994, securities were reported at amortized cost except for securities held for sale, which were reported at the lower of cost or market. Securities held for sale at December 31, 1993 are shown as available for sale in these financial statements. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

Loans Held for Sale

     Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.






                         -33-
Allowance for Loan Losses

     Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover possible losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A problem loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

     In May 1993, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards (SFAS) No. 114, "Accounting by Creditors for Impairment of a Loan." SFAS No. 114 requires that allowances for loan losses on impaired loans be determined using the present value of estimated future cash flows on the loan, discounted at the loan's effective interest rate. A loan is considered to be impaired when it is probable that all principal and interest amounts will not be collected according to the contract. SFAS No. 114 is required to be adopted by the Corporation for its year beginning January 1, 1995. Management believes adoption of this new standard in 1995 will not have a material impact on the Corporation's consolidated financial statements.

Interest and Fees on Loans

     Interest on loans is accrued over the term of the loans based on principal amounts outstanding, except where serious doubt exists as to the collectibility of a loan, in which case the accrual of interest is discontinued. Loan origination and commitment fees and related lending costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the level yield method over its original term. The net amount of deferred income ($760,000 and $677,000, at December 31, 1994 and 1993, respectively) is reported in the consolidated balance sheet as part of loans.

Premises and Equipment

     Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging primarily from 10 to 50 years for bank premises, and 5 to 20 years for furniture and fixtures. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur, and major improvements are capitalized.

Other Real Estate

     Other real estate represents properties acquired through a foreclosure proceeding, acceptance of a deed in lieu of foreclosure, or loans which have



                         -34-
been deemed to be in substance foreclosed. Other real estate is initially recorded at fair value at the date of acquisition. Any excess of the loan balance over fair value is charged against the allowance for loan losses when the loan is transferred to other real estate. After acquisition a valuation allowance is recorded through a charge to income for the amount of estimated selling costs. Valuations are periodically performed by management, and valuation allowances are adjusted through a charge to income for changes in fair value or estimated costs to sell. Subsequent declines in value and gains and losses on sales are recognized in current earnings. Other real estate owned amounted to approximately $552,000 and $1,026,000 at December 31, 1994 and 1993, respectively.

Intangible Assets

     Intangible assets consist of goodwill representing the excess of the purchase price over the net value of tangible assets acquired and related core deposit intangibles identified in branch acquisitions. Goodwill is being amortized on a straight-line basis for a period of 10 years. The related core deposit intangibles are amortized on an accelerated basis over the estimated life of the deposits acquired. As of December 31, 1994, the remaining unamortized goodwill and core deposit intangibles totaled approximately $222,000 and $2,369,000 respectively.

Trust Income

     Trust income is recognized as income when received. The amounts recognized under this method are not significantly different from amounts that would have been recognized on the accrual basis.

Employee Benefits

     Shoreline Financial Corporation maintains a noncontributory pension plan covering all eligible employees. The Corporation's policy is to fund the plan based upon annual actuarial computations and within Internal Revenue Service guidelines. Shoreline also maintains a profit sharing plan and 401(k) salary reduction plan for which contributions are made and expensed annually. In addition, the Corporation sponsors a post-retirement health care plan that covers both salaried and nonsalaried employees. Effective January 1, 1993, the Corporation adopted the provisions of SFAS No. 106, "Employers' Accounting For Post-Retirement Benefits Other Than Pensions." SFAS No. 106 requires the accrual, during the years that employees render the necessary service, of the expected cost of providing post-retirement health care benefits to employees and their beneficiaries and covered dependents. The Corporation's post-retirement health care plan provides that retired employees may remain on the Corporation's health care plan with each retiree's out-of-pocket contribution to the Corporation equal to their premium expense determined exclusively on the loss experience of the retirees in the plan. The impact of adopting the new standard was not material.






                         -35-
Income Taxes

     The Corporation files annual consolidated federal income tax returns. For periods prior to January 1, 1993, income tax expense was calculated using the deferred method (APB 11). Under APB 11, the Corporation computed deferred taxes for the tax effects of timing differences between financial reporting and tax return taxable income. Effective January 1, 1993 the Corporation applied the provisions of SFAS No. 109, "Accounting For Income Taxes." Accordingly, income tax expense for the years ended December 31, 1994 and 1993, is based upon the asset and liability method. The asset and liability method requires the Corporation to record income tax expense based on the amount of taxes due on its consolidated tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. The effect of the adoption of SFAS No. 109 was not material to the Corporation's consolidated financial position or results of operations.

Earnings and Dividends Per Share

     Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable to employees upon exercise of outstanding stock options. Earnings and dividends per share are restated for all stock splits and dividends paid. After restatement, the average number of shares used in this calculation was 4,970,952 in 1994, 4,914,205 in 1993 and 4,891,935 in 1992.

Stock Splits and Dividends

     On May 5, 1994, shareholders of the Corporation approved an Amendment to the Articles of Incorporation to increase the number of authorized shares of Common Stock from 5,000,000 shares to 10,000,000 shares. In addition, the Articles of Incorporation were amended to delete the Common Stock designation of $1 par value per share. As a result, the outstanding balance in Common Stock was transferred to Additional Paid-In Capital. On May 31, 1994, a three-for-two stock split was paid to shareholders of record on May 16, 1994. In 1993, the Corporation declared a 5 percent stock dividend. Stock dividends are accounted for by transferring the fair market value of the stock from retained earnings to additional paid in capital. In 1992, the Corporation declared a three-for-two stock split in the form of a stock dividend. This stock split was accounted for by transferring the par value of the stock from retained earnings to common stock. Fractional shares are paid in cash for all stock splits and dividends.

Statement of Cash Flows

     For purposes of reporting cash flows, cash and cash equivalents is defined to include the Corporation's cash on hand, its demand deposits in other institutions, and its federal funds sold with a maturity of 90 days or less. The Corporation reports net cash flows for customer loan transactions, deposit transactions and interest-bearing balances with other financial institutions.




                         -36-
Concentrations of Credit Risk

     The Corporation's subsidiary bank, Shoreline Bank, grants commercial, real estate, and consumer loans to customers primarily in the Michigan communities in which the bank is located and in areas immediately surrounding these communities. The majority of loans are secured by specific items of collateral, primarily residential properties and other types of real estate but are also secured by business assets and consumer assets.

Financial Instruments with Off-Balance-Sheet Risk

     The Corporation, in the normal course of business, makes commitments to extend credit which are not reflected in the financial statements. See Note 11 for a summary of these commitments.

Business Segment

     Shoreline Financial Corporation is engaged in the business of commercial and retail banking, which accounts for more than 90% of its revenues, operating income and assets. There are no foreign loans.

Note 2. Restrictions on Cash and Due From Banks

     A summary of the Corporation's subsidiary bank's legal reserve requirements established by the Federal Reserve System is as follows:

December 31                                     1994           1993
Portion of requirement satisfied
     by non-interest earning vault cash      $4,774,000     $3,735,000
Additional balances maintained
     with the Federal Reserve                   250,000        500,000
          Total reserve requirements         $5,024,000     $4,235,000

Note 3. Securities

     The amortized cost and fair value of securities is as follows:

                                                            Gross            Gross
                                        Amortized         Unrealized       Unrealized           Fair
                                          Cost              Gains            Losses             Value
Securities Available for Sale
     at December 31, 1994
U.S. Treasury and agencies            $ 11,992,803       $    1,458      $  (352,386)      $ 11,641,875
States and political subdivisions       30,981,840          868,132         (742,905)        31,107,067



                         -37-
Mortgage-backed securities:
     U.S. Government agencies           30,342,836           11,407       (1,226,475)        29,127,768
     Collateralized mortgage
          obligations                    4,664,420                0          (99,790)         4,564,630
Other securities                         4,734,440                0                0          4,734,440
          Total                         82,716,339       $  880,997      $(2,421,556)      $ 81,175,780
Securities Held to Maturity
     at December 31, 1994
U.S. Treasury and agencies            $  8,998,180       $        0      $  (319,658)      $  8,678,522
States and political subdivisions       13,458,322          377,869         (209,670)        13,626,521
Mortgage-backed securities:
     U.S. Government agencies           22,675,808          135,294         (460,030)        22,351,072
     Collateralized mortgage
          obligations                    2,324,347                0          (49,211)         2,275,136
Other securities                         1,017,456                0                0          1,017,456
          Total                       $ 48,474,113       $  513,163      $(1,038,569)      $ 47,948,707

                                                            Gross            Gross
                                        Amortized         Unrealized       Unrealized           Fair
                                          Cost              Gains            Losses             Value
Securities Held for Sale
     at December 31, 1993
States and political subdivisions      $  6,354,384      $  679,616      $         0       $  7,034,000
Mortgage-backed securities:
     U.S. Government agencies             6,145,585          45,145          (29,730)         6,161,000
          Total                        $ 12,499,969      $  724,761      $   (29,730)      $ 13,195,000
Securities Held to Maturity
     at December 31, 1993
U.S. Treasury and agencies             $ 12,537,273      $   87,784      $   (16,057)      $ 12,609,000
States and political subdivisions        32,183,401       3,270,265           (3,666)        35,450,000
Mortgage-backed securities:
     U.S. government agencies            57,996,036       1,017,022         (136,058)        58,877,000
     Collateralized mortgage
          obligations                     8,108,444          37,373          (25,817)         8,120,000
Other securities                          7,625,717          95,497           (6,214)         7,715,000
          Total                        $118,450,871      $4,507,941      $  (187,812)      $122,771,000

     Information regarding the amortized cost and fair value of securities by contractual maturity at December 31, 1994 is presented below. Maturity information is based on contractual maturity for all securities other than mortgage-backed securities. Actual maturities of mortgage-backed securities may differ from contractual maturities because borrowers have the right to prepay the underlying obligation without prepayment penalty.

                                                  Available for Sale                     Held to Maturity
                                                   December 31, 1994                    December 31, 1994
                                                Amortized          Fair            Amortized            Fair
                                                  Cost             Value              Cost              Value
Due in one year or less                      $  1,909,812      $  1,926,714      $  5,000,744      $  4,818,783
Due after one year through five years          24,319,361        24,446,695        11,515,126        11,619,648
Due after five years through ten years          5,865,245         6,070,685         1,606,828         1,689,142
Due after ten years                            15,614,665        15,039,288         5,351,262         5,194,928
     Subtotal                                  47,709,083        47,483,382        23,473,960        23,322,501
Mortgage-backed securities                     35,007,256        33,692,398        25,000,153        24,626,206
     Total                                   $ 82,716,339      $ 81,175,780      $ 48,474,113      $ 47,948,707


     Proceeds, gross gains and gross losses from sales and calls of securities are as follows:

Years ended December 31                           1994               1993              1992
Available for Sale
Proceeds from sales                          $ 18,383,241
Gross gains from sales                       $    150,801
Gross losses from sales                          (336,005)
     Net losses from sales                       (185,204)
Net gains from calls                                2,500
          Net loss                           $   (182,704)
Held for Sale
Proceeds from sales                                              $  9,733,983       $10,606,988
Gross gains from sales                                           $    356,379       $   311,321
Gross losses from sales                                                (2,500)          (25,743)
     Net gains from sales                                             353,879           285,578
Net gain from calls                                                     6,300                 0
          Net gain                                               $    360,179       $   285,578
Held to Maturity
Proceeds from sales                          $          0        $  2,027,125       $ 7,197,380
Gross gains from sales                       $          0        $     10,893       $   141,490
Gross losses from sales                                 0                (670)          (29,604)
     Net gains from sales                               0              10,223           111,886
Net gains from calls                               17,760                   0             1,414
          Net gain                           $     17,760        $     10,223       $   113,300

     Debt securities having an amortized cost of approximately $21,095,000 at December 31, 1994 were pledged to secure public and trust deposits, securities sold under agreements to repurchase, advances from the Federal Home Loan Bank and for other purposes as required by law.

Note 4. Loans

     The composition of the loan portfolio is as follows:

December 31                             1994                1993
Commercial, financial
     and agricultural              $179,849,788        $166,745,574
Residential real estate             179,772,006         160,789,531
Real estate construction             26,679,742          27,337,567
Consumer                             50,227,603          58,820,606
          Total Loans              $436,529,139        $413,693,278

     At December 31, 1994 and 1993, the Corporation had approximately $802,000 and $1,962,000, respectively, of loans for which no interest income was being recognized due to the uncertainty of the collectibility of the loans. If interest on such loans had been accrued, the income would have approximated $64,000, $131,000 and $162,000 in 1994, 1993 and 1992, respectively.

     Certain directors, executive officers and principal shareholders of the Corporation, including associates of such persons, were loan customers of the Corporation during 1994. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the year ended December 31, 1994:

Balance at January 1                              $10,623,378
New loans                                           4,218,920
Repayments                                         (3,141,122)
Other changes, net                                 (1,756,198)
Balance at December 31                            $ 9,944,978

     Other changes include adjustments for persons included in one reporting period that are not included in the other reporting period.

     At December 31, 1994 and 1993, the Corporation had approximately
$667,000 and $1,800,000, respectively of loans with an estimated market value of $710,000 and $1,820,000, respectively which it intends to sell.

Note 5. Allowance for Loan Losses

     A summary of the activity in the allowance for loan losses is as follows:

                                                 1994            1993            1992
Balance, at beginning of year                 $5,586,090      $4,565,840      $3,834,065
Provision charged to operating expense           750,000       1,380,000       1,380,000
                                               6,336,090       5,945,840       5,214,065
Loan charge-offs                              (1,013,533)       (601,580)       (831,045)
Loan recoveries                                  629,412         241,830         182,820
  Net loan charge-offs                          (384,121)       (359,750)       (648,225)
Balance, at end of year                       $5,951,969      $5,586,090      $4,565,840

Note 6. Premises and Equipment

     The following is a summary of premises and equipment:

December 31                                  1994               1993

Land                                    $     903,904       $   903,904
Building and improvements                   9,311,183         8,382,975
Furniture and equipment                     9,590,401         8,282,465
                                           19,805,488        17,569,344
Less accumulated depreciation
     and amortization                       9,930,114         8,644,725
Net premises and equipment              $   9,875,374       $ 8,924,619

     Depreciation and amortization expense charged to operations was $1,329,203, $1,154,280 and $1,127,939, in 1994, 1993 and 1992, respectively.

Note 7. Interest on Deposits

     Certificates of deposit in denominations of $100,000 or more totaled approximately $43,603,000 and $37,991,000 at December 31, 1994 and 1993,
respectively.  Interest expense on deposits is as follows:

Years ended December 31                      1994                 1993                1992
Interest-bearing demand                  $   877,108          $ 1,169,122         $ 1,691,202
Savings                                    5,548,495            4,261,699           4,151,905
Time deposits less than $100,000          10,310,384           10,330,579          11,741,124
Time deposits of $100,000 or more          1,639,390            1,478,064           1,939,125
          Total                          $18,375,377          $17,239,464         $19,523,356




                         -41-
Note 8. Long-Term Debt

     At December 31, 1994 and 1993, the Corporation had advances from the Federal Home Loan Bank of Indianapolis (FHLB) totaling $5,000,000. The terms of the advances include monthly interest payments at annual percentage rates of 5.05%. Prepayment options exist on the anniversary date of the advances, without incurring penalty. The principal balances mature in September of 1998. The FHLB advances are collateralized by qualified 1-4 family whole mortgage loans and U.S. Government agency mortgage-backed securities.

Note 9. Income Taxes

     Components of the provision for federal taxes on income are as follows:

Years ended December 31                      1994                 1993                1992
Taxes currently payable                  $1,935,000           $2,329,050          $1,822,771
Deferred tax expense(benefit)               345,000             (413,550)           (532,771)
          Total                          $2,280,000           $1,915,500          $1,290,000

     Taxes allocated to securities transactions were $(56,081) in 1994, $125,937 in 1993 and $79,776 in 1992.

     Components of the 1992 deferred tax benefit of $533,000 included
$309,000 related to the provision for loan losses, $131,000 related to deferred compensation and $93,000 of other items.

     The difference between the provision in these financial statements and amounts computed by applying the statutory federal income tax rate to pre-tax income is as follows:

Years ended December 31                          1994                  1993                1992
Statutory federal tax rate                         34%                   34%                 34%
Income computed at the statutory
     federal tax rate                       3,222,629            $2,874,027          $2,455,340
Add(subtract) tax effect of:
     Tax-exempt securities income            (934,191)             (979,854)         (1,030,775)
     Tax-exempt loan income                  (142,991)             (144,974)           (171,013)
     Non-deductible interest
          expense                             100,932                97,411             116,905
     Other                                     33,621                68,890             (11,264)
     Effect of alternative minimum tax              0                     0             (69,193)
          Total                            $2,280,000            $1,915,500          $1,290,000


     The components of the net deferred tax asset recorded in the balance sheet are as follows:

December 31                                          1994           1993
Deferred tax assets
     Provision for loan losses                    $1,780,152     $1,474,898
     Net deferred loans fees                         258,260        230,152
     Deferred compensation                           287,411        283,424
     Other                                           164,778         59,275
     Net unrealized losses on securities
          available for sale                         523,758              0
               Total deferred tax assets           3,014,359      2,047,749
Deferred tax liabilities
     Accretion of bond discount                      (41,422)       (34,813)
     Depreciation                                   (153,137)      (239,669)
     Other                                          (140,563)      (127,372)
     Pension                                        (212,247)             0
     Mark-to-market adjustment for
          securities held for sale                  (671,622)             0
               Total deferred tax liabilities     (1,218,991)      (401,854)
Valuation Allowance                                        0              0
          Net deferred tax asset                  $1,795,368     $1,645,895

Note 10. Employee Benefits

     The Corporation has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the balance sheet.

December 31                                                      1994            1993
Actuarial present value of benefit obligations:
     Accumulated benefit obligation, including vested
     benefits of $2,162,753 in 1994 and $2,498,023
     in 1993                                                  $2,206,244      $2,575,281
Projected benefit obligation for service rendered
     to date                                                  $3,117,184      $3,694,315
Plan assets at fair value, primarily money-
     market funds, listed stocks, bonds and
     U.S. Government securities                                3,248,276       3,886,235
Excess of plan assets over projected
     benefit obligation                                          131,092         191,920
Unrecognized transition asset                                   (204,310)       (291,270)
Unrecognized prior service benefit                              (271,911)        (73,324)
Unrecognized net loss                                            645,108         532,020
               Net pension asset                              $  299,979      $  359,346





Years ended December 31                                  1994           1993           1992
Net pension cost included the following:
     Service cost-benefits earned
          during the year                              $230,654       $209,627       $191,028
Interest cost on projected
     benefit obligation                                 254,801        290,111        268,486
Actual return on plan assets                            (42,650)      (346,852)      (382,789)
Net amortization and deferral                          (291,219)           351         67,761
Additional liability recognized
     due to settlement                                  123,316        115,442              0
               Net pension cost                        $274,902       $268,679       $144,486

     The weighted average discount rate was 7.25 percent for 1994 and 1993, and
7.50 for 1992.

     The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.50 percent for 1994, 4.75 percent for 1993 and 5 percent for 1992.

     The expected long-term rate of return on assets was 7.50 percent for 1994 and 7.75 percent for 1993.

     Unrecognized prior service cost is amortized on a straight line basis, based on the expected future service years of plan participants to receive benefits.

Other Employee Benefit Plans

     The Corporation maintains a profit-sharing plan for qualified employees with at least two years of service. Contributions equal 3 percent of net profits before federal income taxes and securities gains or losses, or as determined at the discretion of the Board of Directors of the Corporation limited to the maximum permitted by the Internal Revenue Code. Under this plan, $298,960, $248,878 and $206,496 was expensed in 1994, 1993 and 1992, respectively.

     In addition, the Corporation maintains a 401(k) salary reduction plan for qualified employees with at least one year of service. Participants may make deferrals up to 15% of compensation. The Corporation matches 50 percent of elective deferrals on the first 4 percent of the participants' compensation. Expense under this plan was $108,991, $97,467 and $91,736 in 1994, 1993 and
1992, respectively.

     A stock option plan exists under which options may be issued at market prices to officers and other key employees. The right to exercise the options vests over a five year period. The options outstanding at December 31, 1994 are as follows:



                                                                     Number
                                                  Price            of Options
Issue Date              Expiration Date        Per Share(1)       Outstanding(1)
August 10, 1989         August 10, 1999          $11.02               2,857
December 1, 1990        December 1, 2000         $ 8.47              79,188
January 1, 1994         January 1, 2004          $19.17               7,926
                                                                     89,971

     The following is a summary of the transactions for the period January 1, 1992 through December 31, 1994:

                                        Available     Options        Exercise Price
                                        for Grant   Outstanding       Per Share(1)
Balance January 1, 1992                  15,015        51,535         $8.47-11.02
     Effect of 3 for 2 stock split        7,507        25,768                   0
Balance December 31, 1992                22,522        77,303         $8.47-11.02
     Effect of 5% stock dividend          1,126         3,865                   0
     Options exercised                        0       (16,340)               8.47
Balance December 31, 1993                23,648        64,828         $8.47-11.02
     Options issued                      (5,284)        5,284               19.17
     Effect of 3-for-2 stock split        9,182        31,778                   0
     Options exercised                                 (8,748)               8.47
     Options cancelled                    3,171        (3,171)               8.47
Balance December 31, 1994                30,717        89,971         $8.47-19.17

(1) Restated for stock dividends and stock splits.

Note 11. Commitments, Off-Balance-Sheet Risk and Contingencies

     The Corporation is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, unused lines of credit and standby letters of credit. The Corporation's exposure to credit loss in the event of non-performance by the other party to financial instruments for commitments to make loans, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. The Corporation follows the same credit policy to make such commitments as it uses for on-balance-sheet items.

     The Corporation has the following commitments outstanding:






December 31                                  1994
Fixed rate loan commitments              $ 3,475,000
Variable rate loan commitments             7,749,000
Unused lines of credit                    64,064,000
Standby letters of credit                  3,762,000
                                         $79,050,000

     Fixed rate loan commitments at December 31, 1994 are at current rates, primarily from 9.00 percent to 10.00 percent, and terms from 5 to 15 years. Variable rate loan commitments at December 31, 1994 are at current rates ranging from 7.00 percent to 9.50 percent indexed primarily to Shoreline's prime lending rate or other U.S. Treasury rate indices. Terms range primarily from 5 to 15 years.

     Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of commitments is determined using management's credit evaluation of the borrowers and may include real estate, business assets, deposits and other items.

     Rental expense for the years ended December 31, 1994, 1993 and 1992 totaled $80,426, $90,650 and $82,333, respectively. As of December 31, 1994 there were no significant future rental commitments.

Note 12. Fair Values of Financial Instruments

     The following table shows the estimated fair values and the related carrying value of the Corporation's financial instruments at December 31, 1994 and 1993. Items which are not financial instruments are not included.

                                                     1994                                     1993
                                         Carrying             Estimated           Carrying             Estimated
December 31                               Amount             Fair Value            Amount             Fair Value
Cash and cash equivalents            $   51,637,807       $   51,638,000       $  61,028,786       $   61,029,000
Securities available for sale            81,175,780           81,176,000          12,499,969           13,195,000
Securities held to maturity              48,474,113           47,949,000         118,450,871          122,771,000
Loans, net of allowance
     for loan losses                    430,577,170          425,345,000         408,107,188          412,150,000
Demand and savings
     deposits                          (316,113,048)        (316,113,000)       (303,377,004)        (303,377,000)
Time deposits                          (249,982,575)        (248,183,000)       (254,031,640)        (258,364,000)
Securities sold under
     agreement to repurchase             (2,875,112)          (2,875,000)         (2,410,920)          (2,411,000)
Long-term debt                           (5,000,000)          (4,457,000)         (5,000,000)          (4,849,000)

     For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1994 and 1993. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for held to maturity securities and securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates the Corporation would charge the borrowers for similar loans with similar maturities made at December 31, 1994 and 1993, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate the Corporation would charge for similar loans at December 31, 1994 and 1993, applied for the time period until estimated repayment. The estimated fair value for demand, savings deposits, and securities sold under agreement to repurchase is based on their carrying value. The estimated fair value for time deposits and long-term debt is based on estimates of the rate the Corporation would pay on such deposits or borrowings at December 31, 1994 and 1993, applied for the time period until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

     While these estimates of fair value are based on management's judgement of the most appropriate factors, there is no assurance that if the Corporation had disposed of such items at December 31, 1994, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1994 should not necessarily be considered to apply at subsequent dates.

     In addition, other assets and liabilities of the Corporation that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of the Corporation's subsidiary bank's trust department, the trained work force, customer goodwill, and similar items.

Note 13. Condensed Financial Information of the Parent Company

     The condensed financial information of the parent company, Shoreline Financial Corporation, is summarized below.

Condensed Balance Sheets
December 31                                        1994                1993
Assets:
     Cash and cash equivalents                 $   509,161         $   429,751
     Investment in subsidiary                   54,324,689          50,428,533
     Premises and equipment-net                  1,486,747           1,680,980
     Other assets                                  110,427             195,504
          Total Assets                         $56,431,024         $52,734,768

                         -47-
Liabilities and Shareholders' Equity:
     Liabilities:
          Other liabilities                    $   222,556         $   127,649
               Total Liabilities                   222,556             127,649
Shareholders' Equity                            56,208,468          52,607,119
     Total Liabilities and
     Shareholders' Equity                      $56,431,024         $52,734,768

Condensed Statements of Income
Years ended December 31                            1994                1993              1992
Income:
     Dividends from subsidiary-cash             $3,362,695          $2,937,264       $3,879,232
     Corporate service fees                      3,308,086           3,078,686        2,861,937
          Total income                           6,670,781           6,015,950        6,741,169
Expense:
     Salaries and employee benefits              3,037,186           2,566,378        2,356,917
     Other                                       1,861,229           1,629,775        1,569,888
          Total expense                          4,898,415           4,196,153        3,926,805
Income before income tax benefit
     and equity in undistributed
          income of subsidiary                   1,772,366           1,819,797        2,814,364
          Income tax benefit                       513,000             215,000          388,000
Net income before equity in
     undistributed income of subsidiary          2,285,366           2,034,797        3,202,364
Equity in undistributed net
     income of subsidiary                        4,912,956           4,502,725        2,729,225
          Net income                            $7,198,322          $6,537,522       $5,931,589

Condensed Statements of Cash Flows
Years ended December 31                               1994                1993              1992
Cash flows from operating activities:
Net Income                                         $7,198,322          $6,537,522       $5,931,589
Adjustments to reconcile net income
     to net cash from operating activities:
     Equity in undistributed income of
          subsidiary                               (4,912,956)         (4,502,725)      (2,729,225)
     Depreciation and amortization                    464,073             372,009          312,940
     (Increase)/Decrease in
          income taxes receivable                     (67,809)             28,702           23,000
     Losses on disposal of assets                      18,840              25,203           51,122
     Decrease in other assets                         152,885              12,404           50,703
     Increase(Decrease) in other liabilities           94,908             (16,654)          14,134
          Total adjustments                        (4,250,059)         (4,081,061)      (2,277,326)
Net cash from operating activities                  2,948,263           2,456,461        3,654,263


Cash flows from investing activities:
     Property and equipment expenditures             (290,981)           (654,788)      (1,364,181)
     Proceeds from disposal of assets                   2,300              13,556           27,551
Net cash from investing activities                   (288,681)           (641,232)      (1,336,630)
Cash flows from financing activities
     Dividends paid                                (3,181,208)         (2,727,181)      (2,422,068)
     Stock dividend and splits-cash
          paid for fractional shares                   (5,756)            (15,925)          (5,348)
     Proceeds from shares issued under
          dividend reinvestment plan                  504,961             411,336          329,736
     Proceeds from shares issued under
          stock option plan                           101,831             207,518                0
Net cash from financing activities                 (2,580,172)         (2,124,252)      (2,097,680)
Net change in cash and cash
     equivalents                                       79,410            (309,023)         219,953
     Cash and cash equivalents at
          beginning of year                           429,751             738,774          518,821
     Cash and cash equivalents at
          end of year                             $   509,161         $   429,751      $   738,774
Federal income tax refund                         $   262,373         $   243,702      $   411,000

     Shoreline Financial Corporation's primary source of revenue is its wholly-owned subsidiary, Shoreline Bank. The payment of dividends by Shoreline Bank is restricted to net profits, as defined by the Michigan Banking Code, then on hand after deducting losses and bad debts, as also defined by the Michigan Banking Code. Accordingly, in 1995, the subsidiary bank may distribute to Shoreline, in addition to 1995 net profits, approximately $29,000,000 in dividends without prior approval from bank regulatory agencies.

Report of Independent Auditors

Shareholders and Board of Directors
Shoreline Financial Corporation
Benton Harbor, Michigan

     We have audited the accompanying consolidated balance sheets of SHORELINE FINANCIAL CORPORATION as of December 31, 1994 and 1993 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1994, 1993 and 1992. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.


                         -49-
     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHORELINE FINANCIAL CORPORATION as of December 31, 1994 and 1993, and the results of its operations and its cash flows for the years ended December 31, 1994, 1993 and 1992 in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, Shoreline Financial Corporation changed its method of accounting for securities in 1994 to comply with new accounting guidance.

CROWE, CHIZEK AND COMPANY
South Bend, Indiana
February 9, 1995

DIRECTORS

SHORELINE FINANCIAL CORPORATION
BOARD OF DIRECTORS

Louis A. Desenberg, Attorney, Desenberg & Colip
Merlin J. Hanson, Chairman, Hanson International
Thomas T. Huff, Attorney, Varnum, Riddering, Schmidt and Howlett
Ronald F. Kinney, Chairman, All-Phase Electric Supply Co., Inc.
James E. LeBlanc, Chairman, President and CEO, Whirlpool Financial Corp.
L. Richard Marzke, President, Pri-Mar Petroleum
James F. Murphy, Retired Chairman and CEO
Dan L. Smith, Chairman of the Board, President and CEO
Robert L. Starks, President, Kerley & Starks Funeral Homes, Inc.
Jeffery H. Tobian, President, Tobian Metals, Inc.
Harry C. Vorys, Retired Executive Vice President and Treasurer
Hyman Warshawsky, President, Shellbea Company
Ronald L. Zile, Retired Vice Chairman


SHORELINE BANK
BOARD OF DIRECTORS

Arthur J. Bolt, Retired President, Quality Refuse Service, Inc.
Donald G. Braschler, Chairman, Golden Brown Bakery, Inc.
James D. Christenson, Retired President, Saugatuck Drug Co.
Louis A. Desenberg, Attorney, Desenberg & Colip
Richard J. Dougherty, Retired Educator
Merlin J. Hanson, Chairman, Hanson International
Ronald L. Hartgerink, President, Wyckoff Chemical Company
Thomas T. Huff, Attorney, Varnum, Riddering, Schmidt and Howlett
Ronald F. Kinney, Chairman, All-Phase Electric Supply Co., Inc.
James E. LeBlanc, Chairman, President and CEO, Whirlpool Financial Corp.
L. Richard Marzke, President, Pri-Mar Petroleum
James F. Murphy, Retired Chairman and CEO, Shoreline Financial Corp.
Dr. Gladys Peeples-Burks, Retired School Administrator
Dan L. Smith, Chairman, President and CEO



                         -50-
Donald E. Spencer, President, Spencer Fruit &Fertilizer Sales, Inc. Robert L. Starks, President, Kerley & Starks Funeral Homes, Inc.
Hyman Warshawsky, President, Shellbea Company
Ronald L. Zile, Retired Vice Chairman

OFFICERS
SHORELINE FINANCIAL CORPORATION
OFFICERS

Dan L. Smith, Chairman of the Board, President and CEO
Wayne R. Koebel, Executive Vice President,
     Chief Financial Officer, Secretary and Treasurer
James R. Milroy, Senior Vice President and Controller
Steven G. Getzfrid, Vice President and Auditor

SHORELINE BANK OFFICERS

Dan L. Smith, Chairman of the Board, President and CEO
Wayne R. Koebel, Executive Vice President and Chief Financial Officer Robert K. Burch, Executive Vice President, Retail Banking
Richard D. Bailey II, Senior Vice President, Corporate Banking
James R. Milroy, Senior Vice President, Controller and Cashier
Joseph S. Calvaruso, Senior Vice President, Loan Administration
David Daugherty,  Senior Vice President, Commercial Lending
Gary A. Dolezan, Senior Vice President, Mortgage Lending
Jerry Globensky, Senior Vice President, Commercial Lending
William L. Rockhold, Senior Vice President and Trust Officer
Ronald D. Sonneman, Senior Vice President and Trust Officer
Hilda L. Banyon, First Vice President and Director of Personnel William Asche, Vice President, Mortgage Lending
Harold E. Borlik, Vice President and Trust Officer
Steve Brinks, Vice President, Facilities
Jeffrey Curry, Vice President, Commercial Services
Patrick G. Duffy, Vice President and Compliance Officer
Michael G. Doherty, Vice President, Commercial Lending
Steven G. Getzfrid, Vice President and Auditor
Kenneth W. Johnson, Vice President, Regional Manager and
     Branch Manager, South Haven
Mark Keech, Vice President, Data Processing
Garry P. Kempker, Vice President and Trust Officer
Timothy B. Merker, Vice President, Commercial Lending
Alan Newcomb, Vice President, Operations
Jennifer Postello, Vice President, Mortgage Lending
Barbara J. Stelter, Vice President, Regional Manager and
     Branch Manager, South St. Joseph
Robert D. Sykora, Vice President, Commercial Lending
David Van Strien, Vice President, Consumer Lending
Fred D. Wagner, Vice President, Commercial Lending
Mary Brinks, Assistant Vice President, Trust Operations
Janet A. Dickerson, Assistant Vice President, Mortgage Lending
Jane Kolberg, Assistant Vice President and Secretary to the Board Patrick A. Mangold, Assistant Vice President, Consumer Lending


                         -51-
Clara Morris, Assistant Vice President and Branch Manager,
     South Haven Suburban
Timothy O. Puro, Assistant Vice President and Trust Officer
Cheryl A. Stieve, Assistant Vice President, Director of Training
Cathryn A. Thaler, Assistant Vice President, Director of Marketing Margaret A. Thornton, Assistant Vice President and Branch Manager,
     Berrien Springs
Eileen M. Toney, Assistant Vice President, Regional Manager and
     Branch Manager, Edwardsburg
Susanne K. Treacy, Assistant Vice President and Mortgage Loan Originator Laura Watkins, Assistant Vice President and Branch Manager, Orchards John S. Wilk, Assistant Vice President and Branch Manager, Baroda Leonardo A. Amat, Commercial Loan Officer
Jacquie Amicarelli-Godush, Branch Manager, Lakeshore
Pamela J. Dolezan, Assistant Trust Officer
Sharon Gillette, Branch Manager, Allegan
Michael J. Griffin, Branch Manager, Paw Paw
Scott E. Johnson, Trust Officer
Earl Kasischke, Security Officer
Lynn M. Kerber, Manager, Credit Department
Alice C. Konkey, Manager, Loan Operations
Stephen  R. Lison, Branch Manager, Eau Claire
Elice J. Menear, Branch Manager, Fennville
Patricia L. Miller, Branch Manager, Riverview
Peggy A. Roberts, Mortgage Loan Officer
Peggy Santoro, Branch Manager, Hartford
Ronald T. Schramm, Mortgage Loan Officer
Martha Speer, Branch Manager, Fairplain
Diana L. Swartz, Branch Manager, Three Oaks
Frances K. Terry, Branch Manager, Buchanan
Jon P. Weston, Branch Manager, Saugatuck
Rodger A. Young, Branch Manager, Oak Street

To those directors and senior officers who have recently retired, we offer our thanks for their years of dedicated service.

SHORELINE BANK
RETIRED DIRECTORS

Burton H. Pearson

SHORELINE BANK
RETIRED SENIOR OFFICERS

Ronald L. Zile
James M. Behlen

EMPLOYEES

Cynthia Adent
Monica Adkins
Andrea Aleman


                         -52-
Patricia Allred
Nancy Alti
Kathy Anchor
Melissa Anderson
Mary Arnold
Kathy Austin
Sandra Austin
Bonnie Babor
Mia Bancroft
Mary A Barnes
Kathy Barnett
Robin Barz
Cassie Bell
Alice Blake
Joan Blake
Linda Bolton
Marilyn Booker
Kim Bosch
Kathy Bower
Christina Bowles
Laura Braley
Teresa Branson
Janice Briese
Kathleen Brinks
Brian Brown
Adeline Brown
Henrietta Bruce
Brian Bythrow
Kim Caid
Helen Calhoun
Vicky L. Camp
Nichole Carpenter
Todd Carter
Cheryl Carter
Bonita L. Cicilian
Sarah Clark
Sally Clevenger
Rachel A.Crowder
Anika Cunningham
Richard Curtis
Dorothy Cutshaw
Sharon Dalrymple
Mary J. Dannenberg
Nicole Davis
Sharon Deja
Norma DeKryger
Joe DeMeulenaere
Jack A. Den Uyl
Marlene Denekas
Joanne M. Devries
James Dew
Sandra Diaz
Patricia L. Diepenhorst

                         -53-
Beth Dissette
Barbara Ehrenberg
Lori Ellmer
Karen Emerson
Christi Eppard
Cathy Eppard
Cheron Diane Evans
Roberta Faher
Shirely Fender
Peter S. Ferguson
Rebecca Fisette
Teresa Fitzgerald
John Fitzgerald
Janis Fleisher
Phyllis Flowers
Pam Foster
Sandra French
Deanne Fridley
Debbie Gagliardo
Barbara Gardner
Charlotte G. Gardner
Mary B. Garlanger
Kenya Gavin
Nelson Goodwin
Mary Goril
Barbara Gray-Maruk
Diane Green
Ellen Gregory
Deborah L. Griffin
Nikki Gruber
Katrina Guidry
Cynthia Guminiski
Deena L. Hay
Jayne Hayden
Kandyce Hays
Roberta Henry
Irene Hills
Sarah Hodgkins
Natalie Hollomon
Peggy Holsten
Jane Hope
Marc Horton
Cynthia House
Dwight Huber
Margo Humes
Jennifer Hunt
Peggy Hunt
Evelyn Husek
Richard Iversen
Michael Janniere
Joan L. Jason
Teresa Johnson
Pamela Jones

                         -54-
Anita T. Jones
Kimberly Kaltz
Denise Kantaukas
Karen Karr
Patricia Keith
Allison Klank
Evelyn Klingerman
Ann M. Kneeland
Jill Koole
Sharon Kridler
Linda Kronenberger
Norma Krumrie
Tammy Lausman
Grace Lawson-Little
Mitzi Layman
Regenia Leedy
Lori Leiter
Patricia Lewis
Mariann Litznerski
Karen Lohrmann
Lorie Looney
Alfonso Lopez
Rodney L. Lynch Jr.
Marcia Mantei
Aaron Markos
Mirna F. Marquez
Lisa Martin
Mary Martin
Michelle Mason
Rhonda Mauchmar
Maria McDaniel
Mary McEnaney
Kathryn McGrew
Shirley McKinley
Lena McNees
Terry McNeil
Sarah Melcher
Vesna Mihailovic
Bonnie Miller
Kathleen Miller
Shelley Ann Miller
Cindy Mitchell
Bridget Moore
Kimberly Moore
Ruth Morrison
Larry Morrow
Elizabeth Mundt
Kathy Murdock
Meryl Nave
James Newell
Mildred L. Nicholson
Amy Nitz
Marilyn Nye

                         -55-
Cheryl O'Hara
Stacy Ostenson
Lorraine Outlaw
Jo Ann Pallas
Mabel Palmer
Beverly Pastrick
Janet F. Perlstein
Kristeen Peterson
Dawn Phairas
Rosalyn Phillips
Cecilia Pinne
Marcy Pinne
Virginia Pipoly
Linda Polmounter
Penny Popp
Joan Priebe
Sandra J. Ransom
Julio Rebollo
Monika Reimers
Elizabeth Remington
Robert Richards
Diane L. Rigozzi
Charlene Rogers
Myra Ross
Michelle Rouse
Wendy Rummel
Shella Ryan
Shirley Ryder
Richard Sadler
Charles Sawyer
Barabara Scalf
Jannith Schadler
Carole Schlutt
Carolyn Shoemaker
Debbie Shuemake
Thomas Siewert
Christine Simeck
Deborah Simpson
Joyce Skidmore
Ada Skoda
Gary Smith
Ginger Smith
Julie Soderquist
Cynthia A. Sorensen
Lora Spencer
Jennie Stezowski
Brenda J. Stickels
Judith Stowell
Deborah Streeter
Christine Sunday
Kimberly Swisher
Diane M. Talsma
Anna Tanner

                         -56-
Sue Tecklenburg
Christine Terry
Frances Terry
Mary Lou Thomas
Sandra L. Thompson
Susan Thompson
Karen Tipton
Patricia Tobias
Karen Tollas
Robin Torres
Susan Tropp
Sharon Tyson
Judy Uphues
Doraine Wade
Nancy Wagner
Susan Walantyn
Eunice Walker
Helen B. Wallace
Lori Wallace
Cheri Watson
Deborah Webb
Linda Weber
Angela Wells
Kayla White
LaVetta White
September Wilkins
Monique Williams
Sandra Windmon
Larry Wismer
Sheila Wolford
Nancy Wroblewski
Lance Wycoff
Karen Zielke

BANKING LOCATIONS

Allegan 673-6691
Baroda 422-1105
Benton Harbor, Fairplain* 927-2584
Benton Harbor, Oak Street 925-1200
Benton Harbor, Orchards Mall* 927-3788
Benton Harbor, Riverview 927-2251
Berrien Springs 471-7749
Bloomingdale* 521-7733
Buchanan, Auto Bank
Buchanan, Downtown* 695-3815
Eau Claire 461-6907
Edwardsburg* 663-3343
Fennville* 561-8431
Galien 545-3355
Hartford 621-3196
Paw Paw* 657-2511
Saugatuck* 857-2116

                         -57-
South Haven, Downtown* 637-2141
South Haven, Suburban* 637-6625
Stevensville* 429-1527
St. Joseph, Downtown* 983-8970
St. Joseph, South* 429-6174
Three Oaks 756-9539

* Automated Teller Machine. Shoreline ATMs are also located at Lake Michigan College and Meijer (Registered Trademark) in Benton Harbor. Shoreline Cash-Dispensing Machines are located at McDonald's (Registered Trademark) Restaurants in Stevensville and Bridgman, Pri-Mart Quik Shop in South Haven, Andrews University in Berrien Springs, and Wal-Mart (Registered Trademark) Stores in South Haven and Benton Harbor.


[LOGO]
Shoreline Financial Corporation





































                         -58-