Form 10-K, Exhibit 13
period 1995-12-31
SHORELINE FINANCIAL CORP
filed 1996-03-28
CIK 822697

EXHIBIT 13





                      SHORELINE FINANCIAL CORPORATION

                        [DRAWING OF WAVE AND BIRDS]


                            1995 ANNUAL REPORT






                           SURGING TO THE CREST










          ON THE COVER: With five consecutive years of double-digit increases, Shoreline Financial Corporation's growth and prosperity are surging.




















                             TABLE OF CONTENTS


Financial Highlights . . . . . . . . . . . . . . . . . . . . . . . . . . 1
To Our Shareholders. . . . . . . . . . . . . . . . . . . . . . . . . . . 2
Business of Shoreline. . . . . . . . . . . . . . . . . . . . . . . . . . 5
Setting a Course for Future Growth . . . . . . . . . . . . . . . . . . . 6
Riding a Wave of Success . . . . . . . . . . . . . . . . . . . . . . . . 8
Quarterly Financial Data . . . . . . . . . . . . . . . . . . . . . . . .10
Common Stock Information . . . . . . . . . . . . . . . . . . . . . . . .10
Management's Discussion and Analysis of Financial Condition
       and Results of Operations . . . . . . . . . . . . . . . . . . . .11
Consolidated Balance Sheets. . . . . . . . . . . . . . . . . . . . . . .19
Consolidated Statements of Income. . . . . . . . . . . . . . . . . . . .20
Consolidated Statements of Changes in Shareholders' Equity . . . . . . .21
Consolidated Statements of Cash Flows. . . . . . . . . . . . . . . . . .22
Notes to Consolidated Financial Statements . . . . . . . . . . . . . . .23
Report of Independent Auditors . . . . . . . . . . . . . . . . . . . . .34
Directors. . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .35
Officers . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .36































                       -1-
FINANCIAL HIGHLIGHTS

(In thousands except financial ratios and per share data)

                                            1995            1994          1993           1992            1991
AT YEAR END:
 Total assets                             $671,173        $633,854      $620,620       $533,004        $507,129
 Net loans                                 459,395         430,577       408,107        350,174         340,043
 Total deposits                            592,300         566,096       557,409        480,458         458,913
 Long-term debt                              5,000           5,000         5,000              0               0
 Shareholders' equity                       64,360          56,208        52,607         48,194          44,360
 Tier 1 risk-based capital                   14.56%          13.62%        12.90%         14.46%          13.95%

FOR THE YEAR:
 Net interest income                        27,229          25,356        23,066         22,130          19,980
 Provision for loan losses                    (750)           (750)       (1,380)        (1,380)         (1,270)
 Other income                                3,979           4,593         4,754          3,968           3,188
 Other expense                             (18,720)        (19,721)      (17,987)       (17,496)        (15,411)
 Income before income taxes                 11,738           9,478         8,453          7,222           6,487
 Income tax expense                         (3,131)         (2,280)       (1,915)        (1,290)         (1,152)
 Net income                               $  8,607        $  7,198      $  6,538       $  5,932        $  5,335

FINANCIAL RATIOS:
 Return on average shareholders'
    equity                                   14.28%          13.02%        12.85%         12.77%          12.55%
 Return on average assets                     1.33%           1.16%         1.15%          1.13%           1.09%
 Average equity capital to
    average assets                            9.30%           8.91%         8.94%          8.87%           8.72%
 Dividend payout ratio                       43.39%          44.19%        41.72%         40.83%          39.78%

PER SHARE DATA:
 Earnings per share                       $   1.64        $   1.38      $   1.27       $   1.15        $   1.05
 Cash dividends declared
    per share                                  .71             .61           .52            .47             .41
 Book value per share
    (year end)                               12.26           10.72         10.12           9.36            8.66

See Notes to the Consolidated Financial Statements. All per share data adjusted to reflect stock splits and stock dividends.









                       -2-
"IT WAS ANOTHER HIGH WATER MARK FOR THE SHORELINE."

[PICTURED IS DAN L. SMITH, CHAIRMAN OF THE BOARD, PRESIDENT AND CEO]

TO OUR SHAREHOLDERS

We are very pleased to report that 1995 represented a new high water mark for Shoreline Financial Corporation -- our fifth consecutive year of record earnings. Net income was $8,607,456, which represented a 19.6% increase over 1994 earnings of $7,198,322. Both our return on equity of 14.28% and our return on assets of 1.33% represent the best levels achieved by Shoreline over the last seven years.

As earnings per share increased from $1.38 in 1994 to $1.64 in 1995, the Board of Directors raised cash dividends from $.61 to $.71, an increase of 16.4%. The market price of our stock, adjusted for a 5% stock dividend, increased 16.6%. And total shareholder return, including cash dividends, was over 20% for the year.

Several factors contributed to Shoreline's solid earnings growth in 1995. Average earning assets, consisting of loans and investments, increased $29.8 million during the year. This growth, as well as a seven basis point improvement in the net interest margin to 4.72%, produced $1.9 million in additional net interest income.

Reduced operating expenses were another contributing factor to improved earnings. Shoreline's non-interest expense declined approximately $1 million for the year. The long-awaited rollback in FDIC insurance premium levels was responsible for nearly one-half of our total cost savings. Efficiencies gained by the 1994 merger of the Corporation's two banks were largely responsible for the remainder of these savings.

At Shoreline, we are committed to growth in earnings and in assets, but not at the expense of quality. In 1995, Shoreline's non-performing asset ratio declined for the fifth consecutive year, and stood at only .35% of total loans on December 31, 1995. The benefit of maintaining high quality standards is also reflected in our extraordinarily low level of net loan charge-offs of $102,000, or .02% of total loans.

Another reason for our success was our continued commitment to provide customers with convenient banking facilities and services. In December 1995, Shoreline added a twenty-fourth location to its banking network, through the acquisition of an Adamsville, Michigan branch formerly operated by Old Kent Bank. This location, along with the new Edwardsburg branch, expanded Shoreline's presence in the Indiana and Michigan border area. Shoreline also added a new freestanding Automated Teller Machine
(ATM) to its growing network, and began construction of a new drive-up facility located on Niles Road in St. Joseph Township.



                       -3-
Shoreline's leadership in developing and delivering quality financial services continued in 1995. Our Capital Club savings account, Super Public Fund checking account, and Equity Edge home equity loans accounted for a substantial portion of our deposit and loan growth. We were also pleased that during 1995, Shoreline became the number one mortgage lender in our four-county service area of southwest Michigan.

In 1996, we plan to introduce more convenient products and services to our customers that will help us maintain our competitive edge. Our new One Check card service will provide customers with a fast and efficient replacement for checks, as well as serve as their ATM card. A computerized bill-paying service called Easy Pay will provide customers with bill-paying convenience by phone, or through their personal computers at home. And, our new Automated Loan Machine (ALM) service will expedite the lending process for consumers.

During 1995, our efforts to support our communities were recognized by the FDIC when they assigned Shoreline Bank an "Outstanding" Community Reinvestment Act rating. Among the reasons cited for this high rating were: officer involvement in organizations such as Cornerstone Alliance, NISE, and CORD; special loan programs for first-time home buyers and credit re-establishment loans; participation in government-insured or subsidized loan programs, and marketing directed toward low and moderate income individuals. We are pleased that our involvement is having a positive impact and correspondingly find this to be good, profitable business for us.

Shoreline continued its investment in its people by promoting a number of hardworking and dedicated employees in 1995. We congratulate them and wish them well in their new positions of added responsibility. During the past year, Ronald F. Kinney, Donald E. Spencer, and Hyman Warshawsky retired from the Board of Directors of Shoreline Bank. We thank them for their contributions over the combined 79 years of their board membership.

We are saddened by the loss of William Asche, Vice President of Mortgage Loans at our South Haven branch office, who passed away in October 1995. His years of service to the organization and contributions he made to Shoreline will be missed.

While it would be foolish to attempt to predict the future, your management team feels that prospects are favorable for our continued success in 1996. We expect interest rates to remain at levels that will continue to be attractive to business and consumers alike and should help to sustain or improve on our loan growth. As the financial industry becomes increasingly more competitive, Shoreline will continue to develop the products and services that will help us maintain our leadership position in the markets we serve.




                       -4-
We invite you, our shareholders, to join us on Wednesday, May 1, 1996, at Lake Michigan College, for our Annual Shareholders' Meeting. As always, we welcome the opportunity to visit with you and answer any questions you may have.



/S/ DAN L. SMITH
Dan L. Smith
Chairman of the Board
President and CEO








































                       -5-
UNITY OF LEADERSHIP

Pictured clockwise from front: Dan L. Smith, Wayne R. Koebel, Richard D. Bailey II, Robert K. Burch and James R. Milroy

BUSINESS OF SHORELINE

Shoreline Financial Corporation ("Shoreline" or the "Corporation") is a bank holding company. Shoreline's business is concentrated exclusively in the commercial banking industry segment. Shoreline's subsidiary, Shoreline Bank, offers individuals, businesses, institutions and government agencies a full range of commercial banking services including:

-    Time, savings and demand deposits
-    Commercial, consumer and real estate financing
-    Bank credit cards
-    Trust services
-    Investment services
-    Safe deposit services
-    Automated transaction machine services
-    Electronic, telephone and other banking services

The business of Shoreline is mildly seasonal due to the recreational and agricultural components of the local economy. No material part of the business of Shoreline and its subsidiary is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on the Corporation.

The principal markets for Shoreline's financial services are the communities in which Shoreline Bank is located, and the areas immediately surrounding these communities. Shoreline and its subsidiary serve these markets through 24 offices located in and around these communities. Shoreline and its subsidiary have no material foreign assets or income.

The principal source of revenue for Shoreline and its subsidiary is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 73.7% of Shoreline's total revenues in 1995, 73.2% in 1994 and 70.7% in 1993. Interest on investment securities accounted for 17.4% of Shoreline's total revenues in 1995, 16.2% in 1994 and 17.8% in 1993.

                   [SHAREHOLDERS' EQUITY GROWTH CHART]








                       -6-

SHORELINE MANAGEMENT COMMITTEE

DAN L. SMITH             WAYNE R. KOEBEL               ROBERT K. BURCH
Chairman                 Executive                     Executive
of the Board             Vice President                Vice President,
President                Chief Financial               Retail Banking
Chief Executive          Officer
Officer


RICHARD D. BAILEY II     JAMES R. MILROY
Senior                   Senior
Vice President,          Vice President,
Corporate Banking        Controller
                         and Cashier




































                       -7-
SETTING A COURSE FOR FUTURE GROWTH

[DRAWING OF MAN AND SHIP STEERING WHEEL]

For the past five years, Shoreline Financial Corporation has been riding a wave of growth in southwest Michigan. We attribute our growth to focusing on three core strategies:

- Provide our customers with the highest quality products available in the markets that we serve.

-    Make banking convenient for our customers.

- Reinvest in the communities in which our customers and employees live.

PROVIDE THE HIGHEST QUALITY PRODUCTS.

We continued to deliver quality financial products to our customers in 1995. Capital Club, our relationship savings account, met with overwhelming customer acceptance. Our Super Public Fund account has been a success among our area's municipalities and school districts. Both significantly contributed to our deposit growth.

Equity Edge, our fixed term, fixed rate home equity loan was extremely popular in 1995. Equity Edge allows customers to borrow up to 100% of the equity value of their home. We also provide a home equity line of credit to qualified new mortgage borrowers so they can decorate, make improvements, or buy furniture or appliances for their new home. We believe customers value the flexibility of these equity-type products and we will continue to market them aggressively.

A broad array of special mortgage products was created last year by Shoreline Bank to help our customers and the communities in which they live. New loan programs included First Time Homebuyers, loans for individuals with poor credit histories or those trying to re-establish credit, and unique loans for farmers. Advertising was directed to these markets and consumer seminars were held to promote our credit re-establishment program. These new loan programs will continue to grow in 1996.

Other new products in 1995 included Premier Partners, a program of services for preferred customers; Business Basic Checking, designed for small businesses in need of one simple checking account; and Bank-By-Phone, our phone-activated bank access service.

In the first quarter of 1996, Shoreline introduced Security First
Investment Services, a program offering customers a broad range of securities, annuities, and mutual funds. Security First Investment Services provides a large choice of investments from the industry's most

                       -8-

reputable firms, financial reviews, monthly consolidated statements, and convenient access to account information.

The One Check card, a new ATM card that provides Shoreline customers with a fast, convenient substitute for check writing, will be introduced in 1996. Using the card, customers can save time and money by debiting their checking account directly. The One Check card is accepted at over eleven million merchants that display the VISA[REGISTERED] symbol.

Also being introduced in 1996 is our new Easy Pay bill-paying service that lets customers pay all bills, from mortgages to the local paperboy, without envelopes, postage stamps or checks. It is available in two versions: Easy Pay Phone and Easy Pay PC. The PC version also allows users to keep records and budget money on their home computer.

Shoreline remains committed to providing a full range of quality products for our customers. We will continue to analyze technology-based products that will better serve our customers. Now. And in the future.

                          [ASSET GROWTH CHART]

MAKE BANKING CONVENIENT.

A convenient location is the number one reason why a person chooses a bank. And Shoreline, already offering the most locations in the area, continues to expand and make banking more convenient for customers.

Construction recently began on a new Auto Bank facility in St. Joseph township. Along with expanded hours, this location will offer something unique -- an automated loan machine. This innovative ALM will provide customers with instant loans after confirming credit with a credit card or other identification. It will either issue a check or deposit the loan amount into the borrower's Shoreline account.

Shoreline's strong ATM network continued to grow last year. New automated teller machines were added at Ace[REGISTERED] Hardware and Roger's Foodland in St. Joseph, and at the Buchanan Auto Bank. An ATM will also be installed at our new Niles Road Auto Bank.

Shoreline expanded its branch network with the purchase of the Adamsville, Michigan branch, formerly operated by Old Kent Bank. This new location increases our presence on the Indiana-Michigan border, an area with tremendous growth potential.

With these additions, Shoreline will offer customers 25 convenient branch locations and 22 automated teller and cash machines -- far more than any other bank in southwest Michigan.




                       -9-

REINVEST IN OUR COMMUNITIES.

Shoreline Financial Corporation now operates in 17 southwest Michigan communities. We're not only in these communities, we're part of these communities.

RIDING A WAVE OF SUCCESS

[DRAWING OF WAVE AND DOLLAR BILLS]

Last year, our employees donated blood, improved local parks, biked for cancer, walked for muscular dystrophy, donated to hospitals and provided for food banks. Some of the many organizations our employees have supported include: American Cancer Society, Junior Achievement, March of Dimes, United Way, the Cornerstone Alliance, YMCA, 4-H, Berrien County Cancer Service, Safe Shelter, and the Christian Outreach Rehabilitation & Development Program.

Shoreline was involved, too, by making significant financial contributions to local organizations, programs and events.

Our efforts were rewarded when the FDIC gave us an "Outstanding"
Community Reinvestment Act rating -- their highest rating. This rating is a credit to our efforts and our people. We are pleased with the rating, but, more importantly, pleased that we are making a positive impact on the communities we serve.

REACHING OUR GOAL.

Shoreline's goal has always been to produce strong, steady, profitable growth. Our financial results have shown that we have dramatically surpassed this goal. This year, we achieved record earnings, record dividends, record shareholder return, and an extraordinarily high asset quality in 1995 -- compared to the last five years.

We have not just reached our goal.  We have exceeded it.

                    [EARNINGS PER SHARE GROWTH CHART]

                   [DIVIDENDS PER SHARE GROWTH CHART]

SEEKING FUTURE CHALLENGES.

Shoreline is optimistic about the future of southwest Michigan. Growth is likely to continue because our area has many assets, including an excellent quality of life and a favorable cost of living.





                      -10-
We will continue to evaluate the local marketplace as we are challenged to meet the changing needs of our banking customers. We will continue to add additional branch facilities and ATMs as the need arises. Moreover, we will maintain our strategy of seeking high-quality financial institutions and branches for possible acquisition.

LEADING THE WAY.

Shoreline Financial Corporation is constantly searching for better ways to serve our shareholders, benefit our customers and operate our business. Looking for new ideas. Leading the way. Always striving to succeed.

As our industry becomes increasingly more competitive, Shoreline will continue to develop the products and services to help us maintain our leadership position. New technologies will enable us to effectively deliver these new products and services.

Shoreline has a solid capital position, a strong management team, many diverse financial products and services and a group of conscientious, dedicated employees. Above all, we have the will to lead.

It is against our nature to stand still.




























                      -11-
QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1995 and 1994. All information has been adjusted to reflect stock splits and stock dividends.

1995 (IN THOUSANDS, EXCEPT PER SHARE DATA)   MARCH 31     JUNE 30     SEPTEMBER 30    DECEMBER 31
Interest income                              $12,261      $13,058       $12,918         $12,839
Net interest income                            6,692        6,949         6,860           6,728
Provision for loan losses                        200          200           175             175
Income before income taxes                     2,797        2,820         3,196           2,925
Net income                                     2,043        2,096         2,331           2,137
Net income per common share                  $   .39      $   .40       $   .44         $   .41

1994 (IN THOUSANDS, EXCEPT PER SHARE DATA)   MARCH 31     JUNE 30     SEPTEMBER 30    DECEMBER 31
Interest income                              $10,028      $10,799       $11,365         $11,879
Net interest income                            5,714        6,344         6,610           6,688
Provision for loan losses                        175          175           200             200
Income before income taxes                     2,064        2,264         2,544           2,606
Net income                                     1,609        1,742         1,915           1,932
Net income per common share                  $   .31      $   .33       $   .37         $   .37






















                      -12-
COMMON STOCK INFORMATION

Shoreline common stock is traded on The NASDAQ Stock Market under the symbol SLFC. The following table shows the high and low bid prices on a quarterly basis as reported on that system. Prices shown are interdealer prices without retail markups, markdowns or commissions and may not necessarily represent actual transactions. Market prices have been adjusted to reflect stock splits and stock dividends. At January 31, 1996, there were approximately 1,351 shareholders of record.

QUARTER ENDED                                        1995                            1994
MARKET PRICE OF COMMON STOCK (BID PRICE)     HIGH            LOW            HIGH             LOW
March 31                                    $18.10          $14.76         $19.69           $17.78
June 30                                      18.10           16.19          19.52            18.10
September 30                                 19.50           17.25          19.29            16.67
December 31                                  19.50           18.75          17.62            15.71

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion provides further information about the financial condition and results of operations of Shoreline Financial Corporation. It should be read in conjunction with the financial statements included elsewhere in this annual report.

1995 HIGHLIGHTS
Net income for 1995 for $8,607,456, 19.6% more than the $7,198,322 earned in 1994. Two significant facts help to explain the increase from 1994 to 1995. First, net interest income increased $1.9 million (7.4%) in 1995 due primarily to growth in average earning assets. A 7 basis point improvement in Shoreline's net interest margin also contributed to the increase. Secondly, non-interest expense declined by approximately $1 million in 1995. Lower FDIC insurance premium expense and cost reductions realized from the 1994 merger of Shoreline's two affiliate banks contributed to lower overhead expense in 1995. The impact of the reduction in non-interest expense is seen in Shoreline's efficiency ratio, which fell from 62.03% in 1994 to 56.88% in 1995.

Earnings per share increased from $1.38 in 1994 to $1.64 in 1995.
Return on average shareholders' equity was 14.28% in 1995, an increase of 126 basis points over the previous year. Return on average assets also improved from 11.6% in 1994 to 1.33% in 1995.



                      -13-
At year-end, total assets were $671.2 million, an increase of $37.3 million (5.9%) over year-end 1994. Shoreline's asset quality remained strong and improved further during 1995. Non-performing assets as a percent of total loans were .35% at year-end which compares to 1994 and 1993 year-end percentages of .51% and 1.31%, respectively. Net charge-offs as a percent of average loans declined, as well, from .09% in both 1994 and 1993 to .02% in 1995.

SUMMARY OF OPERATING RESULTS
The major components of Shoreline's operating results for 1995, 1994 and 1993 have been provided in the following table to establish a framework for further discussion on subsequent pages.

YEARS ENDED DECEMBER 31 (IN THOUSANDS)          1995           1994           1993
Net interest income                           $27,229        $25,356        $23,066
Add: Taxable equivalent adjustment<F1>          1,390          1,426          1,719
Taxable equivalent net interest income         28,619         26,782         24,785
Provision for loan losses                        (750)          (750)        (1,380)
Other income                                    3,979          4,594          4,754
Other expenses                                (18,720)       (19,721)       (17,987)
Income taxes, including taxable
   equivalent adjustment<F1>                   (4,521)        (3,707)        (3,634)

Net income                                    $ 8,607        $ 7,198        $ 6,538

<F1> Tax equivalent adjustment based upon federal tax rate of 34 percent

NET INTEREST INCOME
Net interest income is the difference between interest and fees earned on earning assets and the interest paid on deposits and other borrowed funds. A number of factors influence net interest income, such as changes in the volume and mix of interest-earning assets and interest-bearing liabilities, market interest rates, governmental monetary and fiscal policies, and customer preference.

Net interest income on a fully taxable equivalent basis was $28.6 million in 1995, an increase of $1.8 million (6.9%) over 1994. In 1994, net interest income increased $2 million (8.1%) over the prior year. Shoreline's yearly increases in net interest income result primarily from growth in the volume of earning assets. Average earning assets increased 5.2% and 9.1% in 1995 and 1994, respectively. In addition to growth, net interest income was enhanced by a slightly stronger net interest margin in 1995.


                      -14-
Changes in interest income (fully tax equivalent) and interest expense are due to changes in volume and changes in rate. The following table shows these changes. Changes due to both volume and rate are allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each. Yields are computed on a fully tax equivalent basis using a federal income tax rate of 34% in all years presented.

                                               1995 COMPARED TO 1994                   1994 COMPARED TO 1993
                                                INCREASE/(DECREASE)                     INCREASE/(DECREASE)
                                         DUE TO       DUE TO                     DUE TO       DUE TO
(IN THOUSANDS)                           VOLUME        RATE         NET          VOLUME        RATE         NET
Interest-earning assets:
 Federal funds sold                      $   68       $  253      $  321        $  (66)       $  169      $  103
 Securities:
   Taxable                                  488        1,248       1,736           294          (375)        (81)
   Tax-exempt                               105         (144)        (39)          188          (517)       (329)
 Loans-net of unearned income             1,622        3,329       4,951         3,621            40       3,661
   Change in interest income              2,283        4,686       6,969         4,037          (683)      3,354

Interest-bearing liabilities:
 Demand deposits                            180          688         868            11          (303)       (292)
 Savings deposits                           (12)       1,576       1,564           910           377       1,287
 Time deposits                              285        2,359       2,644           424          (283)        141
 Short-term borrowings                       28           28          56            20            25          45
 Long-term debt                               0            0           0           174             2         176
   Change in interest expense               481        4,651       5,132         1,539          (182)      1,357
Change in net interest income            $1,802       $   35      $1,837        $2,498        $ (501)     $1,997

Net interest margin is net interest income (fully tax equivalent) divided by average earning assets. Management continually monitors Shoreline's balance sheet and employs other methods of analysis to protect net interest income from fluctuations caused by interest rate volatility. These methods helped to produce relatively stable net interest margins of 4.72%, 4.65% and 4.69% in 1995, 1994 and 1993.
Shoreline's interest sensitive assets generally respond more rapidly to changes in interest rates than its interest sensitive liabilities. The upward swing in interest rates during the last half of 1994 and first half of 1995 contributed to the seven basis point increase in 1995's net interest margin.

PROVISION FOR LOAN LOSSES
The provision for loan losses is the amount added to the allowance for loan losses to absorb losses that are currently anticipated. The loan loss provision is based on loss experience and such other factors


                      -15-
which, in management's judgment, deserve current recognition in maintaining an adequate allowance for loan losses. For 1995, the provision for loan losses was $750,000, unchanged from 1994. Despite growth in Shoreline's loan portfolio of 6.7% from year-end to year-end, no change in 1995's provision was deemed necessary due to the decline in net charge-offs and non-performing loans during the year. Management decreased 1994's provision for loan losses from $1,380,000 in 1993 to $750,000 in response to continued modest net charge-offs, lower non-performing assets and generally improved economic conditions.

OTHER INCOME
Total other income was $4 million in 1995, a decrease of $615,000 from 1994. Excluding gains on the sale of assets, total other income decreased $462,000. The components of other income are shown in the following table:

YEARS ENDED DECEMBER 31 (IN THOUSANDS)            1995         1994         1993
Service charges on deposit accounts              $1,787       $1,860       $1,731
Trust income                                      1,388        1,346        1,181
Securities transactions                             (36)        (165)         370
Credit card fees                                    108          575          518
Gain on sale of mortgage loans                       24           -0-         295
Gain on sale of loans                                32          302           -0-
Gain on sale of other real estate owned              26           62           81
Safe deposit box income                             137          151          147
ATM network fee income                              149          114           64
Other customer service fee                           96          123          127
Other                                               268          226          240
  Total other income                             $3,979       $4,594       $4,754

The decline in other income in 1995 is primarily attributable to three factors. First, Shoreline sold its credit card portfolio in December of 1994 and discontinued providing related services to merchants during the first quarter of 1995. This change resulted in a decline in credit card fee income of $467,000 in 1995. Second, the sale of credit cards along with the sale of student loans produced gains of $302,000 in 1994. Similar gains totaled only $32,000 in 1995. Third, service charge income on deposit accounts, the largest category in other income, declined $73,000 in 1995. Emphasis on relationship business contributed to a 4% decline in this area. The declines discussed above were offset by reduced losses from the sale of securities. Losses from this activity totaled $36,000 in 1995 compared to losses of $165,000 in 1994.



                      -16-
In 1994, total other income decreased $160,000 from 1993. This decrease resulted from securities losses of $165,000 in 1994 compared to securities gains in 1993 of $370,000. The resulting decline of $535,000 of income was offset by gains from credit card and student loan portfolio sales of $302,000 and increased deposit service charge income of $129,000.

OTHER EXPENSE
Total other expense was $18.7 million in 1995, a decrease of $1 million (5.1%) from 1994. This decrease helped Shoreline reduce its efficiency ratio from 62.03% in 1994 to 56.88% in 1995. The efficiency ratio is a measure of how effectively a company's resources produce revenue. The components of other expense are shown in the following table:

YEARS ENDED DECEMBER 31 (IN THOUSANDS)          1995         1994           1993
Salaries                                      $ 7,587      $ 7,734        $ 7,274
Employee benefits                               2,391        2,435          1,844
Occupancy                                       1,281        1,221          1,245
Equipment                                       1,191        1,122            924
Data processing                                   579          532            415
Professional fees                                 688          758            586
FDIC deposit insurance                            729        1,225          1,139
Michigan Single Business Tax                      571          403            368
Supplies                                          426          554            453
Postage                                           338          372            359
Telephone                                         310          249            265
Advertising                                       301          526            345
Amortization of goodwill and
  core deposit intangibles                        256          264            316
Marketing and public relations                    188          190            250
Other insurance                                   140          196            186
Other taxes                                       103           99            101
Credit card expense                                71          427            412
Other                                           1,570        1,414          1,505
  Total other expense                         $18,720      $19,721        $17,987

KEY RATIOS:
Efficiency ratio                                56.88%       62.03%         61.67%
Other expense as a percent
  of average assets                              2.89%        3.18%          3.16%
Salary and employee benefits as
  a percent of average assets                    1.54%        1.64%          1.60%




                      -17-
Three significant events contributed to the decline in total other expense in 1995. First, effective June 1, 1995, FDIC insurance premiums on deposits covered by the Bank Insurance Fund (BIF) were reduced. For Shoreline, a well-capitalized institution, premiums were reduced from $.23 to $.04 per $100 of insured deposits, resulting in an expense reduction of over $496,000 in 1995. Effective January 1, 1996, premiums on BIF deposits were further reduced to zero for well-capitalized institutions. Shoreline does maintain approximately $57 million of deposits included in the Savings Association Insurance Fund
(SAIF) on which premiums will be assessed in 1996. Secondly, the sale of Shoreline's credit card portfolio and related merchant services (discussed in "Other Income") reduced credit card expense in 1995 by $356,000. Finally, the merger of Shoreline's two affiliate banks in 1994 caused advertising and supplies expense to increase significantly in that year. These expense areas returned to more normal operating levels in 1995. In addition, efficiencies from the merger provided further reductions in both of these areas as well as in personnel expense. Salary and employee benefits totaled $10 million, a reduction of $191,000 from 1994.

In 1994, total other expense was $19.7 million, an increase of $1.7 million from the prior year. Increased salary and employee benefits expense accounted for $1.1 million of this increase. Additional staff associated with acquisitions along with increased medical insurance and pension expense provided the majority of the increase in this area. Increases in advertising and supplies expense (due to the merger of the Shoreline's affiliates), equipment and data processing expense as well as professional fees expense accounted for most of the remaining increase in 1994.

INCOME TAX EXPENSE
Shoreline's federal income tax expense was $3.1 million in 1995, compared to $2.3 million in 1994 and $1.9 million in 1993.
Shoreline's effective tax rate was 26.7% in 1995, 24.1% in 1994 and 22.7% in 1993. The statutory federal tax rate during these same years was 34%. The lower effective tax rates are largely the result of tax-exempt income earned on state and municipal bonds. A decline in the relative level of tax-exempt income to income before income taxes in 1995 and 1994 has resulted in higher effective tax rates in those years.

LOAN PORTFOLIO
Shoreline's management understands that credit risk is a fundamental element of its business. Shoreline concentrates its lending efforts primarily in the Michigan communities in which Shoreline Bank branches are located and maintains a diversified loan portfolio of commercial, real estate and consumer loans. Shoreline Bank has no foreign loans. Exposures to any single borrower, as well as industry concentrations, are continually monitored by management.


                      -18-
At December 31, 1995, Shoreline's total loan portfolio was $466 million, an increase of $29.5 million (6.7%) over year-end 1994. Retail lending, primarily mortgage and consumer loans, provided the majority of the growth in 1995. Residential real estate mortgage loans increased $18.9 million (10.7%) from year-end 1994. Shoreline's residential mortgage loan portfolio consistently has the strongest credit quality when compared to other portfolios. Shoreline's loan portfolio increased $22.8 million (5.5%) from year-end 1993 to year-end 1994. Residential mortgage and commercial loans provided the growth in 1994, while the sale of Shoreline's credit card and student loan portfolio produced the decline in consumer loans. The breakdown of Shoreline's loan portfolio for the past three years is shown below.

                                              1995                         1994                         1993
DECEMBER 31 (IN THOUSANDS)            AMOUNT      % OF TOTAL       AMOUNT      % OF TOTAL      AMOUNT        % OF TOTAL
Commercial, financial
 and agricultural                    $191,437        41.08%       $179,850       41.20%       $166,745         40.31%
Real estate mortgage                  194,784        41.80         175,912       40.30         156,509         37.83
Real estate construction               18,704         4.01          26,679        6.11          27,337          6.61
Consumer                               61,070        13.11          54,088       12.39          63,102         15.25
 Total loans                         $465,995       100.00%       $436,529      100.00%       $413,693        100.00%


























                      -19-
ASSET QUALITY
Total non-performing assets for the past five years are shown in the table below. Non-performing assets include non-accrual loans, loans 90 days or more past due, renegotiated loans and other real estate owned. Shoreline's ratio of non-performing assets to total loans declined again in 1995. The year-end ratio of .35% is the lowest level attained in Shoreline's history and marks the sixth consecutive year of improvement in this ratio. Steady economic conditions, consistent underwriting standards, loan portfolio mix and timely attention to potential problem loans contributed in varying degrees to this improved experience.

DECEMBER 31 (IN THOUSANDS)         1995       1994       1993       1992         1991
Non-accrual loans                 $  235     $  802     $1,962     $2,934       $2,591
Accruing loans past due
 90 days or more                   1,204        856      2,233      1,497        1,749
Restructured loans                     0          2        211        222          442
Other real estate owned              170        552      1,026        640        1,162
 Total non-performing
   assets                         $1,609     $2,212     $5,432     $5,293       $5,944

AS A PERCENTAGE OF TOTAL
 LOANS:
Non-accrual loans                    .05%       .18%       .47%       .83%         .75%
Accruing loans past due
 90 days or more                     .26        .20        .54        .42          .51
Restructured loans                   .00        .00        .05        .06          .13
Other real estate owned              .04        .13        .25        .18          .34
 Total non-performing assets         .35%       .51%      1.31%      1.49%        1.73%

When reasonable doubt exists concerning the collectibility of interest or principal, a loan is placed on a non-accrual basis. Any interest accrued but not collected is reversed and charged against current earnings. Interest income which would have been recorded in 1995 under original terms on non-accrual loans outstanding at December 31, 1995 was approximately $9,000. Interest income of $23,000 was recorded in 1995 on non-accrual loans outstanding at December 31, 1995.

At year-end 1995, Shoreline has approximately $3.2 million in loans for which payments are current, but known financial difficulties of the borrowers cause management concern about the ability to comply with existing loan repayment terms. These loans, along with any other loans classified for regulatory purposes that are not included in the table above, are subject to constant management attention and their classification is reviewed on a monthly basis.



                      -20-
Under the guidelines of SFAS No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," Shoreline identified
$538,000 of loans considered impaired at December 31, 1995. No allocation of the allowance for loan losses was necessary for these loans, however.

ALLOWANCE FOR LOAN LOSSES
Management considers such factors as historical charge-off experience, problem loan levels, current and projected economic conditions, portfolio mix and specific loan reviews in determining its allowance for loan losses. Quarterly, management evaluates the adequacy of the allowance for loan losses with a detailed written analysis.
Management's allocation of the allowance for loan losses over the past three years is shown in the following table. The amounts indicated for each loan type include amounts allocated for specific loans as well as general allocations.

                                                 1995                        1994                        1993
                                                     PERCENT OF                  PERCENT OF                  PERCENT OF
                                                      LOANS TO                    LOANS TO                    LOANS TO
DECEMBER 31 (IN THOUSANDS)              ALLOWANCE    TOTAL LOANS    ALLOWANCE    TOTAL LOANS    ALLOWANCE    TOTAL LOANS
Commercial, financial
   and agricultural                       $2,361        41.08%        $2,044        41.20%       $2,112         40.31%
Real estate -- mortgage                      698        41.80            559        40.30           423         37.83
Real estate -- construction                  107         4.01            100         6.11           106          6.61
Consumer                                   1,111        13.11            995        12.39         1,103         15.25
Unallocated                                2,323                       2,254                      1,842
   Total                                  $6,600       100.00%        $5,952       100.00%       $5,586        100.00%

Net charge-offs were $102,000 in 1995, which represents only .02% of average total loans. This compares to ratios of .09% in both 1994 and 1993. The allowance for loan losses at December 31, 1995 was $6.6 million, an increase of $648,000 over year-end 1994. The ratio of the allowance to total loans at year-end increased from 1.36% in 1994 to 1.42% in 1995. The allowance coverage of non-performing assets at December 31, 1995 was 410.19% compared with 269.08% at December 31, 1994. The following table summarizes loan and allowance information for the past three years.








                      -21-

DECEMBER 31 (IN THOUSANDS)                    1995           1994            1993
Loans outstanding, end of period            $465,995       $436,529        $413,693

Daily average of loans outstanding
 for the period                             $447,329       $428,478        $385,138
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period              $  5,952       $  5,586        $  4,566

Charge-offs:
 Commercial, financial and
    agricultural                                 151            391             186
 Real estate -- mortgage                          70            105              84
 Real estate -- construction                       0              0               0
 Consumer                                        271            517             332
    Total charge-offs                            492          1,013             602

Recoveries:
 Commercial, financial and
    agricultural                                 200            367             107
 Real estate -- mortgage                          14              0               1
 Real estate -- construction                       0              0               0
 Consumer                                        176            262             134
    Total recoveries                             390            629             242
      Net charge-offs                            102            384             360
Provision charged to income                      750            750           1,380
Balance at end of period                    $  6,600       $  5,952        $  5,586

KEY RATIOS:
Net charge-offs to average loans                 .02%           .09%            .09%
Recoveries to total charge-offs                79.27%         62.09%          40.20%
Allowance to total loans at end
 of period                                      1.42%          1.36%           1.35%
Allowance to total non-performing
 assets at end of period                      410.19%        269.08%         102.84%
Provision to average loans                       .17%           .17%            .36%












                      -22-
SECURITIES
On December 1, 1995, Shoreline reclassified approximately $25.4 million of securities from held-to-maturity to available-for-sale. This one time reassessment and reclassification was made in accordance with FASB's "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued November 15, 1995. Shoreline had previously adopted SFAS No. 115 on January 1, 1994. A summary of Shoreline's securities portfolio is shown in the following table.

                                                1995                        1994                       1993
                                      AVAILABLE     HELD TO       AVAILABLE     HELD TO      AVAILABLE      HELD TO
DECEMBER 31 (IN THOUSANDS)            FOR SALE      MATURITY      FOR SALE      MATURITY     FOR SALE       MATURITY
U.S. Treasury and agencies            $ 32,682       $ 6,830      $11,642       $ 8,998      $     0        $ 12,537
States and political
 subdivisions                           33,355         9,560       31,107        13,458        6,354          32,184
Mortgage-backed securities:
 U.S. Government agencies               30,974        24,180       29,128        22,676        6,146          57,996
 Collateralized mortgage
    obligations                          3,320         3,895        4,565         2,324            0           8,108
Other securities                         2,540             0        4,734         1,018            0           7,626
    Total                             $102,871       $44,465      $81,176       $48,474      $12,500        $118,451


Shoreline's Investment Committee is responsible for establishing guidelines and strategies related to securities investments. At December 31, 1995, Shoreline held no securities it would consider to be impaired. In addition, Shoreline does not invest in derivatives or related types of financial instruments except for U.S. Government agency mortgage-backed securities and collateralized mortgage obligations. The aggregate value of securities of no single issuer, except the U.S. government and its agencies, exceeded 10% of Shoreline's shareholders' equity.

SOURCES AND USES OF FUNDS
The following table of average balances summarizes the sources and uses of funds for 1995 and 1994:










                      -23-

                                                            1995                                         1994
                                                          INCREASE/                                    INCREASE/
                                                         (DECREASE)                                   (DECREASE)
(IN THOUSANDS)                             AVG BAL         AMOUNT        PERCENT        AVG BAL         AMOUNT          PERCENT
FUNDING USES:
 Loans -- net of unearned income           $447,329       $ 18,851         4.4%        $428,478         $43,340          11.3%
 Taxable securities                          99,814          8,317         9.1%          91,497           5,122           5.9%
 Tax-exempt securities                       43,924          1,116         2.6%          42,808           1,804           4.4%
 Federal funds sold                          15,270          1,504        10.9%          13,766          (2,033)        (12.9%)
   Total uses                              $606,337       $ 29,788         5.2%        $576,549         $48,233           9.1%

FUNDING SOURCES:
 Non-interest-bearing demand
   deposits                                $ 66,181       $  3,590         5.7%        $ 62,591         $ 2,604           4.3%
 Interest-bearing demand and
   savings deposits                         254,067         10,366         4.3%         243,701          31,413          14.8%
 Time deposits                              254,338          5,816         2.3%         248,522           8,733           3.6%
 Securities sold under agreements
   to repurchase                              3,468            801        30.0%           2,667             724          37.3%
 Long-term debt                               5,000              0           0%           5,000           3,452         223.0%
 Other                                       23,283          9,215        65.5%          14,068           1,307          10.2%
   Total sources                           $606,337       $ 29,788         5.2%        $576,549         $48,233           9.1%

Shoreline's primary source of funding is increased deposits. Total deposits averaged $574.6 million in 1995, an increase of $19.8 million (3.6%) over 1994's average. The majority of 1995's growth in total deposits was provided by interest-bearing demand and savings deposits. More specifically, Shoreline's Capital Club account, a premium rate savings product, and its Super Public Fund account, an interest-bearing demand deposit account geared toward municipalities, produced most of the growth in this area. Total average deposits increased $42.7 million (8.3%) in 1994. This increase was positively impacted by branch acquisitions that occurred in mid-1993. Other funding sources, including repurchase agreements, long-term debt and other sources, increased $10 million in 1995 and $5.5 million in 1994. Use of other funding sources is continually evaluated in conjunction with Shoreline's deposit growth strategy.

Average total loans increased $18.9 million (4.4%) in 1995. Increased retail lending activity, primarily residential mortgage lending, contributed to this increase. Average mortgage loans increased $17.4 million (10.3%) in 1995. During 1995, Shoreline originated $11.4 million of mortgage loans for sale to the secondary market compared to $8.2 million of loans originated for sale in 1994. At December 31, 1995, Shoreline had $2.9 million of mortgage loans held for sale to the secondary market. Average commercial loans increased $2.9 million

                      -24-
(1.5%) in 1995, a reduction from 1994's growth of $9.1 million. It is anticipated retail lending will continue to play an important role in Shoreline's loan growth plans. The average total loans increase in 1994 ($42 million or 11.3%) was impacted by loans purchased in conjunction with 1993's branch acquisitions.

Federal funds sold averaged $15.3 million in 1995. This represents 2.4% of total average assets, compared to 1994's ratio of 2.2%. Shoreline targets federal funds sold to range between 1% and 3% of total assets. Average taxable securities increased $8.3 million (9.1%) in 1995 compared to 5.9% in 1994. Investments in U.S. Treasury and agency securities produced the increase in both 1994 and 1995.

LIQUIDITY
Liquidity is generally defined as the ability to meet cash flow requirements. Shoreline manages liquidity at two levels, the parent company and its subsidiary, Shoreline Bank. The parent company's primary cash requirement is to pay dividends to Shoreline's shareholders. Its primary source of funds is dividends received from its subsidiary bank.

Shoreline Bank's primary liquidity consideration is to meet the cash flow needs of it customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments; repayments and maturities of loans and securities; sales of assets; growth in deposits and other liabilities, and bank profits. At December 31, 1995, Shoreline Bank had $13 million of federal funds sold. In addition, approximately $12 million of securities were scheduled to mature within one year and approximately $103 million of securities were classified as available for sale at year-end 1995. Principal reductions received on loans and mortgage-backed securities also provide a continual stream of cash flows. Another source of liquid funds is net cash provided from operating activities which provided $9.7 million of cash in 1995. Finally, as a member of the Federal Home Loan Bank of Indianapolis, Shoreline Bank can access up to approximately $50 million of borrowings. At December 31, 1995, the bank had $5 million of borrowings with the FHLB.

ASSET/LIABILITY MANAGEMENT
Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. Shoreline's Asset/Liability Committee is responsible for managing this process. Much of this committee's efforts are focused on minimizing Shoreline's sensitivity to changes in interest rates. One method of gauging sensitivity is by a static gap analysis. Shoreline's static gap position at December 31, 1995 is shown in the following table:


                      -25-

                                                                REPRICEABLE OR MATURING WITHIN:
(IN THOUSANDS)                            0-90 DAYS       91-365 DAYS    1 TO 5 YEARS   OVER 5 YEARS         TOTAL
INTEREST-EARNING ASSETS:
 Loans                                   $ 153,889         $  81,385       $182,491        $48,230         $465,995
 Securities                                 14,354            16,540         86,707         29,735          147,336
 Federal funds sold                         12,950                 0              0              0           12,950
   Total interest-earning
     assets                              $ 181,193         $  97,925       $269,198        $77,965         $626,281

INTEREST-BEARING LIABILITIES:
 Time deposits                              59,788           115,090         90,527          1,509          266,914
 Demand and savings accounts               256,150                                                          256,150
 Other                                       4,691                 0          5,000              0            9,691
   Total interest-bearing
     liabilities                           320,629           115,090         95,527          1,509          532,755
Asset (liability) gap                    $(139,436)        $ (17,165)      $173,671        $76,456         $ 93,526
Cumulative asset
   (liability) gap                       $(139,436)        $(156,601)      $ 17,070        $93,526

As shown, Shoreline had a cumulative liability gap position of $156.6 million within the one-year time frame. This position suggests that if market interest rates decline in the next 12 months, Shoreline has the potential to earn more net interest income. A limitation of the traditional static gap analysis, however, is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings accounts as repriceable within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Because of these and other limitations of the static gap analysis, Shoreline's Asset/Liability Committee utilizes simulation modeling as its primary tool to project how changes in interest rates will impact net interest income. These models indicate that Shoreline's assets are somewhat more sensitive than its liabilities. Shoreline has maintained relatively stable net interest margins of 4.72%, 4.65% and 4.69% in 1995, 1994 and 1993, respectively. Based upon the policies and strategies developed, management believes Shoreline is properly positioned to respond to future interest rate movements.

CAPITAL RESOURCES
At December 31, 1995, total equity capital of Shoreline was $64.4 million. This includes an unrealized gain of $2.2 million for the mark-to-market adjustment of Shoreline's available for sale securities portfolio. Total equity capital was $56.2 million at December 31, 1994 with an unrealized loss adjustment for available-for-sale securities of $1 million. Shoreline maintains a stock repurchase program initiated in 1990. During 1995, 33,094 shares were purchased at $18.25 per share. Shares were first purchased under this program in 1995.
                      -26-
Management monitors its capital levels to comply with regulatory requirements and to provide for current and future business opportunities. As shown below, Shoreline's capital ratios were well in excess of regulatory standards for classification as "well-capitalized". Being considered "well-capitalized" is one condition for assessing the federal deposit insurance premium at the lowest available rate.

                           REGULATORY       WELL-
DECEMBER 31                 MINIMUM      CAPITALIZED       1995        1994        1993
Risk based:
    Tier I capital            4.00%         6.00%         14.56%      13.62%       12.90%
    Total capital             8.00%        10.00%         15.81%      14.87%       14.15%
Tier I leverage               3.00%         5.00%          8.91%       8.65%        8.05%

CASH DIVIDENDS
Cash dividends declared increased 16.4% to $.71 per share in 1995. Cash dividends in 1994 totaled $.61 per share, an increase of 17.3% over 1993. The following table summarizes the quarterly cash dividends per share paid to common shareholders during the last three years, adjusted for stock dividends and stock splits.

QUARTER                        1995              1994                1993
1st                            $.17              $.16                $.13
2nd                             .18               .15                 .13
3rd                             .18               .15                 .13
4th                             .18               .15                 .13
       Total                   $.71              $.61                $.52

Shoreline's principal source of funds to pay cash dividends is the earnings of its subsidiary bank. State and federal laws and regulations limit the amount of dividends that banks can pay. Cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting the bank. Based on projected earnings, management expects Shoreline to declare and pay regular quarterly dividends on its common shares in 1996.

Shoreline maintains a Dividend Reinvestment Plan for its shareholders. Under this plan, 36,066 shares were issued during 1995 and 24,546 shares were issued in 1994.




                      -27-
IMPACT OF INFLATION
Reported earnings are affected by inflation, indirectly through changing interest rates, and directly by increased operating expenses. However, in the opinion of management, the effects of general price level inflation have not had a material effect on the information presented herein.

NEW ACCOUNTING PRONOUNCEMENTS
A number of new accounting pronouncements will be adopted by Shoreline in 1996. SFAS No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to Be Disposed Of," establishes further guidance in determining impairment of long-lived assets and treatment if value is impaired. SFAS No. 122, "Accounting for Mortgage Servicing Rights," requires recognition of an asset when servicing rights are retained for loans originated and subsequently sold. SFAS No. 123, "Accounting for Stock-Based Compensation," requires disclosure of the effect future stock option grants have on net income. These statements are not anticipated to have a material effect on Shoreline's financial position or results of operation in 1996.

CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                            1995                 1994
ASSETS
 Cash and due from banks                           $ 29,810,198         $ 31,287,807
 Federal funds sold                                  12,950,000           20,350,000
   Total cash and cash equivalents                   42,760,198           51,637,807
 Securities available for sale
   (carried at fair value)                          102,870,733           81,175,780
 Securities held to maturity (fair
   values of $45,875,132 and $47,948,707
   in 1995 and 1994, respectively)                   44,465,217           48,474,113
 Total loans                                        465,995,264          436,529,139
   Less allowance for loan losses                     6,600,119            5,951,969
     Net loans                                      459,395,145          430,577,170
 Premises and equipment - net                        10,143,851            9,875,374
 Other assets                                        11,537,594           12,113,418
    Total Assets                                   $671,172,738         $633,853,662











                                      -28-
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits:
   Non-interest-bearing                            $ 69,236,346         $ 70,973,801
   Interest-bearing                                 523,063,666          495,121,822
      Total deposits                                592,300,012          566,095,623
   Securities sold under agreement
      to repurchase                                   4,690,818            2,875,112
   Other liabilities                                  4,822,065            3,674,459
   Long-term debt                                     5,000,000            5,000,000
      Total Liabilities                             606,812,895          577,645,194
Commitments, off-balance sheet risk
 and contingencies
Shareholders' Equity
 Preferred stock, no par value;
   1,000,000 shares authorized; no
   shares outstanding
 Common stock; 10,000,000 shares
   authorized; 5,251,018 and 4,989,483
   outstanding at December 31, 1995
   and 1994, respectively                                     0                    0
 Additional paid-in capital                          50,147,966           45,591,999
 Net unrealized gain/(loss) on
   securities available for sale,
   net of tax effect                                  2,160,403           (1,016,801)
 Retained earnings                                   12,051,474           11,633,270
   Total Shareholders' Equity                        64,359,843           56,208,468
   Total Liabilities and
      Shareholders' Equity                         $671,172,738         $633,853,662

See accompanying notes to consolidated financial statements.




















                      -29-

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                               1995                   1994                 1993
INTEREST INCOME
 Interest and fees on loans                        $40,584,977           $35,624,574          $31,928,435
 Interest on securities:
   Taxable                                           6,774,289             5,037,912            5,118,720
   Tax-exempt                                        2,824,779             2,837,000            2,908,548
 Interest on federal funds sold                        892,408               571,474              468,320
   Total interest income                            51,076,453            44,070,960           40,424,023

INTEREST EXPENSE
 Interest on deposits                               23,451,256            18,375,377           17,239,464
 Interest on short-term borrowings                     143,164                87,267               41,767
 Interest on long-term debt                            252,502               252,500               76,788
   Total interest expense                           23,846,922            18,715,144           17,358,019

NET INTEREST INCOME                                 27,229,531            25,355,816           23,066,004
 Provision for loan losses                             750,000               750,000            1,380,000

NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                                    26,479,531            24,605,816           21,686,004

OTHER INCOME
 Service charges on deposit accounts                 1,787,405             1,859,778            1,731,423
 Trust income                                        1,387,819             1,346,244            1,180,927
 Securities gains/(losses)                             (35,812)             (164,944)             370,402
 Credit card fees                                      108,309               575,397              518,348
 Other                                                 731,644               977,299              952,446
   Total other income                                3,979,365             4,593,774            4,753,546

OTHER EXPENSES
 Salaries and employee benefits                      9,978,312            10,169,411            9,117,703
 Occupancy expense                                   1,281,079             1,220,742            1,245,279
 Equipment expense                                   1,770,636             1,654,780            1,339,826
 Insurance expense                                     868,495             1,421,033            1,325,694
 Professional fees                                     687,759               757,689              586,486
 Other taxes                                           673,778               501,522              469,368
 Other                                               3,460,381             3,996,091            3,902,172
   Total other expenses                             18,720,440            19,721,268           17,986,528

INCOME BEFORE INCOME TAXES                          11,738,456             9,478,322            8,453,022
 Federal income tax expense                          3,131,000             2,280,000            1,915,500

NET INCOME                                         $ 8,607,456           $ 7,198,322          $ 6,537,522
EARNINGS PER SHARE                                 $      1.64           $      1.38          $      1.27

See accompanying notes to consolidated financial statements.

                      -30-
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                             NET UNREALIZED
                                                                             GAIN/(LOSS) ON
                                                            ADDITIONAL         SECURITIES                         TOTAL
                                              COMMON         PAID-IN           AVAILABLE        RETAINED       SHAREHOLDERS'
THREE YEARS ENDED DECEMBER 31, 1995           STOCK          CAPITAL           FOR SALE         EARNINGS          EQUITY
BALANCE AT JANUARY 1, 1993                 $3,114,362      $36,865,896            n/a          $ 8,213,591      $48,193,849
 Net income for year                                                                             6,537,522        6,537,522
 Cash dividends declared:
    $0.52 per common share                                                                      (2,727,181)      (2,727,181)
 5% stock dividend                            155,260        4,230,835                          (4,402,020)         (15,925)
 Shares issued under dividend
    reinvestment plan                          14,683          396,653                                              411,336
 Shares issued under stock
    option plan                                16,340          191,178                                              207,518

BALANCE AT DECEMBER 31, 1993                3,300,645       41,684,562            n/a            7,621,912       52,607,119
 Transfer to Additional
    Paid-in Capital                        (3,300,645)       3,300,645
 Effect of adoption of SFAS
    No. 115, net of taxes                                                    $ 2,366,171                          2,366,171
 Net income for year                                                                             7,198,322        7,198,322
 Cash dividends declared:
    $0.61 per common share                                                                      (3,181,208)      (3,181,208)
 3-for-2 stock split-fractional
    shares                                                                                          (5,756)          (5,756)
 Shares issued under
    dividend reinvestment plan                                 504,961                                              504,961
 Shares issued under stock
    option plan                                                101,831                                              101,831
 Change in unrealized losses
    on securities available
    for sale, net of tax effect                                               (3,382,972)                        (3,382,972)

BALANCE AT DECEMBER 31, 1994                        0       45,591,999        (1,016,801)       11,633,270       56,208,468
 Net income for year                                                                             8,607,456        8,607,456
 Cash dividends declared:
    $0.71 per common share                                                                      (3,734,978)      (3,734,978)
 5% stock dividend-fractional
    shares                                                   4,447,710                          (4,454,274)          (6,564)
 Shares issued under
    dividend reinvestment plan                                 639,541                                              639,541
 Transfer of securities from
    held to maturity to available
    for sale                                                                     302,642                            302,642


                                    -31-
 Shares issued under stock
    option plan                                                 72,682                                               72,682
 Change in unrealized gains/(losses)
    on securities available for sale,
    net of tax effect                                                          2,874,562                          2,874,562
 Common stock retired                                         (603,966)                                            (603,966)

BALANCE AT DECEMBER 31, 1995               $        0      $50,147,966       $ 2,160,403       $12,051,474      $64,359,843

See accompanying notes to consolidated financial statements.









































                      -32-
CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                         1995                     1994                       1993
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                  $ 8,607,456              $ 7,198,322                $ 6,537,522
Adjustments to reconcile net income to net
 cash from operating activities:
 Depreciation and amortization                                1,413,972                1,329,203                  1,154,280
 Provision for loan losses                                      750,000                  750,000                  1,380,000
 Net amortization and accretion on securities                   744,864                1,615,161                  1,513,557
 Amortization of goodwill and related core
   deposit intangibles                                          255,686                  264,399                    186,113
 (Gain)/Loss on sales and calls of securities                    35,812                  164,944                   (370,402)
 Mortgage loans originated for sale                         (13,552,773)              (8,178,797)               (18,888,024)
 Proceeds from sale of mortgage loans                        11,380,687                8,178,928                 18,112,864
 Gains on sale of mortgage loans                                (23,518)                    (131)                  (294,840)
 Gains on sale of credit card and student loans                 (32,088)                (302,220)                         0
 (Increase)/Decrease in other assets                         (1,009,854)                (143,480)                  (893,832)
 Increase in other liabilities                                1,094,522                  481,369                      5,954
   Total adjustments                                          1,057,310                4,159,316                  1,905,670
NET CASH FROM OPERATING ACTIVITIES                            9,664,766               11,357,638                  8,443,192
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net increase in loans                                      (28,171,998)             (28,441,465)               (16,200,536)
 Proceeds from sale of credit card and
   student loan portfolios                                      847,223                5,441,036                          0
 Securities available for sale:
   Purchase                                                  (6,309,595)             (31,568,095)                (1,582,627)
   Proceeds from sale                                         6,708,546               18,383,241                  9,733,983
   Proceeds from maturities, calls and
     principal reductions                                     7,697,973               17,522,447                  8,169,762
 Securities held to maturity:
   Purchase                                                 (38,121,538)             (23,052,958)               (71,306,826)
   Proceeds from sale                                                 0                        0                  2,027,125
   Proceeds from maturities, calls and
     principal reductions                                    16,371,828               16,695,605                 43,129,539
 Premises and equipment expenditures                         (1,545,649)              (2,299,427)                (1,427,847)
 Net cash received in acquisition of branches                 9,765,976                        0                 11,369,958
NET CASH FROM INVESTING ACTIVITIES                          (32,757,234)             (27,319,616)               (16,087,469)
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                    16,032,438                8,686,979                 20,381,191
 Net increase in short-term borrowing                         1,815,706                  464,192                  1,246,729
 Net increase in long-term debt                                       0                        0                  5,000,000
 Dividends paid                                              (3,734,978)              (3,181,208)                (2,727,181)
 Net proceeds from shares issued                                705,659                  601,036                    602,929
 Payments to retire common stock                               (603,966)                       0                          0




                                      -33-
NET CASH FROM FINANCING ACTIVITIES                           14,214,859                6,570,999                 24,503,668
NET CHANGE IN CASH AND CASH EQUIVALENTS                      (8,877,609)              (9,390,979)                16,859,391
 Cash and cash equivalents at beginning of year              51,637,807               61,028,786                 44,169,395
 Cash and cash equivalents at end of year                   $42,760,198              $51,637,807                $61,028,786
CASH PAID DURING THE YEAR FOR:
 Interest                                                   $23,447,129              $18,509,997                $17,516,332
 Income taxes                                               $ 4,270,000              $ 2,738,313                $ 2,255,000

SUPPLEMENTARY INFORMATION:  Supplemental Schedule of Non-Cash Investing
Activities: During 1995, $25,444,120 was reclassified from securities held to maturity to securities available for sale. During 1994, $88,221,857 was reclassified from securities held to maturity and securities held for sale to securities available for sale upon adoption of SFAS No. 115. During 1993, $19,989,527 was reclassified from investment securities to securities held for sale. The branch acquisition in 1995 resulted in an increase in deposits of $10,171,951. The branch acquisitions in 1993 resulted in an increase in loans of $40,824,114 and deposits of $56,568,954.

See accompanying notes to consolidated financial statements.


NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES
The accounting and reporting policies and practices of Shoreline Financial Corporation and its subsidiary conform with generally accepted accounting principles. Significant accounting and reporting policies employed in the preparation of these financial statements are described below. Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ.

Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities, the determination and carrying value of impaired loans, the carrying value of loans held for sale, the carrying value of other real estate, the accrued liability for deferred compensation, the accrued liability for incurred but unreported medical claims, the determination of premises and equipment, the carrying value and amortization of intangibles, the actuarial present value of pension benefit obligations and net periodic pension expense and prepaid pension costs recognized in Shoreline's financial statements.





                      -34-
PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of Shoreline Financial Corporation and its wholly owned subsidiary, Shoreline Bank (together referred to as "Shoreline"). All material inter-company accounts and transactions have been eliminated in consolidation.

SECURITIES
Shoreline classifies securities into held to maturity, available for sale and trading categories as prescribed under Statement of Financial Accounting Standards (SFAS) No. 115, "Accounting for Certain Investments in Debt and Equity Securities." Held to maturity securities are those which Shoreline has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those Shoreline may decide to sell if needed for liquidity, asset-liability management or for other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax effect. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. SFAS No. 115 was adopted January 1, 1994. Prior to 1994, securities were reported at amortized cost except for securities held for sale, which were reported at the lower of cost or market. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. Interest and dividend income, adjusted by amortization of purchase premium or discount, is included in earnings.

LOANS HELD FOR SALE
Loans originated and intended for sale are carried at the lower of cost or estimated market value in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

ALLOWANCE FOR LOAN LOSSES
Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A problem loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.



                      -35-
Statements of Financial Accounting Standards No. 114 and 118 were adopted on January 1, 1995 and require recognition of loan impairment. Loans are considered impaired if full principal or interest payments are not anticipated. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for loan losses may be allocated to impaired loans. The effect of adopting these standards was included in 1995 bad debt expense, and was not material.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment. When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. The nature of disclosures for impaired loans is considered generally comparable to prior nonaccrual and renegotiated loans and non-performing and past-due asset disclosures.

INTEREST AND FEES ON LOANS
Interest on loans is accrued over the term of the loans based on principal amounts outstanding. Where serious doubt exists as to the collectibility of a loan, the accrual of interest is discontinued. Under SFAS No. 114, as amended by SFAS No. 118, the carrying value of impaired loans is periodically adjusted to reflect cash payments, revised estimates of future cash flows, and increases in the present value of expected cash flows due to the passage of time. Cash payments representing interest income are reported as such and other cash payments are reported as reductions in carrying value. Increases or decreases in carrying value due to changes in estimates of future payments or passage of time are reported as reductions or increases in bad debt expense. Loan origination and commitment fees and related lending costs are deferred, and the net amount is amortized as an adjustment of the related loan's yield using the level yield method over its original term. The net amount of deferred income ($507,000 and $760,000, at December 31, 1995 and 1994, respectively) is reported in the consolidated balance sheet as part of loans.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging


                      -36-
primarily from 10 to 40 years for bank premises, and 3 to 15 years for furniture and fixtures. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur, and major improvements are capitalized.

OTHER REAL ESTATE
Other real estate represents properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at fair value at the date of acquisition. Any excess of the loan balance over fair value is charged against the allowance for loan losses when the loan is transferred to other real estate. After acquisition, a valuation allowance is recorded through a charge to income for the amount of estimated selling costs. Valuations are periodically performed by management, and valuation allowances are adjusted through a charge to income for changes in fair value or estimated costs to sell. Subsequent declines in value and gains and losses on sales are recognized in current earnings. Other real estate owned amounted to approximately $170,000 and $552,000 at December 31, 1995 and 1994, respectively.

INTANGIBLE ASSETS
Intangible assets consist primarily of core deposit intangibles identified in branch acquisitions. These are amortized on an accelerated basis over the estimated life of the deposits acquired. At December 31, 1995, the unamortized core deposit intangibles were $2,642,000.

EMPLOYEE BENEFITS
Shoreline has a noncontributory pension plan covering substantially all employees. It funds the plan based on annual actuarial computations. In addition, Shoreline has a profit sharing plan and 401(k) salary reduction plan for which contributions are made and expensed annually. Also, Shoreline has a post-retirement health care plan that covers both salaried and nonsalaried employees. Retiree's contributions approximate their premium expense determined exclusively on the loss experience of the retirees in the plan.

INCOME TAXES
Income tax expense is based upon the asset and liability method.
Shoreline records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

EARNINGS AND DIVIDENDS PER SHARE
Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable to employees upon exercise of outstanding stock options.



                      -37-
Earnings and dividends per share are restated for all stock splits and dividends paid. After restatement, the average number of shares used in this calculation was 5,246,076 in 1995, 5,219,500 in 1994 and 5,159,915
in 1993.

STOCK SPLITS AND DIVIDENDS
In 1994, shareholders of Shoreline approved an Amendment to the Articles of Incorporation to delete the Common Stock designation of $1 par value per share. As a result, the outstanding balance in Common Stock was transferred to Additional Paid-In Capital. A 5% stock dividend was declared in 1995, a three-for-two stock split was declared in 1994, and a 5% stock dividend was declared in 1993. Stock dividends are accounted for by transferring the fair market value of the stock from retained earnings to additional paid in capital. Fractional shares are paid in cash for all stock splits and dividends.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents include the cash on hand, demand deposits in other institutions and federal funds sold with a maturity of 90 days or less. Shoreline reports net cash flows for customer loan transactions, deposit transactions and interest-earning balances with other financial institutions.

FINANCIAL INSTRUMENTS WITH OFF-BALANCE-SHEET RISK
Shoreline, in the normal course of business, makes commitments to extend credit which are not reflected in the financial statements. See Note 12 for a summary of these commitments.

RECLASSIFICATIONS
Certain amounts appearing in the financial statements and notes thereto for the years ended December 31, 1994 and 1993 have been reclassified to conform with the December 31, 1995 presentation.

NOTE 2. NATURE OF OPERATIONS
Shoreline Financial Corporation is a bank holding company. Shoreline's business is concentrated in the commercial banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income, and assets. Shoreline's subsidiary, Shoreline Bank, offers individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the Michigan communities in which the bank is located and in areas immediately surrounding these communities.

Shoreline Bank grants commercial, real estate and consumer loans to customers. The majority of loans are secured by specific items of collateral, primarily residential properties and other types of real estate but are also secured by business assets and consumer assets. There are no foreign loans.



                      -38-
NOTE 3. RESTRICTIONS ON CASH AND DUE FROM BANKS
A summary of Shoreline's subsidiary bank's legal reserve requirements established by the Federal Reserve System is as follows:

DECEMBER 31                                            1995                1994
Portion of requirement satisfied by
  non-interest earning vault cash                   $6,616,000          $4,774,000
Additional balances maintained with
  the Federal Reserve                                2,419,000             250,000
  Total reserve requirements                        $9,035,000          $5,024,000





































                      -39-
NOTE 4. SECURITIES
The amortized cost and fair value of securities is as follows:

                                                                     GROSS               GROSS
                                           AMORTIZED COST       UNREALIZED GAINS    UNREALIZED LOSSES       FAIR VALUE
SECURITIES AVAILABLE FOR SALE
 AT DECEMBER 31, 1995
U.S. Treasury and agencies                  $31,953,847           $  738,657          $   (10,312)        $ 32,682,192
States and political
 subdivisions                                31,303,696            2,054,634               (3,726)          33,354,604
Mortgage-backed securities:
 U.S. Government agencies                    30,531,203              505,091              (62,792)          30,973,502
 Collateralized mortgage
   obligations                                3,268,316               52,926                 (803)           3,320,439
Other securities                              2,539,996                    0                    0            2,539,996
 Total                                      $99,597,058           $3,351,308          $   (77,633)        $102,870,733

SECURITIES HELD TO MATURITY AT
 DECEMBER 31, 1995
U.S. Treasury and agencies                  $ 6,830,171           $  144,920          $         0         $  6,975,091
States and political subdivisions             9,559,578              737,247               (1,227)          10,295,598
Mortgage-backed securities:
 U.S. Government agencies                    24,180,308              488,152               (3,692)          24,664,768
 Collateralized mortgage
   obligations                                3,895,160               44,515                    0            3,939,675
 Total                                      $44,465,217           $1,414,834          $    (4,919)         $45,875,132

SECURITIES AVAILABLE FOR SALE
 AT DECEMBER 31, 1994
U.S. Treasury and agencies                  $11,992,803           $    1,458          $  (352,386)         $11,641,875
States and political
 subdivisions                                30,981,840              868,132             (742,905)          31,107,067
Mortgage-backed securities:
 U.S. Government agencies                    30,342,836               11,407           (1,226,475)          29,127,768
 Collateralized mortgage
   obligations                                4,664,420                    0              (99,790)           4,564,630
Other securities                              4,734,440                    0                    0            4,734,440
 Total                                      $82,716,339           $  880,997          $(2,421,556)        $ 81,175,780









                                      -40-

                                                                     GROSS               GROSS
                                           AMORTIZED COST       UNREALIZED GAINS    UNREALIZED LOSSES       FAIR VALUE
SECURITIES HELD TO MATURITY
 AT DECEMBER 31, 1994
U.S. Treasury and agencies                  $ 8,998,180           $        0          $  (319,658)        $  8,678,522
States and political
 subdivisions                                13,458,322              377,869             (209,670)          13,626,521
Mortgage-backed securities:
 U.S. Government agencies                    22,675,808              135,294             (460,030)          22,351,072
 Collateralized mortgage
   obligations                                2,324,347                    0              (49,211)           2,275,136
Other securities                              1,017,456                    0                    0            1,017,456
 Total                                      $48,474,113           $  513,163          $(1,038,569)        $ 47,948,707

Information regarding the amortized cost and fair value of securities by contractual maturity at December 31, 1995 is presented below. Maturity information is based on contractual maturity for all securities other than mortgage-backed securities. Actual maturities of mortgage-backed securities may differ from contractual maturities because borrowers have the right to prepay the underlying obligation without prepayment penalty.

                                     AVAILABLE FOR SALE DECEMBER 31, 1995             HELD TO MATURITY DECEMBER 31, 1995
                                       AMORTIZED COST        FAIR VALUE               AMORTIZED COST           FAIR VALUE
Due in one year or less                 $ 9,905,720         $  9,933,361              $ 1,646,322             $ 1,656,397
Due after one year through
 five years                              29,076,901           30,254,355                8,009,078               8,328,524
Due after five years through
 ten years                               13,154,368           13,994,830                2,837,039               2,950,953
Due after ten years                      13,660,550           14,394,246                3,897,310               4,334,815
 Subtotal                                65,797,539           68,576,792               16,389,749              17,270,689
Mortgage-backed securities               33,799,519           34,293,941               28,075,468              28,604,443
 Total                                  $99,597,058         $102,870,733              $44,465,217             $45,875,132

Proceeds, gross gains and gross losses from sales and calls of securities are as follows:







                      -41-

YEARS ENDED DECEMBER 31                       1995                  1994                 1993
AVAILABLE FOR SALE
Proceeds from sales                        $6,708,546           $18,383,241
Gross gains from sales                     $   14,333           $   150,801
Gross losses from sales                      (140,822)             (336,005)
  Net losses from sales                      (126,489)             (185,204)
Net gains from calls                           20,050                 2,500
  Net loss                                 $ (106,439)          $  (182,704)

HELD FOR SALE
Proceeds from sales                                                                    $9,733,983
Gross gains from sales                                                                 $  356,379
Gross losses from sales                                                                    (2,500)
  Net gains from sales                                                                    353,879
Net gain from calls                                                                         6,300
  Net gain                                                                             $  360,179

HELD TO MATURITY
Proceeds from sales                        $        0           $         0            $2,027,125
Gross gains from sales                     $        0           $         0            $   10,893
Gross losses from sales                             0                     0                  (670)
  Net gains from sales                              0                     0                10,223
Net gain from calls                            70,627                17,760                     0
  Net gain                                 $   70,627           $    17,760            $   10,223

Debt securities having an amortized cost of $26,400,000 at December 31, 1995 were pledged to secure public trust deposits, securities sold under agreements to repurchase and advances from the Federal Home Loan Bank.

In November 1995, the Financial Accounting Standards Board issued a special report titled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." Concurrent with the initial adoption of this implementation guidance but no later than December 31, 1995, a company was allowed to reassess the appropriateness of the classification of all securities held at that time and account for any resulting reclassification at fair value. On December 1, 1995, Shoreline transferred securities with an amortized cost of $25,444,120 and a net unrealized gain of $458,549 from the held to maturity category to the available for sale category. As a result, equity was increased by $302,642, net of taxes.

NOTE 5. LOANS
The composition of the loan portfolio is as follows:




                      -42-

DECEMBER 31                                          1995                 1994
Commercial, financial and agricultural           $191,437,205         $179,849,788
Residential real estate                           194,783,996          175,911,980
Real estate construction                           18,704,202           26,679,742
Consumer                                           61,069,861           54,087,629
  Total                                          $465,995,264         $436,529,139

Certain directors, executive officers and principal shareholders of Shoreline, including associates of such persons, were loan customers of Shoreline during 1995. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the year ended December 31, 1995:

            Balance at January 1             $ 9,944,978
            New loans                            997,742
            Repayments                        (2,074,350)
            Other changes, net                  (112,182)
            BALANCE AT DECEMBER 31           $ 8,756,188

Other changes include adjustments for persons included in one reporting period that are not included in the other reporting period.

At December 31, 1995 and 1994, the Corporation had approximately
$2,863,000 and $667,000, respectively, of loans with an estimated market value of $2,898,000 and $710,000, respectively, which it intends to sell.

















                      -43-
NOTE 6. ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses is as follows:

DECEMBER 31                                1995               1994                  1993
Balance, at beginning of year           $5,951,969         $5,586,090            $4,565,840
Provision charged to operating
  expense                                  750,000            750,000             1,380,000
                                         6,701,969          6,336,090             5,945,840
Loan charge-offs                          (491,943)        (1,013,533)             (601,580)
Loan recoveries                            390,093            629,412               241,830
  Net loan charge-offs                    (101,850)          (384,121)             (359,750)
Balance, at end of year                 $6,600,119         $5,951,969            $5,586,090

At December 31, 1995, Shoreline had $538,000 of impaired loans. No portion of the allowance for loan losses was allocated to these impaired loans. Information regarding impaired loans for the year-ended 1995 is as follows:

         Average investment in impaired loans                  $ 752,000
         Interest income recognized on impaired loans
            including interest income on a cash basis          $  50,583
         Interest income recognized on impaired loans
            on a cash basis                                    $  38,731

At December 31, 1994, Shoreline had approximately $802,000 of loans for which no interest income was being recognized due to the uncertainty of the collectibility of the loans. If interest on such loans had been accrued, the income would have approximated $64,000 and $131,000 in 1994 and 1993, respectively.













                      -44-
NOTE 7. PREMISES AND EQUIPMENT
The following is a summary of premises and equipment:

DECEMBER 31                                    1995                 1994
Land                                       $   903,904          $   903,904
Building and improvements                    9,954,873            9,311,183
Furniture and equipment                     10,583,582            9,590,401
                                            21,442,359           19,805,488
Less accumulated depreciation
  and amortization                          11,298,508            9,930,114
  Net premises and equipment               $10,143,851          $ 9,875,374

Depreciation and amortization expense charged to operations was $1,413,972, $1,329,203 and $1,154,280 in 1995, 1994 and 1993,
respectively.

NOTE 8. INTEREST ON DEPOSITS
Certificates of deposit in denominations of $100,000 or more totaled $57,751,000 and $43,603,000 at December 31, 1995 and 1994, respectively.
Interest expense on deposits is as follows:

YEARS ENDED DECEMBER 31                      1995               1994                  1993
Interest-bearing demand                  $ 1,744,583         $   877,108         $ 1,169,122
Savings                                    7,113,051           5,548,495           4,261,699
Time deposits less than $100,000          11,873,078          10,310,384          10,330,579
Time deposits of $100,000 or more          2,720,544           1,639,390           1,478,064
  Total                                  $23,451,256         $18,375,377         $17,239,464

NOTE 9. LONG-TERM DEBT
At December 31, 1995 and 1994, Shoreline had advances from the Federal Home Loan Bank of Indianapolis (FHLB) totaling $5,000,000. The terms of the advances include monthly interest payments at annual percentage rates of 5.05%. Prepayment options exist on the anniversary date of the advances, without incurring penalty. The principal balances mature in September of 1998. The FHLB advances are collateralized by qualified 1 to 4 family whole mortgage loans and U.S. Government agency mortgage-backed securities.






                      -45-
NOTE 10. INCOME TAXES
Components of the provision for federal taxes on income are as follows:

YEARS ENDED DECEMBER 31                      1995             1994                 1993
Taxes currently payable                  $ 5,194,400        $1,935,000          $2,329,050
Deferred tax expense/(benefit)            (2,063,400)          345,000            (413,550)
  Total                                  $ 3,131,000        $2,280,000          $1,915,500

Taxes allocated to securities transactions were $(12,176) in 1995, $(56,081) in 1994 and $125,937 in 1993.

The difference between the provision in these financial statements and amounts computed by applying the statutory federal income tax rate to pre-tax income is as follows:

YEARS ENDED DECEMBER 31                      1995              1994                 1993
Statutory federal tax rate                        34%               34%                 34%
Income computed at the
  statutory federal tax rate              $3,991,075        $3,222,629          $2,874,027
Add (subtract) tax effect of:
  Tax-exempt securities income              (948,785)         (934,191)           (979,854)
  Tax-exempt loan income                    (138,623)         (142,991)           (144,974)
  Non-deductible interest expense            122,278           100,932              97,411
  Other                                      105,055            33,621              68,890
    Total                                 $3,131,000        $2,280,000          $1,915,500

The components of the net deferred tax asset recorded in the balance sheet are as follows:















                      -46-

DECEMBER 31                                          1995                1994
Deferred tax assets
  Provision for loan losses                       $2,244,040          $1,780,152
  Net deferred loan fees                             187,898             258,260
  Deferred compensation                              288,791             287,411
  Other                                               63,407             164,778
  Mark-to-market adjustment for
    securities held for sale                       1,014,383                   0
  Net unrealized losses on securities
    available for sale                                     0             523,758
    Total deferred tax assets                      3,798,519           3,014,359
Deferred tax liabilities
  Accretion of bond discount                         (66,068)            (41,422)
  Depreciation                                      (277,770)           (153,137)
  Other                                                    0            (140,563)
  Pension                                           (119,684)           (212,247)
  Mark-to-market adjustment for
    securities held for sale                               0            (671,622)
  Net unrealized gains on securities
    available for sale                            (1,113,272)                  0
    Total deferred tax liabilities                (1,576,794)         (1,218,991)
Valuation Allowance                                        0                   0
    Net Deferred Tax Asset                        $2,221,725          $1,795,368

NOTE 11. EMPLOYEE BENEFITS
Shoreline has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements.


















                      -47-

DECEMBER 31                                                1995             1994
Actuarial present value of benefit obligations:
  Accumulated benefit obligation, including
    vested benefits of $2,549,225 in 1995
    and $2,162,753 in 1994                              $2,584,679       $2,206,244
Projected benefit obligation for service
  rendered to date                                      $3,592,861       $3,117,184
Plan assets at fair value, primarily money
  market funds, listed stocks, bonds and
  U.S. Government securities                             3,912,237        3,248,276
Excess of plan assets over projected
  benefit obligation                                       319,376          131,092
Unrecognized transition asset                             (181,021)        (204,310)
Unrecognized prior service benefit                        (253,835)        (271,911)
Unrecognized net loss                                      417,865          645,108
  Net pension asset                                     $  302,385       $  299,979

YEARS ENDED DECEMBER 31                        1995            1994          1993
Net pension cost included in
  the following:
Service cost-benefits earned
  during the year                            $221,152        $230,654      $209,627
Interest cost on projected
  benefit obligation                          245,773         254,801       290,111
Actual return on plan assets                 (722,581)        (42,650)     (346,852)
Net amortization and deferral                 471,836        (291,219)          351
Additional liability recognized
  due to settlement                                 0         123,316       115,442
  Net pension cost                           $216,180        $274,902      $268,679

The weighted average discount rate was 7.25% for 1995, 1994 and 1993. The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.50% for 1995 and 1994 and 4.75% for 1993.

The expected long-term rate of return on assets was 7.50% for 1995 and 1994 and 7.75% for 1993.

Unrecognized prior service cost is amortized on a straight line basis, based on the expected future service years of plan participants to receive benefits.


                      -48-
OTHER EMPLOYEE BENEFIT PLANS
Shoreline maintains a profit-sharing plan for qualified employees with at least two years of service. Contributions to the profit-sharing plan are determined at the discretion of the Board of Directors and equaled 3% of net profits before federal income taxes and securities gains or losses in 1995, 1994, and 1993. Under this plan, $366,851, $298,960 and $248,878 was expensed in 1995, 1994 and 1993, respectively.

Participants in Shoreline's 401(k) salary reduction plan may make deferrals up to 15% of compensation. Shoreline matches 50% of elective deferrals on the first 4% of the participants' compensation. Expense under this plan was $109,529, $108,991 and $97,467 in 1995, 1994 and
1993, respectively.

A stock option plan exists under which options may be issued at market prices to employees. The right to exercise the options vests over a five-year period. The options outstanding at December 31, 1995 are as follows:

                                                                  NUMBER
                                                 PRICE          OF OPTIONS
ISSUE DATE             EXPIRATION DATE        PER SHARE<F1>    OUTSTANDING<F1>
August 10, 1989        August 10, 1999          $10.50             3,000
December 1, 1980       December 1, 2000         $ 8.07            74,139
January 1, 1994        January 1, 2004          $18.26             8,322
                                                                  85,461

<F1> Restated for stock dividends and stock splits.

The following is a summary of the option transactions for the period January 1, 1993 through December 31, 1995:















                      -49-

                                       AVAILABLE     OPTIONS         EXERCISE PRICE
                                       FOR GRANT   OUTSTANDING       PER SHARE<F1>
Balance, January 1, 1993                22,522        77,303          $8.07-10.50
  Effect of 5% stock dividend            1,126         3,865                    0
  Options exercised                          0       (16,340)                8.07
Balance at December 31, 1993            23,648        64,828          $8.07-10.50
  Options issued                        (5,284)        5,284                18.26
  Effect of 3-for-2 stock split          9,182        31,778                    0
  Options exercised                                   (8,748)                8.07
  Options cancelled                      3,171        (3,171)                8.07
Balance at December 31, 1994            30,717        89,971          $8.07-18.26
  Effect of 5% stock dividend            1,536         4,357                    0
  Options exercised                          0        (8,867)                8.07
Balance at December 31, 1995            32,253        85,461          $8.07-18.26

<F1>    Restated for stock dividends and stock splits.

NOTE 12. COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES
Shoreline is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, unused lines of credit and standby letters of credit. Shoreline's exposure to credit loss in the event of non-performance by the other party to financial instruments for commitments to make loans, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. Shoreline follows the same credit policy to make such commitments as it uses for on-balance-sheet items.

Shoreline has the following commitments outstanding:

DECEMBER 31                                  1995                1994
Fixed rate loan commitments               $10,111,000        $ 3,475,000
Variable rate loan commitments              8,876,000          7,749,000
Unused lines of credit                     65,225,000         64,064,000
Standby letters of credit                   2,250,000          3,762,000
  Total                                   $86,462,000        $79,050,000

Fixed rate loan commitments at December 31, 1995 are at current rates, primarily from 7.125% to 9.75%, and terms from 5 to 30 years. Variable rate loan commitments at December 31, 1995 are at current rates ranging



                      -50-
from 6.50% to 10.50% indexed primarily to Shoreline's prime lending rate or other U.S. Treasury rate indices. Terms range primarily from 5 to 15 years.

Since many commitments to make loans expire without being used, the amount does not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of commitments is determined using management's credit evaluation of the borrowers and may include real estate, business assets, deposits and other items.

Rental expense for the years ended December 31, 1995, 1994 and 1993 totaled $82,961, $80,426 and $90,650, respectively. As of December 31, 1995 there were no significant future rental commitments.


NOTE 13. FAIR VALUES OF FINANCIAL INSTRUMENTS
The following table shows the estimated fair value and the related carrying amount of Shoreline's financial instruments at December 31, 1995 and 1994. Items which are not financial instruments are not included.

                                                      1995                                     1994
                                         CARRYING             ESTIMATED             CARRYING             ESTIMATED
DECEMBER 31                               AMOUNT              FAIR VALUE             AMOUNT              FAIR VALUE
Cash and cash equivalents              $ 42,760,198          $ 42,760,000        $ 51,637,807          $ 51,638,000
Securities available for sale           102,870,733           102,871,000          81,175,780            81,176,000
Securities held to maturity              44,465,217            45,875,000          48,474,113            47,949,000
Loans, net of allowance
 for loan losses                        459,395,145           460,119,000         430,577,170           425,345,000
Demand and savings deposits            (325,386,319)         (325,386,000)       (316,113,048)         (316,113,000)
Time deposits                          (266,913,693)         (269,383,000)       (249,982,575)         (248,183,000)
Securities sold under
 agreement to repurchase                 (4,690,818)           (4,691,000)         (2,875,112)           (2,875,000)
Long-term debt                           (5,000,000)           (4,946,000)         (5,000,000)           (4,457,000)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1995 and 1994. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for held to maturity securities and securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates Shoreline would charge the borrowers for similar loans with similar maturities made at December 31, 1995 and


                      -51-
1994, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate Shoreline would charge for similar loans at December 31, 1995 and 1994, applied for the time period until estimated repayment. The estimated fair value for demand and savings deposits, and securities sold under agreement to repurchase, is based on their carrying value. The estimated fair value for time deposits and long-term debt is based on estimates of the rate Shoreline would pay on such deposits or borrowings at December 31, 1995 and 1994, applied for the time period until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if Shoreline had disposed of such items at December 31, 1995, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1995 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of Shoreline that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of Shoreline's subsidiary bank's trust department, the trained work force, customer goodwill and similar items.


NOTE 14. CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY
The condensed financial information of the parent company, Shoreline Financial Corporation, is summarized below.

CONDENSED BALANCE SHEET
DECEMBER 31                                          1995                1994
ASSETS:
  Cash                                           $   799,936         $   509,161
  Investment in subsidiary                        63,561,443          54,324,689
  Other assets                                         9,508           1,597,174
    Total Assets                                 $64,370,887         $56,431,024
LIABILITIES AND SHAREHOLDERS' EQUITY:
  Liabilities                                    $    11,044         $   222,556
  Shareholders' Equity                            69,359,843          56,208,468
    Total Liabilities and Shareholders'
      Equity                                     $64,370,887         $56,431,024

                      -52-

CONDENSED STATEMENT OF INCOME

YEARS ENDED DECEMBER 31                      1995                 1994                   1993
INCOME:
  Dividends from subsidiary -
    cash                                  $4,212,961           $3,362,695             $2,937,264
  Corporate service fees                           0            3,308,086              3,078,686
    Total income                           4,212,961            6,670,781              6,015,950
EXPENSE:
  Salaries and employee benefits                   0            3,037,186              2,566,378
  Other                                      315,838            1,861,229              1,629,775
    Total expense                            315,838            4,898,415              4,196,153
Income before income tax and
  undistributed subsidiary income          3,897,123            1,772,366              1,819,797
Income tax benefit                           108,000              513,000                215,000
Equity in undistributed net
  income of subsidiary                     4,602,333            4,912,956              4,502,725
  NET INCOME                              $8,607,456           $7,198,322             $6,537,522

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31                                         1995                    1994                   1993
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                                  $ 8,607,456             $ 7,198,322            $ 6,537,522
Adjustments:
  Equity in undistributed income of
    subsidiary                                               (4,602,333)             (4,912,956)            (4,502,725)
  Depreciation and amortization                                       0                 464,073                372,009
  Other                                                         (81,063)                198,824                 49,655
    Total adjustments                                        (4,683,396)             (4,250,059)            (4,081,061)
NET CASH FROM OPERATING ACTIVITIES                            3,924,060               2,948,263              2,456,461
CASH FLOWS FROM INVESTING ACTIVITIES:
  Net property and equipment expenditures                             0                (288,681)              (641,232)
NET CASH FROM INVESTING ACTIVITIES                                    0                (288,681)              (641,232)
CASH FLOWS FROM FINANCING ACTIVITIES:
  Dividends paid                                             (3,734,978)             (3,181,208)            (2,727,181)
  Net shares issued                                             101,693                 601,036                602,929
NET CASH FROM FINANCING ACTIVITIES                           (3,633,285)             (2,580,172)            (2,124,252)
NET CHANGE IN CASH AND CASH EQUIVALENTS                         290,775                  79,410               (309,023)
  Cash and cash equivalents at beginning of year                509,161                 429,751                738,774
  Cash and cash equivalents at end of year                  $   799,936             $   509,161            $   429,751


                      -53-
Shoreline Financial Corporation's primary source of revenue is its wholly-owned subsidiary, Shoreline Bank. The payment of dividends by Shoreline Bank is restricted to net profits, as defined by the Michigan Banking Code, then on hand after deducting losses and bad debts, as also defined by the Michigan Banking Code. Accordingly, in 1996, the subsidiary bank may distribute to Shoreline, in addition to 1996 net profits, approximately $34,000,000 in dividends without prior approval from bank regulatory agencies.











































                      -54-
REPORT OF INDEPENDENT AUDITORS

SHAREHOLDERS AND BOARD OF DIRECTORS
SHORELINE FINANCIAL CORPORATION
BENTON HARBOR, MICHIGAN

We have audited the accompanying consolidated balance sheets of SHORELINE FINANCIAL CORPORATION as of December 31, 1995 and 1994 and the related consolidated statements of income, changes in shareholders' equity and cash flows for the years ended December 31, 1995, 1994 and 1993. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHORELINE FINANCIAL CORPORATION as of December 31, 1995 and 1994, and the results of its operations and its cash flows for the years ended December 31, 1995, 1994 and 1993 in conformity with generally accepted accounting principles.

As discussed in Note 1 to the financial statements, Shoreline Financial Corporation changed its method of accounting for securities in 1994 and for impaired loans in 1995 to comply with new accounting guidance.

                                        /S/ CROWE, CHIZEK AND COMPANY LLP
South Bend, Indiana
February 7, 1996













                      -55-
DIRECTORS
SHORELINE FINANCIAL CORPORATION
BOARD OF DIRECTORS

LOUIS A. DESENBERG, Attorney, Desenberg & Colip

MERLIN J. HANSON, Chairman, Hanson Group

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

RICHARD J. DOUGHERTY, Retired Educator

MERLIN J. HANSON, Chairman, Hanson Group

RONALD L. HARTGERINK, President, Wyckoff Chemical Company

THOMAS T. HUFF, Attorney, Varnum, Riddering, Schmidt and Howlett


                      -56-
JAMES E. LEBLANC, Chairman, President and CEO, Whirlpool Financial Corp.

L. RICHARD MARZKE, President, Pri-Mar Petroleum

JAMES F. MURPHY, Retired Chairman and CEO, Shoreline Financial Corp.

DR. GLADYS PEEPLES-BURKS, Retired School Administrator

DAN L. SMITH, Chairman, President and CEO

ROBERT L. STARKS, President, Kerley & Starks Funeral Homes, Inc.

RONALD L. ZILE, Retired Vice Chairman






































                      -57-
OFFICERS

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

STEVEN G. GETZFRID, Vice President and Auditor


SHORELINE BANK OFFICERS

DAN L. SMITH, Chairman of the Board, President and CEO

WAYNE R. KOEBEL, Executive Vice President and Chief Financial Officer

ROBERT K. BURCH, Executive Vice President-Retail Banking

RICHARD D. BAILEY II, Senior Vice President-Corporate Banking

JAMES R. MILROY, Senior Vice President, Controller and Cashier

JOSEPH S. CALVARUSO, Senior Vice President-Loan Administration

DAVID DAUGHERTY, Senior Vice President-Commercial Loans

GARY A. DOLEZAN, Senior Vice President and CRA Officer

JERRY GLOBENSKY, Senior Vice President-Commercial Loans

WILLIAM L. ROCKHOLD, Senior Vice President and Trust Officer

RONALD D. SONNEMAN, Senior Vice President and Trust Officer

HILDA L. BANYON, First Vice President and Director of Personnel

HAROLD E. BORLIK, Vice President-Trust Investments

STEVE BRINKS, Vice President-Facilities

JEFFREY CURRY, Vice President-Commercial Services

MICHAEL G. DOHERTY, Vice President-Commercial Loans

DAVID C. EIFLER, Vice President-Commercial Loans


                      -58-
STEVEN G. GETZFRID, Vice President and Auditor

KENNETH W. JOHNSON, Vice President and North Regional Manager

MARK KEECH, Vice President-Data Processing

GARRY P. KEMPKER, Vice President and Trust Officer

JAMES LODGE, Vice President and Branch Manager, Buchanan

TIMOTHY B. MERKER, Vice President-Agriculture Loans

ALAN NEWCOMB, Vice President-Operations

ANTHONY J. NOWAKOWSKI, Vice President-Consumer Loans

JENNIFER POSTELLO, Vice President-Mortgages

BARBARA J. STELTER, Vice President and Central Regional Manager

ROBERT D. SYKORA, Vice President-Commercial Loans

CATHRYN A. THALER, Vice President-Director of Marketing

EILEEN M. TONEY, Vice President and South Regional Manager

DAVID VAN STRIEN, Vice President and Mortgage Originator

FRED D. WAGNER, Vice President-Commercial Loans

LEONARDO A. AMAT, Assistant Vice President-Commercial Loans

JANE KOLBERG, Assistant Vice President and Secretary to the Board

TIMOTHY O. PURO, Assistant Vice President-New Business
   Development (Trust)

CHERYL A. STIEVE, Assistant Vice President-Training

JANET A. DICKERSON, Assistant Vice President and Branch
   Manager, Bloomingdale

MICHAEL J. GRIFFIN, Assistant Vice President and Branch
   Manager, Paw Paw

SCOTT E. JOHNSON, Assistant Vice President and Trust Officer

MARGARET A. THORNTON, Assistant Vice President and Branch
   Manager, Berrien Springs


                      -59-
SUSANNE K. TREACY, Assistant Vice President and Mortgage Loan Originator

LAURA WATKINS, Assistant Vice President and Branch Manager,
   Orchards Mall

JOHN S. WILK, Assistant Vice President and Branch Manager, Baroda

KATHLEEN M. BRINKS, Manager-Computer Operations

BRIAN C. BROWN, Consumer Loan Officer

PAMELA J. DOLEZAN, Trust Officer

PATRICK G. DUFFY, Assistant Controller and Compliance Officer

SHARON GILLETTE, Branch Manager, Allegan

JACQUIE AMICARELLI-GODUSH, Branch Manager, Lakeshore

NATALIE HOLLOMON, Consumer Loan Officer

JANE HOPE, Assistant Branch Administrator

TROY A. IGNELZI, Branch Manager, Suburban

LYNN M. KERBER, Manager-Credit Department

ALICE C. KONKEY, Manager-Loan Operations

JETHROW D. KYLES, SR., Community Development Officer/CRA Coordinator

STEPHEN R. LISON, Branch Manager, Eau Claire

AL LOPEZ, Commercial Loan Officer

ANNETTE L. MAKLEY, Audit Officer

PATRICIA L. MILLER, Branch Manager, Fairplain

JANEECE MINOTT, Security Officer

LAWRENCE P. MORROW, Branch Manager, South St. Joe

PEGGY A. ROBERTS, Mortgage Loan Officer

PEGGY SANTORO, Branch Manager, Hartford

RONALD T. SCHRAMM, Mortgage Loan Officer



                      -60-
MARTHA SPEER, Consumer Loan Officer

DIANA L. SWARTZ, Branch Manager, Three Oaks

FRANCES K. TERRY, Branch Manager, Galien

LORI A. WALLACE, Manager-Deposit Operations

RODGER A. YOUNG, Branch Manager, Oak Street



[SHORELINE FINANCIAL CORPORATION LOGO]






































                      -61-