Form 10-K, Exhibit 13
period 1996-12-31
SHORELINE FINANCIAL CORP
filed 1997-03-27
CIK 822697

                             [SHORELINE LOGO]

                            SHORELINE FINANCIAL
                               CORPORATION

                            1996 ANNUAL REPORT

                             TABLE OF CONTENTS

To Our Shareholders. . . . . . . . . . . . . . . . . . . . 1
Business of Shoreline. . . . . . . . . . . . . . . . . . . 5
Quarterly Financial Data . . . . . . . . . . . . . . . . . 8
Common Stock Information . . . . . . . . . . . . . . . . . 8
Management's Discussion and Analysis of
Financial Condition and Results of Operations. . . . . . . 9
Consolidated Balance Sheets. . . . . . . . . . . . . . . .19
Consolidated Statements of Income. . . . . . . . . . . . .20
Consolidated Statements of
Shareholders' Equity . . . . . . . . . . . . . . . . . . .21
Consolidated Statements of Cash Flows. . . . . . . . . . .22
Notes to Consolidated Financial Statements . . . . . . . .23
Report of Independent Auditors . . . . . . . . . . . . . .37
Management's Responsibility
for Financial Statements . . . . . . . . . . . . . . . . .38
Directors. . . . . . . . . . . . . . . . . . . . . . . . .39
Officers . . . . . . . . . . . . . . . . . . . . . . . . .40
Shoreline Locations. . . . . . . . . . . . . . . . . . . .41


                           FINANCIAL HIGHLIGHTS
(In thousands except financial ratios and per share data)
                                            1996           1995         1994            1993           1992
                                         ---------------------------------------------------------------------
AT YEAR END:
 Total assets                            $ 716,095     $  671,173     $  633,854     $  620,620     $  533,004
 Net loans                                 493,696        459,395        430,577         408,107       350,174
 Total deposits                            616,478        592,300        566,096         557,409       480,458
 FHLB advances                              18,000          5,000          5,000           5,000             0
 Shareholders' equity                       69,418         64,360         56,208          52,607        48,194
 Tier I risk-based capital                   15.10%         14.56%         13.62%          12.90%        14.46%

FOR THE YEAR:
 Net interest income                        29,083         27,126         25,263          23,066        22,130
 Provision for loan losses                    (600)          (750)          (750)         (1,380)       (1,380)
 Other income                                4,347          4,082          4,686           4,754         3,968
 Other expense                             (19,433)       (18,720)       (19,721)        (17,987)      (17,496)
                                         ---------     ----------     ----------     -----------    ----------
 Income before income taxes                 13,397         11,738          9,478           8,453         7,222
 Income tax expense                         (3,792)        (3,131)        (2,280)         (1,915)       (1,290)
                                         ---------     ----------     ----------     -----------     ---------
 Net income                              $   9,605     $    8,607     $    7,198     $     6,538     $   5,932
                                         =========     ==========     ==========     ===========     =========



FINANCIAL RATIOS:
 Return on average shareholders' equity      14.37%         14.28%         13.02%         12.85%         12.77%
 Return on average assets                     1.38%          1.33%          1.16%          1.15%          1.13%
 Average equity capital to average assets     9.60%           9.30%         8.91%          8.94%          8.87%
 Dividend payout ratio                       45.47%          43.39%        44.19%         41.72%         40.83%

PER SHARE DATA:
 Earnings per share                      $    1.74     $      1.56    $     1.31     $     1.21      $    1.10
 Cash dividends declared per share             .79             .68           .58            .50            .45
 Book value per share (year end)             12.50           11.68         10.21           9.64           8.91

See Notes to the Consolidated Financial Statements. All per share data adjusted to reflect stock splits and stock dividends.

                         [DAN L. SMITH PHOTO]


                         TO OUR SHAREHOLDERS

     By any standards one might choose, 1996 was a banner year for Shoreline Financial Corporation. Net income was $9,605,429 or $1.74 per common share. This was an 11.6% increase over 1995 net income of $8,607,456 ($1.56 per share). Moreover, our 1996 earnings established a new record high for the sixth consecutive year.

     NOT ONLY DID INCOME REACH RECORD LEVELS, BUT TOTAL ASSETS, TOTAL LOANS, TOTAL DEPOSITS AND SHAREHOLDERS' EQUITY ALSO REACHED NEW HIGHS. At the end of the year, total assets were $716,094,819 - 6.7% more than they had been one year earlier. Total loans were $500,591,353, up 7.4% from the previous 12 months and total deposits were $616,477,525, representing a year-to-year growth of 4.1%. For the year, the return on average assets was 1.38% and the return on average equity was 14.37%. These returns were 1.33% and 14.28%, respectively, for 1995.

     Shareholders' equity was $69,418,202 on December 31, 1996 - 7.9% more than it had been on the same date in 1995. Note 14 to the Financial Statements shows how favorably the company's capital-to-asset ratios compare to those recommended by banking regulators.

     We believe our shareholders received appropriate benefits from this success. The combination of an increase in the quarterly cash dividend to $.20 per share and the 5% stock dividend distributed in May resulted in a 16% dividend increase during 1996. Moreover, the market price of Shoreline Financial common stock, adjusted for the stock dividend, increased 30.7% during the year. As a consequence, the total annual return to our shareholders was 35.1%, a figure that compares quite favorably to the total return on other investments in the financial services industry. At the end of 1996, our common stock was trading at 13.5 times trailing 12 months earnings per share and 188% of book value.

     Our directors and senior officers are pleased to report on their performance in 1996 and encourage you to review the financial statements in this Annual Report carefully. IN PARTICULAR, WE INVITE YOUR ATTENTION TO OUR IMPROVED NET INTEREST INCOME, THE QUALITY OF OUR LOAN PORTFOLIO (AS INDICATED BY THE LOW LEVEL OF NET CHARGE-OFFS AS A PERCENT OF TOTAL LOANS AND THE COVERAGE THAT THE ALLOWANCE FOR LOAN LOSSES PROVIDES FOR NON-PERFORMING LOANS) AND THE MODEST INCREASE IN OVERHEAD EXPENSES.

     While these results are very satisfying, they also represent a standard that we must strive to meet and exceed in the years ahead.
To do that, we must know where and what we are, where we want to go as an organization and how best to get there.

     WE ARE WHAT IS NOW MOST FREQUENTLY DESCRIBED AS A "SUPER COMMUNITY BANK." As consolidation among both the nation's largest and smallest banks continues unabated, we believe that we occupy an important middle ground between the two extremes. Super community banks specialize in serving smaller markets that do not offer the volume potential that makes them especially attractive to the largest regional banks. One of the country's largest banking companies, for instance, recently announced that it would sell or close all of its offices in markets with populations of less than 100,000 because its approach to doing business does not lend itself to profitable operations in these communities.

     A super community bank, however, can do very well in these smaller cities and towns because it costs us considerably less to do business there. WE DO NOT REQUIRE MULTIPLE LAYERS OF MIDDLE MANAGEMENT AND CORRESPONDINGLY SUCH A "FLAT" ORGANIZATION OFFERS SIGNIFICANT COST SAVINGS. Equally important is the fact that this type of organization keeps our decision makers close to our customers. In addition, banking companies like ours rely on proven technology.
We do not need to be nor can we afford to be on the cutting edge of technological change. Instead, we wait for new developments to be proven in the largest metropolitan cities. Then, we adopt those with demonstrated customer appeal by acquiring the necessary support systems from a vendor on a cost-efficient basis. (This is the approach we used, for example, in offering our ONE CHECK card and the new EASY PAY bill-paying service.)

     In the first years of the next century, we expect the U.S. banking industry to begin looking like a barbell. At one end, there will be a very few multi-state giants and large money center institutions. Most of these organizations will have total assets of considerably more than $100 billion. At the other end will be several thousand independent community banks operating in small towns and so-called niche banks specializing in service to narrowly defined market segments in the largest urban areas. Very few of them will have more than $500 million in assets and most will have less than $250 million. Along the bar between these two extremes will be a few hundred super community banks with total assets from just under $1 billion to around $5 billion. WITH THE NATURAL GROWTH OUR COMPANY IS EXPERIENCING, WITH CAREFULLY-PLANNED EXPANSION INTO ADDITIONAL MARKETS SUCH AS NILES AND KALAMAZOO, AND WITH SELECTED ACQUISITIONS SUCH AS OUR PENDING TRANSACTION WITH SJS BANCORP, INC., WE BELIEVE SHORELINE FINANCIAL CLEARLY FALLS WITHIN THE SUPER COMMUNITY BANK CATEGORY.

     From time to time, some independent community banks will affiliate with super community banks and a handful will merge with each other to form additional super community banks. Occasionally, niche banks in major cities will sell out to the largest banking companies, but others will likely be chartered to take their place. We also expect that the largest banks will shed some of their operations in smaller communities. For the most part, we think that they will sell them to super community banks like ours. Overall, though, we believe that this barbell structure will be relatively stable as far as we can see into the future.

     Given what we see as our logical position within the banking industry of the 21st Century, our challenge is to structure our operations so that we can provide our owners with an attractive return on their investment in our company. IN THE YEARS AHEAD, WE BELIEVE THAT COMPANIES LIKE SHORELINE FINANCIAL WILL BE JUDGED, PRIMARILY, BY THE RETURNS THEY EARN ON EQUITY. We are already taking steps to maximize our return on equity and we are contemplating other opportunities that could arise as banking laws and regulations are changed.

     One key strategy we are adopting is to leverage our capital to the maximum extent consistent with maintaining our status as a well-capitalized institution. The purchase of SJS Bancorp for cash instead of merging with it in an exchange of stock is a good example of this approach. We also expect to have other opportunities to expand through cash purchases in the future as the largest banks shift their resources to the largest urban areas.

     A second key strategy is to expand into new lines of business whenever changes in laws and regulations permit it. We are particularly interested in activities that produce fee income without major capital investments. During the past year, we made a modest investment in a title insurance sales opera-tion and we are looking for similar opportunities. We have also entered into agreements with Security First Group to offer our customers annuities and life insurance products and with Corelink Financial, Inc., to offer them mutual funds and other securities. During the coming years, we expect these activities, and others like them, to become increasingly important contributors to our net income.

     Our final key strategy is to focus our attention on the three groups which will be most important to our future success and prosperity: our customers, our employees and our owners.

     CUSTOMER SATISFACTION IS, AND MUST REMAIN, OUR HIGHEST PRIORITY.
Our customers are entitled to first rate service at a fair price whenever they favor us with their business. We will never be the lowest cost provider of financial services but we can be competitive. As mentioned above, our organizational structure keeps our top decision makers close to our customers. This means that they have a good understanding of our customers' changing attitudes and opinions without the filter of extensive research studies. A combination of competitive prices and a clear understanding of our customers' expectations will allow us to offer the best value even when our rates are neither the highest nor the lowest.

     OUR EMPLOYEES ARE THE KEY FACTOR IN SATISFYING OUR CUSTOMERS, DAY
IN AND DAY OUT. We will not be successful unless our officers and staff members constantly strive to provide our customers with a level of service that regularly exceeds their reasonable expectations. Consequently, we must provide our employees with satisfying jobs, competitive compensation and opportunities for advancement. We do not believe that we can expect our employees to do everything that we expect of them unless we also do what they have a right to expect of us, and this is the principle that guides our human resources policies and practices.

     Finally, we must ensure that our owners receive a fair return on their investment in our company. We intend to pay them a generous cash dividend each year while striving to achieve a level of performance that will increase intrinsic values and allow our stock to outperform the market. In the final analysis, our organization will be judged on the basis of how well we serve the interests of our owners. But we are convinced that advancing the interests of our owners requires us to do many things better than most and everything at least as well as our peers.

     Before closing this letter, I would like to acknowledge the contribu-tions of our corporate and bank directors, the efforts of our officers and staff and the support and cooperation of you, our shareholders. BANKING IS, FIRST AND FOREMOST, A PERSONAL SERVICES BUSINESS. That means that people make the difference between mediocrity and superiority. SHORELINE FINANCIAL CORPORATION IS FORTUNATE THAT SO MANY GOOD PEOPLE HAVE A STAKE IN OUR ORGANIZATION.

     I look forward to seeing you, hearing your comments and answering your questions at our Annual Meeting. It will be held at 3:00 p.m. on Thursday, May 1, 1997 at Lake Michigan College.

                             Sincerely, Shoreline Financial Corporation

                                         /s/ Dan L. Smith

                                           Dan L. Smith
                                       Chairman of the Board
                                         President and CEO







                                         SHORELINE MANAGEMENT COMMITTEE
  DAN L. SMITH           WAYNE R. KOEBEL         ROBERT K. BURCH       RICHARD D. BAILEY II       JAMES R. MILROY
   Chairman of               Executive               Executive                Senior                   Senior
   the Board,             Vice President,         Vice President,         Vice President,          Vice President,
President and CEO     Chief Financial Officer     Retail Banking        Corporate Banking       Controller and Cashier

                        BUSINESS OF SHORELINE

     Shoreline Financial Corporation ("Shoreline" or the "Corporation") is a bank holding company. Shoreline's business is concentrated exclusively in the commercial banking industry segment. Shoreline's subsidiary, Shoreline Bank, offers individuals, businesses, institutions and government agencies a full range of commercial banking services including:

-    Time, savings and demand deposits
-    Commercial, consumer and real estate financing
-    Bank credit cards
-    Trust services
-    Investment services
-    Safe deposit services
-    Automated transaction machine services
- Electronic and telephone banking services; and other banking services

     On November 7, 1996, Shoreline announced a signed plan of merger under which SJS Bancorp, Inc. would merge with and into Shoreline. SJS Bancorp, Inc. is a holding company with assets of approximately $150 million and is the parent company of SJS Federal Savings Bank, which provides banking services through its main office in St. Joseph, Michigan and branches in South Haven and Stevensville, Michigan. Completion of the transaction is subject to regulatory approval and other customary conditions, and is anticipated to be consummated during the second quarter of 1997.

     The business of Shoreline is mildly seasonal due to the recreational and agricultural components of the local economy. No material part of the business of Shoreline and its subsidiary is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on Shoreline.

     Shoreline's principal markets for financial services are the communities in which Shoreline Bank is located, and the areas immediately surrounding these communities. Shoreline serves these markets through 27 offices located in southwestern Michigan. Shoreline has no material foreign assets or income.

     The principal source of revenue for Shoreline is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 74.5% of Shoreline's total revenues in 1996, 73.7% in 1995, and 73.2% in 1994. Interest on investment securities accounted for 16.6% of Shoreline's total revenues in 1996, 17.4% in 1995, and 16.2% in 1994.

               [SHAREHOLDERS' EQUITY GROWTH BAR GRAPH]

                       [ASSET GROWTH BAR GRAPH]

         STRENGTHENING FOUNDATIONS.  EXPANDING RELATIONSHIPS

     It started in 1994 with a mission: to become one of southwest Michigan's most important financial resources by forging two established banks into one dedicated leader. In three short years, Shoreline has established a solid leadership position in the markets we serve. We know it's more than the size of the bank that makes it strong; it's the size of the bank's ideas. It's the depth of its roots. It's the synergy of its relationships.

                [EARNINGS PER SHARE GROWTH BAR GRAPH]

SOUND, SENSIBLE INNOVATION...

     By incorporating demonstrated, time-tested technology, we're empowered to offer advanced services and proven innovations that are competitive with any bank, of any size, anywhere in southwest
Michigan.  For example:

- Shoreline installed the first ever fully-automated loan machines operating in the state of Michigan.

- We have introduced the One Check (debit) card which looks like a credit card, but is used in place of checks or cash.

- In February 1996, with a team of on-hand investment specialists, we began offering a variety of investment options, including annuities and mutual funds to our customers.

- Easy Pay, introduced in the fall of 1996, allows customers to pay bills from their home, office or any remote location through either a personal computer or a touch tone phone.

 ...LEVERAGING LOCAL ADVANTAGES...

     Even though technology has helped level the playing field, in southwest Michigan, we enjoy a definite home court advantage. Day in and day out you'll hear us saying to our customers "Have you considered this?" or "I know someone who can help you with that." It's the advantage we gain from living and doing business here.

     That's because to some banks, customers are a statistic. To us, they're our neighbors. That means we're better at anticipating their needs, more adept at adapting

                [DIVIDENDS PER SHARE GROWTH BAR GRAPH]

our services, better able to offer advice on important financial decisions. That's true whether the customer is a young family starting out or one of the leading manufacturers in the region. More likely than not, we also know the people they do business with and can offer insights on the "big picture" when discussing their financial decisions.

     We see it as a strength.  And so do our customers.

 ...TO CREATE A STRONGER TOMORROW.

     And now we're able to do more for more people. Our new branch in Niles opened on January 13th, 1997. Another branch, scheduled to open on March 31st in Portage, will establish a niche market by concentrating on credit services. Our previously announced plans to acquire SJS Bancorp, Inc. are moving forward on schedule.

     In 1997 we're able to look forward to more growth, more opportunity and we're able to do so because the foundation is strong, indeed. Our earnings, service, and the efficiencies gained have met, and often exceeded, the goals we set at the time of the merger in 1994.

     If there's anything the past three years have taught us, it's this: our strength isn't just a matter of what we have. It's also a matter of who we are, how we think, and how well we serve. We are people committed to raising the practice of community banking to even higher levels. And we know we have the strength to do it.




















                                       7
                         QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1996 and 1995. All information has been adjusted to reflect stock splits and stock dividends. Amounts reported for Interest Income and Net Interest Income below vary from amounts previously reported in the Corporation's form 10-Q Reports because of reclassification of certain loan fees from Interest Income to Other Income.

1996 (In thousands except per share data)       MARCH 31       JUNE 30     SEPTEMBER 30    DECEMBER 31
                                               -------------------------------------------------------
Interest income                                $ 13,199       $ 13,530       $ 13,734        $ 13,807
Net interest income                               7,027          7,340          7,393           7,324
Provision for loan losses                           150            150            150             150
Income before income taxes                        3,249          3,354          3,254           3,541
Net income                                        2,358          2,393          2,335           2,519
Net income per common share                    $    .43       $    .43       $    .42        $    .46

1995 (In thousands except per share data)       MARCH 31       JUNE 30      SEPTEMBER 30    DECEMBER 31
                                               --------------------------------------------------------
Interest income                                $ 12,234       $ 13,041       $ 12,887        $ 12,811
Net interest income                               6,665          6,932          6,829           6,700
Provision for loan losses                           200            200            175             175
Income before income taxes                        2,797          2,820          3,196           2,925
Net income                                        2,043          2,096          2,331           2,137
Net income per common share                    $    .37       $    .38       $    .42        $    .39

                         COMMON STOCK INFORMATION

Shoreline common stock is traded on The NASDAQ Stock Market under the symbol SLFC. The following table shows the high and low bid prices on a quarterly basis as reported on that system. Prices shown are interdealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Market prices have been adjusted to reflect stock splits and stock dividends. At January 31, 1997, there were approxi-mately 1,360 shareholders of record.









QUARTER ENDED                                      1996                   1995
Market Price of Common Stock (bid price)      HIGH       LOW        HIGH        LOW
                                          --------------------------------------------
March 31                                   $ 19.76    $ 17.74     $ 17.24    $ 14.06
June 30                                      23.00      19.28       17.24      15.42
September 30                                 23.00      20.75       18.57      16.43
December 31                                  23.50      20.00       18.57      17.86




                   MANAGEMENT'S DISCUSSION AND ANALYSIS

             MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL
                    CONDITION AND RESULTS OF OPERATIONS

The following discussion provides further information about the financial condition and results of operations of Shoreline Financial Corporation. It should be read in conjunction with the financial statements included elsewhere in this annual report.

1996 HIGHLIGHTS

Net income for 1996 was $9,605,429, 11.6% or $998,000 more than the $8,607,456 earned in 1995. The primary reason for the growth in earnings in 1996 was $2 million of increased net interest income. Growth in average earning assets of 7.3% produced the increase in net interest income. Earnings per share increased to $1.74 in 1996 from $1.56 in 1995. Return on average shareholders' equity was 14.37% in 1996, an increase of 9 basis points over the previous year. Return on average assets also improved from 1.33% in 1995 to 1.38% in 1996.

Total assets at December 31, 1996 were $716.1 million, an increase of $44.9 million (6.7%) over year-end 1995. Virtually all of the increase in earning assets in 1996 was provided by growth in Shoreline's loan portfolio. Asset quality remained strong in the current year. Non-performing assets as a percent of total loans were .38% at year-end which compares to 1995's year-end percentage of .35%. At December 31, 1996, the allowance for loan losses provided a coverage of over 4 times the level of non-performing loans.

On November 7, 1996, Shoreline announced a signed plan of merger under which SJS Bancorp, Inc. would merge with and into Shoreline. SJS Bancorp, Inc. is a holding company with assets of approximately $150 million and is the parent company of SJS Federal Savings Bank, which provides banking services through its main office in St. Joseph, Michigan, and branches in South Haven and Stevensville, Michigan. Completion of the transaction, which will be accounted for as a purchase, is subject to regulatory approval and other customary conditions, and is anticipated to be consummated during the second quarter of 1997. Management anticipates the transaction will not significantly impact projected operating results in 1997.

SUMMARY OF OPERATING RESULTS

The major components of Shoreline's operating results for 1996, 1995 and 1994 have been provided in the following table to establish a framework for further discussion on subsequent pages.






YEARS ENDED DECEMBER 31 (IN THOUSANDS)        1996          1995          1994
                                            --------------------------------------
Net interest income                         $  29,084     $  27,126     $  25,264
Add: Taxable equivalent adjustment<F1>          1,405         1,390         1,426
                                            ---------     ---------     ---------
Taxable equivalent net interest income         30,489        28,516        26,690
Provision for loan losses                        (600)         (750)         (750)
Other income                                    4,347         4,082         4,686
Other expenses                                (19,433)      (18,720)      (19,721)
Income taxes, including taxable
 equivalent adjustment<F1>                     (5,198)       (4,521)       (3,707)
                                            ---------     ---------     ---------
Net income                                  $   9,605     $   8,607     $   7,198
                                            =========     =========     =========

<F1> Tax equivalent adjustment based upon federal tax rate of 34%

NET INTEREST INCOME

The largest component of Shoreline's operating income is net interest income. Net interest income is the difference between interest and fees earned on earning assets and the interest paid on deposits and other borrowed funds. A number of factors influence net interest income, such as changes in the volume and mix of interest-earning assets and interest-bearing liabilities, market interest rates, governmental monetary and fiscal policies, and customer preference.



Net interest income on a fully tax equivalent basis was $30.5 million in 1996, an increase of $2 million (6.9%) over 1995. Net interest income increased $1.8 million (6.8%) in 1995 and $1.9 million (7.7%) in 1994. Shoreline's annual increases in net interest income result primarily from growth in the volume of earning assets. Average earning assets increased 7.3%, 5.2% and 9.1% in 1996, 1995 and 1994, respectively.

Changes in interest income (fully tax equivalent) and interest expense are due to changes in volume and changes in rate. The following table shows these changes. Changes due to both volume and rate are allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.

                                     1996 COMPARED TO 1995                1995 COMPARED TO 1994
                                       INCREASE/(DECREASE)                 INCREASE/(DECREASE)
                                  -----------------------------------------------------------------
                                  DUE TO     DUE TO                   DUE TO     DUE TO
(In thousands)                    VOLUME      RATE      NET           VOLUME      RATE       NET
                                 ------------------------------------------------------------------
Interest-earning assets:
 Interest-earning deposits        $   475    $    2    $   477        $     3    $     0    $     3
 Fed funds sold                      (382)      (83)      (465)            65        253        318
 Securities:
   Taxable                            375       209        584            488      1,248      1,736
   Tax-exempt                        (588)      125       (463)           105       (144)       (39)
 Loans-net of unearned income       3,843      (665)     3,178          1,617      3,323      4,940
                                  -------    ------    -------        -------    -------    -------
   Change in interest income        3,723      (412)     3,311          2,278      4,680      6,958
                                  -------    ------    -------        -------    -------    -------
Interest-bearing liabilities:
 Demand deposits                      412       118        530            180        688        868
 Savings deposits                    (499)     (885)    (1,384)           (12)     1,576      1,564
 Time deposits                      1,445       195      1,640            285      2,359      2,644
 Short-term borrowings                 75        (2)        73             28         28         56
 FHLB advances                        466        13        479              0          0          0
                                  -------    ------    -------        -------     ------    -------
   Change in interest expense       1,899      (561)     1,338            481      4,651      5,132
                                  -------    ------    -------        -------     ------    -------
Change in net interest income     $ 1,824    $  149    $ 1,973        $ 1,797     $   29    $ 1,826
                                  =======    ======    =======        =======     ======    =======

Net interest margin is net interest income (fully tax equivalent) divided by average earning assets. Management continually monitors Shoreline's balance sheet and employs other methods of analysis to protect net interest income from fluctuations caused by interest rate volatility. These methods have produced stable net interest margins of 4.69%, 4.70% and 4.63% in 1996, 1995 and 1994, respectively. Historically, Shoreline's interest sensitive assets respond slightly more rapidly to changes in interest rates than its interest sensitive liabilities. The upward swing in interest rates during the last half of 1994 and first half of 1995 contributed to the increase in 1995's net interest margin.

PROVISION FOR LOAN LOSSES

The provision for loan losses is the amount added to the allowance for loan losses to absorb losses that are currently anticipated. The loan loss provision is based on historical loss experience and such other factors which, in management's judgment, deserve current recognition in maintaining an adequate allowance for loan losses. The provision for loan losses was $600,000 in 1996 and $750,000 in both 1995 and 1994. Continued overall strength in asset quality measures, along with another year of relatively modest levels of net charge-offs, helped to support the $150,000 reduction in the provision for losses in 1996. At year-end 1996, the ratio of the allowance for loan losses to non-performing loans was strong at 424% compared to year-end 1995's ratio of 459%.

OTHER INCOME

Total other income was $4.3 million in 1996, an increase of $265,000 (6.5%) from 1995. Excluding gains on the sale of assets, total other income increased $117,000 (2.9%). The components of other income are shown in the following table:



YEARS ENDED DECEMBER 31
(In thousands)                         1996             1995             1994
                                   ---------------------------------------------
Service charges on
      deposit accounts               $  1,820        $  1,787        $  1,860
Trust income                            1,500           1,388           1,346
Net gain on sale
      of securities                       191             (36)           (165)
Gain on sale of loans                     (21)             56             302
Gain on sale of other
      real estate owned                    24              26              62
Credit card fees                           37             108             575
Safe deposit
      box income                          150             137             151
ATM network
      fee income                          157             149             114
Other customer
      service fees                         91              96             123
Other                                     398             371             318
                                     --------        --------        --------
          Total other income         $  4,347        $  4,082        $  4,686
                                     ========        ========        ========

The increase in other income in 1996 is primarily attributable to two factors. First, Shoreline realized $191,000 of securities gains in 1996, a $227,000 increase from 1995's securities losses of $36,000. Second, trust income increased $112,000 (8.1%) in 1996. Growth in trust assets managed, aided by improved market values and increased customer relationships, helped to produce this increase. Service charge income on deposit accounts, the largest component of other income, increased a modest $33,000 (1.8%) in 1996.

In 1995, total other income decreased $604,000 from 1994. Three primary factors resulted in this decline. First, Shoreline sold its credit card portfolio in December of 1994 and discontinued providing related services to merchants during the first quarter of 1995. This change resulted in a decline in credit card fee income of $467,000 in 1995. Second, the sale of credit cards along with the sale of student loans produced gains of $302,000 in 1994. Similar gains totaled only $32,000 in 1995. Third, service charge income on deposit accounts declined $73,000 in 1995. Emphasis on relationship business contributed to a 4% decline in this area. The declines discussed above were offset by reduced losses from the sales of securities in 1995 compared to 1994.




OTHER EXPENSE

Total other expense was $19.4 million in 1996, an increase of $713,000 (3.8%) from 1995. This relatively modest level of increase in overhead expense helped Shoreline to realize improvements in both its efficiency ratio and overhead ratio in 1996. The components of other expense and key ratios are shown in the following table:

YEARS ENDED DECEMBER 31 (In thousands)                      1996               1995           1994
                                                        ----------------------------------------------
Salaries                                                  $   8,215        $  7,587         $  7,734
Employee benefits                                             2,435           2,305            2,408
Occupancy                                                     1,329           1,281            1,221
Equipment                                                     1,316           1,191            1,122
Data processing                                                 604             579              532
Professional fees                                             1,007             774              785
FDIC deposit insurance                                          438             729            1,225
Michigan Single Business Tax                                    517             571              403
Supplies                                                        386             426              554
Postage                                                         380             338              372
Telephone                                                       345             310              249
Advertising                                                     284             301              526
Amortization of goodwill and core deposit intangibles           266             256              264
Marketing and public relations                                  341             188              190
Other insurance                                                 134             140              196
Other taxes                                                      24             103               99
Credit card expense                                               0              71              427
Other                                                         1,412           1,570            1,414
                                                          ---------        --------         --------
  Total other expense                                     $  19,433        $ 18,720         $ 19,721
                                                          =========        ========         ========
KEY RATIOS:
Efficiency Ratio                                              56.09%          56.88%           62.03%
Other expense as a percent of average assets                   2.80%           2.89%            3.18%
Salary and employee benefits as a percent of average assets    1.53%           1.53%            1.63%


Three primary factors resulted in the $713,000 increase in other expense. First, salary and employee benefits expense increased $758,000 (7.7%) in 1996. Increased staffing levels combined with normal salary administration adjustments contributed to the increase. As a percent of average assets, salary and employee benefits expense remained stable at 1.53%. Second, professional fees expense increased $233,000 (30.1%) in 1996. Use of selected outsourcing services, combined with consulting fees expended to review Shoreline's branch network operations, as well as to further develop its sales training efforts, produced 1996's increase. Third, a decline in Federal Deposit Insurance Corporation (FDIC) premium expense of $291,000 in 1996 helped to offset the previous two increases discussed. The decline in 1996 expense was incurred despite a $302,000 one-time assessment in 1996 to recapitalize the Savings Association Insurance Fund (SAIF). For the semiannual assessment period beginning January 1, 1997, the FDIC will assess an insurance rate of zero for banks meeting the eligibility requirements, and an additional assessment of $.01296 per $100 of insured deposits. This new rate is intended to finance the interest obligations of the Financing Corporation ("FICO") resultant from the Deposit Insurance Act of 1966. This new assessment is not expected to have a material impact on Shoreline's operating results for 1997.

In 1995, total other expense declined $1 million (5.1%) from 1994. This reduction significantly improved Shoreline's efficiency ratio from 62.03% in 1994 to 56.88% in 1995. Three significant events contributed to this decline. First, the reduction in FDIC insurance premiums in 1995 resulted in a $496,000 reduction in FDIC deposit insurance expense. Second, the sale of Shoreline's credit card portfolio and related merchant services in late 1994 and early 1995 resulted in a reduction of $356,000 of related expense. Third, reductions in advertising, supplies and personnel expense resulted following the 1994 merger of Shoreline's two affiliate banks.

INCOME TAX EXPENSE

Shoreline's federal income tax expense was $3.8 million in 1996, compared to $3.1 million in 1995 and $2.3 million in 1994. The statutory federal tax rate during these three years was 34%. However, Shoreline's effective tax rates were 28.3%, 26.7% and 24.1% in 1996, 1995 and 1994, respectively. The lower effective tax rates are largely the result of tax-exempt income earned on state and municipal bonds. A decline in the relative level of tax-exempt income to income before income taxes has resulted in higher effective tax rates in all three years presented.

LOAN PORTFOLIO

Shoreline's management understands that credit risk is a fundamental element of its business. Conservative lending philosophies supported by comprehensive policies and administrative functions help Shoreline lenders adhere to strict credit underwriting standards. Shoreline concentrates its lending efforts primarily in the Michigan communities in which Shoreline Bank branches are located and maintains a diversified loan portfolio of commercial, real estate and consumer loans. Shoreline Bank has no foreign loans. Exposures to any single borrower, as well as industry concentrations, are continually monitored by management.

At December 31, 1996, Shoreline's total loan portfolio was $500.6 million, an increase of $34.6 million (7.4%) over year-end 1995. Strong growth in commercial and residential real estate mortgage loans and modest growth in consumer loans offset the $8 million decline in real estate construction loans. Commercial loans and residential mortgage loans produced the majority of growth in 1996, increasing $20.5 million (10.7%) and $19.4 million (10.0%), respectively. Total loans increased $29.5 million (6.7%) in 1995. Retail lending, primarily mortgage and consumer loans, provided the majority of the growth. Residential real estate mortgage loans increased $18.9 million (10.7%) from year-end 1994. Shoreline's residential mortgage loan portfolio consistently has the strongest credit quality when compared to other portfolios.

                                                     1996                          1995                          1994
                                           ------------------------------------------------------------------------------------
DECEMBER 31 (In thousands)                   AMOUNT      % OF TOTAL       AMOUNT         % OF TOTAL      AMOUNT      % OF TOTAL
                                           ------------------------------------------------------------------------------------
Commercial, financial and agricultural      $ 211,953       42.34%       $ 191,437         41.08%       $ 179,850       41.20%
Residential real estate mortgage              214,201       42.79          194,784         41.80          175,912       40.30
Real estate construction                       10,243        2.05           18,704          4.01           26,679        6.11
Consumer                                       64,194       12.82           61,070         13.11           54,088       12.39
                                            ---------      ------         --------        ------        ---------      ------
  Total loans                               $ 500,591      100.00%        $465,995        100.00%       $ 436,529      100.00%
                                            =========      ======         ========        ======        =========      ======


ASSET QUALITY

Non-performing assets, including non-accrual loans, loans 90 days or more past due, renegotiated loans and other real estate owned, totaled $1.9 million or .38% of total loans at December 31, 1996. This compares with the previous year-end ratio of .35%. During the five year period shown below, Shoreline's non-performing asset ratio has been well below other bank holding companies of similar asset size.

DECEMBER 31 (In thousands)                      1996         1995          1994          1993          1992
                                              --------------------------------------------------------------
Non-accrual loans                             $    524     $    235      $    802      $  1,962     $  2,934
Accruing loans past due 90 days or more          1,104        1,204           856         2,233        1,497
Restructured loans                                   0            0             2           211          222
Other real estate owned                            273          170           552         1,026          640
                                              --------     --------      --------      --------     --------
  Total non-performing assets                 $  1,901     $  1,609      $  2,212      $  5,432     $  5,293
                                              ========     ========      ========      ========     ========

AS A PERCENTAGE OF TOTAL LOANS:
Non-accrual loans                                  .11%         .05%          .18%          .47%        .83%
Accruing loans past due 90 days or more            .22          .26           .20           .54         .42
Restructured loans                                 .00          .00           .00           .05         .06
Other real estate owned                            .05          .04           .13           .25         .18
                                              --------     --------      --------     ---------     -------
  Total non-performing assets                      .38%         .35%          .51%         1.31%       1.49%
                                              ========     ========      ========     =========     =======

When reasonable doubt exists concerning the collectibility of interest or principal, a loan is placed on a non-accrual basis. Any interest accrued but not collected is reversed and charged against current earnings. Interest income which would have been recorded in 1996 under original terms on non-accrual loans outstanding at December 31, 1996 was approximately $67,000. There was no interest income recorded in 1996 on non-accrual loans outstanding at December 31, 1996.

At year-end 1996, Shoreline had approximately $8.3 million in loans for which payments are current, but known financial difficulties of the borrowers cause management concern about the ability to comply with existing loan repayment terms. Two large commercial borrower situations caused the increase from the $3.2 million reported at year-end 1995. These loans, along with any other loans classified for regulatory purposes that are not included in the table above, are subject to constant management attention and their classification is reviewed on a monthly basis.



Under the guidelines of SFAS No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," Shoreline identified $384,000 of loans considered impaired at December 31, 1996. No allocation of the allowance for loan losses was necessary for these loans, however.

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

                                           1996                           1995                          1994
                                 ---------------------------------------------------------------------------------------
                                                PERCENT OF                    PERCENT OF                     PERCENT OF
                                                 LOANS TO                      LOANS TO                       LOANS TO
DECEMBER 31 (In thousands)       ALLOWANCE      TOTAL LOANS     ALLOWANCE     TOTAL LOANS      ALLOWANCE     TOTAL LOANS
                                 ---------------------------------------------------------------------------------------
Commercial, financial and
 agricultural                    $  2,491         42.34%        $  2,361        41.08%         $  2,044         41.20%
Real estate - mortgage                743         42.79              698        41.80               559         40.30
Real estate - construction            115          2.05              107         4.01               100          6.11
Consumer                            1,166         12.82            1,111        13.11               995         12.39
Unallocated                         2,380                          2,323                          2,254
                                 --------        ------         --------       ------          --------        ------
   Total                         $  6,895        100.00%        $  6,600       100.00%         $  5,952        100.00%
                                 ========        ======         ========       ======          ========        ======



Net charge-offs in 1996 represented only .06% of average total loans and marked the fourth consecutive year this ratio was below 10 basis points. The allowance for loan losses at December 31, 1996 was $6.9 million, an increase of $295,000 over year-end 1995 and represented 1.38% of total loans at the same date. This is a slight decline from year-end 1995's ratio of 1.42% but still provides a high level of coverage of non-performing loans. At December 31, 1996, the allowance for loan losses as a percentage of non-performing loans was 424%. The following table summarizes loan and allowance information for the past three years.

YEAR ENDED DECEMBER 31 (In thousands)                         1996           1995           1994
                                                            ---------------------------------------
Loans outstanding, end of period                            $ 500,591      $ 465,995      $ 436,529
                                                            =========      =========      =========
Daily average of loans outstanding for the period           $ 490,200      $ 447,329      $ 428,478
                                                            =========      =========      =========
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                              $   6,600      $   5,952      $   5,586
                                                            ---------      ---------      ---------
Charge-offs:
  Commercial, financial and agricultural                          240            151            391
  Real estate - mortgage                                           35             70            105
  Real estate - construction                                        0              0              0
  Consumer                                                        318            271            517
                                                            ---------      ---------      ---------
     Total charge-offs                                            593            492          1,013
                                                            ---------      ---------      ---------
Recoveries:
  Commercial, financial and agricultural                           97            200            367
  Real estate - mortgage                                           57             14              0
  Real estate - construction                                        0              0              0
  Consumer                                                        134            176            262
                                                            ---------      ---------      ---------
     Total recoveries                                             288            390            629
                                                            ---------      ---------      ---------
     Net charge-offs                                              305            102            384
                                                            ---------      ---------      ---------
Provision charged to income                                       600            750            750
                                                            ---------      ---------      ---------
Balance at end of period                                    $   6,895       $  6,600      $   5,952
                                                            =========       ========      =========
KEY RATIOS:
Net charge-offs to average loans                                  .06%           .02%           .09%
Recoveries to total charge-offs                                 48.57%         79.27%         62.09%
Allowance to total loans at end of period                        1.38%          1.42%          1.36%
Allowance to total non-performing loans at end of period       423.52%        458.65%        358.55%
Provision to average loans                                        .12%           .17%           .17%

SECURITIES

A summary of Shoreline's securities portfolio for the past three years is shown in the table below. On December 1, 1995, Shoreline reclassified approximately $25.4 million of securities from held to maturity to available for sale. This one time reassessment and reclassification was made in accordance with FASB's "Guide to Implementation of Statement 115 on Accounting for Certain Investments in Debt and Equity Securities" issued November 15, 1995. Shoreline had previously adopted SFAS No. 115 on January 1, 1994.

                                                 1996                        1995                       1994
                                        -----------------------------------------------------------------------------
                                        AVAILABLE    HELD TO        AVAILABLE     HELD TO      AVAILABLE     HELD TO
DECEMBER 31 (In thousands)               FOR SALE    MATURITY       FOR SALE     MATURITY       FOR SALE    MATURITY
                                        -----------------------------------------------------------------------------
U.S. Treasury and agencies               $ 37,514    $ 15,000       $  32,682    $  6,830       $ 11,642    $  8,998
States and political subdivisions          29,895       7,664          33,355       9,560         31,107      13,458
Mortgage-backed securities:
  U.S. Government agencies                 18,816      22,129          30,974      24,180         29,128      22,676
  Collateralized mortgage obligations       1,290       2,789           3,320       3,895          4,565       2,324
Other securities                            2,739           0           2,540           0          4,734       1,018
                                         --------    --------       ---------    --------       --------    --------
  Total                                  $ 90,254    $ 47,582       $ 102,871    $ 44,465       $ 81,176    $ 48,474
                                         ========    ========       =========    ========       ========    ========

Securities totaled $137.8 million at December 31, 1996, a reduction of $9.5 million from December 31, 1995. Reduced holdings in state and political subdivisions and mortgage-backed agency securities classified as available for sale were the primary cause in the overall reduction in securities. Shoreline's Investment Committee is responsible for establishing guidelines and strategies related to securities investments. At December 31, 1996, Shoreline held no securities it would consider to be impaired. In addition, Shoreline does not invest in derivatives or related types of financial instruments except for U.S. Government agency mortgage-backed securities and collateralized mortgage obligations. The aggregate value of securities of no single issuer, except the U.S. government and its agencies, exceeded 10% of Shoreline's shareholder equity.

SOURCES AND USES OF FUNDS

The following table of average balances summarizes the sources and uses of funds for 1996 and 1995:





                                                           1996                                        1995
                                           --------------------------------------------------------------------------------
                                                         INCREASE/     INCREASE/                     INCREASE/    INCREASE/
                                                        (DECREASE)    (DECREASE)                    (DECREASE)   (DECREASE)
(In thousands)                               AVG BAL      AMOUNT        PERCENT          AVG BAL      AMOUNT      PERCENT
                                           --------------------------------------------------------------------------------
FUNDING USES:
 Loans-net of unearned income               $ 490,200    $ 42,871           9.6%        $ 447,329    $ 18,851        4.4%
 Taxable securities                           105,229       5,415           5.4%           99,814       8,317        9.1%
 Tax-exempt securities                         37,691      (6,233)        (14.2%)          43,924       1,116        2.6%
 Federal funds sold                             8,066      (7,121)        (46.9%)          15,187       1,421       10.3%
 Interest-earning deposits                      9,214       9,131      11,101.2%               83          83      100.0%
                                            ---------    --------      --------         ---------    --------
   Total uses                               $ 650,400    $ 44,063           7.3%        $ 606,337    $ 29,788        5.2%
                                            =========    ========                       =========    ========

FUNDING SOURCES:
 Non-interest-bearing demand deposits       $  68,621    $  2,440           3.7%        $  66,181    $  3,590        5.7%
 Interest-bearing demand
   and savings deposits                       256,409       2,342            .9%          254,067      10,366        4.3%
 Time deposits                                279,235      24,897           9.8%          254,338       5,816        2.3%
 Securities sold under
   agreements to repurchase                     5,327       1,859          53.6%            3,468         801       30.0%
 FHLB advances                                 13,800       8,800         276.0%            5,000           0          0%
 Other                                         27,008       3,725          16.0%           23,283       9,215       65.5%
                                            ---------    --------       -------         ---------     -------
   Total sources                            $ 650,400    $ 44,063           7.3%        $ 606,337     $ 29,788       5.2%
                                            =========    ========                       =========     ========


The primary source of funding for Shoreline is increased deposits. Total deposits averaged $604.3 million in 1996, an increase of $30 million (5.2%). Approximately $10 million of 1996's growth relates to the Adamsville, Michigan branch acquisition completed in December of 1995. The majority of the remaining growth in deposits in 1996 was provided by interest-bearing demand and time deposits. More specifically, continued popularity of Shoreline's Super Public Fund account, an interest-bearing demand deposit account geared toward municipalities, and time deposits greater than $100,000 produced the majority of the growth in these two areas. Total average deposits increased $19.8 million (3.6%) in 1995. Super Public Fund growth along with increased savings deposits produced the majority of the growth in that year. Other funding sources, including repurchase agreements, long-term debt and other sources, increased $14.4 million (45.3%) in 1996. Increased use of FHLB advances accounted for the majority of the growth in this source of funds. Use of alternative funding sources is continually evaluated in conjunction with Shoreline's deposit growth strategy.

Average total loans increased $42.9 million (9.6%) in 1996. All three of Shoreline's general lending areas contributed to this increase. However, as in 1995, retail lending continued to provide the majority of the growth. Shoreline's residential mortgage loan portfolio averaged $212.6 million in 1996, an increase of $25.7 million (13.7%). This compares to 1994's increase of $17.4 million (10.3%). In addition, $19.4 million of mortgage loans were originated for sale to the secondary market compared to $11.4 million of loans originated for sale in 1995. At December 31, 1996, Shoreline had $518,000 of mortgage loans held for sale to the secondary market. Average consumer loans increased $6.8 million (11.9%) in 1996 compared to 1995's decrease of $1.5 million. Average commercial loans grew $10.4 million (5.1%) in 1996, an increase over 1995's growth of $2.9 million. With the proposed acquisition of SJS Bancorp, Inc., retail lending will continue to play a significant role in the growth of Shoreline's total loan portfolio.

Average federal funds sold declined $7.1 million (46.9%) in 1996. The decline resulted from Shoreline's use of an interest-earning deposit account with the Federal Home Loan Bank as an alternative daily investment vehicle to federal funds sold. This accounted for the corresponding increase in interest-bearing deposits of $9.1 million in 1996. The majority of 1996's decline in tax-exempt securities was offset by an increase in taxable securities.

LIQUIDITY

Liquidity is generally defined as the ability to meet cash flow requirements. Shoreline primarily manages liquidity at two levels, the parent company and its subsidiary, Shoreline Bank. The parent company's primary cash requirement is to pay dividends to Shoreline's shareholders. Its primary source of funds is dividends received from its subsidiary bank.


Shoreline Bank's primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments, repayments and maturities of loans and securities; sales of assets; growth in deposits and other liabilities; and bank profits. At December 31, 1996, Shoreline had $5.2 million of federal funds sold and $18 million of interest-earning deposits available on demand. In addition, Shoreline had over $90 million of securities classified as available for sale. Net cash provided from operating activities is a consistent source of liquidity as evidenced by $14.5 million of net cash provided in 1996. Principal reductions received on loans and mortgage-backed securities also provide a continual stream of cash flows. Finally, as a member of the Federal Home Loan Bank of Indianapolis, Shoreline Bank can access up to approximately $50 million of borrowings. At December 31, 1996, the bank had $18 million of borrowings with the FHLB.



ASSET/LIABILITY MANAGEMENT

Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact of significant fluctuations in market interest rates have on earnings. Shoreline's Asset/Liability Committee is responsible for managing this process. Much of this committee's efforts are focused on minimizing Shoreline's sensitivity to changes in interest rates. One method of gauging sensitivity is by a static gap analysis. Shoreline's static gap position at December 31, 1996 is shown in the following table:

                                                                   REPRICEABLE OR MATURING WITHIN:
                                             ------------------------------------------------------------------------
(In thousands)                                0-90 DAYS     91-365 DAYS     1 TO 5 YEARS     OVER 5 YEARS     TOTAL
                                             ------------------------------------------------------------------------
INTEREST-EARNING ASSETS:
 Loans                                       $  143,498      $  101,030      $ 233,164         $ 22,899     $ 500,591
 Securities                                       8,474          20,909         82,408           26,046       137,837
 Federal funds sold                               5,150               0              0                0         5,150
 Interest-earning deposits                       18,142               0              0                0        18,142
                                             ----------      ----------      ---------         --------     ---------
   Total interest-earning assets             $  175,264      $  121,939      $ 315,572         $ 48,945     $ 661,720
                                             ----------      ----------      ---------         --------     ---------

INTEREST-BEARING LIABILITIES:
 Time deposits                                   75,197         118,082         95,980            1,078       290,337
 Demand and savings accounts                    252,687               0              0                0       252,687
 Other                                           11,167           4,000         10,000                0        25,167
                                             ----------      ----------      ---------         --------     ---------
   Total interest-bearing liabilities           339,051         122,082        105,980            1,078       568,191
                                             ----------      ----------      ---------         --------     ---------
Asset (liability) gap                        $ (163,787)     $     (143)     $ 209,592         $ 47,867     $  93,529
                                             ==========      ==========      =========         ========     =========

Cumulative asset (liability) gap             $ (163,787)     $ (163,930)     $  45,662         $ 93,529
                                             ==========      ==========      =========         ========

As shown, Shoreline had a cumulative liability gap position of $163.9 million within the one-year time frame. This position suggests that if market interest rates decline in the next 12 months, Shoreline has the potential to earn more net interest income. A limitation of the traditional static gap analysis, however, is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings accounts as repriceable within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Because of these and other limitations of the static gap analysis, Shoreline's Asset/Liability Committee utilizes simulation modeling as its primary tool to project how changes in interest rates will impact net interest income. These models indicate, and management believes that Shoreline is positioned such that changes in rates within anticipated ranges and under anticipated circumstances would not severely alter operating results. However, management believes that Shoreline is slightly more exposed to downward changes from current interest rate levels. Shoreline has demonstrated effective asset/liability management by maintaining relatively stable net interest margins of 4.69%, 4.70% and 4.63% in 1996, 1995 and 1994.

CAPITAL RESOURCES

At December 31, 1996, total equity capital of Shoreline was $69.4 million. This includes an unrealized gain of $1.4 million for the mark-to-market adjustment of Shoreline's available for sale securities portfolio. Total equity capital was $64.4 million at December 31, 1995 with an unrealized gain of $2.2 million for available for sale securities. During 1996, Shoreline issued 41,502 shares under its Dividend Reinvestment Plan and purchased 18,191 under its stock repurchase program.



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

                               REGULATORY        WELL-
DECEMBER 31                     MINIMUM        CAPITALIZED       1996          1995          1994
                               -------------------------------------------------------------------
Risk based:
  Tier I capital                 4.00%           6.00%          15.10%        14.56%        13.62%
  Total capital                  8.00%          10.00%          16.33%        15.81%        14.87%
Tier I leverage                  3.00%           5.00%           9.30%         8.91%         8.65%

The proposed acquisition of SJS Bancorp, Inc. will be accounted for as a purchase and will have the affect of reducing Shoreline's capital ratios. However, management projects that Shoreline's capital ratios upon consummation of the transaction will remain above regulatory standards to be considered a "well-capitalized" institution.

CASH DIVIDENDS

Cash dividends declared increased 16.2% to $.79 per share in 1996. 1995's cash dividends totaled $.68 per share, an increase of 17.2% over 1994. The following table summarizes the quarterly cash dividends per share paid to common shareholders during the last three years, adjusted for stock dividends and stock splits.

            QUARTER         1996             1995            1994
                           --------------------------------------
              1st          $ .19            $ .17           $ .15
              2nd            .20              .17             .15
              3rd            .20              .17             .14
              4th            .20              .17             .14
                           -----            -----           -----
            Total          $ .79            $ .68           $ .58
                           =====            =====           =====

Shoreline's principal source of funds to pay cash dividends is the earnings of its subsidiary bank. State and federal laws and regulations limit the amount of dividends that banks can pay. Cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting the bank. Based on projected earnings, management expects Shoreline to declare and pay regular quarterly dividends on its common shares in 1997.

FORWARD-LOOKING STATEMENTS

This discussion and analysis of financial condition and results of operations, and other sections of this annual report, contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates", "believes", "estimates", "expects", "forecasts", "intends", "is likely", "plans", "product", "projects", variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, Shoreline undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; change in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and vicissitudes of the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.


                    CONSOLIDATED FINANCIAL STATEMENTS

                        CONSOLIDATED BALANCE SHEETS
DECEMBER 31                                                           1996                1995
                                                                 ---------------------------------------
ASSETS
 Cash and due from banks                                         $  38,266,519        $  29,795,036
 Interest-earning deposits                                          18,142,151               15,162
 Federal funds sold                                                  5,150,000           12,950,000
                                                                 -------------        -------------
   Total cash and cash equivalents                                  61,558,670           42,760,198
 Securities available for sale (carried at fair value)              90,254,236          102,870,733
 Securities held to maturity (fair values of $48,588,454
 and $45,875,132 in 1996 and 1995, respectively)                    47,582,337           44,465,217
 Loans, net of allowance for loan losses
 ($6,894,945-1996;$6,600,119-1995)                                 493,696,408          459,395,145
 Premises and equipment, net                                        10,975,483           10,143,851
 Other assets                                                       12,027,685           11,537,594
                                                                 -------------        -------------
     Total Assets                                                $ 716,094,819        $ 671,172,738
                                                                 =============        =============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
 Deposits:
   Non-interest-bearing                                          $  74,142,067        $  69,236,346
   Interest-bearing                                                542,335,458          523,063,666
                                                                 -------------        -------------
     Total deposits                                                616,477,525          592,300,012
 Securities sold under agreement to repurchase                       7,166,563            4,690,818
 Other liabilities                                                   5,032,529            4,822,065
 FHLB advances                                                      18,000,000            5,000,000
                                                                 -------------        -------------
     Total Liabilities                                             646,676,617          606,812,895
                                                                 -------------        -------------
Shareholders' equity
 Preferred stock, no par value; 1,000,000 shares authorized;
   none issued or outstanding                                                0                    0
 Common stock; 10,000,000 shares authorized;
   5,555,672 and 5,251,018 issued and outstanding at
   December 31, 1996 and 1995, respectively                                  0                    0
 Additional paid-in capital                                         56,388,553           50,147,966
 Unrealized gain on securities available for sale, net               1,378,327            2,160,403
 Retained earnings                                                  11,651,322           12,051,474
                                                                 -------------        -------------
     Total Shareholders' Equity                                     69,418,202           64,359,843
                                                                 -------------        -------------
     Total Liabilities and Shareholders' Equity                  $ 716,094,819        $ 671,172,738
                                                                 =============        =============

See accompanying notes to consolidated financial statements.


                     CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                         1996                 1995                 1994
                                           ------------------------------------------------------
INTEREST INCOME
 Loans, including fees                     $  43,646,323        $  40,481,930       $  35,531,796
 Securities:
   Taxable                                     7,357,686            6,774,289           5,037,912
   Tax-exempt                                  2,361,306            2,824,779           2,837,000
 Federal funds sold                              423,787              889,631             571,474
 Deposits with banks                             480,410                2,777                   0
                                           -------------        -------------       -------------
   Total interest income                      54,269,512           50,973,406          43,978,182
                                           -------------        -------------       -------------
INTEREST EXPENSE
 Deposits                                     24,237,818           23,451,256          18,375,377
 Short-term borrowings                           216,501              143,164              87,267
 FHLB advances                                   731,463              252,502             252,500
                                           -------------        -------------        ------------
   Total interest expense                     25,185,782           23,846,922          18,715,144
                                           -------------        -------------        ------------

NET INTEREST INCOME                           29,083,730           27,126,484          25,263,038
 Provision for loan losses                       600,000              750,000             750,000
                                           -------------        -------------        ------------
NET INTEREST INCOME AFTER PROVISION
 FOR LOAN LOSSES                              28,483,730           26,376,484          24,513,038
                                           -------------        -------------        ------------
OTHER INCOME
 Service charges on deposit accounts           1,819,736            1,787,405           1,859,778
 Trust fees                                    1,500,147            1,387,819           1,346,244
 Securities gains/(losses)                       190,717              (35,812)           (164,944)
 Other                                           836,419              943,000           1,645,474
                                           -------------        -------------        ------------
   Total other income                          4,347,019            4,082,412           4,686,552
                                           -------------        -------------        ------------
OTHER EXPENSES
 Salaries and employee benefits               10,650,227            9,891,918          10,142,120
 Occupancy                                     1,328,968            1,281,079           1,220,742
 Equipment                                     1,920,303            1,770,636           1,654,780
 Insurance                                       572,090              868,495           1,421,033
 Professional fees                             1,006,897              774,153             784,980
 Other taxes                                     540,738              673,778             501,522
 Other                                         3,413,874            3,460,381           3,996,091
                                           -------------        -------------        ------------
   Total other expenses                       19,433,097           18,720,440          19,721,268
                                           -------------        -------------        ------------
INCOME BEFORE INCOME TAXES                    13,397,652           11,738,456           9,478,322
 Federal income tax expense                    3,792,223            3,131,000           2,280,000
                                           -------------        -------------        ------------
NET INCOME                                 $   9,605,429        $   8,607,456       $   7,198,322
                                           =============        =============       =============

EARNINGS PER SHARE                         $        1.74        $        1.56       $        1.31
                                           =============        =============       =============

See accompanying notes to consolidated financial statements.



                          CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
                                                                             NET UNREALIZED
                                                             ADDITIONAL      GAIN/(LOSS) ON
                                               COMMON         PAID-IN      SECURITIES AVAILABLE    RETAINED
THREE YEARS ENDED DECEMBER 31, 1996             STOCK          CAPITAL        FOR SALE, NET        EARNINGS           TOTAL
                                             ----------------------------------------------------------------------------------
BALANCE AT JANUARY 1, 1994                   $ 3,300,645    $ 41,684,562                         $  7,621,912      $ 52,607,119
  Transfer to Additional
     Paid-in Capital                          (3,300,645)      3,300,645
  Effect of adoption of SFAS
     No. 115, net of taxes                                                     $ 2,366,171                            2,366,171
  Net income for year                                                                               7,198,322         7,198,322
  Cash dividends declared:
     $0.58 per share                                                                               (3,181,208)       (3,181,208)
  3-for-2 stock split-fractional shares                                                                (5,756)           (5,756)
  Shares issued under dividend
     reinvestment plan                                           504,961                                                504,961
  Shares issued under stock option plan                          101,831                                                101,831
  Change in unrealized losses on
     securities available for sale,
     net of tax effect                                                          (3,382,972)                          (3,382,972)
                                             -----------    ------------        ----------       ------------      ------------
BALANCE AT DECEMBER 31, 1994                            0     45,591,999        (1,016,801)        11,633,270        56,208,468
  Net income for year                                                                               8,607,456         8,607,456
  Cash dividends declared:
     $0.68 per share                                                                               (3,734,978)       (3,734,978)
  5% stock dividend-fractional shares                          4,447,710                           (4,454,274)           (6,564)
  Shares issued under dividend
     reinvestment plan                                           639,541                                                639,541
  Transfer of securities from held to
     maturity to available for sale                                                302,642                              302,642
  Shares issued under stock option plan                           72,682                                                 72,682
  Change in unrealized gains on securities
     available for sale, net of tax effect                                       2,874,562                            2,874,562
  Common stock retired                                         (603,966)                                               (603,966)
                                             -----------    -----------         ----------       ------------      ------------
BALANCE AT DECEMBER 31, 1995                           0     50,147,966          2,160,403         12,051,474        64,359,843
  Net income for year                                                                               9,605,429         9,605,429
  Cash dividends declared:
     $0.79 per share                                                                               (4,368,023)       (4,368,023)
  5% stock dividend-fractional shares                         5,629,933                            (5,637,558)           (7,625)
  Shares issued under dividend
     reinvestment plan                                          824,889                                                 824,889
  Shares issued under stock option plan                         140,490                                                 140,490
  Change in unrealized gains on
     securities available for sale,
     net of tax effect                                                            (782,076)                            (782,076)

  Common stock retired                                         (354,725)                                               (354,725)
                                             -----------    -----------        -----------       ------------      ------------
BALANCE AT DECEMBER 31, 1996                 $          0   $ 56,388,553       $ 1,378,327       $ 11,651,322      $ 69,418,202
                                             ============   ============       ===========       ============      ============

See accompanying notes to consolidated financial statements.



                   CONSOLIDATED STATEMENTS OF CASH FLOWS
YEARS ENDED DECEMBER 31                                              1996               1995               1994
                                                                 ------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                                       $   9,605,429      $  8,607,456     $  7,198,322
Adjustments to reconcile net income to
net cash from operating activities:
 Depreciation and amortization                                       1,495,103         1,413,972        1,329,203
 Provision for loan losses                                             600,000           750,000          750,000
 Net amortization and accretion on securities                          534,548           744,864        1,615,161
 Amortization of goodwill and related core deposit intangibles         265,782           255,686          264,339
 (Gain)/loss on sales, calls and maturities of securities             (190,717)           35,812          164,944
 Mortgage loans originated for sale                                (17,241,221)      (13,552,773)      (8,178,797)
 Proceeds from sale of mortgage loans                               19,428,338        11,380,687        8,178,928
 (Gain)/loss on sale of mortgage loans                                  26,895           (23,518)            (131)
 Gains on sale of credit card and student loan portfolios               (6,277)          (32,088)        (302,220)
 Increase in other assets                                             (222,147)       (1,009,854)        (143,480)
 Increase in other liabilities                                         210,464         1,094,522          481,369
                                                                 -------------      ------------     ------------
NET CASH FROM OPERATING ACTIVITIES                                  14,506,197         9,664,766       11,357,638
                                                                 -------------      ------------     ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net increase in loans                                             (37,664,188)      (28,171,998)     (28,441,465)
 Proceeds from sale of credit card and student loan portfolios         424,687           847,223        5,441,036
 Securities available for sale:
   Purchases                                                       (20,049,790)       (6,309,595)     (31,568,095)
   Proceeds from sale                                                9,843,773         6,708,546       18,383,241
   Proceeds from maturities, calls and principal reductions         21,453,835         7,697,973       17,522,447
 Securities held to maturity:
   Purchases                                                       (13,682,208)      (38,121,538)     (23,052,958)
   Proceeds from maturities, calls and principal reductions         10,404,637        16,371,828       16,695,605
 Premises and equipment expenditures                                (2,326,735)       (1,545,649)      (2,299,427)
 Net cash received in acquisition of branches                                0         9,765,976                0
                                                                 -------------      ------------     ------------
NET CASH FROM INVESTING ACTIVITIES                                 (31,595,989)      (32,757,234)     (27,319,616)
                                                                 -------------      ------------     ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Net increase in deposits                                           24,177,513        16,032,438        8,686,979
 Net increase in short-term borrowing                                2,475,745         1,815,706          464,192
 Proceeds from FHLB advances                                        13,000,000                 0                0
 Dividends paid                                                     (4,368,023)       (3,734,978)      (3,181,208)
 Proceeds from shares issued                                           957,754           705,659          601,036
 Payments to retire common stock                                      (354,725)         (603,966)               0
                                                                 -------------      ------------     ------------
NET CASH FROM FINANCING ACTIVITIES                                  35,888,264        14,214,859        6,570,999
                                                                 -------------      ------------     ------------



NET CHANGE IN CASH AND CASH EQUIVALENTS                             18,798,472        (8,877,609)      (9,390,979)
 Cash and cash equivalents at beginning of year                     42,760,198        51,637,807       61,028,786
                                                                 -------------     -------------     ------------
 Cash and cash equivalents at end of year                        $  61,558,670     $  42,760,198     $ 51,637,807
                                                                 =============     =============     ============
CASH PAID DURING THE YEAR FOR:
 Interest                                                         $ 25,174,339     $  23,447,129     $ 18,509,997
 Income taxes                                                     $  3,777,000     $   4,270,000     $  2,738,313

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



                NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1.  SUMMARY OF ACCOUNTING POLICIES

The accounting and reporting policies and practices of Shoreline Financial Corporation and its subsidiaries conform with generally accepted accounting principles. Significant accounting and reporting policies employed in the preparation of these financial statements are described below.

PRINCIPLES OF CONSOLIDATION

The accompanying consolidated financial statements include the accounts of Shoreline Financial Corporation and its wholly owned subsidiary, Shoreline Bank, together referred to as "Shoreline." All material inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES

Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates and assumptions may change in the future and future results could differ. Areas involving the use of management's estimates and assumptions include the allowance for loan losses, the realization of deferred tax assets, fair values of certain securities and other financial instruments, the determination and carrying value of impaired loans, the carrying value of loans held for sale, the carrying value of other real estate, the accrued liability for deferred compensation, the accrued liability for incurred but unreported medical claims, the determination of premises and equipment, the carrying value and amortization of intangibles, the recognition and measurement of loss contingencies, the actuarial present value of pension benefit obligations and net periodic pension expense and prepaid pension costs recognized in Shoreline's financial statements.

SECURITIES

Shoreline classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which Shoreline has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those Shoreline may decide to sell if needed for liquidity, asset-liability management or for other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax effect. Trading securities are bought principally for sale in the near term, and are reported at fair value with unrealized gains and losses included in earnings. Securities held to maturity are written down to fair value when a decline in fair value is not temporary. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. The level yield method is used to amortize the purchase premium or discount and is included in earnings.

LOANS HELD FOR SALE

Loans originated and intended for sale are carried at the lower of cost or estimated market in the aggregate. Net unrealized losses are recognized in a valuation allowance by charges to income.

LOANS

Loans are reported at the principal balance outstanding, net of deferred loan fees and costs, the allowance for loan losses and charge-offs. Interest on loans is accrued over the term of the loans based on principal amounts outstanding and includes amortization of net deferred loan fees and costs over the loan term.

Interest income is not reported when full loan repayment is in doubt, typically when payments are past due over 90 days, unless the loan is both well secured and in the process of collection. Payments received on such loans are reported as principal reductions.

ALLOWANCE FOR LOAN LOSSES

Because some loans may not be repaid in full, an allowance for loan losses is recorded. Increases to the allowance are recorded by a provision for loan losses charged to expense. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, the allowance is maintained by management at a level considered adequate to cover losses that are currently anticipated based on past loss experience, general economic conditions, information about specific borrower situations including their financial position and collateral values, and other



                                       23
factors and estimates which are subject to change over time. While management may periodically allocate portions of the allowance for specific problem loan situations, the whole allowance is available for any loan charge-offs that occur. A problem loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Effective January 1, 1995, Shoreline adopted SFAS No. 114, "Accounting by Creditors for Impairment of a Loan", as amended by SFAS No. 118, "Accounting by Creditors for Impairment of a Loan - Income Recognition and Disclosures." Under SFAS No. 114 and 118, a loan is considered to be impaired when it is probable that Shoreline will be unable to collect all principal and interest amounts according to the contractual terms of the loan agreement. Impaired loans are carried at the present value of expected cash flows discounted at the loan's effective interest rate or at the fair value of the collateral if the loan is collateral dependent. A portion of the allowance for the loan losses may be allocated to impaired loans. The effect of adopting these standards was not considered material.

Smaller-balance homogeneous loans are evaluated for impairment in total. Such loans include residential first mortgage loans secured by one-to-four family residences, residential construction loans, and automobile, home equity and second mortgage loans. Commercial loans and mortgage loans secured by other properties are evaluated individually for impairment.
When analysis of borrower operating results and financial condition indicates that underlying cash flows of the borrower's business are not adequate to meet its debt service requirements, the loan is evaluated for impairment. Loans are generally moved to nonaccrual status when 90 days or more past due. These loans are often considered impaired. Impaired loans, or portions thereof, are charged off when deemed uncollectible. Cash received on impaired loans is first applied to principal and then to interest.

SERVICING RIGHTS

Effective January 1, 1996, Shoreline adopted SFAS No. 122, "Accounting for Mortgage Servicing Rights." Prior to adopting SFAS No. 122, servicing right assets were recorded only for purchasing rights to service mortgage loans. Subsequent to adopting this standard, servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of the rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristic. Any impairment of a grouping is reported as a valuation allowance. The effect of adopting this standard was not material to the consolidated financial statements.




PREMISES AND EQUIPMENT

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging primarily from 10 to 40 years for bank premises, and 3 to 10 years for furniture and fixtures. These assets are reviewed for impairment under SFAS No. 121 when events indicate the carrying amount may not be recoverable. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur, and major improvements are capitalized.

OTHER REAL ESTATE

Other real estate represents properties acquired through a foreclosure proceeding or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at fair value at the date of acquisition. Any excess of the loan balance over fair value is charged against the allowance for loan losses when the loan is transferred to other real estate. After acquisition a valuation allowance is recorded through a charge to income for the amount of estimated selling costs. Valuations are periodically performed by management, and valuation allowances are adjusted through a charge to income for changes in fair value or estimated costs to sell. Subsequent declines in value and gains and losses on sales are recognized in current earnings. Other real estate owned amounted to approximately $273,000 and $170,000 at December 31, 1996 and 1995, respectively.

GOODWILL AND IDENTIFIED INTANGIBLES

Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over no more than 25 years. Identified intangibles represent the value of depositor relationships purchased and is expensed on accelerated methods over 10 years. Goodwill and identified intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary. The unamortized core deposit intangibles were $2,377,000 and $2,642,000 at December 31, 1996 and 1995, respectively.



EMPLOYEE BENEFITS

Shoreline has a noncontributory pension plan covering substantially all employees. It funds the plan based on annual actuarial computations. Expense of this plan is reported by spreading the expected contributions to the plan less long-term earnings on plan assets over the employees' service period. In addition, Shoreline has a profit sharing plan and 401(k) salary reduction plan for which contributions are made and expensed annually. Also, Shoreline has a post-retirement health care plan that covers both salaried and nonsalaried employees. Retiree contributions approximate their premium expense determined exclusively on the loss experience of the retirees in the plan.

Expense for employee compensation under stock option plans is based on APB Opinion 25, with expense reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the fair value method of SFAS No. 123 were used for stock-based compensation.

INCOME TAXES

Income tax expense is based upon the asset and liability method. Shoreline records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates.

EARNINGS AND DIVIDENDS PER SHARE

Earnings per share are computed by dividing net income by the weighted average number of common shares outstanding and common equivalent shares with a dilutive effect. Common equivalent shares are shares which may be issuable to employees upon exercise of outstanding stock options. Earnings and dividends per share are restated for all stock splits and dividends paid. After restatement, the average number of shares used in this calculation was 5,524,504 in 1996; 5,508,380 in 1995 and 5,480,475 in 1994.

STOCK SPLITS AND DIVIDENDS

In 1994, shareholders of Shoreline approved an Amendment to the Articles of Incorporation to delete the Common Stock designation of $1 par value per share. As a result, the outstanding balance in Common Stock was transferred to Additional Paid-In Capital. A 5% stock dividend was declared in 1996 and 1995 and a three-for-two stock split was declared in 1994. Stock dividends are accounted for by transferring the fair market value of the stock from retained earnings to additional paid in capital. Stock splits are recorded by adjusting par value. Fractional shares are paid in cash for all stock splits and dividends.



STATEMENT OF CASH FLOWS

For purposes of reporting cash flows, cash and cash equivalents includes the cash on hand, demand deposits in other institutions, interest-earning deposits in other institutions, and federal funds sold with a maturity of 90 days or less. Shoreline reports net cash flows for customer loan transactions, deposit transactions and interest-earning balances with other financial institutions.

FAIR VALUES OF FINANCIAL INSTRUMENTS

Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 13. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

RECLASSIFICATIONS

Some items in prior financial statements have been reclassified to conform with the current presentation.

NOTE 2.  NATURE OF OPERATIONS

Shoreline Financial Corporation is a bank holding company. Shoreline's business is concentrated in the commercial banking industry segment. The business of commercial and retail banking accounts for more than 90% of its revenues, operating income and assets. Shoreline's subsidiary bank, Shoreline Bank, offers individuals, businesses, institutions and government agencies a full range of commercial banking services primarily in the southwestern Michigan communities in which the bank is located and in areas immediately surrounding these communities.



Shoreline Bank grants commercial, real estate and consumer loans to customers. The majority of loans are secured by specific items of collateral, primarily residential properties and other types of real estate, but are also secured by business assets and consumer assets. There are no foreign loans.

NOTE 3.  RESTRICTIONS ON CASH AND DUE FROM BANKS

A summary of Shoreline's subsidiary bank's legal reserve requirements established by the Federal Reserve System is as follows:

DECEMBER 31                                                                     1996             1995
                                                                            ----------------------------
Portion of requirement satisfied by non-interest earning vault cash         $  6,985,000     $ 6,616,000
Additional balances maintained with the Federal Reserve                        4,280,000       2,419,000
  Total reserve requirements                                                $ 11,265,000     $ 9,035,000

NOTE 4.  SECURITIES

The amortized cost and fair value of securities is as follows:

                                                                     GROSS              GROSS
                                            AMORTIZED COST    UNREALIZED GAINS    UNREALIZED LOSSES    FAIR VALUE
                                            ---------------------------------------------------------------------
AVAILABLE FOR SALE AT DECEMBER 31, 1996
U.S.  Treasury and agencies                  $ 37,168,906       $   414,770         $   (69,870)     $  37,513,806
States and political subdivisions              28,404,014         1,493,977              (3,425)        29,894,566
Mortgage-backed:
 U.S.  Government agencies                     18,603,576           252,394             (39,689)        18,816,281
 Collateralized mortgage obligations            1,250,064            40,314                 (95)         1,290,283
Other                                           2,739,300                 0                   0          2,739,300
                                             ------------       -----------         -----------      -------------
 Total                                       $ 88,165,860       $ 2,201,455         $  (113,079)     $  90,254,236
                                             ============       ===========         ===========      =============
HELD TO MATURITY AT DECEMBER 31, 1996
U.S.  Treasury and agencies                  $ 15,000,413       $   137,399         $   (74,687)     $  15,063,125
States and political subdivisions               7,664,249           561,548                   0          8,225,797
Mortgage-backed:
 U.S.  Government agencies                     22,128,466           417,596             (57,978)        22,488,084
 Collateralized mortgage obligations            2,789,209            22,239                   0          2,811,448
                                             ------------        ----------          ----------       ------------
 Total                                       $ 47,582,337       $ 1,138,782         $  (132,665)     $  48,588,454
                                             ============       ===========         ===========      =============

AVAILABLE FOR SALE AT DECEMBER 31, 1995
U.S.  Treasury and agencies                  $ 31,953,847       $   738,657         $   (10,312)     $  32,682,192
States and political subdivisions              31,303,696         2,054,634              (3,726)        33,354,604
Mortgage-backed:
 U.S. Government agencies                      30,531,203           505,091             (62,792)        30,973,502
 Collateralized mortgage obligations            3,268,316            52,926                (803)         3,320,439
Other                                           2,539,996                 0                   0          2,539,996
                                             ------------       -----------         -----------      -------------
 Total                                       $ 99,597,058       $ 3,351,308         $   (77,633)     $ 102,870,733
                                             ============       ===========         ===========      =============
HELD TO MATURITY AT DECEMBER 31, 1995
U.S.  Treasury and agencies                  $  6,830,171       $   144,920         $         0      $   6,975,091
States and political subdivisions               9,559,578           737,247              (1,227)        10,295,598
Mortgage-backed:
 U.S.  Government agencies                     24,180,308           488,152              (3,692)        24,664,768
 Collateralized mortgage obligations            3,895,160            44,515                   0          3,939,675
                                             ------------       -----------         -----------      -------------
 Total                                       $ 44,465,217       $ 1,414,834         $    (4,919)     $  45,875,132
                                             ============       ===========         ===========      =============



Information regarding the amortized cost and fair value of securities by contractual maturity at December 31, 1996 is presented below. Maturity information is based on contractual maturity for all securities other than mortgage-backed securities. Actual maturities of mortgage-backed securities may differ from contractual maturities because borrowers have the right to prepay the underlying obligation without prepayment penalty.

                                         AVAILABLE FOR SALE DECEMBER 31, 1996          HELD TO MATURITY DECEMBER 31, 1996
                                         --------------------------------------------------------------------------------
                                           AMORTIZED COST         FAIR VALUE             AMORTIZED COST       FAIR VALUE
                                         --------------------------------------------------------------------------------
Due in one year or less                      $  9,590,076        $  9,681,330             $  2,847,470        $  2,902,471
Due after one year through five years          20,615,200          21,264,588                5,343,403           5,467,888
Due after five years through ten years         28,208,435          29,045,757               12,046,224          12,171,192
Due after ten years                             9,898,509          10,155,997                3,429,915           3,756,271
                                             ------------        ------------             ------------        ------------
 Subtotal                                      68,312,220          70,147,672               23,667,012          24,297,822
Mortgage-backed                                19,853,640          20,106,564               23,915,325          24,290,632
                                             ------------        ------------             ------------        ------------
 Total                                       $ 88,165,860        $ 90,254,236             $ 47,582,337        $ 48,588,454
                                             ============        ============             ============        ============

Proceeds, gross gains and gross losses from sales and calls of securities are as follows:

YEARS ENDED DECEMBER 31                    1996               1995               1994
                                       -------------------------------------------------
AVAILABLE FOR SALE
Proceeds from sales                    $ 9,843,773        $ 6,708,546       $ 18,383,241
                                       ===========        ===========       ============
Gross gains from sales                 $   156,041        $    14,333       $    150,801
Gross losses from sales                    (22,468)          (140,822)          (336,005)
                                       -----------        -----------       ------------
 Net gain/(loss) from sales                133,573           (126,489)          (185,204)
Net gain from calls/maturities              38,379             20,050              2,500
                                       -----------        -----------       ------------
 Net gain/(loss)                       $   171,952        $  (106,439)      $   (182,704)
                                       ===========        ===========       ============

HELD TO MATURITY
Net gain from calls/maturities         $    18,765        $   70,626        $     17,760
                                       ===========        ==========        ============

Securities having an amortized cost of $27,800,000 at December 31, 1996 were pledged to secure public trust deposits, securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

In November 1995, the Financial Accounting Standards Board issued a special report titled "A Guide to Implementation of Statement No. 115 on Accounting for Certain Investments in Debt and Equity Securities." Concurrent with the initial adoption of this implementation guidance, but no later than December 31, 1995, a company was allowed to reassess the appropriateness of the classification of all securities held at that time and account for any resulting reclassification at fair value. On December 1, 1995, Shoreline transferred securities with an amortized cost of $25,444,120 and a net unrealized gain of $458,549 from the held to maturity category to the available for sale category, increasing equity by $302,642, net of taxes.

NOTE 5.  LOANS

The composition of the loan portfolio is as follows:

DECEMBER 31                                             1996                 1995
                                                   ---------------------------------
Commercial, financial and agricultural             $ 211,953,091       $ 191,437,205
Residential real estate                              214,201,444         194,783,996
Real estate construction                              10,243,243          18,704,202
Consumer                                              64,193,575          61,069,861
                                                   -------------       -------------
   Total loans                                       500,591,353         465,995,264
                                                   -------------       -------------
Allowance for loan losses                             (6,894,945)         (6,600,119)
                                                   -------------       -------------
   Net loans                                       $ 493,696,408       $ 459,395,145
                                                   =============       =============



Certain directors, executive officers and principal shareholders of Shoreline, including associates of such persons, were loan customers of Shoreline during 1996. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the years ended December 31:

                                                        1996              1995
                                                   ------------------------------
Balance at January 1                               $  8,756,188       $ 9,944,978
New loans                                             6,661,247           997,742
Repayments                                           (4,962,428)       (2,074,350)
Other changes, net                                      188,577          (112,182)
                                                   ------------       -----------
BALANCE AT DECEMBER 31                             $ 10,643,584       $ 8,756,188
                                                   ============       ===========

Loans held for sale at year-end 1996 and 1995 totaled $518,000 and $2,863,000.

NOTE 6.  ALLOWANCE FOR LOAN LOSSES

A summary of the activity in the allowance for loan losses is as follows:

                                            1996                 1995              1994
                                          -----------------------------------------------
Balance, at beginning of year             $ 6,600,119       $ 5,951,969       $ 5,586,090
Provision charged to operating expense        600,000           750,000           750,000
                                          -----------       -----------       -----------
                                            7,200,119         6,701,969         6,336,090
                                          -----------       -----------       -----------
Loan charge-offs                             (593,350)         (491,943)       (1,013,533)
Loan recoveries                               288,176           390,093           629,412
                                          -----------       -----------       -----------
 Net loan charge-offs                        (305,174)         (101,850)         (384,121)
                                          -----------       -----------       -----------
Balance, at end of year                   $ 6,894,945       $ 6,600,119       $ 5,951,969
                                          ===========       ===========       ===========

Impaired loans were as follows:




                                                                  1996           1995
                                                                -----------------------
Year-end loans with no allowance for loan losses allocated      $       0     $       0

Year-end loans with allowance for loan losses allocated           384,196       538,247
                                                                =========     =========
  Total impaired loans                                          $ 384,196     $ 538,247

Amount of the allowance allocated                               $  57,629     $  80,737

Average of impaired loans during the year                       $ 548,515     $ 752,107

Interest income recognized during impairment                    $  57,854     $  50,583

Cash-basis interest income recognized                           $  60,548     $  38,731

Loans with carrying values of $389,500 and $380,650 were transferred to foreclosed real estate in 1996 and 1995.

NOTE 7.  PREMISES AND EQUIPMENT

The following is a summary of premises and equipment:

DECEMBER 31                                             1996                 1995
                                                   ----------------------------------
Land                                               $  1,124,773          $    903,904
Building and improvements                            10,882,955             9,954,873
Furniture and equipment                              11,756,589            10,583,582
                                                   ------------          ------------
                                                     23,764,317            21,442,359
Less accumulated depreciation and amortization       12,788,834            11,298,508
                                                   ------------          ------------
  Net premises and equipment                       $ 10,975,483          $ 10,143,851
                                                   ============          ============

Depreciation and amortization expense charged to operations was $1,495,103; $1,413,972 and $1,329,203 in 1996, 1995 and 1994, respectively.

NOTE 8.  DEPOSITS

Time deposit accounts individually exceeding $100,000 totaled $77,752,500 and $57,751,000 at year-end 1996 and 1995.

At year-end 1996, stated maturities of time deposits for the next five years and thereafter:

                            1997             $ 183,092,410
                            1998                53,825,271
                            1999                21,801,062
                            2000                19,305,058
                            2001                11,282,438
                            Thereafter           1,030,590
                                             -------------
                                             $ 290,336,829
                                             =============

Related party deposits totaled $8,836,500 at year-end 1996.

NOTE 9.  OTHER BORROWINGS

REPURCHASE AGREEMENTS

Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Shoreline's primary use of these types of financing arrangements has been limited to securities sold under agreement to repurchase, which are all one-day retail repurchase agreements. Shoreline retains custody of the securities pledged. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                     1996               1995
                                                --------------------------------
Average daily balance during the year           $  5,318,300        $ 3,388,500
Average interest rate during the year                   4.06%              3.96%
Maximum month-end balance during the year       $  7,526,750        $ 4,887,950

Securities underlying these agreements
at year-end were as follows:
Carrying value of securities                    $ 11,652,300        $ 7,169,500
Fair value                                      $ 11,817,300        $ 7,299,100

FHLB ADVANCES

At December 31, 1996 and 1995, Shoreline had advances from the Federal Home Loan Bank of Indianapolis (FHLB) totaling $18,000,000 and $5,000,000, respectively. These advances are summarized as follows:

                                                  1996              1995
                                             -------------------------------
5.56%, due March 1997                        $  4,000,000
5.50%, due November 1997                        4,000,000
5.05%, due September 1998                       5,000,000        $ 5,000,000
5.87%, due November 1998                        2,000,000
5.26%, due February 1999                        3,000,000
                                             ------------        -----------
  Total                                      $ 18,000,000        $ 5,000,000
                                             ============        ===========

The advance due March 1997 carries a floating rate which is 3 basis points under the three month LIBOR index and adjusts quarterly. The advance due November 1997 carries a floating rate that is 5 basis points under the six month LIBOR index and adjusts semi-annually. Rates on the other three advances are fixed. The advance due September 1998 may be prepaid on the anniversary date, without incurring a prepayment penalty. The FHLB advances are collateralized by a blanket lien on qualified 1-to-4 family whole mortgage loans and U.S Government agency mortgage-backed securities with the approximate carrying value of $268 million at December 31, 1996. Interest on the advances is payable monthly. The principal is payable at maturity.

NOTE 10.  INCOME TAXES

Components of the provision for federal taxes on income are as follows:

YEARS ENDED DECEMBER 31                     1996              1995            1994
                                       ----------------------------------------------
Taxes currently payable                $ 3,524,196        $ 5,194,400     $ 1,935,000
Deferred tax expense/(benefit)             268,027         (2,063,400)        345,000
                                       -----------        -----------     -----------
 Total                                 $ 3,792,223        $ 3,131,000     $ 2,280,000
                                       ===========        ===========     ===========

Taxes allocated to securities transactions were $64,844 in 1996, $(12,176) in 1995 and $(56,081) in 1994.

The difference between the provision in these financial statements and amounts computed by applying the statutory federal income tax rate to pre-tax income is as follows:

YEARS ENDED DECEMBER 31                    1996              1995              1994
                                       -----------------------------------------------
Statutory federal tax rate                      34%                34%             34%
Income computed at the
 statutory federal tax rate            $ 4,555,202        $ 3,991,075     $ 3,222,629
Add(subtract) tax effect of:
 Tax-exempt securities income             (792,783)          (948,785)       (934,191)
 Tax-exempt loan income                   (124,794)          (138,623)       (142,991)
 Non-deductible interest expense            88,757            122,278         100,932
 Other                                      65,841            105,055          33,621
                                       -----------        -----------     -----------
   Total                               $ 3,792,223        $ 3,131,000     $ 2,280,000
                                       ===========        ===========     ===========

The components of the net deferred tax asset recorded in the balance sheet are as follows:








DECEMBER 31                                                      1996                1995
                                                             ----------------------------------
Deferred tax assets
 Provision for loan losses                                   $  2,344,281       $  2,244,040
 Net deferred loan fees                                           145,688            187,898
 Deferred compensation                                            281,009            288,791
 Mark-to-market adjustment for securities held for sale           660,771          1,014,383
 Other                                                            131,690             63,407
                                                             ------------       ------------
   Total deferred tax assets                                    3,563,439          3,798,519
                                                             ------------       ------------
Deferred tax liabilities
 Accretion of bond discount                                       (68,220)           (66,068)
 Depreciation                                                    (261,525)          (277,770)
 Pension                                                         (123,610)          (119,684)
 Net unrealized gains on securities available for sale           (710,050)        (1,113,272)
 Mortgage servicing rights                                        (43,114)                 0
                                                             ------------       ------------
   Total deferred tax liabilities                              (1,206,519)        (1,576,794)
                                                             ------------       ------------
Valuation allowance                                                     0                  0
                                                             ------------       ------------
Net deferred tax asset                                       $  2,356,920       $  2,221,725
                                                             ============       =============

NOTE 11.  EMPLOYEE BENEFITS

PENSION PLAN

Shoreline has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements.

DECEMBER 31                                                           1996              1995
                                                                   -----------------------------
Actuarial present value of benefit obligations:
 Accumulated benefit obligation, including vested benefits of
 $3,007,353 in 1996 and $2,549,225 in 1995                         $ 3,053,491       $ 2,584,679
                                                                   ===========       ===========
Projected benefit obligation for service rendered to date          $ 4,224,078       $ 3,592,861
Plan assets at fair value, primarily money market funds,
 listed stocks, bonds and U.S.  Government securities                4,425,345         3,912,237
                                                                   -----------       -----------
Excess of plan assets over projected benefit obligation                201,267           319,376
Unrecognized transition asset                                         (157,732)         (181,021)
Unrecognized prior service benefit                                    (235,759)         (253,835)
Unrecognized net loss                                                  506,156           417,865
                                                                   -----------       -----------
   Net pension asset                                               $   313,932       $   302,385
                                                                   ===========       ===========

YEARS ENDED DECEMBER 31                                  1996           1995         1994
                                                      --------------------------------------
Net pension cost included the following:
Service cost-benefits earned during the year          $ 244,085      $ 221,152     $ 230,654
Interest cost on projected benefit obligation           293,842        245,773       254,801
Actual return on plan assets                           (542,927)      (722,581)      (42,650)
Net amortization and deferral                           208,545        471,836      (291,219)
Additional liability recognized due to settlement             0              0       123,316
                                                      ---------      ---------     ---------
   Net pension cost                                   $ 203,545      $ 216,180     $ 274,902
                                                      =========      =========     =========

The weighted average discount rate was 7.50% for 1996, and 7.25% for 1995 and 1994. The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.50% for 1996, 1995 and 1994.

The expected long-term rate of return on assets was 8.00% for 1996, and 7.50% for 1995 and 1994.

Unrecognized prior service cost is amortized on a straight line basis, based on the expected future service years of plan participants to receive benefits.

STOCK OPTION PLAN

A stock option plan exists under which options may be issued at market prices to employees. The right to exercise the options vests over a five year period. The options outstanding at December 31, 1996 are as follows:

                                                                           NUMBER
                                                        PRICE            OF OPTIONS
ISSUE DATE                   EXPIRATION DATE        PER SHARE<F1>       OUTSTANDING<F1>
---------------------------------------------------------------------------------------
August 10, 1989              August 10, 1999           $ 10.00             3,150
December 1, 1990             December 1, 2000          $  7.69            57,628
January 1, 1994              January 1, 2004           $ 17.39             8,738
November 22, 1996            November 22, 2006         $ 20.75            28,738
                                                                          ------
                                                                          98,254
                                                                          ======

SFAS No. 123, which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $0 for 1996, 1995 and 1994.

The fair value of options granted during 1996 is estimated using the following weighted-average information: risk-free interest rate of 6.51%, expected life of 8 years, expected volatility of stock price of 53.6%, and expected dividends of 3.5% per year. There were no options granted in 1995.

                                                      1996
                                                  -----------
                 Net income as reported           $ 9,605,429
                 Pro forma net income             $ 9,571,769
                 Earnings per share as reported   $      1.74
                 Pro forma earnings per share     $      1.73

The weighted-average fair value of options granted in 1996 was $9.37. In future years, the pro forma effect of applying this standard is expected to increase as additional options are granted.

The following is a summary of the option transactions for the period January 1, 1994 through December 31, 1996:

                                      AVAILABLE          OPTIONS         WEIGHTED-AVERAGE
                                      FOR GRANT        OUTSTANDING      EXERCISE PRICE<F1>
                                      ----------------------------------------------------
Balance at January 1, 1994              23,648            64,828            $  7.76
 Options issued                         (5,284)            5,284              17.39
 Effect of 3-for-2 stock split           9,182            31,778                  0
 Options exercised                                        (8,748)              7.69
 Options canceled                        3,171            (3,171)              7.69
                                       -------           -------            -------
Balance at December 31, 1994            30,717            89,971            $  8.62
 Effect of 5% stock dividend             1,536             4,357                  0
 Options exercised                           0            (8,867)              7.69
                                       -------           -------            -------
Balance at December 31, 1995            32,253            85,461            $  8.72
 Options issued                        (28,738)           28,738              20.75
 Effect of 5% stock dividend             1,613             3,836                  0
 Options exercised                           0           (19,781)              7.69
                                       -------           -------            -------

Balance at December 31, 1996             5,128            98,254            $ 12.45
                                       =======           =======            =======

<F1> Restated for stock dividends and stock splits.

Options exerciseable at year-end are as follows:

                                   NUMBER OF        WEIGHTED-AVERAGE
                                    OPTIONS          EXERCISE PRICE
                                   ---------------------------------
                    1994            83,630               $7.95
                    1995            80,468               $8.18
                    1996            71,768               $9.55

OTHER EMPLOYEE BENEFIT PLANS

Shoreline maintains a profit-sharing plan for qualified employees with at least two years of service. Contributions to the profit sharing plan are determined at the discretion of the Board of Directors and equaled 3% of net profits before federal income taxes and securities gains or losses in 1996, 1995, and 1994. Under this plan, $409,633; $366,851 and $298,960 was expensed in 1996; 1995 and 1994; respectively.

Participants in Shoreline's 401(k) salary reduction plan may make deferrals up to 15% of compensation. Shoreline matches 50% of elective deferrals on the first 4% of the participants' compensation. Expense under this plan was $111,050; $109,529 and $108,991 in 1996; 1995 and 1994; respectively.

NOTE 12.  COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES

There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on the financial condition or results of operations.

Shoreline is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet financing needs of its customers. These financial instruments include commitments to make loans, unused lines of credit and standby letters of credit. Shoreline's exposure to credit loss in the event of non-performance by the other party to financial instruments for commitments to make loans, unused lines of credit and standby letters of credit is represented by the contractual amount of those instruments. Shoreline follows the same credit policy to make such commitments as it uses for on-balance-sheet items. Since many commitments to make loans expire without being used, the amount of commitments shown below do not necessarily represent future cash commitments. No losses are anticipated as a result of these transactions. Collateral obtained upon exercise of commitments is determined using management's credit evaluation of the borrowers and may include real estate, business assets, deposits and other items.

Shoreline has the following commitments outstanding:

DECEMBER 31                                      1996                1995
                                            ---------------------------------
Fixed rate loan commitments                 $   9,200,000        $ 10,111,000
Variable rate loan commitments                  4,648,000           8,876,000
Unused lines of credit                         85,195,000          65,225,000
Standby letters of credit                       2,255,000           2,250,000
                                            -------------        ------------
 Total                                      $ 101,298,000        $ 86,462,000
                                            =============        ============

Fixed rate loan commitments have interest rates ranging from 6.75% to 9.50% and terms ranging from 6 months to 30 years.

NOTE 13.  FAIR VALUES OF FINANCIAL INSTRUMENTS

The following table shows the estimated fair value and the related carrying amount of Shoreline's financial instruments at December 31, 1996 and 1995. Items which are not financial instruments are not included.



                                                1996                                 1995
                                      CARRYING         ESTIMATED           CARRYING           ESTIMATED
DECEMBER 31                            AMOUNT          FAIR VALUE           AMOUNT            FAIR VALUE
                                   ----------------------------------------------------------------------
Cash and cash equivalents          $  61,558,670    $   61,559,000     $   42,760,198     $   42,760,000
Securities available for sale         90,254,236        90,254,000        102,870,733        102,871,000
Securities held to maturity           47,582,337        48,588,000         44,465,217         45,875,000
Loans, net of allowance
 for loan losses                     493,696,408       502,360,000        459,395,145        460,119,000
Demand and savings deposits         (326,140,696)     (326,141,000)      (325,386,319)      (325,386,000)
Time deposits                       (290,336,829)     (291,675,000)      (266,913,693)      (269,383,000)
Securities sold under agreement
 to repurchase                        (7,166,563)       (7,167,000)        (4,690,818)        (4,691,000)
FHLB advances                        (18,000,000)      (17,988,000)        (5,000,000)        (4,946,000)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1996 and 1995. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for held to maturity securities and securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates Shoreline would charge the borrowers for similar loans with similar maturities made at December 31, 1996 and 1995, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate Shoreline would charge for similar loans at December 31, 1996 and 1995, applied for the time period until estimated repayment. The estimated fair value for demand, savings deposits and securities sold under agreement to repurchase is based on their carrying value. The estimated fair value for time deposits and long-term debt is based on estimates of the rate Shoreline would pay on such deposits or borrowings at December 31, 1996 and 1995, applied for the time period until maturity.
The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if Shoreline had disposed of such items at December 31, 1996, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1996 should not necessarily be considered to apply at subsequent dates.

In addition, other assets and liabilities of Shoreline that are not defined as financial instruments are not included in the above disclosures, such as property and equipment. Also, non-financial instruments typically not recognized in financial statements nevertheless may have value, but are not included in the above disclosures. These include, among other items, the estimated earnings power of core deposit accounts, the earnings potential of loan servicing rights, the earnings potential of Shoreline's subsidiary bank's trust department, the trained work force, customer goodwill and similar items.

NOTE 14.  REGULATORY MATTERS

Shoreline Financial Corporation and Shoreline Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

The prompt corrective action regulations provide five classifications, including well capitalized, adequately capitalized, undercapitalized, significantly under capitalized, and critically undercapitalized, although these terms are not used to represent overall financial condition. If adequately capitalized, regulatory approval is required to accept brokered deposits. If undercapitalized, capital distributions are limited, as is asset growth and expansion, and plans for capital restoration are required. The minimum requirements are:

                              CAPITAL TO RISK-WEIGHTED ASSETS
                          -------------------------------------------------------------------------------
                                TOTAL            TIER 1                  TIER 1 CAPITAL TO AVERAGE ASSETS
                          -------------------------------------------------------------------------------
Well capitalized                 10%              6%                                    5%
Adequately capitalized            8%              4%                                    4%
Undercapitalized                  6%              3%                                    3%

Shoreline Bank capital levels approximate the consolidated capital levels of Shoreline Financial Corporation. At year end, consolidated actual capital levels (in millions) and minimum required levels were:

                                                          MINIMUM REQUIRED
                                                        FOR CAPITAL ADEQUACY     MINIMUM REQUIRED TO
                                        ACTUAL                PURPOSES           BE WELL CAPITALIZED
                                   -----------------------------------------------------------------
                                   AMOUNT     RATIO       AMOUNT     RATIO        AMOUNT      RATIO
                                   -----------------------------------------------------------------
1996
----
Total capital to risk assets       $ 71.1     16.3%       $ 34.9      8.0%        $ 43.6     10.0%
Tier 1 capital to risk assets        65.7     15.1%         17.4      4.0%          26.2      6.0%
Tier 1 capital to average assets     65.7      9.3%         27.7      4.0%          34.6      5.0%

1995
----
Total capital to risk assets       $ 64.7     15.8%       $ 32.7      8.0%        $ 40.9     10.0%
Tier 1 capital to risk assets        59.6     14.6%         16.4      4.0%          24.5      6.0%
Tier 1 capital to average assets     59.6      8.9%         26.7      4.0%          33.4      5.0%

At year-end 1996, Shoreline was categorized as well capitalized.

NOTE 15.  CONDENSED FINANCIAL INFORMATION OF THE PARENT COMPANY

The condensed financial information of the parent company, Shoreline Financial Corporation, is summarized below.

CONDENSED BALANCE SHEET
DECEMBER 31                                         1996              1995
                                                ------------------------------
ASSETS
 Cash                                           $    533,737      $    799,936
 Investment in subsidiary                         68,750,811        63,561,443
 Other assets                                        137,339             9,508
                                                ------------      ------------
   Total Assets                                 $ 69,421,887      $ 64,370,887
                                                ============      ============

LIABILITIES AND SHAREHOLDERS' EQUITY
 Liabilities                                    $      3,685      $     11,044
 Shareholders' equity                             69,418,202        64,359,843
                                                ------------      ------------

   Total Liabilities and Shareholders' Equity   $ 69,421,887      $ 64,370,887
                                                ============      ============

CONDENSED STATEMENTS OF INCOME
YEARS ENDED DECEMBER 31                                  1996                 1995                1994
                                                      ---------------------------------------------------
INCOME
 Dividends from subsidiary - cash                     $ 3,817,098         $ 4,212,961        $ 3,362,695
 Corporate service fees                                         0                   0          3,308,086
                                                      -----------         -----------        -----------
   Total income                                         3,817,098           4,212,961          6,670,781
                                                      -----------         -----------        -----------
EXPENSE
 Salaries and employee benefits                                 0                   0          3,037,186
 Other                                                    317,498             315,838          1,861,229
                                                      -----------         -----------        -----------
   Total expense                                          317,498             315,838          4,898,415
                                                      -----------         -----------        -----------
Income before income tax and
 undistributed subsidiary income                        3,499,600           3,897,123          1,772,366
Income tax benefit                                         97,000             108,000            513,000
Equity in undistributed net income of subsidiary        6,008,829           4,602,333          4,912,956
                                                      -----------         -----------        -----------
 Net Income                                           $ 9,605,429         $ 8,607,456        $ 7,198,322
                                                      ===========         ===========        ===========

CONDENSED STATEMENT OF CASH FLOWS
YEARS ENDED DECEMBER 31                                1996               1995                1994
                                                   -------------------------------------------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net Income                                         $  9,605,429      $  8,607,456       $  7,198,322
Adjustments:
 Equity in undistributed income of subsidiary        (6,008,829)       (4,602,333)        (4,912,956)
 Depreciation and amortization                                0                 0            464,073
 Other                                                  (97,805)          (81,063)           198,824
                                                   ------------      ------------       ------------
   Total adjustments                                 (6,106,634)       (4,683,396)        (4,250,059)
                                                   ------------      ------------       ------------
NET CASH FROM OPERATING ACTIVITIES                    3,498,795         3,924,060          2,948,263
                                                   ------------      ------------       ------------
CASH FLOWS FROM INVESTING ACTIVITIES:
 Net property and equipment expenditures                      0                 0           (288,681)
                                                   ------------      ------------       ------------
NET CASH FROM INVESTING ACTIVITIES                            0                 0           (288,681)
                                                   ------------      ------------       ------------
CASH FLOWS FROM FINANCING ACTIVITIES:
 Dividends paid                                      (4,368,023)       (3,734,978)        (3,181,208)
 Net shares issued                                      603,029           101,693            601,036
                                                   ------------      ------------       ------------
NET CASH FROM FINANCING ACTIVITIES                   (3,764,994)       (3,633,285)        (2,580,172)
                                                   ------------      ------------       ------------
NET CHANGE IN CASH AND CASH EQUIVALENTS                (266,199)          290,775             79,410
 Cash and cash equivalents at beginning of year         799,936           509,161            429,751
                                                   ------------      ------------       ------------
 Cash and cash equivalents at end of year          $    533,737      $    799,936       $    509,161
                                                   ============      ============       ============

Shoreline Financial Corporation's primary source of revenue is its wholly-owned subsidiary, Shoreline Bank. The payment of dividends by Shoreline Bank is restricted to net profits, as defined by the Michigan Banking Code, then on hand after deducting losses and bad debts, as also defined by the Michigan Banking Code. Accordingly, in 1997, the subsidiary bank may distribute to Shoreline, in addition to 1997 net profits, approximately $27,000,000 in dividends without prior approval from bank regulatory agencies.

NOTE 16.  FUTURE TRANSACTION

On November 7, 1996, Shoreline announced a signed plan of merger under which SJS Bancorp, Inc. would merge with and into Shoreline. SJS Bancorp, Inc. is a holding company with assets of approximately $150 million and is the parent company of SJS Federal Savings Bank, which provides banking services. Completion of the transaction, which will be accounted for as a purchase, is subject to regulatory approval and other customary conditions, and is anticipated during the second quarter of 1997.

NOTE 17.  IMPACT OF NEW ACCOUNTING STANDARD

The Financial Accounting Standards Board issued SFAS No. 125, "Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities." SFAS No. 125 revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. This pronouncement is effective for some transactions in 1997 and others in 1998. While the affect on the financial statements has not yet been determined, it is not anticipated to have a material impact on Shoreline's financial position or results of operations in 1997.

                 REPORT OF INDEPENDENT AUDITORS

                       [CROWE CHIZEK LOGO]

SHAREHOLDERS AND BOARD OF DIRECTORS
SHORELINE FINANCIAL CORPORATION
BENTON HARBOR, MICHIGAN

     We have audited the accompanying consolidated balance sheets of SHORELINE FINANCIAL CORPORATION as of December 31, 1996 and 1995 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1996, 1995 and 1994. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHORELINE FINANCIAL CORPORATION as of December 31, 1996 and 1995, and the results of its operations and its cash flows for the years ended December 31, 1996, 1995 and 1994 in conformity with generally accepted accounting principles.

                    /s/ Crowe Chizek and Company LLP

                    Crowe Chizek and Company LLP

South Bend, Indiana
February 14, 1997

                 MANAGEMENT'S RESPONSIBILITY FOR
                      FINANCIAL STATEMENTS

     Management is responsible for the preparation of Shoreline's consolidated financial statements and related information appearing in this annual report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions, and that the financial statements reasonably present Shoreline's financial position and results of operations, and were prepared in conformity with generally accepted accounting principles. Management also has included in Shoreline's financial statements, amounts that are based on estimates and judgments, which it believes are reasonable under the circumstances.

     Shoreline maintains a system of internal controls designed to provide reasonable assurance that all assets are safeguarded and financial records are reliable for preparing the consolidated financial statements. Shoreline complies with laws and regulations relating to safety and soundness which are designated by the FDIC and other appropriate federal banking agencies. The selection and training of qualified personnel and the establishment and communication of accounting and administrative policies and procedures are elements of this control system. The effectiveness of internal controls is monitored by a program of internal audit and by independent certified public accountants. Management recognizes that the cost of a system of internal controls should not exceed the benefits derived and that there are inherent limitations to be considered in the potential effectiveness of any system. Management believes that Shoreline's system provides the appropriate balance between costs of controls and the related benefits.

     The independent auditors have audited Shoreline's consolidated financial statements in accordance with generally accepted auditing standards and provide an objective, independent review of the fairness of the reported operating results and financial position. The Board of Directors of Shoreline has an Audit Committee composed of four non-management Directors. The Committee meets periodically with the internal auditors and the independent auditors.

                                 DIRECTORS
                       SHORELINE FINANCIAL CORPORATION     SHORELINE BANK
                                    BOARD OF DIRECTORS     BOARD OF DIRECTORS

                                   LOUIS A. DESENBERG,     ARTHUR J. BOLT,
                           Attorney, Desenberg & Colip     Retired President, Quality Refuse Service, Inc.

                                     MERLIN J. HANSON,     DONALD G. BRASCHLER,
                                Chairman, Hanson Group     Chairman, Golden Brown Bakery, Inc.

                                       THOMAS T. HUFF,     JAMES D. CHRISTENSON,
      Attorney, Varnum, Riddering, Schmidt and Howlett     Retired President, Saugatuck Drug Co.

                                     RONALD F. KINNEY,     LOUIS A. DESENBERG,
         Chairman, All-Phase Electric Supply Co., Inc.                  Attorney, Desenberg & Colip

                                     JAMES E. LEBLANC,     RICHARD J. DOUGHERTY,
Chairman, President and CEO, Whirlpool Financial Corp.                    Retired Educator

                                    L. RICHARD MARZKE,     MERLIN J. HANSON,
                          President, Pri-Mar Petroleum     Chairman, Hanson Group

                                      JAMES F. MURPHY,     RONALD L. HARTGERINK,
                              Retired Chairman and CEO     President, Wyckoff Chemical Company

                                         DAN L. SMITH,     THOMAS T. HUFF,
              Chairman of the Board, President and CEO     Attorney, Varnum, Riddering, Schmidt and Howlett

                                     ROBERT L. STARKS,     JAMES E. LEBLANC,
        President, Kerley & Starks Funeral Homes, Inc.     Chairman, President and CEO, Whirlpool Financial Corp.

                                    JEFFERY H. TOBIAN,     L. RICHARD MARZKE,
                Retired President, Tobian Metals, Inc.     President, Pri-Mar Petroleum

                                       HARRY C. VORYS,     JAMES F. MURPHY,
        Retired Executive Vice President and Treasurer     Retired Chairman and CEO, Shoreline Financial Corp.

                                       RONALD L. ZILE,     DR. GLADYS PEEPLES-BURKS,
                                 Retired Vice Chairman     Retired School Administrator

                                                           DAN L. SMITH,
                                                           Chairman, President and CEO

                                                           ROBERT L. STARKS,
                                                           President, Kerley & Starks Funeral Homes, Inc.



                                                           RONALD L. ZILE,
                                                           Retired Vice Chairman

                                   OFFICERS
                  SHORELINE FINANCIAL CORPORATION OFFICERS      SCOTT E. JOHNSON, Assistant Vice President and Trust Officer
    DAN L. SMITH, Chairman of the Board, President and CEO      JANE KOLBERG, Assistant Vice President and Secretary to
                WAYNE R. KOEBEL, Executive Vice President,        the Board
          Chief Financial Officer, Secretary and Treasurer      BARBARA J. STELTER, Assistant Vice President
     JAMES R. MILROY, Senior Vice President and Controller        and Branch Manager, St. Joseph
                                                                MARGARET A. THORNTON, Assistant Vice President and Branch
                                                                  Manager, Berrien Springs
                                   SHORELINE BANK OFFICERS      JOHN S. WILK, Assistant Vice President
    DAN L. SMITH, Chairman of the Board, President and CEO        and Branch Manager, Baroda
                 WAYNE R. KOEBEL, Executive Vice President      CHRISTOPHER BLANCHARD, Branch Manager, Orchards Mall
                               and Chief Financial Officer      KATHLEEN M. BRINKS, Manager - Computer Operations
               ROBERT K. BURCH, Executive Vice President -      KAREN BROVOLD, Branch Manager, Niles South
                                            Retail Banking      BRIAN C. BROWN, Consumer Loan Officer
             RICHARD D. BAILEY II, Senior Vice President -      CAROL CONROY, Branch Manager, Fennville
                                         Corporate Banking      PAMELA J. DOLEZAN, Trust Officer
    JAMES R. MILROY, Senior Vice President, Controller and      SHARON GILLETTE, Branch Manager, Allegan
                                                   Cashier      JACQUIE AMICARELLI-GODUSH, Branch Manager, Lakeshore
                          JOSEPH S. CALVARUSO, Senior Vice      JOANNE HARTL, Director of Training
                           President - Loan Administration      NATALIE HOLLOMON, Consumer Loan Officer
    GARY A. DOLEZAN, Senior Vice President and CRA Officer      JANE HOPE, Assistant Branch Administrator
 JERRY GLOBENSKY, Senior Vice President - Commercial Loans      TROY A. IGNELZI, Branch Manager, Suburban
       RONALD D. SONNEMAN, Senior Vice President and Trust      LYNN M. KERBER, Commercial Loan Officer
                                                   Officer      ALICE C. KONKEY, Manager - Loan Operations
     HILDA L. BANYON, First Vice President and Director of      JETHROW D. KYLES, SR., Community Development
                                                 Personnel        Officer/CRA Coordinator
  GARRY P. KEMPKER, First Vice President and Trust Officer      STEPHEN R. LISON, Branch Manager, Eau Claire
      HAROLD E. BORLIK, Vice President - Trust Investments      ANNETTE L. MAKLEY, Loan Review Officer
                 STEVE BRINKS, Vice President - Facilities      PATRICIA L. MILLER, Branch Manager, Fairplain
       JEFFREY CURRY, Vice President - Commercial Services      JANEECE MINOTT, Security Officer
     MICHAEL G. DOHERTY, Vice President - Commercial Loans      LAWRENCE P. MORROW, Branch Manager, South St. Joseph
        DAVID C. EIFLER, Vice President - Commercial Loans      RICHARD REMUS, Manager - Credit Department
                    KENNETH W. JOHNSON, Vice President and      PEGGY A. ROBERTS, Mortgage Loan Officer
                                    North Regional Manager      PEGGY SANTORO, Branch Manager, Hartford
              MARK KEECH, Vice President - Data Processing      KAREN SCHOUWINK, Branch Manager, Saugatuck
     TIMOTHY B. MERKER, Vice President - Agriculture Loans      RONALD T. SCHRAMM, Mortgage Loan Officer
                 ALAN NEWCOMB, Vice President - Operations      MARTHA SPEER, Consumer Loan Officer
             JENNIFER POSTELLO, Vice President - Mortgages      DIANA L. SWARTZ, Branch Manager, Buchanan
               GARY TESKE, Vice President - Consumer Loans      FRANCES K. TERRY, Branch Manager, Galien
 CATHRYN A. THALER, Vice President - Director of Marketing      LORI A. WALLACE, Manager - Deposit Operations
 EILEEN M. TONEY, Vice President and South Regional Manager     LAURA WATKINS, Training Instructor
         FRED D. WAGNER, Vice President - Commercial Loans
   LEONARDO A. AMAT, Assistant Vice President - Commercial
                                                     Loans
   CHRISTOPHER BELCHER, Assistant Vice President and Trust
                                                   Officer


   MICHAEL J. GRIFFIN, Assistant Vice President and Branch
                                          Manager, Paw Paw

                            SHORELINE LOCATIONS
ADAMSVILLE                              NILES
22405 U.S. 12                           1835 S. 11th Street

ALLEGAN                                 PAW PAW
128 Locust Street                       212 S. Kalamazoo Street

BARODA                                  PORTAGE
9061 First Street                       1306 W. Centre Avenue -
                                          Open March 31, 1997
BENTON HARBOR
834 Nickerson Avenue                    SAUGATUCK
100 Oak Street                          249 Mason Street
1882 Pipestone Road                     SOUTH HAVEN
823 Riverview Drive                     433 Phoenix Street
CASH MACHINES:                          Blue Star Memorial Highway
Berrien County Court House -              and M-43
 811 Port Street                        CASH MACHINES:
Lake Michigan College -                 Primart Quik Shop and Amoco
 2755 E. Napier Avenue                    Station - 73241 Phoenix Street
Meijer - 1920 Pipestone Road            Wal-Mart - 03383 73rd

BERRIEN SPRINGS                         STEVENSVILLE
9190 U.S. 31-33                         5609 S. Cleveland Avenue
CASH MACHINE:
Primart Quik Shop and Amoco             ST. JOSEPH
 Station - U.S. 31-33                   720 Pleasant Street
                                        2003 Niles Road
BLOOMINGDALE                            2600 S. Cleveland Avenue
101 Spring Street                       CASH MACHINES:
                                        Ace Hardware - 4032 M-139
BRIDGMAN                                Roger's Foodland -
CASH MACHINE:                             1155 Vineland Avenue
McDonald's -
 10280 Red Arrow Highway                THREE OAKS
                                        11 E. Linden
BUCHANAN
1101 E. Front Street
128 N. Main Street

EAU CLAIRE
6534 Main Street
CASH MACHINE:
Harding's - Pipestone Road

EDWARDSBURG                             [MAP OF SOUTHWESTERN LOWER MICHIGAN]
Gateway Shopping Center

FENNVILLE
125 S. Maple

GALIEN
206 S. Cleveland Avenue

HARTFORD
18 N. Center Street

MATTAWAN
Primart Quik Shop and
 Amoco Station -
 24039 Red Arrow
 Highway

                     SHORELINE FINANCIAL CORPORATION
                          1996 ANNUAL REPORT