Form 10-K, Exhibit 13
period 1997-12-31
SHORELINE FINANCIAL CORP
filed 1998-03-31
CIK 822697

SHORELINE FINANCIAL CORPORATION
      1997 ANNUAL REPORT

[PICTURE OF HOUSE]

[PICTURE OF WOMAN INSERTING CARD KEY]

[PICTURE OF KIDS]

[PICTURE OF DRILL PRESS]

[SHORELINE FINANCIAL CORPORATION LOGO]

[PICTURE OF MARINA]

[PICTURE OF LOTS]

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES
TABLE OF CONTENTS
--------------------------------------------------------------------------------

To Our Shareholders . . . . . . . . . . . . . . . . . . . . . . . . . . . . . 4

Business of Shoreline . . . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Quarterly Financial Data  . . . . . . . . . . . . . . . . . . . . . . . . . . 8

Common Stock Information  . . . . . . . . . . . . . . . . . . . . . . . . . . 9

Management's Discussion and Analysis of Financial Condition and Results
  of Financial Operations   . . . . . . . . . . . . . . . . . . . . . . . . . 9

Report of Independent Auditors  . . . . . . . . . . . . . . . . . . . . . . .22

Consolidated Balance Sheets . . . . . . . . . . . . . . . . . . . . . . . . .23

Consolidated Statements of Income . . . . . . . . . . . . . . . . . . . . . .24

Consolidated Statements of Shareholders' Equity  . . . . . . . . . . . . . . .25

Consolidated Statements of Cash Flows . . . . . . . . . . . . . . . . . . . .26

Notes to Consolidated Financial Statements  . . . . . . . . . . . . . . . . .27

Management's Responsibility for Financial Statements   . . . . . . . . . . . .43

Directors   . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .44

Officers  . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . . .45

Shoreline Locations . . . . . . . . . . . . . . . . . . . . . . . . . . . . .46

FINANCIAL HIGHLIGHTS

(In thousands except financial ratios and per share data)

                                         1997           1996          1995           1994          1993
                                         ----           ----          ----           ----          ----
At Year End:
   Total assets                        $857,843       $716,095       $671,173      $633,854       $620,620
   Net loans                            612,048        493,696        459,395       430,577        408,107
   Total deposits                       722,664        616,478        592,300       566,096        557,409



   FHLB advances                         45,176         18,000          5,000         5,000          5,000
   Shareholders' equity                  76,882         69,418         64,360        56,208         52,607
   Tier I risk-based capital             11.90%         15.10%         14.56%        13.62%         12.90%

For The Year:
   Net interest income                 $ 32,193       $ 29,083       $ 27,126      $ 25,263       $ 23,066
   Provision for loan losses               (600)          (600)          (750)         (750)        (1,380)
   Other income                           5,713          4,347          4,082         4,686          4,754
   Other expense                        (21,521)       (19,433)       (18,720)      (19,721)       (17,987)
                                       --------       --------       --------    ----------       --------
   Income before income taxes            15,785         13,397         11,738         9,478          8,453
   Income tax expense                    (4,774)        (3,792)        (3,131)       (2,280)        (1,915)
                                       --------       --------       --------    ----------       --------
Net income                             $ 11,011       $  9,605       $  8,607    $    7,198       $  6,538
                                       ========       ========       ========    ==========       =========
Financial Ratios:
   Return on average
      shareholders' equity               15.08%         14.37%         14.28%        13.02%         12.85%
   Return on average assets               1.37%          1.38%          1.33%         1.16%          1.15%
   Average equity capital to
      average assets                      8.94%          9.60%          9.30%         8.91%          8.94%
   Dividend payout ratio                 45.57%         45.47%         43.39%        44.19%         41.72%

Per Share Data:
   Basic earnings per share               $1.25          $1.10           $.99          $.83           $.77
   Diluted earnings per share              1.24           1.10            .98           .83            .76
   Cash dividends declared
      per share                             .57            .50            .43           .37            .32
   Book value per share (year
      end)                                 8.66           7.94           7.42          6.48           6.12

See notes to the consolidated financial statements. All per share data adjusted to reflect stock splits and stock dividends.

SJS Bancorp, Inc. is included from June 13, 1997, the date of acquisition.

[SHORELINE FINANCIAL CORPORATION LOGO]

TO OUR SHAREHOLDERS

Everyone associated with Shoreline Financial Corporation shares my pleasure in reporting that our Company's performance in 1997 exceeded all of our expectations. For the seventh consecutive year, our annual earnings increased by more than 10 percent. Net income for 1997 was $11,011,269, or $1.25 of basic earnings per share, 14.6 percent more than reported net income of $9,605,429, or $1.10 of basic earnings per share, in 1996.

     Not only did our earnings reach record levels, but so did every other significant number on our balance sheet. At the end of the year, our total assets stood at $857,842,802, 19.8 percent more than they had been one year earlier. During the same 12 months, total deposits increased by 17.2 percent to $722,664,354, total loans went up 23.8 percent to $619,636,155 and shareholders' equity grew by 10.8 percent to $76,882,403.

     Our 1997 return on average equity was 15.08 percent and return on average assets was 1.37 percent. This was the first year that the company posted a return on average equity in excess of 15 percent, which has become the banking industry's "standard of excellence." In the years ahead, we intend to make return on average equity the single most important measure of our performance.

     We provided $600,000 for loan losses during 1997 even though charge-offs, net of recoveries, were only $447,000. In addition, we transferred an additional $540,000, to the reserve at the time of the SJS Federal
Savings Bank acquisition. Consequently, we ended the year with an allowance of $7,588,127. This figure represents 1.22 percent of all loans and 350 percent of non-performing loans.

     Another measure of financial strength is our strong capital position.
Note 16 to the Financial Statements shows how favorably Shoreline's regulatory capital ratios compare to those prescribed by banking regulators.

     Because of our strong performance, we were able to increase cash dividends on our common stock to $.57 per share. This figure is 14 percent more than the dividend of $.50 per share that we paid from 1996 earnings.

[PICTURE OF DAN L. SMITH, CHAIRMAN]

[PICTURE OF FARM]

There were a number of reasons why we did so well in 1997. The most important of these included:

     -The acquisition of SJS Federal Savings Bank in June added
      $133 million to our total assets and proportionate amounts to our deposit and loan totals.

     - New branch offices in Niles and Portage that were opened during the year began to contribute to our overall growth.

     -A 15.8 percent increase in average loan balances resulted in a $3,109,689 increase in net interest income.

     -Non-interest income was up significantly as a result of increases in the gains on sales of mortgage loans and the fees generated by our trust department and our investment and insurance activities.

     -In spite of the non-recurring costs associated with the SJS
      Federal Savings Bank acquisition, we were able to hold the year-to-year increase in non-interest expenses to 10.7 percent, slightly more than half the rate of increase in our assets.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

[PICTURE OF DRILL PRESS]

[PICTURE OF FARM]

     While the primary focus of this Annual Report is on our Company's performance in the past year, it is also an opportunity to review certain assumptions that are the basis for many of the decisions that are made by our board of directors and executive officers.

     The first of these assumptions is that long-term planning is an essential prerequisite to long-term success. Because of that, we completed an update of our strategic plan in 1997. While we recognize that there are many forces beyond our control that could affect us, we believe that we have anticipated the most likely developments and determined how best to use them to our advantage.

     The second assumption is that we should leverage our capital to provide a superior return on our shareholders' investment in our Company. In the past, banking companies measured their relative performance by their return on average assets. Today, however, we believe the most meaningful measurement of performance is return on average equity. That is why we are particularly pleased that our return on average equity exceeded
15 percent in 1997 and why we are determined to achieve even higher rates of return in future years.

     The third assumption is that we must earn the right to remain independent. This means that we must perform significantly better than our peers and other organizations that might be interested in acquiring us. It also means that we must do everything possible to ensure that a superior performance translates into a corresponding market price for our common stock. During 1997, the value of our common stock increased
67.6 percent to a year-end closing price of $25.00 per share.
This followed a 30.7 percent increase in the per share price in 1996. At the present time, our common stock sells for approximately 3 times book value and 23 times earnings per share. Both of these multiples compare quite favorably with those of our peers in the Great Lakes region.

[PICTURE OF MARINA]

[PICTURE OF HOUSE]

[The first of these assumptions is that long-term planning is an essential prerequisite to long-term success.]

[The second assumption is that we should leverage our capital to provide a superior return on our shareholders' investment in our Company]

[The third assumption is that we must earn the right to remain independent.]

[The fourth assumption is that we must supplement internal growth and expansion with acquisitions.]

[The fifth and final assumption is that we must ensure our ongoing financial strength through diversification.]

     The fourth assumption is that we must supplement internal growth and expansion with acquisitions. That is why we were very pleased to complete the acquisition of SJS Federal Savings Bank in June and to announce in December that we have agreed to acquire The State Bank of Coloma, subject to approval by state and federal bank regulators. We want to ensure that we achieve the size and resultant economies of scale which are prerequisites to superior financial performance. If we are to be as successful as we want to be, we must have a first rate management team, which we believe we have, and modern technology. While we will not take the risks associated with "cutting edge" innovation, we are committed to remaining in the technological mainstream of our industry. For this reason, we invested over $1 million in technology during 1997 and are prepared to make additional investments as they are needed in the future.

     The fifth and final assumption is that we must ensure our ongoing financial strength through diversification. To us, diversification means two things. The first is to seek sources of income beyond our traditional business as a depository and a lender. The second is that we must strive to capture the largest share of traditional business from every segment of the economy in our market area.

     To diversify our income, we are putting new emphasis on the business of making mortgage loans which we then sell in the secondary market while retaining the servicing rights to those loans. By managing this mortgage banking activity properly, we can add significant amounts to our net income from gains on the sale of loans as well as the fees we will earn from servicing the mortgages that we have sold.

     Increasing our fee income from trust and investment services is another area where we see potential. We believe that the growing use of market investments as a savings vehicle by the "Baby Boom" generation will provide us with new opportunities to provide asset management and allocation services. We also believe that we can be successful in marketing mutual funds, stocks, bonds and annuities to our customers.

     Insurance sales is another area that holds promise of additional fee income. With several other banks, we own a title insurance agency and our share of the earnings of this entity are an addition to the income from our mortgage lending business. While an appropriate opportunity to begin offering property, casualty, auto and life insurance has not yet presented itself, we remain mindful of the profit potential of a successful insurance agency operation.

     Because we are the dominant financial institution in our primary market area, our deposit and lending business is already well diversified.

     While we do not consider ourselves an "agricultural bank," we do a significant volume of business lending to farmers to finance land, production and equipment. Nearly five percent of our loans have been made to farmers.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

     We have the expertise to be successful financing construction and land development and have a portfolio of loans in this category. We also finance commercial real estate, primarily buildings occupied by owner-managed businesses and quality investment properties. More than 17 percent of our loans were made for these purposes.

     Financing manufacturers, distributors and retail enterprise is another area where we have enjoyed considerable success. About
14 percent of our loans were made to these types of business to provide working capital and pay for purchases of machinery and equipment.

     We also do a sizable volume of business with local school districts, cities, villages and other units of government. We have invested more than $28 million in the securities issued by these entities and we have made more than $4 million in direct loans to them. In this way, we have financed municipal buildings, fire fighting apparatus, school buses, community redevelopment projects and numerous other public investments and activities that enhance the quality of life in southwest Michigan.

[PICTURE OF WOMAN USING ATM MACHINE]

     Consumer credit is another specialty of our Company. We provide indirect financing through dealers and direct loans to individuals and families so that they can buy cars, boats and recreational vehicles. We make student loans to help young people afford higher education. We make other loans for just about any worthwhile purpose.

     Residential mortgage lending is one of the most important parts of our business. More than 40 percent of the loans in our portfolio are secured by first mortgages on residential property. We also have a sizable volume of home equity loans and lines of credit. Given the history of our organization and the various banks that were our predecessors, that is not surprising. Because residential mortgage and home equity lending involves so little risk, we believe that our leadership in this market is a major advantage for us. And we believe that our enhanced mortgage banking capabilities will be a highly profitable adjunct to traditional mortgage lending.

[PICTURE OF DRILL PRESS]

     In the final analysis, we believe that this diversification by the types of lending that we do gives strength and stability to our Company and positions us well to seize a large share of whatever new business develops in our market area in the years ahead.

     In summary, we are well pleased by our performance in 1997 and by the condition of our Company at the present time. We have performed better than most of our peers as measured by key ratios. We have done well in all of the traditional banking areas and have the expertise on staff to take advantage of new opportunities as they arise. We recognize the need to seek additional fee income to complement the interest income we earn on our loans and investments and are moving aggressively to do so. We have the management team and the technological capabilities to succeed, and we are optimistic about our future.

     Our board, our senior officers and our staff join me in thanking you for the cooperation and support that has made the positive developments in our Company possible. I look forward to seeing you, hearing your comments and answering your questions at our Annual Meeting. It will be held at 2:30 p.m. on Thursday, May 14th, 1998, at Lake Michigan College.

[PICTURE OF MARINA]

Sincerely,


/s/ DAN L. SMITH
Dan L. Smith
Chairman of the Board,
President and Chief Executive officer

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

BUSINESS OF SHORELINE


GENERAL
Shoreline Financial Corporation ("Shoreline" or the "Corporation") is a bank holding company. Shoreline's business is concentrated exclusively in the commercial banking industry segment. Shoreline's primary subsidiary, Shoreline Bank, offers individuals, businesses, institutions and government agencies a full range of commercial banking services including:

           -Time, savings and demand deposits
           -Commercial, consumer and real estate financing
           -Bank credit cards
           -Trust services
           -Investment services
           -Safe deposit services
           -Automated transaction machine services
           -Electronic and telephone banking services; and other banking services

The business of Shoreline is mildly seasonal due to the recreational and agricultural components of the local economy.
No material part of the business of Shoreline and its subsidiary is dependent upon a single customer or very few customers, the loss of which would have a materially adverse effect on Shoreline.

Shoreline's principal markets for financial services are the communities in which Shoreline Bank is located, and the areas immediately surrounding these communities. Shoreline serves these markets through 29 offices located in southwestern Michigan. Shoreline has no material foreign assets or income.

The principal source of revenue for Shoreline is interest and fees on loans. On a consolidated basis, interest and fees on loans accounted for 73.7% of Shoreline's total revenues in 1997, 74.5% in 1996, and 73.5% in 1995. Interest on investment securities accounted for 15.8% of Shoreline's total revenues in 1997, 16.6% in 1996, and 17.4% in 1995.

Shoreline and Shoreline Bank employed approximately 350 persons at December 31, 1997.

QUARTERLY FINANCIAL DATA

The following is a summary of selected quarterly results of operations for the years ended December 31, 1997 and 1996.
All per share information has been adjusted to reflect stock splits and stock dividends.

(IN THOUSANDS, EXCEPT PER SHARE DATA)

1997                                                      MARCH 31         JUNE 30         SEPTEMBER 30       DECEMBER 31
                                                          --------         --------        ------------       -----------
Interest income                                            $13,878          $14,788            $16,967          $17,005
Net interest income                                          7,317            7,692              8,541            8,643
Provision for loan losses                                      120              120                180              180
Income before income taxes                                   3,536            3,756              4,142            4,351
Net income                                                   2,542            2,649              2,853            2,967
Basic earnings per share                                   $   .30          $   .30            $   .32          $   .33
Diluted earnings per share                                 $   .30          $   .30            $   .32          $   .32

(IN THOUSANDS, EXCEPT PER SHARE DATA)

1996                                                      MARCH 31         JUNE 30         SEPTEMBER 30       DECEMBER 31
                                                          --------         --------        ------------       -----------
Interest income                                            $13,199          $13,530            $13,734          $13,807
Net interest income                                          7,027            7,340              7,393            7,324
Provision for loan losses                                      150              150                150              150
Income before income taxes                                   3,249            3,354              3,254            3,541
Net income                                                   2,358            2,393              2,335            2,519
Basic earnings per share                                   $   .27          $   .27            $   .27          $   .29
Diluted earnings per share                                 $   .27          $   .27            $   .27          $   .29

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

COMMON STOCK INFORMATION

Shoreline common stock is traded on The NASDAQ Stock
Market under the symbol SLFC. The following table shows the high and low bid prices on a quarterly basis as reported on that system. Prices shown are interdealer prices without retail mark-ups, mark-downs or commissions, and may not necessarily represent actual transactions. Market prices have been adjusted to reflect stock splits and stock dividends. At December 31, 1997, there were approximately 1,390 shareholders of record.

Market Price of Common Stock (bid price)


                                                                 1997                                 1996
                                                                 ----                                 ----
QUARTER ENDED                                            HIGH               LOW               HIGH              LOW
-------------                                            ----               ---               ----              ---
March 31                                                $16.51            $14.60             $12.55           $11.26
June 30                                                  19.50             15.75              14.60            12.24
September 30                                             23.17             19.00              14.60            13.17
December 31                                              25.67             20.33              14.92            12.70

MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS

The following discussion provides further information about the financial condition and results of operations of Shoreline Financial Corporation. It should be read in conjunction with the financial statements included elsewhere in this annual report.

1997 HIGHLIGHTS

Net income for 1997 was $11,011,269, 14.64% or $1,405,840 more than the $9,605,429 earned in 1996. Net interest income increased $3.1 million while non-interest income increased
$1.4 million in 1997. Growth in average earning assets of $99.2 million (approximately $65 million from the acquisition of SJS Bancorp, Inc.) produced the increase in net interest income. Basic earnings per share increased to $1.25 in 1997 from $1.10 in 1996. Return on average shareholders' equity was 15.08% in 1997, a significant increase of 71 basis points over the previous year. Considering the growth of Shoreline relating to the acquisition of SJS, return on average assets remained stable at 1.37% in 1997, declining only one basis point from 1.38% in 1996.

Total assets at December 31, 1997 were $857.8 million, an increase of $141.7 million (19.8%) over year-end 1996. The majority of this growth was provided by the acquisition of SJS Bancorp, Inc. ($133.7 million). Growth in the loan portfolio of $119 million (primarily from SJS) accounted for the majority of increase in earning assets in 1997. Asset quality remained strong in the current year. Non-performing loans as a percent of total loans were .41% at year-end which compares to 1996's year-end percentage of .38%. At December 31, 1997, the allowance for loan losses provided a coverage of approximately
3.5 times the level of non-performing loans.

On November 7, 1996, Shoreline announced a signed plan of merger under which SJS Bancorp, Inc. would merge with and into Shoreline. The merger occurred on June 13, 1997. SJS Bancorp, Inc., a thrift holding company with assets of $133.7 million and the parent company of SJS Federal Savings Bank, provided banking services through its main office in St. Joseph, Michigan, and branches in South Haven and Stevensville, Michigan. The transaction was accounted for as a purchase.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

SUMMARY OF OPERATING RESULTS
The major components of Shoreline's operating results for 1997, 1996 and 1995 have been provided in the following table to establish a framework for further discussion on subsequent pages.

YEARS ENDED DECEMBER 31 (IN THOUSANDS)                           1997                  1996                  1995
--------------------------------------                           ----                  ----                  ----
Net interest income                                              $ 32,193              $ 29,084             $ 27,126
Add: Taxable equivalent adjustment<F1>                              1,302                 1,405                1,390
                                                              -----------           -----------           ----------
Taxable equivalent net interest income                             33,495                30,489               28,516
Provision for loan losses                                            (600)                 (600)                (750)
Other income                                                        5,713                 4,347                4,082
Other expenses                                                    (21,521)              (19,433)             (18,720)
Income taxes, including taxable
  equivalent adjustment<F1>                                        (6,076)               (5,198)              (4,521)

                                                              -----------           -----------           ----------
Net income                                                       $ 11,011              $  9,605             $  8,607
                                                              ===========           ===========           ==========
--------------------------------------------------------------------------------------------------------------------

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

Net interest income on a fully taxable equivalent basis was $33.5 million in 1997, an increase of $3.0 million (9.99%) over 1996. Net interest income increased $2.0 million (6.9%) in 1996 and $1.8 million (6.8%) in 1995. Shoreline's annual increases in net interest income result primarily from growth in the volume of earning assets. Average earning assets increased 15.3%, 7.3% and 5.2% in 1997, 1996 and 1995, respectively.

Changes in interest income (fully tax equivalent) and interest expense are due to changes in volume and changes in rate. The following table shows these changes. Changes due to both volume and rate are allocated to volume and rate in proportion to the relationship of the absolute dollar amount of the change in each.

                                            1997 COMPARED TO 1996                         1996 COMPARED TO 1995
                                             INCREASE/(DECREASE)                           INCREASE/(DECREASE)
                                            ---------------------                         ---------------------
                                         DUE TO     DUE TO                            DUE TO     DUE TO
(IN THOUSANDS)                           VOLUME      RATE         NET                 VOLUME      RATE         NET
                                         ------     ------        ---                 ------     ------        ---
Interest-earning assets:
   Interest-earning deposits             $  511      $  31      $  542               $   475    $      2     $   477
   Fed funds sold                            24          9          33                  (382)        (83)       (465)
   Securities:
      Taxable                             1,009        220       1,229                   375         209         584
      Tax-exempt                           (179)       (46)       (225)                 (588)        125        (463)
   Loans-net of unearned income           6,885       (197)      6,688                 3,843        (665)      3,178
                                        -------     ------     -------               -------    --------       -----
      Change in interest income           8,250         17       8,267                 3,723       (412)       3,311
                                        -------     ------     -------               -------    --------       -----
Interest-bearing liabilities:
   Demand deposits                          469        337         806                   412         118         530
   Savings deposits                         (23)        71          48                  (499)       (885)     (1,384)
   Time deposits                          3,337       (238)      3,099                 1,445         195       1,640
   Short-term borrowings                    100         11         111                    75          (2)         73
   FHLB advances                          1,158         39       1,197                   466          13         479
                                        -------     ------     -------               -------    --------       -----
      Change in interest expense          5,041        220       5,261                 1,899        (561)      1,338
                                        -------     ------     -------               -------    --------       -----

Change in net interest income           $ 3,209      $(203)     $3,006               $ 1,824    $    149     $ 1,973
                                        =======     ======     =======               =======    ========     =======


CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

Net interest margin is net interest income (fully tax equivalent) divided by average earning assets. Management continually monitors Shoreline's balance sheet and employs other methods of analysis to protect net interest income from fluctuations caused by interest rate volatility. These methods have produced net interest margins of 4.47%, 4.69% and 4.70% in 1997, 1996 and 1995, respectively. Shoreline's net interest margin was negatively impacted in 1997 by the acquisition of SJS Bancorp. SJS, like many thrift institutions, had a net interest margin substantially below that of the commercial banking industry, due to its mix of earning assets and rate sensitive liabilities.

PROVISION FOR LOAN LOSSES
The provision for loan losses is the amount added to the allowance for loan losses to absorb losses that are currently anticipated. The loan loss provision is based on historical loss experience and such other factors which, in management's judgment, deserve current recognition in maintaining an adequate allowance for loan losses. The provision for loan losses was $600,000 in 1997, $600,000 in 1996 and $750,000 in
1995. Continued overall strength in asset quality measures along with another year of relatively modest levels of net charge-offs helped to support the consistent level of provision for losses in 1997. At year-end 1997, the ratio of the allowance for loan losses to non-performing loans was strong at 350% and compared to year-end 1996's ratio of 424%.

OTHER INCOME
Total other income was $5.7 million in 1997, an increase of $1.4 million (31.4%) from 1996. The components of other income are shown in the following table:


YEARS ENDED DECEMBER 31 (IN THOUSANDS)                        1997                  1996                1995
                                                              ----                  ----                ----
Service charges on deposit accounts                        $   2,081              $  1,820            $  1,787
Trust income                                                   1,673                 1,500               1,388
Net gain/(loss) on security sales                                171                   191                 (36)
Net gain/(loss) on loan sales                                    526                   (21)                 56
Net gain on sale of other real estate owned                       11                    24                  26
Credit card fees                                                  46                    37                 108
Safe deposit box income                                          118                   150                 137


ATM network fee income                                           263                   157                 149
Other customer service fees                                       83                    91                  96
Credit life income                                               140                    68                  86
Insurance agency income                                           85                    19                   -
Net gain on sale of other assets                                  97                     6                  32
Other                                                            419                   305                 253
                                                           ---------              --------            --------
        Total other income                                 $   5,713              $  4,347            $  4,082
                                                           =========              ========            ========

The increase in other income in 1997 is attributable to significant growth in a number of categories. The largest increase occurred in net gain/(loss) on sale of loans as strong activity involving the sales of mortgage loans in the secondary market produced gains of $526,000 in 1997, an increase of $547,000 over losses of $21,000 in 1996. Trust income increased $173,000 (11.5%) in 1997 primarily due to continued growth in the trust assets managed, aided by improved market values and increased customer relationships. Service charge income on deposit accounts, the largest component of other income, increased $261,000 (14.3%) in 1997 due to increased deposit levels resulting from the SJS merger as well as increased overdraft charges. ATM network fee income amounted to $263,000, an increase of $106,000 (67.5%) resulting from the implementation of surcharge fees in May for non-customer use of Shoreline's ATM's. Credit life income amounted to $140,000, an increase of $72,000 (105.9%) over 1996 as a concerted effort was focused on the sale of insurance products to borrowers in 1997. Insurance agency income rose significantly to $85,000, an increase of $66,000 due to improved results from Shoreline's partial ownership in a title insurance company. Net gain on sale of other assets increased to $97,000 due to gain on sale of a portion of one of the branch properties of the bank.
Other income amounted to $419,000, an increase of $114,000 (37.4%) primarily due to increased mortgage loan servicing fees.

In 1996, total other income increased $265,000 from 1995's level of $4.1 million. Two primary factors resulted in this increase. First, Shoreline realized $191,000 of securities gains in 1996, a $227,000 increase from 1995's level of $36,000 in losses. Second, trust income increased $112,000 in 1996 compared to 1995 due to the same reasons stated above.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

OTHER EXPENSE
Total other expense was $21.5 million in 1997, an increase of $2.1 million (10.7%) from 1996. Despite this increase in overhead expense, Shoreline was still able to realize improvements in both efficiency ratio and overhead ratio in 1997. This was primarily due to an increased level of earning assets relating to the SJS acquisition offsetting the impact of associated expenses. The components of other expense and key ratios are shown in the following table:

YEARS ENDED DECEMBER 31 (IN THOUSANDS)                                        1997              1996               1995
                                                                              ----              ----               ----
Salaries                                                                      $ 8,970            $ 8,215           $ 7,587
Employee benefits                                                               2,539              2,435             2,305
Occupancy                                                                       1,459              1,329             1,281
Equipment                                                                       1,522              1,316             1,191
Data processing                                                                   628                604               579
Professional fees                                                               1,454              1,007               774
FDIC deposit insurance                                                            104                438               729
Michigan Single Business Tax                                                      598                517               571
Supplies                                                                          408                386               426
Postage                                                                           365                380               338
Telephone                                                                         376                345               310
Advertising                                                                       416                284               301
Amortization of goodwill and core
    deposit intangibles                                                           549                266               256
Marketing and public relations                                                    310                341               188
Other insurance                                                                   189                134               140
Other taxes                                                                        22                 24               103
Credit card expense                                                                79                  0                71
Other                                                                           1,533              1,412             1,570
                                                                           ----------        -----------        ----------
    Total other expense                                                       $21,521            $19,433           $18,720
                                                                           ==========        ===========        ==========
KEY RATIOS:
Efficiency Ratio                                                                54.89%             56.09%            56.88%
Other expense as a percent of average
    assets                                                                       2.68%              2.80%             2.89%
Salary and employee benefits as a percent
    of average assets                                                            1.43%              1.53%             1.53%


A number of factors contributed to the $2.1 million increase in other expense. The largest dollar increase was in salary and employee benefits expense which increased $859,000 (8.1%) in 1997. The effect of increased staffing levels relating to the SJS acquisition, as well as normal compensation and fringe benefit cost adjustments, contributed to the result. Notwithstanding these increases, salary and employee benefit expense (as a percentage of average assets) declined 10 basis points to 1.43% due to growth in the size of the bank. Occupancy expense increased $130,000 (9.8%) and equipment expense rose $206,000 (15.7%) primarily due to the addition of three SJS offices acquired in the merger, as well as the opening of the Niles and Portage branch offices in early 1997. Shoreline's ongoing commitment to technology also resulted in additional equipment expense for the year. Professional fees increased $447,000 (44.4%) primarily due to additional expense in 1997 for expanded outsourcing services related to the internal audit and trust functions. Other increases in professional fees are attributed to additional consulting services essential to further develop Shoreline's sales and service culture. Advertising expense rose $132,000 (46.5%) primarily due to a specialized campaign related to the SJS acquisition. Amortization of goodwill and core deposit intangibles increased $283,000 (106.4%) in 1997. This increase is directly related to purchase accounting adjustments applied to the acquisition of SJS. Intangibles related to the acquisition totaled $10.6 million and consisted of approximately $9 million of goodwill, $1 million of core deposit premium and $500,000 of mortgage servicing rights. Goodwill and core deposit premium will be amortized on the straight-line method over 20 years and on an accelerated basis over 10 years, respectively. Partially offsetting these increases was a decline in Federal Deposit Insurance Corporation (FDIC) expense of $334,000 (76.3%) in 1997. This decline was the result of an FDIC premium assessment rate of zero in 1997 for bank deposits insured by the Bank Insurance Fund (BIF) pursuant to eligibility requirements being met. The majority of 1997's FDIC expense of $104,000 is the assessment on deposits, acquired in the SJS merger, as well as other deposits which are insured by the Savings Association Insurance Fund (SAIF).

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

Three primary factors resulted in the $713,000 increase in other expense for 1996. First, salary and employee benefits expense increased $758,000 (7.7%) in 1996. Increased staffing levels combined with normal salary administration adjustments contributed to the increase. As a percent of average assets, salary and employee benefits expense remained stable at 1.53%. Second, professional fees expense increased $233,000 (30.1%) in 1996. As was the case in 1997, this increase was due to expanded use of selected outsourcing and consulting services for certain areas of the bank. Consultants were engaged to review Shoreline's branch network operations as well as develop further sales training efforts. Third, a decline in Federal Deposit Insurance Corporation (FDIC) premium expense of $291,000 in 1996 helped to offset the previous two increases discussed. The decline in 1996's expense was incurred despite a $302,000 one-time assessment to recapitalize the Savings Association Insurance Fund (SAIF).

INCOME TAX EXPENSE
Shoreline's federal income tax expense was $4.8 million in 1997, compared to $3.8 million in 1996 and $3.1 million in 1995. The statutory federal tax rate during these three years was 34%. However, Shoreline's effective tax rates were 30.2%, 28.3% and 26.7% in 1997, 1996 and 1995, respectively. The lower effective tax rates are largely the result of tax-exempt income earned on state and municipal bonds. A decline in the relative level of tax-exempt income to income before income taxes has resulted in gradually higher effective tax rates in all three years presented.

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

At December 31, 1997, Shoreline's total loan portfolio was $619.6 million, an increase of $119.0 million (23.8%) over year-end 1996. Lending activity was strong in all loan categories during 1997. Total residential real estate mortgage loans increased $59.0 million (27.5%), from $214.2 million at year-end 1996 to $273.2 million at year end 1997. The addition of approximately $86 million of residential mortgage loans from the SJS acquisition was off-set by increased sales to the secondary market of loans originated during the year, as well as a one time sale of approximately $8.8 million of lower, fixed rate mortgages held in portfolio. The relatively low interest rate environment experienced throughout 1997 combined with the impact of the SJS acquisition on Shoreline's overall asset mix made it advantageous to sell the majority of all fixed rate loans originated during the year to the secondary market. Shoreline originated approximately $39.8 million of mortgage loans for sale to the secondary market in 1997, which compares to approximately $17.2 million in 1996. Consumer loans totaled $101.3 million at December 31, 1997, an increase of $37.1 million from year-end 1996. The addition of approximately $26 million from SJS, along with a greater focus on consumer lending, helped produce this growth. Commercial loans, which were not significantly impacted by the SJS acquisition, experienced growth of $18.4 million (8.7%) in 1997.

Shoreline's loan portfolio was $500.6 million as of December 31, 1996, an increase of $34.6 million (7.4%) for the year. Strong growth in commercial lending and residential real estate mortgage loans offset modest growth in consumer loans. Commercial loans and residential mortgage loans produced the majority of growth in 1996, increasing $20.5 million (10.7%) and $19.4 million (10.0%), respectively.

                                                                  1997                 1996                  1995
                                                                  ----                 ----                  ----
DECEMBER 31, (IN THOUSANDS)                             AMOUNT   % OF TOTAL     AMOUNT  % OF TOTAL     AMOUNT  % OF TOTAL
                                                        ------   ----------     ------  ----------     ------  ----------
Commercial, financial and agricultural                 $ 230,338      37.17%   $ 211,953    42.34%    $ 191,437    41.08%
Residential real estate mortgage                         273,241      44.10      214,201    42.79       194,784    41.80
Real estate construction                                  14,765       2.38       10,243     2.05        18,704     4.01
Consumer                                                 101,292      16.35       64,194    12.82        61,070    13.11
                                                       ---------     ------    ---------   ------     ---------   ------
    Total loans                                        $ 619,636     100.00%   $ 500,591   100.00%    $ 465,995   100.00%
                                                       =========     ======    =========   ======     =========   ======


CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

ASSET QUALITY
Non-performing assets, including non-accrual loans, loans 90 days or more past due, renegotiated loans and other real estate owned, totaled $2.6 million or .41% of total loans at December 31, 1997. This compares with the previous year-end ratio of .38%. During the five year period shown below, Shoreline's non-performing asset ratio has been well below the average of other bank holding companies of similar asset size.

DECEMBER 31, (IN THOUSANDS)                                    1997        1996         1995          1994         1993
                                                               ----        ----         ----          ----         ----
Non-accrual loans                                            $ 1,301     $    524      $   235      $    802      $ 1,962
Accruing loans past due 90
   days or more                                                  868        1,104        1,204           856        2,233
Restructured loans                                                 0            0            0             2          211
Other real estate owned                                          387          273          170           552        1,026
                                                             -------     --------      -------      --------      -------
   Total non-performing assets                               $ 2,556     $  1,901      $ 1,609      $  2,212      $ 5,432
                                                             =======     ========      =======      ========      =======
AS A PERCENTAGE OF TOTAL LOANS:
Non-accrual loans                                                .21%         .11%         .05%          .18%         .47%
Accruing loans past due 90
   days or more                                                  .14          .22          .26           .20          .54
Restructured loans                                               .00          .00          .00           .00          .05
Other real estate owned                                          .06          .05          .04           .13          .25
                                                                 ---          ---          ---           ---         ----
   Total non-performing assets                                   .41%         .38%         .35%          .51%        1.31%
                                                                 ===          ===          ===           ===         ====


When reasonable doubt exists concerning the collectibility of interest or principal, a loan is placed on a non-accrual basis. Any interest accrued but not collected is reversed and charged against current earnings. Interest income which would have been recorded in 1997 under original terms on non-accrual loans outstanding at December 31, 1997 was approximately $61,000. Approximately $2,000 in interest income was recorded in 1997 on non-accrual loans outstanding at December 31, 1997.

At year-end 1997, Shoreline had approximately $6.5 million in loans for which payments are current, but known financial difficulties of the borrowers cause management concern about the ability to comply with existing loan repayment terms. These loans, along with any other loans classified for regulatory purposes that are not included in the table above, are subject to constant management attention and their classification is reviewed on a monthly basis.

Under the guidelines of SFAS No. 114 and 118, "Accounting by Creditors for Impairment of a Loan" and "Accounting by Creditors for Impairment of a Loan-Income Recognition and Disclosures," Shoreline identified $706,000 of loans considered impaired at December 31, 1997. A portion of the allowance for loan losses in the amount of $228,000 was allocated for these loans.

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

                                                1997                         1996                      1995
                                                ----                         ----                      ----
                                                     PERCENT OF                 PERCENT OF                 PERCENT OF
                                                     LOANS TO                     LOANS TO                   LOANS TO
DECEMBER 31, (IN THOUSANDS)            ALLOWANCE    TOTAL LOANS    ALLOWANCE    TOTAL LOANS   ALLOWANCE    TOTAL LOANS
                                       ---------    -----------    ---------    -----------   ---------    -----------
Commercial, financial and
   agricultural                        $ 1,742         37.17%       $  2,491        42.34%       $  2,361        41.08%
Real estate - mortgage                   1,328         44.10             743        42.79             698        41.80
Real estate - construction                 130          2.38             115         2.05             107         4.01
Consumer                                 2,073         16.35           1,166        12.82           1,111        13.11
Unallocated                              2,315                         2,380                        2,323
                                       -------        ------        --------       ------        --------       ------
      Total                            $ 7,588        100.00%       $  6,895       100.00%       $  6,600       100.00%
                                       =======        ======        ========       ======        ========       ======

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

Net charge-offs in 1997 represented only .08% of average total loans and marked the fifth consecutive year this ratio was below 10 basis points. The allowance for loan losses at December 31, 1997 was $7.6 million, an increase of $693,000 over year-end 1996. Included in the increase in the allowance was the addition of $540,000 from the acquisition of SJS. Despite the increase in dollar amount, the allowance for loan losses as a percentage of total loans declined 16 basis points, from 1.38% at December 31, 1996 to 1.22% at December 31, 1997. This reduction resulted from the relatively low percentage of allowance to total loans carried by SJS due to its high concentration in residential mortgage loans and the overall portfolio quality. At December 31, 1997, the allowance for loan losses as a percentage of non-performing loans was 350%. The following table summarizes loan and allowance information for the past three years.

DECEMBER 31, (IN THOUSANDS)                                          1997                 1996                 1995
                                                                     ----                 ----                 ----
Loans outstanding, end of period                                  $   619,636          $  500,591           $  465,995
                                                                  ===========          ==========           ==========
Daily average of loans outstanding for the period                 $   567,528          $  490,200           $  447,329
                                                                  ===========          ==========           ==========
ALLOWANCE FOR LOAN LOSSES
Balance at beginning of period                                    $     6,895          $    6,600           $    5,952

Additions from acquisition                                                540                   0                    0
Charge-offs:
    Commercial, financial and agricultural                                379                 240                  151
    Real estate - mortgage                                                535                  35                   70
    Real estate - construction                                              0                   0                    0
    Consumer                                                               44                 318                  271
                                                                  -----------          ----------           ----------
        Total charge-offs                                                 958                 593                  492
                                                                  -----------          ----------           ----------
Recoveries:
    Commercial, financial and agricultural                                302                  97                  200
    Real estate - mortgage                                                184                  57                   14
    Real estate - construction                                              0                   0                    0
    Consumer                                                               25                 134                  176
                                                                  -----------          ----------           ----------



        Total recoveries                                                  511                 288                  390
                                                                  -----------          ----------           ----------
            Net charge-offs                                               447                 305                  102
                                                                  -----------          ----------           ----------
Provision charged to income                                               600                 600                  750
                                                                  -----------          ----------           ----------
Balance at end of period                                          $     7,588          $    6,895           $    6,600
                                                                  ===========          ==========           ==========
KEY RATIOS:
Net charge-offs to average loans                                          .08%                .06%                 .02%
Recoveries to total charge-offs                                         53.30%              48.57%               79.27%

Allowance to total loans at end of period                                1.22%               1.38%                1.42%
Allowance to total non-performing loans at end of period               349.84%             423.52%              458.65%
Provision to average loans                                                .11%                .12%                 .17%

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

SECURITIES
A summary of Shoreline's securities portfolio for the past three years is shown in the table below.

                                                     1997                        1996                        1995
                                                     ----                        ----                        ----
DECEMBER 31, (IN THOUSANDS)                 AVAILABLE    HELD TO        AVAILABLE      HELD TO     AVAILABLE      HELD TO
                                             FOR SALE   MATURITY         FOR SALE      MATURITY     FOR SALE      MATURITY
                                            ---------   --------        ---------      --------    ---------     ---------
U.S. Treasury and agencies                 $   55,802   $  13,999      $   37,514    $  15,000    $   32,682    $   6,830
States and political subdivisions              27,710       6,883          29,895        7,664        33,355        9,560
Mortgage-backed:
    U.S. Government agencies                   37,636      16,939          18,816       22,129        30,974       24,180
    Collateralized mortgage obligations            27         565           1,290        2,789         3,320        3,895
Other                                           4,360           0           2,739            0         2,540            0
                                           ----------   ---------      ----------    ---------    ----------    ---------
    Total                                  $  125,535   $  38,386      $   90,254    $  47,582    $  102,871    $  44,465
                                           ==========   =========      ==========    =========    ==========    =========

Securities totaled $163.9 million at December 31, 1997, an increase of $26.1 million (18.9%) from December 31, 1996. The SJS transaction added $28.8 million to Shoreline's investment securities portfolio and, consisted primarily of U.S. agency and mortgage-backed securities. Of this total, approximately $27.6 million were classified as available for sale by SJS. Reduced holdings in state and political subdivisions and mortgage-backed agency securities classified as available for sale partially offset the growth in the securities portfolio. Shoreline's Investment Committee is responsible for establishing guidelines and strategies related to securities investments. At December 31, 1997, Shoreline held no securities it would consider to be impaired. In addition, Shoreline does not invest in derivatives or related types of financial instruments except for U.S. Government agency mortgage-backed securities and collateralized mortgage obligations. No aggregate value of a single security issuer, except the U.S. government and its agencies, exceeded 10% of Shoreline's shareholders' equity.

SOURCES AND USES OF FUNDS
The following table of average balances summarizes the sources and uses of funds for 1997 and 1996:

                                                         1997                                        1996
                                                         ----                                        ----
                                                       INCREASE/   INCREASE/                       INCREASE/      INCREASE/
                                                      (DECREASE)   (DECREASE)                     (DECREASE)      (DECREASE)
(IN THOUSANDS)                           AVG BAL         AMOUNT      PERCENT         AVG BAL        AMOUNT        PERCENT
                                         ------        --------    ---------         -------       --------       ---------
Funding uses:
   Loans-net of unearned income        $ 567,528       $ 77,328         15.8%       $ 490,200       $ 42,871          9.6%
   Taxable securities                    119,327         14,098         13.4%         105,229          5,415          5.4%
   Tax-exempt securities                  35,783         (1,908)        (5.1%)         37,691         (6,233)       (14.2%)
   Federal funds sold                      8,511            445          5.5%           8,066         (7,121)       (46.9%)
   Interest-earning deposits              18,484          9,270        100.6%           9,214          9,131     11,001.2%
                                       ---------       --------        -----        ---------       --------     --------
      Total uses                       $ 749,633       $ 99,233         15.3%       $ 650,400       $ 44,063          7.3%
                                       =========       ========                     =========       ========
Funding sources:
   Non-interest-bearing
      demand deposits                  $  74,046       $  5,425          7.9%       $  68,621       $  2,440          3.7%
   Interest-bearing demand
      and savings deposits               272,220         15,811          6.2%         256,409          2,342           .9%
   Time deposits                         337,382         58,147         20.8%         279,235         24,897          9.8%
   Securities sold under
      agreements to repurchase             7,674          2,347         44.1%           5,327          1,859         53.6%
   FHLB advances                          34,668         20,868        151.2%          13,800          8,800        276.0%
   Other                                  23,643         (3,365)       (12.5%)         27,008          3,725         16.0%
                                       ---------       --------        -----        ---------       --------     --------
      Total sources                    $ 749,633       $ 99,233         15.3%       $ 650,400       $ 44,063          7.3%
                                       =========       ========                     =========       ========

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

The primary source of funding for Shoreline is increased deposits. Total deposits averaged $683.6 million in 1997, an increase of $79.4 million (13.1%). The significant growth in average deposits in 1997 was primarily due to the acquisition of SJS in June of 1997. SJS provided $110.7 million in deposits, the majority of which were time deposits.
Shoreline's popular Super Public Fund account, an interest-bearing demand deposit account geared toward municipalities, had growth of greater than 10%. Total average deposits increased $30.0 million (5.2%) in 1996. Along with the growth in the Super Public Fund category, time deposits greater than $100,000 were primarily responsible for the increased deposit levels in that year. Other funding sources, including repurchase agreements, long-term debt and other sources, increased $19.9 million (43.0%) in 1997. Increased use of FHLB advances accounted for the majority of the growth in this source of funds, with SJS providing $21.7 million in the merger transaction. Use of alternative wholesale funding sources is continually evaluated in conjunction with Shoreline's retail deposit growth strategy.

Average total loans increased $77.3 million (15.8%) in 1997.
As discussed elsewhere, all three of Shoreline's general lending areas contributed to this increase. Retail lending was a significant component of the overall growth in Shoreline's total loan portfolio in 1997, aided by the merger with SJS. With the addition of approximately $86 million in residential mortgage loans from SJS as well as strong loan origination volume, Shoreline's mortgage portfolio averaged $256.9 million in 1997, an increase of $44.4 million (20.9%) from 1996's average of $212.6 million. Retail lending was further enhanced as average consumer loans increased $18.7 million (29.1%). The growth was impacted by the addition of $26 million in consumer loans from SJS. Average commercial loans grew $14.2 million (6.6%) in 1997, an increase over 1996's growth of $10.4 million.

Average taxable securities increased $14.1 million (13.4%) in 1997 primarily due to the addition of $28.8 million from the SJS securities portfolio. Average interest-earning deposits increased $9.3 million (100.6%) as additional funds were maintained in the first half of 1997 in anticipation of the cash purchase of SJS. Shoreline utilized an interest-earning deposit account with the Federal Home Loan Bank which serves as an alternative daily investment vehicle for this purpose.

LIQUIDITY
Liquidity is generally defined as the ability to meet cash flow requirements. Shoreline primarily manages liquidity at two levels, the parent company and its subsidiary, Shoreline Bank. The parent company's primary cash requirement is to pay dividends to Shoreline's shareholders. Its primary source of funds is dividends received from its subsidiary bank.

Shoreline Bank's primary liquidity consideration is to meet the cash flow needs of its customers, such as borrowings and deposit withdrawals. To meet cash flow requirements, sufficient sources of liquid funds must be available. These sources include short-term investments; repayments and maturities of loans and securities; sales of assets; growth in deposits and other liabilities, and bank profits. At December 31, 1997, Shoreline had $8.7 million of federal funds sold and $6.3 million of interest-earning deposits available on demand. In addition, Shoreline had over $125 million of securities classified as available for sale. Net cash provided from operating activities is a consistent source of liquidity as evidenced by $10.9 million of net cash provided in 1997. Principal reductions received on loans and mortgage-backed securities also provide a continual stream of cash flows. Finally, based on its investment in the Federal Home Loan Bank of Indianapolis, Shoreline Bank can utilize this wholesale funding source to access up to approximately $87 million of borrowings. At December 31, 1997, the bank had $45.2 million of borrowings with the FHLB.

ASSET/LIABILITY MANAGEMENT
Asset/liability management involves developing, implementing and monitoring strategies to maintain sufficient liquidity, maximize net interest income and minimize the impact significant fluctuations in market interest rates have on earnings. Shoreline's Asset/Liability Committee is responsible for managing this process. Much of this committee's efforts are focused on minimizing Shoreline's sensitivity to changes in interest rates. One method of gauging sensitivity is by a static gap analysis. Shoreline's static gap position at December 31, 1997 is shown in the following table:

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

                                                                        REPRICEABLE OR MATURING WITHIN:
                                                                        -------------------------------
(IN THOUSANDS)                                              0-90        91-365        1 TO 5         OVER 5
                                                            DAYS        DAYS          YEARS          YEARS         TOTAL
                                                            ----        ------        -----          ------        -----
Interest-earning assets:
   Loans                                              $  146,539    $   103,363    $  318,610    $   51,124    $  619,636
   Securities                                             18,299         19,748        51,407        74,467       163,921
   Federal funds sold                                      8,675              0             0             0         8,675
   Interest-earning deposits                               6,344              0             0             0         6,344
                                                     -----------    -----------    ----------    ----------    ----------
      Total interest-earning assets                      179,857        123,111       370,017       125,591       798,576
                                                     -----------    -----------    ----------    ----------    ----------
Interest-bearing liabilities:
   Time deposits                                      $   96,726    $   145,115    $  122,927    $    2,322    $  367,090
   Demand and savings accounts                           276,602              0             0             0       276,602
   Other                                                  23,145         12,000        17,558             0        52,703
                                                     -----------    -----------    ----------    ----------    ----------
      Total interest-bearing liabilities                 396,473        157,115       140,485         2,322       696,395
                                                     -----------    -----------    ----------    ----------    ----------
Asset (liability) gap                                 $ (216,616)   $   (34,004)   $  229,532    $  123,269    $  102,181
                                                     ===========    ===========    ==========    ==========    ==========

Cumulative asset (liability) gap                      $ (216,990)   $ (250,620)    $ (21,088)    $  102,181
                                                     ===========    ===========    ==========    ==========

As shown, Shoreline had a cumulative liability gap position of $250.6 million within the one-year time frame. This position suggests that if market interest rates decline in the next 12 months, Shoreline has the potential to earn more net interest income. A limitation of the traditional static gap analysis, however, is that it does not consider the timing or magnitude of noncontractual repricing. In addition, the static gap analysis treats demand and savings accounts as repriceable within 90 days, while experience suggests that these categories of deposits are actually comparatively resistant to rate sensitivity. Because of these and other limitations of the static gap analysis, Shoreline's Asset/Liability Committee utilizes simulation modeling as its primary tool to project how changes in interest rates will impact net interest income. These models indicate, and management believes, Shoreline is positioned to absorb significant changes in rates without severely altering operating results. However, management recognizes that, at the present time, Shoreline's net interest margin may decline slightly under either a modest increase or decrease in interest rates from the current levels. Net interest margins of 4.47%, 4.69% and 4.70% were recorded in 1997, 1996 and 1995 respectively. As discussed elsewhere, Shoreline's net interest margin was negatively impacted by the acquisition of SJS in 1997.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK Shoreline's primary market risk exposure is interest rate risk and, to a lesser extent, liquidity risk. All of Shoreline's transactions are denominated in U.S. dollars with no specific foreign exchange exposure. Shoreline has only limited agricultural loan assets and therefore has no significant exposure to changes in commodity prices. Any impact that changes in foreign exchange rate and commodity prices would have on interest rates is assumed to be insignificant.

Interest rate risk is the exposure of a banking organization's financial condition to adverse movements in interest rates. Accepting the risk can be an important source of profitability and stockholder value, however excessive levels of interest rate risk could pose a significant threat to Shoreline's earnings and capital base. Accordingly, effective risk management that maintains interest rate risk at prudent levels is essential to Shoreline's safety and soundness.

Evaluating a financial institution's exposure to changes in interest rates includes assessing both the adequacy of the management process used to control interest rate risk and the organization's quantitative level of exposure. When assessing the interest rate risk management process, Shoreline seeks to ensure that appropriate policies, procedures, management information systems and internal controls are in place to maintain interest rate risk at prudent levels with consistency and continuity. Evaluating the quantitative level of interest rate risk exposure requires Shoreline to assess the existing and potential future effects of changes in interest rates on its consolidated financial condition, including capital adequacy, earnings, liquidity, and, where appropriate, asset quality.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

The Federal Reserve Board, together with the Office of the Comptroller of the Currency and the Federal Deposit Insurance Corporation, adopted a Joint Agency Policy Statement on interest rate risk, effective June 26, 1996. The policy statement provides guidance to examiners and bankers on sound practices for managing interest rate risk, which will form the basis for ongoing evaluation of the adequacy of interest rate risk management at supervised institutions. The policy statement also outlines fundamental elements of sound management that have been identified in prior Federal Reserve guidance and discusses the importance of these elements in the context of managing interest rate risk. Specifically, the guidance emphasizes the need for active board of director and senior management oversight and a comprehensive risk management process that effectively identifies, measures, and controls interest rate risk.

Financial institutions derive their income primarily from the excess of interest collected over interest paid.  The rates of interest an institution earns on its assets and owes on its
liabilities generally are established contractually for a
period of time.  Since market interest rates change over time, an institution is exposed to lower profit margins (or losses)
if it cannot adapt to interest rate changes.  For example,
assume that an institution's assets carry intermediate or long-term fixed rates and that those assets are funded with short-term liabilities. If market interest rates rise by the time the short-term liabilities must be refinanced, the increase in the institution's interest expense on its liabilities may not be sufficiently offset if assets continue to
earn at the long-term fixed rates.   Accordingly, an institution's
profits could decrease on existing assets because the institution will either have lower net interest income or, possibly, net interest expense. Similar risks exist when assets are subject to contractual interest rate ceilings, or rate sensitive assets are funded by longer-term, fixed rate liabilities in a decreasing rate environment.

Various techniques might be used by an institution to minimize interest rate risk. One approach used by Shoreline is to periodically analyze its assets and liabilities based on payment streams, interest rates, contractual maturities, and estimated sensitivity to actual or potential changes in market interest rates by means of a static gap analysis. Static gap is defined as the difference between the cash flow amounts of interest-sensitive assets and liabilities that will be refinanced or repriced during a given period. For example, if the asset amount to be repriced exceeds the corresponding liability amount for a certain time period, the institution is in an asset-sensitive gap position. In this situation, net interest income would increase if market interest rates rose or decrease if market interest rates fell. If, alternatively, more liabilities than assets will reprice, the institution is in a liability-sensitive position. Accordingly, net interest income would decline when rates rose and increase when rates fell. However, the repricing and cash flows of certain categories of assets and liabilities are subject to competitive and other influences that are beyond the control of Shoreline. As a result, certain assets and liabilities indicated as maturing or repricing within a stated period in the static gap analysis, may, in fact, mature or reprice in other periods or at different volumes.

Several ways an institution can manage interest rate risk include: selling existing assets or repaying certain liabilities; matching repricing periods for new assets and liabilities for example, by shortening terms of new loans or investments; hedging existing assets, liabilities, or anticipated transactions. An institution might also invest in more complex financial instruments intended to hedge or otherwise change interest rate risk. Interest rate swaps, futures contracts, options on futures, and other such derivative financial instruments often are used for this purpose. Because these instruments are sensitive to interest rate changes, they require management expertise to be effective. Shoreline has not purchased derivative financial instruments in the past and does not presently intend to purchase such instruments.

Financial institutions are also subject to prepayment risk in falling rate environments. For example, mortgage loans and other financial assets may be prepaid by a debtor so that the debtor may refund its obligations at new, lower rates.
Prepayments of assets carrying higher rates reduce the financial institution's interest income and overall asset yields. Certain portions of an institution's liabilities may be short-term or due on demand, while most of its assets may be invested in long-term loans or investments. Accordingly, Shoreline seeks to have in place sources of cash to meet short-term demands. These funds can be obtained by increasing deposits, borrowing, or selling assets. Also, Federal Home Loan Bank
(FHLB) advances and short-term borrowings provide additional sources of liquidity for Shoreline.

Recognizing the limitations of static gap analysis as a method of managing interest rate risk, Shoreline utilizes simulation analysis as the primary method of measuring its interest rate risk. These simulation techniques involve changes in interest rate relationships and levels on all interest rate sensitive assets and liabilities, prepayment assumptions inherent in financial instruments, as well as changes in interest rate levels in order to quantify risk potential. Based on these analyses, Shoreline's management believes that the effect on future net interest income would be similarly impacted by directional changes in prevailing interest rates.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

The following table illustrates the projected change in Shoreline's net interest income during the next twelve months if all market rates were to uniformly and gradually increase or decrease by as much as 2.0% (over the same time period) compared to results under a flat rate environment. These projections, based on Shoreline's balance sheet as of December 31, 1997, were prepared using the simulation analysis model and assumptions which Shoreline was using for asset/liability management purposes. As of this date, Shoreline had no derivative financial instruments, or trading portfolio. The table indicates that if rates were to gradually and uniformly increase or decrease by 2.0%, net interest income would be expected to decrease by 2.6% under a rising rate scenario as well as decrease by 1.2% under a declining rate scenario compared to results forecast under a current rate environment. This relatively modest projected exposure to interest rate risk is consistent with management's desire to limit the sensitivity of net interest income to changes in interest rates in order to reduce risk to earnings. The model is based solely on gradual, uniform changes in market rates and does not reflect the levels of interest rate risk that may arise from other factors such as changes in the spreads between key market rates or in the shape of the treasury yield curve. The expected maturity date values for loans receivable, mortgage-backed securities, and investment securities were calculated by adjusting the instrument's contractual maturity date for expectations of prepayments and call dates. Expected maturity date values for interest-bearing core deposits were not based upon estimates of the period over which the deposits would be outstanding, but rather the opportunity for repricing. Similarly, with respect to its variable rate instruments, Shoreline believes that repricing dates, as opposed to expected maturity dates may be more relevant in analyzing the value of such instruments.
Borrowings from the FHLB are reported based on repricing dates if variable rate in nature.

SIMULATION OF INTEREST RATE SENSITIVITY
PROJECTED EFFECT ON NET INTEREST INCOME
(In Thousands)
                                                                             DECREASE IN      INCREASE IN
        DECEMBER 31, 1997                        EXISTING      FLAT RATE         RATE             RATE
                                                 --------      ---------     -----------      -----------
CHANGE IN INTEREST RATE FROM
CURRENT (EXISTING) LEVEL                         N/A             0.00%          (2.00)%            2.00%



NET INTEREST INCOME                              $33,134         $32,644        $32,742          $32,268

% CHANGE IN NET INTEREST
INCOME FROM EXISTING LEVEL                        N/A              (1.5)%        (1.2)%           (2.6)%


CAPITAL RESOURCES
At December 31, 1997, total equity capital of Shoreline was $76.9 million. This includes an unrealized gain of $1.6 million for Shoreline's available for sale securities portfolio. Total equity capital was $69.4 million at December 31, 1996 with an unrealized gain of $1.4 million from available for sale securities. During 1997, Shoreline issued 34,761 shares under its Dividend Reinvestment Plan.

Management monitors its capital levels to comply with regulatory requirements and to provide for current and future business opportunities. As shown below, Shoreline's capital ratios were well in excess of regulatory standards for
classification as "well-capitalized".   However, the
acquisition of SJS (which was accounted for as a purchase) had the affect of reducing Shoreline's capital ratios in 1997. Being considered "well-capitalized" is one condition for assessing the federal deposit insurance premium at the lowest available rate.

                                           REGULATORY        WELL-
DECEMBER 31                                 MINIMUM        CAPITALIZED        1997             1996            1995
                                           ----------      -----------        ----             ----            ----
Risk based:
    Tier I capital                             4.00%          6.00%            11.9%           15.1%           14.6%
    Total capital                              8.00%         10.00%            13.1%           16.3%           15.8%

Tier I leverage                                4.00%          5.00%             8.0%            9.3%            8.9%

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

CASH DIVIDENDS
Cash dividends declared increased 14.0% to $.57 per share in 1997. 1996's cash dividends totaled $.50 per share, an increase of 16.3% over 1995. Effectively, the amount of cash payout has been increased each year during Shoreline's existence. The following table summarizes the quarterly cash dividends per share paid to common shareholders during the last three years, adjusted for stock dividends and stock splits.


QUARTER                                               1997                 1996                  1995
                                                      ---                  ----                  ----
1st                                                  $  .14              $   .12               $   .10
2nd                                                     .14                  .12                   .11
3rd                                                     .14                  .13                   .11
4th                                                     .15                  .13                   .11
                                                     ------              -------               -------
        Total                                        $  .57              $   .50               $   .43
                                                     ======              =======               =======

Shoreline's principal source of funds to pay cash dividends is the earnings of its subsidiary bank. State and federal laws and regulations limit the amount of dividends that banks can pay. Cash dividends are dependent upon the earnings, capital needs, regulatory constraints and other factors affecting the bank. Based on projected earnings, management expects Shoreline to declare and pay regular quarterly dividends on its common shares in 1998.

YEAR 2000
Shoreline is currently addressing a potential problem facing all users of automated information systems. The problem is how existing application software programs and operating systems can accommodate the date value for the year 2000. Shoreline, by nature, is highly dependent upon computer systems because of significant transaction volumes and date dependency for interest calculations on financial instruments such as loans and deposits.

Shoreline developed and implemented a plan to address the year 2000 issue during 1997. The plan includes four general phases: raising awareness, assessing existing systems, renovating or replacing non-compliant systems and validating and testing. As Shoreline does not develop or write its own software systems, it must rely on third party vendors to bring systems into compliance with the year 2000. Shoreline has initiated formal communications with its third party vendors as a part of its assessment phase to determine which of its systems may be vulnerable to third parties' failure to resolve year 2000 issues.

Shoreline will continue to assess the impact of year 2000 issues on its computer-based systems and applications throughout 1998. Its goal is to have all critical systems and applications compliant with the century change by the fourth quarter of 1998, allowing for full validation and testing during 1999. Shoreline will incur costs associated with this project in the form of personnel expense, professional fees and investments in new or upgraded technology. Based upon information currently available, management does not presently anticipate that the costs to address year 2000 issues will have a material impact on Shoreline's financial position, results of operations or cash flows.

FORWARD-LOOKING STATEMENTS
This discussion and analysis of financial condition and results of operations, and other sections of this annual report contain forward-looking statements that are based on management's beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy, and about the Corporation itself. Words such as "anticipates," "believes," "estimates," "expects," "forecasts," "intends," "is likely," "plans," "product," "projects," variations of such words and similar expressions are intended to identify such forward looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions ("Future Factors") that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Furthermore, Shoreline undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events, or otherwise.

Future Factors include changes in interest rates and interest rate relationship; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulations; change in tax laws; changes in prices, levies, and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of pending and future litigation and contingencies; trends in customer behavior as well as their ability to repay loans; and vicissitudes of the national economy. These are representative of the Future Factors that could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

REPORT OF INDEPENDENT AUDITORS

[CROWE CHIZEK LOGO]

SHAREHOLDERS AND BOARD OF DIRECTORS
SHORELINE FINANCIAL CORPORATION
BENTON HARBOR, MICHIGAN

We have audited the accompanying consolidated balance sheets of SHORELINE FINANCIAL CORPORATION as of December 31, 1997 and 1996 and the related consolidated statements of income, shareholders' equity and cash flows for the years ended December 31, 1997, 1996 and 1995. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of SHORELINE FINANCIAL CORPORATION as of December 31, 1997 and 1996, and the results of its operations and its cash flows for the years ended December 31, 1997, 1996 and 1995 in conformity with generally accepted accounting principles.

                                               /S/CROWE, CHIZEK AND COMPANY LLP

                                               Crowe, Chizek and Company LLP
South Bend, Indiana
February 20, 1998

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

CONSOLIDATED BALANCE SHEETS

DECEMBER 31                                                                              1997                    1996
                                                                                         ----                    ----
ASSETS
   Cash and due from banks                                                              $ 29,961,993          $ 38,266,519
   Interest-earning deposits                                                               6,344,447            18,142,151
   Federal funds sold                                                                      8,675,000             5,150,000
                                                                                        ------------          ------------
      Total cash and cash equivalents                                                     44,981,440            61,558,670
   Securities available for sale (carried at fair value)                                 125,534,904            90,254,236
   Securities held to maturity (fair values of $39,572,300
     and $48,588,454 in 1997 and 1996, respectively)                                      38,385,568            47,582,337
   Loans, net of allowance for loan losses
     ($7,588,127-1997;$6,894,945-1996)                                                   612,048,028           493,696,408
   Premises and equipment, net                                                            13,560,859            10,975,483
   Intangible assets, net                                                                 11,901,520             2,376,611
   Other assets                                                                           11,430,483             9,651,074
                                                                                        ------------          ------------
         Total Assets                                                                   $857,842,802          $716,094,819
                                                                                        ============          ============
LIABILITIES AND SHAREHOLDERS' EQUITY
Liabilities
   Deposits:
      Non-interest-bearing                                                              $ 78,971,373          $ 74,142,067
      Interest-bearing                                                                   643,592,981           542,335,458
                                                                                        ------------          ------------
         Total deposits                                                                  722,664,354           616,477,525
   Securities sold under agreements to repurchase                                          7,526,582             7,166,563
   Other liabilities                                                                       5,593,571             5,032,529
   Federal Home Loan Bank (FHLB) Advances                                                 45,175,892            18,000,000
                                                                                        ------------          ------------
         Total Liabilities                                                               780,960,399           646,676,617
                                                                                        ------------          ------------
Shareholders' Equity
   Preferred stock, no par value; 1,000,000 shares authorized;
      none issued or outstanding                                                                   0                     0
   Common stock; no par value, 10,000,000 shares authorized; 5,921,509 and
      5,555,672 issued and outstanding at December 31, 1997 and 1996, respectively                 0                     0
   Additional paid-in capital                                                             65,273,177            56,388,553
   Unearned stock incentive plan shares                                                     (495,095)                    0
   Unrealized gain on securities available for sale, net                                   1,604,270             1,378,327
   Retained earnings                                                                      10,500,051            11,651,322
                                                                                        ------------          ------------


         Total Shareholders' Equity                                                       76,882,403            69,418,202
                                                                                        ------------          ------------
         Total Liabilities and Shareholders' Equity                                     $857,842,802          $716,094,819
                                                                                        ============          ============

See accompanying notes to consolidated financial statements.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

CONSOLIDATED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                            1997                  1996                  1995
                                                                   ----                  ----                  ----
INTEREST INCOME

   Loans, including fees                                         $ 50,361,000         $ 43,646,323          $ 40,481,930
   Securities:
      Taxable                                                       8,586,235            7,357,686             6,774,289
      Tax-exempt                                                    2,211,790            2,361,306             2,824,779
   Federal funds sold                                                 456,747              423,787               889,631
   Deposits with banks                                              1,022,486              480,410                 2,777
                                                             ----------------      ---------------       ---------------
      Total interest income                                        62,638,258           54,269,512            50,973,406
                                                             ----------------      ---------------       ---------------
INTEREST EXPENSE
   Deposits                                                        28,188,914           24,237,818            23,451,256
   Short-term borrowings                                              327,422              216,501               143,164
   FHLB advances                                                    1,928,503              731,463               252,502
                                                             ----------------      ---------------       ---------------
      Total interest expense                                       30,444,839           25,185,782            23,846,922
                                                             ----------------      ---------------       ---------------
NET INTEREST INCOME                                                32,193,419           29,083,730            27,126,484
   Provision for loan losses                                          600,000              600,000               750,000
                                                             ----------------      ---------------       ---------------
NET INTEREST INCOME AFTER PROVISION
   FOR LOAN LOSSES                                                 31,593,419           28,483,730            26,376,484
                                                             ----------------      ---------------       ---------------
OTHER INCOME
   Service charges on deposit accounts                              2,080,888            1,819,736             1,787,405
   Trust fees                                                       1,673,189            1,500,147             1,387,819
   Net gain/(loss) on security sales                                  171,373              190,717               (35,812)
   Net gain/(loss) on loan sales                                      525,549              (20,618)               55,606
   Other                                                            1,262,033              857,037               887,394
                                                             ----------------      ---------------       ---------------
      Total other income                                            5,713,032            4,347,019             4,082,412
                                                             ----------------      ---------------       ---------------
OTHER EXPENSES
   Salaries and employee benefits                                  11,509,005           10,650,227             9,891,918
   Occupancy                                                        1,458,661            1,328,968             1,281,079
   Equipment                                                        2,149,917            1,920,303             1,770,636
   Insurance                                                          293,045              572,090               868,495
   Professional fees                                                1,454,412            1,006,897               774,153
   Other taxes                                                        619,819              540,738               673,778

   Amortization of intangibles                                        548,736              265,782               255,686
   Other                                                            3,487,387            3,148,092             3,204,695
                                                             ----------------      ---------------       ---------------
      Total other expenses                                         21,520,982           19,433,097            18,720,440
                                                             ----------------      ---------------       ---------------
INCOME BEFORE INCOME TAXES                                         15,785,469           13,397,652            11,738,456
   Federal income tax expense                                       4,774,200            3,792,223             3,131,000
                                                             ----------------      ---------------       ---------------
NET INCOME                                                   $     11,011,269      $     9,605,429       $     8,607,456
                                                             ================      ===============       ===============

BASIC EARNINGS PER SHARE                                     $           1.25      $          1.10       $           .99
                                                             ================      ===============       ===============
DILUTED EARNINGS PER SHARE                                   $           1.24      $          1.10       $           .98
                                                             ================      ===============       ===============

See accompanying notes to consolidated financial statements.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY

THREE YEARS ENDED DECEMBER 31, 1997                                                   NET UNREALIZED
                                                                        UNEARNED      GAIN/(LOSS) ON
                                                       ADDITIONAL        STOCK          SECURITIES
                                                        PAID-IN        INCENTIVE       AVAILABLE FOR      RETAINED
                                                         CAPITAL       PLAN SHARES         SALE           EARNINGS     TOTAL
                                                      -----------      -----------    ---------------     --------     -----
BALANCE AT JANUARY 1, 1995                            $ 45,591,999   $            0   $ (1,016,801)    $ 11,633,270  $ 56,208,468
    Net income for year                                                                                   8,607,456     8,607,456
    Cash dividends declared:
        $0.43 per common share                                                                           (3,734,978)   (3,734,978)
    5% stock dividend-fractional shares                 4,447,710                                        (4,454,274)       (6,564)
    Shares issued under dividend reinvestment plan        639,541                                                         639,541
    Transfer of securities from held to maturity to
        available-for-sale                                                                 302,642                        302,642
    Shares issued under stock option plan                  72,682                                                          72,682
    Change in unrealized gain (loss) on securities
        available for sale, net of tax effect                                            2,874,562                      2,874,562
    Common stock retired                                 (603,966)                                                       (603,966)
                                                      -----------    --------------   ------------     ------------  ------------
BALANCE AT DECEMBER 31, 1995                           50,147,966                 0      2,160,403       12,051,474    64,359,843
    Net income for year                                                                                   9,605,429     9,605,429
    Cash dividends declared:
        $0.50 per common share                                                                           (4,368,023)   (4,368,023)
    5% stock dividend-fractional shares                 5,629,933                                        (5,637,558)       (7,625)
    Shares issued under dividend reinvestment plan        824,889                                                         824,889
    Shares issued under stock option plan                 140,490                                                         140,490
    Change in unrealized gain on securities
        available for sale, net of tax effect                                             (782,076)                      (782,076)
    Common stock retired                                 (354,725)                                                       (354,725)
                                                      -----------    --------------   ------------     ------------  ------------
BALANCE AT DECEMBER 31, 1996                           56,388,553                 0      1,378,327       11,651,322    69,418,202
    Net income for year                                                                                  11,011,269    11,011,269
    Cash dividends declared:
        $0.57 per common share                                                                           (5,008,864)   (5,008,864)
    5% stock dividend-fractional shares                 7,144,743                                        (7,153,676)       (8,933)
    Shares issued under dividend reinvestment plan        981,292                                                         981,292
    Shares issued under stock option plan                 152,339                                                         152,339
    Shares awarded under stock incentive plan             606,250           (606,250)
    Shares earned under stock incentive plan                                 111,155                                      111,155
    Change in unrealized gain on securities
        available for sale, net of tax effect                                              225,943                        225,943
                                                      -----------    --------------   ------------     ------------  ------------


BALANCE AT DECEMBER 31, 1997                          $65,273,177    $     (495,095)  $  1,604,270     $ 10,500,051  $ 76,882,403
                                                      ===========    ==============   ============     ============  ============

See accompanying notes to consolidated financial statements.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

CONSOLIDATED STATEMENTS OF CASH FLOWS

YEARS ENDED DECEMBER 31                                                        1997             1996              1995
                                                                               ----             ----              ----
CASH FLOWS FROM OPERATING ACTIVITIES:
NET INCOME                                                                 $   11,011,269    $    9,605,429    $   8,607,456
Adjustments to reconcile net income to net cash from operating activities:
   Depreciation and amortization                                                1,596,601         1,495,103        1,413,972
   Provision for loan losses                                                      600,000           600,000          750,000
   Stock incentive expense                                                        111,155                 0                0
   Net amortization and accretion on securities                                   229,778           534,548          744,864
   Amortization of goodwill and related core deposit intangibles                  548,736           265,782          255,686
   (Gain)/loss on sales, calls and maturities of securities                      (171,373)          (190,717)         35,812
   Mortgage loans originated for sale                                         (39,750,896)      (17,241,221)     (13,552,773)
   Proceeds from sale of mortgage loans                                        39,020,657        19,428,338       11,380,687
   (Gain) loss on sale of mortgage loans                                         (525,549)            26,895         (23,518)
   Gains on sale of credit card and student loan portfolios                             0           (6,277)          (32,088)
   Increase in other assets                                                      (919,753)         (222,147)      (1,009,854)
   Increase in other liabilities                                                 (871,018)          210,464        1,094,522
                                                                           --------------    --------------    -------------
NET CASH FROM OPERATING ACTIVITIES                                             10,879,607        14,506,197        9,664,766
                                                                           --------------    --------------    -------------
CASH FLOWS FROM INVESTING ACTIVITIES:
   Net increase in loans                                                       (5,524,670)      (37,664,188)     (28,171,998)
   Proceeds from sale of credit card and student loan portfolios                        0           424,687          847,223
   Securities available for sale:
      Purchase                                                                (46,455,854)      (20,049,790)      (6,309,595)
      Proceeds from sales                                                      17,796,416         9,843,773        6,708,546
      Proceeds from maturities, calls and principal reductions                 22,604,556        21,453,835        7,697,973
   Securities held to maturity:
      Purchase                                                                 (4,276,335)      (13,682,208)     (38,121,538)
      Proceeds from maturities, calls and principal reductions                 13,433,846        10,404,637       16,371,828
   Premises and equipment expenditures                                         (2,008,722)       (2,326,735)      (1,545,649)
   Net cash (paid) / received in acquisitions                                 (20,436,447)                0        9,765,976
                                                                           --------------    --------------    -------------
NET CASH FROM INVESTING ACTIVITIES                                            (24,867,210)      (31,595,989)     (32,757,234)
                                                                           --------------    --------------    -------------
CASH FLOWS FROM FINANCING ACTIVITIES:
   Net increase (decrease) in deposits                                         (4,555,726)       24,177,513       16,032,438
   Net increase in securities sold under agreements to repurchase                 360,019         2,475,745        1,815,706
   Proceeds from FHLB advances                                                 19,500,000        13,000,000                0
   Repayment of FHLB advances                                                 (14,009,754)                0                0
   Dividends paid                                                              (5,008,864)       (4,368,023)      (3,734,978)



   Proceeds from shares issued                                                  1,124,698           957,754          705,659
   Payments to retire common stock                                                      0          (354,725)        (603,966)
                                                                           --------------    --------------    -------------

NET CASH FROM FINANCING ACTIVITIES                                             (2,589,627)       35,888,264       14,214,859
                                                                           -------------    --------------    -------------

NET CHANGE IN CASH AND CASH EQUIVALENTS                                       (16,577,230)        18,798,472      (8,877,609)
   Cash and cash equivalents at beginning of year                              61,558,670        42,760,198       51,637,807
                                                                           --------------    --------------    -------------
   Cash and cash equivalents at end of year                                $   44,981,440    $   61,558,670    $  42,760,198
                                                                           ==============    ==============    =============
CASH PAID DURING THE YEAR FOR:
   Interest                                                                $   30,151,004    $   25,174,339    $  23,447,129
   Income taxes                                                            $    4,677,000    $    3,777,000    $   4,270,000

SUPPLEMENTARY INFORMATION:
Supplemental Schedule of Non-Cash Investing Activities: During 1995, $25,444,120 was reclassified from securities held to maturity to securities available for sale. The acquisition in 1995 resulted in an increase in deposits of $10,171,951. Activity related to the 1997 acquisition is described in a separate note.

See accompanying notes to consolidated financial statements.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1. SUMMARY OF ACCOUNTING POLICIES
The accounting and reporting policies and practices of Shoreline Financial Corporation and its subsidiaries conform with generally accepted accounting principles. Significant accounting and reporting policies employed in the preparation of these financial statements are described below.

PRINCIPLES OF CONSOLIDATION
The accompanying consolidated financial statements include the accounts of Shoreline Financial Corporation and its wholly owned subsidiary, Shoreline Bank, together referred to as "Shoreline". All material inter-company accounts and transactions have been eliminated in consolidation.

USE OF ESTIMATES
Management must make estimates and assumptions in preparing financial statements that affect the amounts reported therein and the disclosures provided. These estimates may change in the future and future results could differ. Areas involving the use of management's estimates and assumptions which are particularly subject to change include the allowance for loan losses, fair values of financial instruments, the carrying value and amortization of intangibles, and the pension benefit obligations recognized in Shoreline's financial statements.

SECURITIES
Shoreline classifies securities into held to maturity, available for sale and trading categories. Held to maturity securities are those which Shoreline has the positive intent and ability to hold to maturity, and are reported at amortized cost. Available for sale securities are those Shoreline may decide to sell if needed for liquidity, asset-liability management or for other reasons. Available for sale securities are reported at fair value, with unrealized gains and losses included as a separate component of shareholders' equity, net of tax. Trading securities are bought principally for sale in the near term, and are reported as fair value with unrealized gains and losses included in earnings. Securities held to maturity are written down to fair value when a decline in fair value is not temporary. Realized gains and losses resulting from the sale of securities are computed by the specific identification method. The level yield method is used to amortize the purchase premium or discount, and is included in interest income.

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

ALLOWANCE FOR LOAN LOSSES
The allowance for loan losses is a valuation allowance for probable credit losses, increased by the provision for loan losses and decreased by charge-offs less recoveries. Estimating the risk of loss and the amount of loss on any loan is necessarily subjective. Accordingly, management estimates the allowance balance required based on past loan loss experience, known and inherent risks in the portfolio, information about specific borrower situations and estimated collateral values, economic conditions, and other factors. Allocations of the allowance may be made for specific loans, but the entire allowance is available for any loan that, in management's judgment, should be charged-off. A problem loan is charged-off by management as a loss when deemed uncollectible, although collection efforts continue and future recoveries may occur.

Loan impairment is reported when full payment under the loan terms is not expected. Impairment is evaluated in total for smaller-balance loans of similar nature such as residential mortgage and consumer loans and on an individual loan basis for other loans. If a loan is impaired, a portion of the allowance is allocated so that the loan is reported, net, at the present value of estimated future cash flows using the loan's existing rate or at the fair value of collateral if repayment is expected solely from the collateral. Loans are evaluated for impairment when payments are delayed, typically 90 days or more, or when it is probable that all principal and interest amounts will not be collected according to the original terms of the loan.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

SERVICING RIGHTS
Servicing rights represent both purchased rights and the allocated value of servicing rights retained on loans sold. Servicing rights are expensed in proportion to, and over the period of, estimated net servicing revenues. Impairment is evaluated based on the fair value of rights, using groupings of the underlying loans as to interest rates and then, secondarily, as to geographic and prepayment characteristics. Any impairment of a grouping is reported as a valuation allowance.

PREMISES AND EQUIPMENT
Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation is computed using a combination of straight-line and accelerated methods with useful lives ranging primarily from 10 to 40 years for bank premises, and 3 to 10 years for furniture and equipment. These assets are reviewed for impairment when events indicate their carrying amount may not be recoverable from future undiscounted cash flows. Maintenance, repairs and minor alterations are charged to current operations as expenditures occur, and major improvements are capitalized.

OTHER REAL ESTATE
Other real estate represents properties acquired in collection of a loan through foreclosure or acceptance of a deed in lieu of foreclosure. Other real estate is initially recorded at fair value at the date of acquisition. Any excess of the loan balance over fair value is accounted for as a loan loss. After acquisition, a valuation allowance reduces the reported amount to the lower of the initial amount or fair value less costs to sell. Expenses related to the maintenance of other real estate, gains and losses on disposition, and changes in the valuation allowance are recognized in current earnings. Other real estate amounted to approximately $387,000 and $273,000 at December 31, 1997 and 1996, respectively.

GOODWILL AND IDENTIFIED INTANGIBLES
Goodwill is the excess of purchase price over identified net assets in business acquisitions. Goodwill is expensed on the straight-line method over no more than 25 years. Identified intangibles represent the value of depositor relationships purchased and is expensed on accelerated methods over 10 years. Goodwill and identified intangibles are assessed for impairment based on estimated undiscounted cash flows, and written down if necessary. Goodwill was $8,812,000 and $143,000, and the unamortized core deposit intangibles were $3,089,000 and $2,234,000 at December 31, 1997 and 1996, respectively.

SECURITIES SOLD UNDER AGREEMENTS TO REPURCHASE
All of these liabilities represent amounts advanced by various customers and secured by securities owned, as they are not covered by federal deposit insurance.

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

Expense for employee compensation under stock option plans is reported only if options are granted below market price at grant date. Pro forma disclosures of net income and earnings per share are provided as if the options' fair value had been recorded using an option pricing model.

INCOME TAXES
Income tax expense is based upon the asset and liability method. Shoreline records income tax expense based on the amount of taxes due on its tax return plus deferred taxes computed based on the expected future tax consequences of temporary differences between the carrying amounts and tax bases of assets and liabilities, using enacted tax rates. A valuation allowance, if needed, reduces deferred tax assets to the amount expected to be realized.

EARNINGS AND DIVIDENDS PER SHARE
Basic earnings per share is based on weighted-average common shares outstanding. Diluted earnings per share further assumes issue of any potentially dilutive common shares. The accounting standard for computing earnings per share was revised for 1997, and all earnings per share previously reported are restated to follow the new standard. Earnings and dividends per share and weighted-average shares outstanding are restated for all stock dividends and stock splits. The reconciliation of the weighted-average number of shares used for basic and diluted earnings per share is shown in Note 13.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

STOCK SPLITS AND DIVIDENDS
A 5% stock dividend was declared in 1997, 1996, and 1995.
Stock dividends are accounted for by transferring the fair market value of the stock from retained earnings to additional paid in capital. Fractional shares are paid in cash for all stock splits and dividends. On February 17, 1998, the Board of Directors declared a three-for-two stock split, effective April 3, 1998, to shareholders of record on March 23, 1998. Earnings and dividends per share have been restated for this stock split.

STATEMENT OF CASH FLOWS
For purposes of reporting cash flows, cash and cash equivalents includes cash on hand, demand deposits and interest-earning deposits in other institutions, and federal funds sold with a maturity of 90 days or less. Net cash flows are reported for customer loan and deposit transactions and securities sold under agreements to repurchase.

FAIR VALUES OF FINANCIAL INSTRUMENTS
Fair values of financial instruments are estimated using relevant market information and other assumptions, as more fully disclosed in Note 15. Fair value estimates involve uncertainties and matters of significant judgment regarding interest rates, credit risk, prepayments, and other factors, especially in the absence of broad markets for particular items. Changes in assumptions or in market conditions could significantly affect the estimates. The fair value estimates of existing on- and off-balance sheet financial instruments does not include the value of anticipated future business or the values of assets and liabilities not considered financial instruments.

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


NOTE 3. ACQUISITIONS
In June 1997, Shoreline completed the acquisition of all the outstanding stock of SJS Bancorp, Inc. ("SJS"), headquartered in St. Joseph, Michigan, for approximately $24.8 million in cash. The acquisition was accounted for as a purchase, and, accordingly, the purchase price has been allocated to the assets purchased and the liabilities assumed based upon the estimated fair values at the date of acquisition. The excess of the purchase price over the fair values of the net assets acquired was approximately $10.6 million and has been recorded as goodwill and core deposit intangibles, which are being amortized on a straight-line basis over 20 years and on an accelerated basis over 10 years, respectively. The purchase accounting adjustments are being amortized under various methods and over the lives of the corresponding assets and liabilities. Following are the fair values of assets acquired and liabilities assumed as of the June, 1997 acquisition date.

               Cash acquired, net of cash paid for acquisition         $(20,436)
               Securities                                                28,794
               Loans, net                                               112,293
               Premises and equipment, net                                2,173
               Acquisition intangibles                                   10,619
               Other assets                                                 301

               Deposits                                                (110,743)
               FHLB advances                                            (21,686)
               Other liabilities                                         (1,315)

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

The consolidated statements of income reflect the operating results of Shoreline since the effective date of the acquisition. Following is unaudited pro forma information (in thousands, except for per share amounts) as if the acquisition of SJS had occurred at the beginning of both 1997 and 1996. The pro forma information is based on actual performance of Shoreline and SJS for the periods indicated and includes adjustments for lost interest on funds paid to consummate the acquisition, the amortization of intangibles arising from the transaction, the elimination of acquisition related expenses, and the related income tax effects. The pro forma financial information is not necessarily indicative of the results of operations as they would have been had the transaction been effected on the assumed dates.

                                                                             1997              1996
                                                                         (Unaudited)        (Unaudited)
                                                                         -----------        -----------
    Interest income                                                      $    66,935       $    64,343
    Interest expense                                                          33,366            31,773
                                                                         -----------       -----------
        NET INTEREST INCOME                                                   33,569            32,570
    Provision for loan losses                                                    709               758
                                                                         -----------       -----------
        NET INTEREST INCOME AFTER PROVISION FOR LOAN LOSSES                   32,860            31,812
    Other income                                                               5,798             4,928
    Other expense                                                             24,875            24,200
                                                                         -----------       -----------
        INCOME BEFORE FEDERAL INCOME TAX EXPENSE                              13,783            12,540
    Federal income tax expense                                                 4,116             3,522
                                                                         -----------       -----------
        NET INCOME                                                       $     9,667       $     9,018
                                                                         ===========       ===========
    Pro forma basic earnings per share                                   $      1.10       $      1.04
                                                                         ===========       ===========
    Pro forma dilutive earnings per share                                $      1.09       $      1.03
                                                                         ===========       ===========

On January 28, 1998, Shoreline signed a definitive agreement under which The State Bank of Coloma ("State Bank") would merge with and into Shoreline Bank. State Bank has approximately $29 million in assets and provides banking services primarily in southwestern Michigan. Completion of this transaction will be accounted for as a pooling of interests, is subject to regulatory approval and other customary conditions, and is anticipated during the second quarter of 1998.


NOTE 4. RESTRICTIONS ON CASH AND DUE FROM BANKS
A summary of Shoreline's subsidiary bank's legal reserve requirements established by the Federal Reserve System is as follows:


DECEMBER 31                                                                          1997                   1996
                                                                                 ------------           -------------
Portion of requirement satisfied by non-interest earning vault cash              $  8,336,000           $  6,985,000
Additional balances maintained with the Federal Reserve                             4,447,000              4,280,000
                                                                                 ------------           ------------
    Total reserve requirements                                                   $ 12,783,000           $ 11,265,000
                                                                                 ============           ============

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 5.  SECURITIES
The amortized cost and fair value of securities is as follows:

                                                                            GROSS             GROSS
                                                       AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                          COST              GAINS             LOSSES             VALUE
                                                       ---------          ----------        ----------           -----
AVAILABLE FOR SALE AT DECEMBER 31, 1997
U.S. Treasury and agencies                            $  55,232,215      $    588,349      $   (19,119)      $  55,801,445
States and political subdivisions                        26,148,844         1,561,700             (194)         27,710,350
Mortgage-backed:
   U.S. Government agencies                              37,336,123           448,188         (148,312)         37,635,999
                                                      -------------      ------------      -----------       -------------
   Collateralized mortgage obligations                       27,308               102                0              27,410
                                                      -------------      ------------      -----------       -------------
Other                                                     4,359,700                 0                0           4,359,700
                                                      -------------      ------------      -----------       -------------
      Total                                           $ 123,104,190      $  2,598,339      $  (167,625)      $ 125,534,904
                                                      =============      ============      ===========       =============
HELD TO MATURITY AT DECEMBER 31, 1997
U.S. Treasury and agencies                            $  13,998,757      $    101,599      $    (3,488)      $  14,096,868
States and political subdivisions                         6,882,781           606,992            (136)           7,489,637
Mortgage-backed:
   U.S. Government agencies                              16,939,025           469,236             (688)         17,407,573
   Collaterlized mortgage obligations                       565,005            13,217                0             578,222
                                                      -------------      ------------      -----------       -------------
      Total                                           $  38,385,568      $  1,191,044      $    (4,312)      $  39,572,300
                                                      =============      ============      ===========       =============

                                                                            GROSS             GROSS
                                                       AMORTIZED          UNREALIZED        UNREALIZED            FAIR
                                                          COST              GAINS             LOSSES             VALUE
                                                       ---------          ----------        ----------           -----
AVAILABLE FOR SALE AT DECEMBER 31, 1996
U.S. Treasury and agencies                            $  37,168,906      $    414,770      $   (69,870)      $  37,513,806
States and political subdivisions                        28,404,014         1,493,977           (3,425)         29,894,566






Mortgage-backed:
   U.S. Government agencies                              18,603,576           252,394          (39,689)         18,816,281
   Collateralized mortgage obligations                    1,250,064            40,314              (95)          1,290,283
Other                                                     2,739,300                 0                0           2,739,300
                                                      -------------      ------------      -----------       -------------
      Total                                           $  88,165,860      $  2,201,455      $  (113,079)      $  90,254,236
                                                      =============      ============      ===========       =============
HELD TO MATURITY AT DECEMBER 31, 1996
U.S. Treasury and agencies                            $  15,000,413      $    137,399      $   (74,687)      $  15,063,125
States and political subdivisions                         7,664,249           561,548                0           8,225,797
Mortgage-backed:
   U.S. Government agencies                              22,128,466           417,596          (57,978)         22,488,084
   Collaterlized mortgage obligations                     2,789,209            22,239                0           2,811,448
                                                      -------------      ------------      -----------       -------------
      Total                                           $  47,582,337      $  1,138,782      $  (132,665)      $  48,588,454
                                                      =============      ============      ===========       =============

Information regarding the amortized cost and fair value of securities by contractual maturity at December 31, 1997 is presented below. Maturity information is based on contractual maturity for all securities other than mortgage-backed securities. Actual maturities of mortgage-backed securities may differ from contractual maturities because borrowers have the right to prepay the underlying obligation without prepayment penalty.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

                                                       AVAILABLE FOR SALE                       HELD TO MATURITY
                                                        DECEMBER 31, 1997                       DECEMBER 31, 1997
                                                       -----------------                        -----------------
                                                 AMORTIZED          FAIR               AMORTIZED                FAIR
                                                    COST            VALUE                COST                   VALUE
                                                 ---------          -----              ---------                -----
Due in one year or less                     $    9,677,565       $    9,721,573       $      256,310       $     257,890
Due after one year through five years           28,103,552           28,899,949            5,024,291           5,147,473
Due after five years through ten years          35,841,900           36,784,747           12,920,074          13,187,451
Due after ten years                             12,117,742           12,465,226            2,680,863           2,993,692
                                            --------------       --------------       --------------       -------------
   Subtotal                                     85,740,759           87,871,495           20,881,538          21,586,506
Mortgage-backed                                 37,363,431           37,663,409           17,504,030          17,985,795
                                            --------------       --------------       --------------       -------------
   Total                                    $  123,104,190       $  125,534,904       $   38,385,568       $  39,572,301
                                            ==============       ==============       ==============       =============

Proceeds, gross gains and gross losses from sales and calls of securities are as follows:

YEARS ENDED DECEMBER 31                                              1997                 1996                 1995
                                                                     ----                 ----                 ----
AVAILABLE FOR SALE
Proceeds from sales                                              $  17,796,416        $  9,843,773         $   6,708,546
                                                                 =============        ============         =============
Gross gains from sales                                           $     169,290        $    156,041         $      14,333
Gross losses from sales                                                (39,985)            (22,468)             (140,822)
                                                                 -------------        ------------         -------------
   Net gain/(losses) from sales                                        129,305             133,573              (126,489)
                                                                 -------------        ------------         -------------
Net gain from calls                                                     27,518              38,379                20,050
                                                                 -------------        ------------         -------------
   Net gain/(loss)                                               $     156,823        $    171,952         $    (106,439)
                                                                 =============        ============         =============

HELD TO MATURITY
Net gain from calls/maturities                                   $      14,550        $     18,765         $      70,626
                                                                 =============        ============         =============

Securities having an amortized cost of  $28,974,000 at December
31, 1997 were pledged to secure public trust deposits, securities sold under agreements to repurchase, and advances from the Federal Home Loan Bank.

NOTE 6.  LOANS
The composition of the loan portfolio is as follows:

DECEMBER 31                                                                                1997                1996
                                                                                     ---------------      --------------
Commercial, financial and agricultural                                               $   230,338,334      $  211,953,091
Residential real estate                                                                  273,240,696         214,201,444
Real estate construction                                                                  14,764,756          10,243,243
Consumer                                                                                 101,292,369          64,193,575
                                                                                     ---------------      --------------
      Total loans                                                                        619,636,155         500,591,353
                                                                                     ---------------      --------------
Allowance for loan losses                                                                 (7,588,127)         (6,894,945)
                                                                                     ---------------      --------------
      Net loans                                                                      $   612,048,028      $  493,696,408
                                                                                     ===============      ==============

Loans held for sale at year-end 1997 and 1996 were approximately $1,653,000 and $518,000. Loans serviced for others were approximately $106,609,000 and $49,729,000 at year-end 1997 and 1996.

Certain directors, executive officers and principal shareholders of Shoreline, including associates of such persons, were loan customers of Shoreline during 1997. A summary of aggregate related party loan activity, for loans aggregating $60,000 or more to any one related party, is as follows for the year ended December 31:

                                                                                            1997                1996
                                                                                      --------------        ------------
Balance at January 1                                                                  $   10,643,584        $  8,756,188
New loans                                                                                  7,224,378           6,661,247
Repayments                                                                                (6,551,449)        (4,962,428)
Other changes, net                                                                        (4,102,164)            188,577
                                                                                      ==============        ============
Balance at December 31                                                                $    7,214,349        $ 10,643,584
                                                                                      ==============        ============

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 7.  ALLOWANCE FOR LOAN LOSSES
A summary of the activity in the allowance for loan losses is as follows:

                                                                        1997                 1996             1995
                                                                   -------------       -------------        ------------
Balance, at beginning of year                                      $   6,894,945       $   6,600,119        $  5,951,969
Additions from acquisitions                                              540,595                   0                   0
Provision charged to operating expense                                   600,000             600,000             750,000
                                                                   -------------       -------------        ------------
                                                                       8,035,540           7,200,119           6,701,969
                                                                   -------------       -------------        ------------
Loan charge-offs                                                        (957,926)           (593,350)           (491,943)
Loan recoveries                                                          510,513             288,176             390,093
                                                                   -------------       -------------        ------------
   Net loan charge-offs                                                 (447,413)           (305,174)           (101,850)
                                                                   -------------       -------------        ------------
Balance, at end of year                                            $   7,588,127       $   6,894,945        $  6,600,119
                                                                   =============       =============        ============

Impaired loans were as follows:

                                                                                             1997               1996
                                                                                         -----------          ----------
Total impaired loans at year-end                                                         $   706,362          $  384,196
                                                                                         ===========          ==========
Amount of the allowance allocated                                                        $   228,454          $   57,629
                                                                                         ===========          ==========
Average of impaired loans during the year                                                $   902,255          $  548,515
                                                                                         ===========          ==========
Interest income recognized during impairment                                             $    87,085          $   57,854
                                                                                         ===========          ==========
Cash-basis interest income recognized                                                    $    81,566          $   60,548
                                                                                         ===========          ==========


Loans with carrying values of approximately $653,200 and $389,500 were transferred to foreclosed real estate in 1997 and 1996, respectively.

NOTE 8.  PREMISES AND EQUIPMENT
The following is a summary of premises and equipment:

DECEMBER 31                                                                               1997                 1996
                                                                                      --------------       -------------
Land                                                                                  $    1,450,179       $   1,124,773
Building and improvements                                                                 13,433,856          10,882,955
Furniture and equipment                                                                   13,823,178          11,756,589
                                                                                      --------------       -------------
                                                                                          28,707,213          23,764,317
Less accumulated depreciation and amortization                                            15,146,354          12,788,834
                                                                                      --------------       -------------
Net premises and equipment                                                            $   13,560,859       $  10,975,483
                                                                                      ==============       =============

Depreciation and amortization expense charged to operations was $1,596,601, $1,495,103 and $1,413,972 in 1997, 1996 and 1995,
respectively.

NOTE 9. DEPOSITS
Time deposit accounts individually exceeding $100,000 approximated $99,719,000 and $77,752,500 at year-end 1997 and 1996, respectively.

At year-end 1997, stated maturities of time deposits for the next five years and thereafter is as follows:

          1998                                                      $     231,994,813
          1999                                                             74,524,829
          2000                                                             32,212,421
          2001                                                             13,467,706
          2002                                                             14,573,714
          Thereafter                                                          316,796
                                                                    -----------------
                                                                    $     367,090,279
                                                                    =================

Brokered deposits totaled approximately $20,900,000 and $24,900,000 at year-end 1997 and 1996. At year-end 1997, brokered deposits had interest rates ranging from 5.09% to 7.00% and maturities ranging from five days to 36 months.

Related party deposits totaled approximately $6,449,000 and $8,837,000 at year-end 1997 and 1996.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 10.  OTHER BORROWINGS

REPURCHASE AGREEMENTS
Federal funds purchased, securities sold under agreements to repurchase, and treasury tax and loan deposits are financing arrangements. Shoreline's primary use of these type of financing arrangements has been limited to securities sold under agreements to repurchase, which are all one-day retail repurchase agreements. Shoreline retains custody of the securities pledged. Information concerning securities sold under agreements to repurchase is summarized as follows:

                                                                                   1997                       1996
                                                                                   ----                       ----
  Average daily balance during the year                                     $     7,673,700               $    5,318,300
  Average interest rate during the year                                                4.27%                        4.06%
  Maximum month-end balance during the year                                 $     8,883,840               $    7,526,750

Securities underlying these agreements at year-end were as follows:

                                                                                  1997                       1996
                                                                                  ----                       ----
  Carrying value                                                            $    15,992,700               $   11,652,300
  Fair value                                                                $    16,171,300               $   11,817,300

FEDERAL HOME LOAN BANK (FHLB) ADVANCES
At December 31, 1997 and 1996, Shoreline had advances from the
FHLB of Indianapolis as follows:

                                                                        1997                      1996
                                                                   ---------------          -----------------
FIXED RATE
---------------------------
    5.23%, due January 1998                                       $      1,000,000          $              -
    5.88%, due February 1998                                               750,000                         -
    5.97%, due March 1998                                                5,000,000                         -



    6.07%, due June 1998                                                 1,000,000                         -
    6.28%, due August 1998                                                 500,000                         -
    5.05%, due September 1998                                            5,000,000                 5,000,000
    6.05%, due October 1998                                              1,500,000                         -
    5.87%, due November 1998                                             2,000,000                 2,000,000
    5.45%, due November 1998                                               500,000                         -
    5.44%, due December 1998                                             1,000,000                         -
    5.26%, due February 1999                                             3,000,000                 3,000,000
    6.23%, due June 2000                                                 1,000,000                         -
    6.61%, due August 2000                                               1,146,995                         -
    6.33%, due September 2000                                            1,548,659                         -
    6.35%, due October 2000                                              2,033,021                         -
    5.77%, due January 2001                                                947,217                         -
                                                                  ----------------          ----------------
                                                                        27,925,892                10,000,000
                                                                  ----------------          ----------------

CONVERTIBLE FIXED RATE
---------------------------
    5.57%, due August 2000                                               2,500,000                         -
    5.82%, due September 2002                                            5,000,000                         -
    5.68%, due September 2002                                            3,000,000                         -
                                                                  ----------------          ----------------
                                                                        10,500,000                         -
                                                                  ----------------          ----------------

VARIABLE RATE
---------------------------
    5.56%, due March 1997                                                        -                 4,000,000
    5.50%, due November 1997                                                     -                 4,000,000
    5.85%, due March 1998                                                1,000,000                         -
    5.91%, due March 1998                                                  450,000                         -
    5.88%, due March 1998                                                4,800,000                         -
    5.74%, due April 1998                                                  500,000                         -
                                                                  ----------------          ----------------
                                                                         6,750,000                 8,000,000
                                                                  ----------------          ----------------
    Total                                                         $     45,175,892          $     18,000,000
                                                                  ================          ================

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

Interest on the advances is payable monthly. The convertible fixed rate advance due August 2000 is subject to conversion by the FHLB to a variable rate advance in August 1998 or quarterly thereafter. The convertible fixed rate advances due September 2002 are subject to conversion by the FHLB to variable rate advances in September 1999 or quarterly thereafter. If converted, these convertible fixed rate advances will carry an interest rate equal to the three month London Interbank Offered Rate (LIBOR) and adjust quarterly. The variable rate advances carry an interest rate equal to the three month LIBOR rate less 3 basis points and adjust quarterly. Several of the advances are subject to various prepayment penalties as disclosed in the agreements with the FHLB.

The FHLB advances are collateralized by a blanket lien on qualified 1-to-4 family whole mortgage loans and U.S.
Government agency mortgage-backed securities with a combined approximate carrying value of $356 million at December 31, 1997.

At year-end 1997, scheduled principal reductions on these advances are as follows:

          1998                                                       $     25,638,021
          1999                                                              3,684,697
          2000                                                              7,232,154
          2001                                                                621,020
          2002                                                              8,000,000
                                                                     ----------------
                                                                     $     45,175,892
                                                                     ================

NOTE 11.  INCOME TAXES
Components of the provision for federal taxes on income are as follows:

YEARS ENDED DECEMBER 31                                                1997                 1996                1995
                                                                  ---------------      ---------------     ---------------
Taxes currently payable                                           $     4,609,241      $     3,524,196     $    5,194,400
Deferred tax expense/(benefit)                                            164,959              268,027         (2,063,400)
                                                                  ---------------      ---------------     --------------
   Total                                                          $     4,774,200      $     3,792,223     $    3,131,000
                                                                  ===============      ===============     ==============

Taxes allocated to securities transactions were $58,267 in 1997, $64,844 in 1996 and $(12,176) in 1995.

The difference between the provision in these financial statements and amounts computed by applying the statutory federal income tax rate to pre-tax income is as follows:

YEARS ENDED DECEMBER 31                                                  1997                1996                1995
                                                                  ---------------      ---------------     ---------------
Statutory federal tax rate                                                     34%                  34%                34%
Income computed at the statutory federal tax rate                  $    5,367,059       $    4,555,202      $   3,991,075
Add(subtract) tax effect of:
   Tax-exempt securities income                                          (686,323)            (728,495)          (877,372)
   Tax-exempt loan income                                                (162,077)            (189,082)          (210,036)
   Non-deductible interest expense                                         88,759               88,757            122,278
   Goodwill amortization                                                   89,713               13,536             13,536
   Other                                                                   77,069               52,305             91,519
                                                                  ---------------      ---------------     --------------
      Total                                                        $    4,774,200       $    3,792,223      $   3,131,000
                                                                  ===============      ===============     ==============

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

The components of the net deferred tax asset recorded in the balance sheet are as follows:


DECEMBER 31                                                                                 1997                 1996
                                                                                       --------------       --------------
Deferred tax assets
   Provision for loan losses                                                           $    2,401,029       $   2,344,281
   Net deferred loan fees                                                                     114,500             145,688
   Deferred compensation                                                                      286,158             281,009
   Mark-to-market adjustment for securities held for sale                                     832,961             660,771
   Other                                                                                      227,314             131,690
                                                                                       --------------       -------------
      Total deferred tax assets                                                             3,861,962           3,563,439
                                                                                       --------------       -------------
Deferred tax liabilities
   Accretion of bond discount                                                                 (98,130)            (68,220)
   Depreciation                                                                              (241,314)           (261,525)
   Pension                                                                                   (129,334)           (123,611)
   Net unrealized gains on securities available for sale                                     (826,444)           (710,049)
   Purchase accounting adjustments                                                           (347,241)                  -
   Mortgage servicing rights                                                                 (110,547)            (43,114)
                                                                                       --------------       -------------
      Total deferred tax liabilities                                                       (1,753,010)         (1,206,519
                                                                                       --------------       -------------)
Valuation allowance                                                                                 0                   0
                                                                                       --------------       -------------
Net deferred tax asset                                                                 $    2,108,952       $   2,356,920
                                                                                       ==============       =============


NOTE 12.  EMPLOYEE BENEFITS
PENSION PLAN
Shoreline has a defined benefit, noncontributory pension plan which provides retirement benefits for essentially all employees. The following sets forth the plan's funded status and amounts recognized in the financial statements.


DECEMBER 31                                                                                1997                1996
                                                                                     ---------------      ---------------
Actuarial present value of benefit obligations:
   Accumulated benefit obligation, including vested benefits
   of $3,195,062 in 1997 and $3,007,353 in 1996                                      $     3,257,808      $    3,053,491
                                                                                     ===============      ==============
Projected benefit obligation for service rendered to date                            $     4,461,621      $    4,224,078
Plan assets at fair value, primarily money market funds,
   listed stocks, bonds and U.S.  Government securities                                    5,293,488           4,425,345
                                                                                     ---------------      --------------
Excess of plan assets over projected benefit obligation                                      831,867             201,267
Unrecognized transition asset                                                               (134,443)           (157,732)
Unrecognized prior service benefit                                                          (217,683)           (235,759)
Unrecognized net (gain)/loss                                                                 (93,345)            506,156
                                                                                     ---------------      --------------
      Net pension asset                                                              $       386,396      $      313,932
                                                                                     ===============      ==============



YEARS ENDED DECEMBER 31                                                1997                1996                  1995
                                                                   ------------        -----------           -----------
Net pension cost includes the following:
Service cost-benefits earned during the year                       $    244,988        $   244,085           $   221,152
Interest cost on projected benefit obligation                           316,011            293,842               245,773
Actual return on plan assets                                           (956,302)          (542,927)             (722,581)
Net amortization and deferral                                           560,713            208,545               471,836
Additional liability recognized due to settlement                             0                  0                     0
                                                                   ------------        -----------           -----------
      Net pension cost                                             $    165,410        $   203,545           $   216,180
                                                                   ============        ===========           ===========

The weighted average discount rate was 7.50% for 1997 and 1996 and 7.25% for 1995. The rate of increase in future compensation used in determining the actuarial present value of the projected benefit obligation was 4.50% for 1997, 1996 and 1995. The expected long-term rate of return on assets was 8.00% for 1997 and 1996 and 7.50% for 1995. The unrecognized prior service cost is amortized on a straight line basis, based on the expected future service years of plan participants to receive benefits.
36

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

STOCK OPTION PLAN
A stock option plan exists under which options may be issued at market prices to employees. The right to exercise the options vests over a five year period. The options outstanding at December 31, 1997 are as follows:

                                                                                                           NUMBER
                                                                                PRICE                    OF OPTIONS
      ISSUE DATE                         EXPIRATION DATE                    PER SHARE<F1>            OUTSTANDING<F1>
                                         ---------------                    -------------            ---------------
December 1, 1990                         December 1, 2000                       $    4.88                     52,262
January 1, 1994                          January 1, 2004                        $   11.04                     13,222
November 22, 1996                        November 22, 2006                      $   13.17                     44,003
                                                                                                            --------
                                                                                                             109,487
                                                                                                            ========

Statement of Financial Accounting Standard ("SFAS") No. 123, "ACCOUNTING FOR STOCK BASED COMPENSATION" which became effective for 1996, requires pro forma disclosures for companies that do not adopt its fair value accounting method for stock-based employee compensation awarded after December 15, 1995. Accordingly, the following pro forma information presents net income and earnings per share had the fair value method been used to measure compensation cost for stock option plans. The exercise price of options granted is equivalent to the market value of underlying stock at the grant date. Accordingly, compensation cost actually recognized for stock options was $0 for 1997, 1996 and 1995.

                                                                                  1997                     1996
                                                                              -----------               ----------
        Net income as reported                                                $11,011,269               $9,605,429
        Pro forma net income                                                  $10,975,725               $9,571,769

        Basic earnings per share as reported                                        $1.25                    $1.10
        Pro forma basic earnings per share                                          $1.24                    $1.10

        Diluted earnings per share as reported                                      $1.24                    $1.10
        Pro forma diluted earnings per share                                        $1.23                    $1.10

No options were granted during 1997 or 1995. The weighted-average fair value of options granted in 1996 was $5.95.<F1> The fair value of options granted during 1996 is estimated using the following weighted-average information: risk-free interest rate of 6.51%, expected life of 8 years, expected quarterly volatility of stock price of 53.6%, and expected dividends of 3.5% per year. In future years, the pro forma effect of applying this standard is expected to increase as additional options are granted.

The following is a summary of the option transactions for the period January 1, 1995 through December 31, 1997:

                                                             AVAILABLE             OPTIONS            WEIGHTED-AVERAGE
                                                             FOR GRANT            OUTSTANDING          EXERCISE PRICE<F1>
                                                            ----------            -----------         ------------------
Balance at January 1, 1995                                    30,717                89,971                 $   5.47
   Effect of 5% stock dividend                                 1,536                 4,357                        0
   Options exercised                                               0                (8,867)                    4.88
                                                             -------               -------                 --------
Balance at December 31, 1995                                  32,253                85,461                     5.53
   Options issued                                            (28,738)               28,738                    13.17
   Effect of 5% stock dividend                                 1,613                 3,836                        0
   Options exercised                                               0               (19,781)                    4.88
                                                             -------               -------                 --------
Balance at December 31, 1996                                   5,128                98,254                     7.91
   Effect of 5% stock dividend                                   256                 4,205                        0
   Options exercised                                               0               (29,468)                    5.36
                                                             -------               -------                 --------
Balance at December 31, 1997                                   5,384                72,991                     8.96
   Effect of subsequent three-for-two
      stock split(1)                                           2,692                36,496                        0
                                                             -------               -------                 --------
Restated balance at December 31, 1997                          8,076               109,487                 $   8.96
                                                             =======               =======                 ========

Options exercisable at year-end are as follows:

                                                                          NUMBER OF               WEIGHTED AVERAGE
                                                                         OPTIONS<F1>             EXERCISE PRICE<F1>
                                                                         -----------             ------------------
                                       1995                               126,737                        $5.19
                                       1994                               113,034                        $6.07
                                       1993                                79,613                        $7.44

<F1> Restated for stock dividends and stock splits, including the three-for-two stock split effective April 3, 1998.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

OTHER EMPLOYEE BENEFIT PLANS
Shoreline maintains a profit-sharing plan for qualified employees with at least two years of service. Contributions to the profit sharing plan are determined at the discretion of the Board of Directors and equaled 3% of profits before federal income taxes and securities gains or losses in 1997, 1996, and 1995. Under this plan, $482,942, $409,633, and $366,851 was expensed in 1997, 1996, and 1995, respectively.

Participants in Shoreline's 401(k) salary reduction plan may make deferrals up to 15% of compensation. Shoreline matches 50% of elective deferrals on the first 4% of the participants' compensation. Expense under this plan was $145,919, $111,050, and $109,529 in 1997, 1996 and 1995, respectively.

A stock incentive plan is maintained for key members of management. In January of 1997, 39,375 shares were awarded under the restricted stock provisions of the plan. The shares were awarded at the market price of Shoreline's stock on the date of award and vest in accordance with Shoreline's achievement of predetermined performance measures, as approved by the Board. Shares are earned and compensation expense is recorded over the expected vesting period of the awards.
During 1997, 7,220 shares were earned under the plan, resulting in compensation expense of $111,155. All shares have been restated for stock dividends and stock splits.


NOTE 13.  EARNINGS PER SHARE
A reconciliation of the numerators and denominators of the basic earnings per share and diluted earnings per share computations for the years ended is presented below:

                                                                            1997             1996              1995
                                                                      --------------      ------------       ------------
Basic earnings per share:
    Net income available to common shareholders                       $  11,011,269       $  9,605,429       $ 8,607,456
                                                                      =============       ============       ===========
    Weighted average common shares outstanding                            8,835,564          8,701,094         8,675,699
    Less: Non-vested stock incentive plan shares                           (32,155)                  0                 0
                                                                      -------------       ------------       -----------



    Weighted-average common shares outstanding
      for basic earnings per share                                        8,803,409          8,701,094         8,675,699
                                                                      =============       ============       ===========
        Basic earnings per share                                              $1.25              $1.10              $.99
                                                                      =============       ============       ===========
Diluted earnings per share:
    Net income available to common shareholders                       $  11,011,269       $  9,605,429       $ 8,607,456
                                                                      =============       ============       ===========
    Weighted-average common shares outstanding
      for basic earnings per share                                        8,803,409          8,701,094         8,675,699
    Add:   Dilutive effect of assumed exercise of
           stock options                                                     58,374             61,527            70,104
    Add:   Dilutive effect of non-vested stock
           incentive plan shares                                              6,351                  0                 0
                                                                      -------------       ------------       -----------
    Weighted-average common and potentially
      dilutive common shares outstanding                                  8,868,134          8,762,621         8,745,803
                                                                      =============       ============       ===========
        Diluted earnings per share                                            $1.24              $1.10              $.98
                                                                      =============       ============       ===========

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 14. COMMITMENTS, OFF-BALANCE-SHEET RISK AND CONTINGENCIES There are various contingent liabilities that are not reflected in the financial statements, including claims and legal actions arising in the ordinary course of business. In the opinion of management, after consultation with legal counsel, the ultimate disposition of these matters is not expected to have a material effect on Shoreline's financial condition or results of operations.

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

Shoreline has the following commitments outstanding:

DECEMBER 31                                                                1997                      1996
                                                                    -----------------        ------------------
Unfunded loan commitments                                           $      33,110,000        $      13,848,000
Unused lines of credit                                                     74,633,000               85,195,000
Standby letters of credit                                                   7,799,000                2,255,000
                                                                    -----------------        -----------------
    Total                                                           $     115,542,000        $     101,298,000
                                                                    =================        =================

Fixed rate loan commitments have interest rates ranging from 6.25% to 8.25% and terms ranging from 6 months to 30 years.

NOTE 15.  FAIR VALUES OF FINANCIAL INSTRUMENTS
The following table shows the estimated fair value and the related carrying amount of the Shoreline's financial instruments at December 31, 1997 and 1996. Items which are not financial instruments are not included.


                                                       1997                                        1996
                                                       ----                                        ----
                                            CARRYING               ESTIMATED             CARRYING            ESTIMATED
DECEMBER 31                                  AMOUNT               FAIR VALUE              AMOUNT             FAIR VALUE
                                            --------              ----------            ---------            ----------
Cash and cash equivalents                $     44,981,440     $     44,981,000      $     61,558,670      $    61,559,000
Securities available for sale                 125,534,904          125,535,000            90,254,236           90,254,000
Securities held to maturity                    38,385,568           39,572,000            47,582,337           48,588,000
Loans, net of allowance for loan
   losses                                     612,048,028          614,277,000           493,696,408          502,360,000
Demand and savings deposits                  (355,574,075)        (355,574,000)         (326,140,696)        (326,141,000)
Time deposits                                (367,090,279)        (369,041,000)         (290,336,829)        (291,675,000)
Securities sold under agreement to
   repurchase                                  (7,526,582)          (7,527,000)           (7,166,563)          (7,167,000)
FHLB advances                                 (45,175,892)         (45,033,000)          (18,000,000)         (17,988,000)

For purposes of the above disclosures of estimated fair value, the following assumptions were used as of December 31, 1997 and 1996. The estimated fair value for cash and cash equivalents is considered to approximate cost. The estimated fair value for securities held to maturity and securities available for sale is based on quoted market values for the individual securities or for equivalent securities. The estimated fair value for commercial loans is based on estimates of the difference in interest rates Shoreline would charge the borrowers for similar loans with similar maturities made at December 31, 1997 and 1996, applied for an estimated time period until the loan is assumed to reprice or be paid. The estimated fair value for other loans is based on estimates of the rate Shoreline would charge for similar loans at December 31, 1997 and 1996, applied for the time period until estimated repayment. The estimated fair value for demand, savings deposits and securities sold under agreements to repurchase is based on their carrying value. The estimated fair value for time deposits and long-term debt is based on estimates of the rate Shoreline would pay on such deposits or borrowings at December 31, 1997 and 1996, applied for the time period until maturity. The estimated fair value for other financial instruments and off-balance-sheet loan commitments approximate cost and are not considered significant to this presentation.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

While these estimates of fair value are based on management's judgment of the most appropriate factors, there is no assurance that if Shoreline had disposed of such items at December 31, 1997, the estimated fair values would necessarily have been achieved at that date, since market values may differ depending on various circumstances. The estimated fair values at December 31, 1997 should not necessarily be considered to apply at subsequent dates.

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


NOTE 16. REGULATORY MATTERS
Shoreline Financial Corporation and Shoreline Bank are subject to regulatory capital requirements administered by federal banking agencies. Capital adequacy guidelines and prompt corrective action regulations involve quantitative measures of assets, liabilities, and certain off-balance-sheet items calculated under regulatory accounting practices. Capital amounts and classifications are also subject to qualitative judgments by regulators about components, risk weightings, and other factors, and the regulators can lower classifications in certain cases. Failure to meet various capital requirements can initiate regulatory action that could have a direct material effect on the financial statements.

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

Shoreline Bank capital levels approximate the consolidated capital levels of Shoreline Financial Corporation. At year end, consolidated actual capital levels (in millions) and minimum required levels were:

                                                                            MINIMUM REQUIRED
                                                                          FOR CAPITAL ADEQUACY         MINIMUM REQUIRED TO
                                                    ACTUAL                      PURPOSES               BE WELL CAPITALIZED
                                                    ------                ---------------------        -------------------
                                                AMOUNT       RATIO        AMOUNT        RATIO          AMOUNT       RATIO
                                                ------       -----        ------        -----          ------       -----
1997
Total capital to risk assets                  $  70.0        13.1%       $  42.7         8.0%          $ 53.4      10.0%
Tier 1 capital to risk assets                    63.3        11.9%          21.4         4.0%            32.1       6.0%
Tier 1 capital to average assets                 63.3         8.0%          31.8         4.0%            39.7       5.0%

1996
Total capital to risk assets                  $  71.1        16.3%       $  34.9         8.0%          $ 43.6      10.0%
Tier 1 capital to risk assets                    65.7        15.1%          17.4         4.0%            26.2       6.0%
Tier 1 capital to average assets                 65.7         9.3%          27.7         4.0%            34.6       5.0%

At year-end 1997, Shoreline was categorized as well capitalized.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 17.  CONDENSED FINANCIAL INFORMATION OF THE PARENT
COMPANY
The condensed financial information of the parent company, Shoreline Financial Corporation, is summarized below.

CONDENSED BALANCE SHEETS

DECEMBER 31                                                                       1997                         1996
                                                                            ---------------              ---------------
ASSETS
   Cash                                                                     $     1,144,727              $       533,737
   Investment in subsidiary                                                      75,808,453                   68,750,811
   Other assets                                                                           0                      137,339
                                                                            ---------------              ---------------
      Total Assets                                                          $    76,953,180              $    69,421,887
                                                                            ===============              ===============
LIABILITIES AND SHAREHOLDERS' EQUITY
   Liabilities                                                              $        70,777              $         3,685
   Shareholders' equity                                                          76,882,403                   69,418,202
                                                                            ---------------              ---------------
      Total Liabilities and Shareholders' Equity                            $    76,953,180              $    69,421,887
                                                                            ===============              ===============

CONDENSED STATEMENTS OF INCOME

YEARS ENDED DECEMBER 31                                            1997                   1996                 1995
                                                              ---------------        ---------------      ---------------
INCOME
   Dividends from subsidiary - cash                           $     4,461,491        $     3,817,098      $    4,212,961
                                                              ---------------        ---------------      --------------
EXPENSE
      Total expense                                                   414,416                317,498             315,838
                                                              ---------------        ---------------      --------------
Income before income tax and undistributed
   subsidiary income                                                4,047,075              3,499,600           3,897,123
Income tax benefit                                                    132,500                 97,000             108,000
Equity in undistributed net income of subsidiary                    6,831,694              6,008,829           4,602,333
                                                              ---------------        ---------------      --------------
   NET INCOME                                                 $    11,011,269        $     9,605,429      $    8,607,456
                                                              ===============        ===============      ==============

CONDENSED STATEMENT OF CASH FLOWS

YEARS ENDED DECEMBER 31                                                   1997                1996              1995
                                                                    ---------------     ---------------    ---------------
Cash flows from operating activities:
Net Income                                                          $    11,011,269     $     9,605,429    $    8,607,456
Adjustments:
   Equity in undistributed income of subsidiary                          (6,831,694)         (6,008,829)        (4,602,333)
   Other                                                                    315,581             (97,805)           (81,063)
                                                                    ---------------     ---------------    ---------------

   Total adjustments                                                     (6,516,113)         (6,106,634)        (4,683,396)
                                                                    ---------------     ---------------    ---------------
Net cash from operating activities                                        4,495,156           3,498,795          3,924,060
Cash flows from financing activities:
   Dividends paid                                                        (5,008,864)         (4,368,023)        (3,734,978)
   Proceeds from shares issued                                            1,124,698             603,029            101,693
                                                                    ---------------     ---------------    ---------------
Net cash from financing activities                                       (3,884,166)         (3,764,994)        (3,633,285)
                                                                    ---------------     ---------------    ---------------
Net change in cash and cash equivalents                                     610,990            (266,199)           290,775
   Cash and cash equivalents at beginning of year                           533,737             799,936            509,161
                                                                    ---------------     ---------------    ---------------
   Cash and cash equivalents at end of year                         $     1,144,727     $       533,737    $       799,936
                                                                    ===============     ===============    ===============

Shoreline Financial Corporation's primary source of revenue is its wholly-owned subsidiary, Shoreline Bank. The payment of dividends by Shoreline Bank is restricted to net profits, as defined by the Michigan Banking Code, then on hand after deducting losses and bad debts, as also defined by the Michigan Banking Code. Accordingly, in 1997, the subsidiary bank may distribute to Shoreline, in addition to 1998 net profits, approximately $34.2 million in dividends without prior approval from bank regulatory agencies.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

NOTE 18. IMPACT OF NEW ACCOUNTING STANDARDS
The Financial Accounting Standards Board (FASB) issued SFAS No. 125, "ACCOUNTING FOR TRANSFERS AND SERVICING OF FINANCIAL ASSETS AND EXTINGUISHMENTS OF LIABILITIES." SFAS No. 125 revises the accounting for transfers of financial assets, such as loans and securities, and for distinguishing between sales and secured borrowings. This pronouncement was effective for some transactions in 1997 and others in 1998. While the affect on the financial statements has not yet been determined, it is not anticipated to have a material impact on Shoreline's financial position or results of operations in 1998.

In June 1997, the FASB issued SFAS No. 130, "REPORTING COMPREHENSIVE INCOME." This Statement establishes standards for reporting and display of comprehensive income and its components (revenue, expenses, gains and losses) in a full set of general-purpose financial statements. This Statement requires that all items that are required to be recognized under accounting standards as components of comprehensive income be reported in a financial statement that is displayed with the same prominence as other financial statements. Income tax effects must also be shown. This Statement is effective for fiscal years beginning after December 15, 1997. The adoption of SFAS No. 130 is not expected to have a material impact on the results of operations or financial condition of the Company.

In June 1997, the FASB issued SFAS No. 131, "DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION." SFAS No. 131 establishes standards for the way that public business enterprises report information about operating segments in annual financial statements and requires that those enterprises report selected information about operating segments in interim financial reports issued to shareholders. It also establishes standards for related disclosures about products and services, geographic areas, and major customers. This Statement is effective for financial statements for periods beginning after December 15, 1997. The adoption of SFAS No. 131 is not expected to have a material impact on the results of operations or financial condition of the Company.

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

MANAGEMENT'S RESPONSIBILITY FOR FINANCIAL STATEMENTS

Management is responsible for the preparation of Shoreline's consolidated financial statements and related information appearing in this annual report. Management believes that the consolidated financial statements fairly reflect the form and substance of transactions and that the financial statements reasonably present Shoreline's financial position and results of operations and were prepared in conformity with generally accepted accounting principles. Management also has included in Shoreline's financial statements, amounts that are based on estimates and judgments which it believes are reasonable under the circumstances.

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

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES
                                                             DIRECTORS

                         SHORELINE FINANCIAL CORPORATION - BOARD OF DIRECTORS

LOUIS A. DESENBERG
ATTORNEY, DESENBERG & COLIP

MERLIN J. HANSON
CHAIRMAN, HANSON GROUP
(A DIVERSIFIED MANUFACTURING COMPANY)

THOMAS T. HUFF
ATTORNEY, VARNUM, RIDDERING, SCHMIDT AND HOWLETT

JAMES E. LEBLANC
RETIRED CHAIRMAN, PRESIDENT AND CEO,
WHIRLPOOL FINANCIAL CORPORATION

L. RICHARD MARZKE
PRESIDENT, PRI-MAR PETROLEUM
(WHOLESALE AND RETAIL DISTRIBUTOR
OF PETROLEUM PRODUCTS)

JAMES F. MURPHY
RETIRED CHAIRMAN AND CEO

DAN L. SMITH
CHAIRMAN OF THE BOARD, PRESIDENT AND CEO

ROBERT L. STARKS
PRESIDENT, KERLEY & STARKS FUNERAL HOMES, INC.

JEFFERY H. TOBIAN
RETIRED PRESIDENT, TOBIAN METALS, INC.

RONALD L. ZILE
RETIRED VICE CHAIRMAN

                                    SHORELINE BANK - BOARD OF DIRECTORS

ARTHUR J. BOLT
RETIRED PRESIDENT, QUALITY REFUSE SERVICE, INC.

DONALD G. BRASCHLER
CHAIRMAN, GOLDEN BROWN BAKERY, INC.

JAMES D. CHRISTENSON
RETIRED PRESIDENT, SAUGATUCK DRUG CO.

LOUIS A. DESENBERG
ATTORNEY, DESENBERG & COLIP

MERLIN J. HANSON
CHAIRMAN, HANSON GROUP
(A DIVERSIFIED MANUFACTURING COMPANY)

RONALD L. HARTGERINK
PRESIDENT, WYCKOFF CHEMICAL COMPANY

THOMAS T. HUFF
ATTORNEY, VARNUM, RIDDERING, SCHMIDT AND HOWLETT

L. RICHARD MARZKE
PRESIDENT, PRI-MAR PETROLEUM
(WHOLESALE AND RETAIL DISTRIBUTOR OF PETROLEUM PRODUCTS)

JAMES F. MURPHY
RETIRED CHAIRMAN AND CEO, SHORELINE FINANCIAL CORP.

DR. GLADYS PEEPLES-BERKS
RETIRED SCHOOL ADMINISTRATOR

DAN L. SMITH
CHAIRMAN, PRESIDENT AND CEO

ROBERT L. STARKS
PRESIDENT, KERLEY & STARKS FUNERAL HOMES, INC.

JOSEPH A. WASSERMAN
PRESIDENT & CEO, LAKELAND REGIONAL HEALTH SYSTEM

RONALD L. ZILE
RETIRED VICE CHAIRMAN

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES
                               OFFICERS

                 SHORELINE FINANCIAL CORPORATION OFFICERS

                              DAN L. SMITH
                 CHAIRMAN OF THE BOARD, PRESIDENT AND CEO

                              WAYNE R. KOEBEL
 EXECUTIVE VICE PRESIDENT, CHIEF FINANCIAL OFFICER, SECRETARY AND TREASURER

                             JAMES R. MILROY
                         EXECUTIVE VICE PRESIDENT


                     SHORELINE BANK EXECUTIVE OFFICERS

                              DAN L. SMITH
                 CHAIRMAN OF THE BOARD, PRESIDENT AND CEO

                             RICHARD D. BAILEY II
                           EXECUTIVE VICE PRESIDENT

                               ROBERT K. BURCH
                           EXECUTIVE VICE PRESIDENT

                               WAYNE R. KOEBEL
               EXECUTIVE VICE PRESIDENT AND CHIEF FINANCIAL OFFICER

                                JAMES R. MILROY
                     EXECUTIVE VICE PRESIDENT AND CASHIER

CHECKING ACCOUNT SERVICES SAVINGS ACCOUNT SERVICES RELATIONSHIP ACCOUNTS TIME DEPOSITS INDIVIDUAL RETIREMENT ACCOUNTS CREDIT SERVICES TRUST SERVICES COMMERCIAL SERVICES

                                                       SHORELINE LOCATIONS

ALLEGAN
128 Locust Street

BARODA
9061 First Street

BENTON HARBOR
834 Nickerson Avenue
100 Oak Street
1882 Pipestone Road
823 Riverview Drive
CASH MACHINES:
Lake Michigan College - 2755 E. Napier Avenue
Meijer - 1920 Pipestone Road

BERRIEN SPRINGS
9190 U.S. 31-33
CASH MACHINE:
Primart Quik Shop and Amoco Station -
  U.S. 31-33

BLOOMINGDALE
101 Spring Street

BRIDGMAN
CASH MACHINE:
McDonald's - 10280 Red Arrow Highway

BUCHANAN
1101 E. Front Street
128 N. Main Street

EAU CLAIRE
6534 Main Street
CASH MACHINE:
Hardings - Pipestone Road

EDWARDSBURG
Gateway Shopping Center

FENNVILLE
125 S. Maple

GALIEN
206 S. Cleveland Avenue

HARTFORD
18 N. Center Street
CASH MACHINE:
Shell Service Station at I-94

MATTAWAN
CASH MACHINE:
Primart Quik Shop and Amoco Station -
  24039 Red Arrow Highway

NILES
1835 S. 11th Street

PAW PAW
212 S. Kalamazoo Street

PORTAGE
1306 W. Centre Avenue

SAUGATUCK
249 Mason Street

SOUTH HAVEN
433 Phoenix Street
Blue Star Memorial Highway and M-43
CASH MACHINES:
Primart Quik Shop and Amoco Station -
  73241 Phoenix Street
Walmart - 03383 73rd

STEVENSVILLE
1711 W. John Beers Road

ST. JOSEPH
720 Pleasant Street
2717 S. State Street
301 State Street
2017 Niles Avenue
2600 S. Cleveland Avenue
CASH MACHINES:
Ace Hardware - 4032 M-139
Berrien County Court House -
  811 Port Street

THREE OAKS
11 E. Linden

PENDING LOCATIONS
COLOMA
209 N. Paw Paw Avenue

GRANGER
16658 Cleveland Avenue


[MAP OF LOCATIONS]






































46








                      [SHORELINE FINANCIAL CORPORATION LOGO]


                         SHORELINE FINANCIAL CORPORATION